Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291034
PROSPECTUS
INNVENTURE, INC.
24,250,470 Shares of Common Stock
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”), or their permitted transferees, of up to 24,250,470 shares of the common stock, par value $0.0001 per share (“Common Stock”), of Innventure, Inc., a Delaware corporation. The shares of Common Stock to which this prospectus relates consist of (i) up to 12,000,000 shares that may be issued upon conversion of convertible debentures (collectively, the “Convertible Debentures”) issued and issuable to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), pursuant to each of the securities purchase agreement, dated September 15, 2025 (“Securities Purchase Agreement”), and the securities purchase agreement, dated March 25, 2025 (the “Existing Purchase Agreement” and, together with the Securities Purchase Agreement, the “Purchase Agreements”), each entered into with Yorkville; (ii) up to 9,000,000 shares that we may issue and sell to Yorkville from time to time, subject to certain limitations and conditions, pursuant to the Standby Equity Purchase Agreement (the “SEPA”), dated October 24, 2023, entered into with Yorkville, in each case with respect to (i) and (ii) subject to the ownership limitations described therein; and (iii) 3,250,470 shares of Common Stock issued and issuable pursuant to the terms of those certain subscription agreements (the “Subscription Agreements”), dated as of October 3, 2025, entered into with certain institutions and accredited investors (the “Subscribers”), consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of warrants (the “Series A Warrants”) to purchase Common Stock held by the Subscribers. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”
The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices, prices related to prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to the remaining approximately $67.0 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the registration statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA and the Purchase Agreements, which impose additional limitations and conditions upon our ability to access the SEPA, and (ii) de minimis gross proceeds upon exercise of the Series A Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
Our Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “INV.” On November 11, 2025, the last reported sales price of our Common Stock was $4.08 per share.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 12.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 12, 2025

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 24,250,470 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, except with respect to (i) up to the remaining approximately $67.0 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the registration statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA and the Purchase Agreements, which impose further limitations and conditions upon our ability to access the SEPA, and (ii) de minimis gross proceeds upon exercise of the Series A Warrants, to the extent such warrants are exercised for cash.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.
On October 2, 2024 (the “Closing Date” or “Closing”), Learn CW Investment Corporation, a Cayman Islands exempted company (both prior to and after the Closing Date, “Learn CW”) and Innventure LLC, a Delaware limited liability company (“Innventure LLC”), consummated the previously announced business combination (“Business Combination”) with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware

limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub”). Following the Closing, each of Learn CW and Innventure LLC are subsidiaries of Holdco, and Holdco became a publicly traded company. At the Closing, Holdco changed its name to “Innventure, Inc.” Innventure, Inc.’s Common Stock is listed on NASDAQ under the symbol “INV”.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Innventure,” “Holdco,” “we,” “us,” “our” and similar terms refer to Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.) and its consolidated subsidiaries. References to “Learn CW” refer to Learn CW Investment Corporation.
This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements other than those of historical fact, including statements about the Company’s business model, the financial condition, results of operations, earnings outlook and its Operating Companies’ (as defined below) prospects. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this prospectus. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The risks and uncertainties include, but are not limited to, those factors discussed and identified in other public filings made with the SEC by the Company and the following:
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expectations regarding Innventure’s and the Innventure Companies’ (as defined below) ability to execute on strategies and achieve future financial performance, including their respective future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Innventure’s ability to invest in growth initiatives;

•	the implementation, market acceptance and success of Innventure’s and the Innventure Companies’ business models and growth strategies;
•	Innventure’s and the Innventure Companies’ future capital requirements and sources and uses of cash;
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sustained unfavorable economic or other conditions which could cause the need for Innventure to evaluate and potentially record additional impairment charges for all, or a portion of, its goodwill and other intangible assets;

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Innventure’s future capital requirements and sources and uses of cash, including: (i) Innventure’s ability to obtain funding for its operations and future growth; and (ii) Innventure’s ability to continue as a going concern;

•	Innventure’s ability to maintain control over the Innventure Companies;
•	Innventure’s ability to meet the various conditions imposed by, and to satisfy its obligations to, the WTI Lenders (as defined below), under the WTI Facility (as defined below);
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Innventure’s access to funds under the SEPA (as defined herein) with Yorkville, including ownership limitations, issuances and subscriptions based on trading volumes, and Innventure’s ability to continue to access the funds available under the SEPA or the Securities Purchase Agreement and related, unissued New Convertible Debentures due to certain conditions, restrictions and limitations set forth therein;

•	certain restrictions and limitations set forth in Innventure’s debt instruments, which may impair Innventure’s financial and operating flexibility;
•	Innventure’s and the Innventure Companies’ ability to generate liquidity and maintain sufficient capital to operate as anticipated;

•	Innventure’s and the Innventure Companies’ ability to obtain funding for their operations, future growth and to continue as going concerns;
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the risk that the technology solutions that Innventure and the Innventure Companies license or acquire from third parties or develop internally may not function as anticipated or provide the benefits anticipated;

•	developments and projections relating to Innventure’s and the Innventure Companies’ competitors and industry;
•	the ability of Innventure and the Innventure Companies to scale the operations of their respective businesses;
•	the ability of Innventure and the Innventure Companies to establish substantial commercial sales of their products;
•	the ability of Innventure and the Innventure Companies to compete against companies with greater capital and other resources or superior technology or products;
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Innventure and the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their respective products and the numerous regulatory requirements generally applicable to their businesses;

•	the outcome of any legal proceedings against Innventure or the Innventure Companies;
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Innventure’s ability to find future opportunities to license or acquire breakthrough technology solutions from MNCs (as defined below) or other third parties (collectively, “Technology Solutions Providers”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future Technology Solutions Providers;

•	the risk that the launch of new companies distracts Innventure’s management from its subsidiaries and their respective operations;
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the risk that Innventure may be deemed an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), which would impose burdensome compliance requirements and restrictions on its activities;

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Innventure’s ability to sufficiently protect the intellectual property (“IP”) rights of itself and its Operating Companies, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the IP of third parties;

•	the risk of a cyber-attack or a failure of Innventure’s information technology and data security infrastructure;
•	geopolitical risk and changes in applicable laws or regulations, including with respect to foreign trade policy and tariffs;
•	potential adverse effects of other economic, business, and/or competitive factors;
•	operational risks related to Innventure and the Innventure Companies, which have limited or no operating history; and
•	the limited liquidity and trading of Innventure’s securities.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable law.
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PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 12 and the financial statements and related notes included in this prospectus.
The Company
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions that we acquire or license from technology innovators. These technology innovators are typically multinational corporations (“MNCs”) but need not be MNCs. In connection with the founding of a new company, we look to establish a collaborative relationship with at least one MNC that (1) has expressed a need for, and an interest in using or distributing, the specific technology that we intend to commercialize and (2) that we expect will become a channel partner capable of providing a path to market adoption, distribution and/or revenue for the new company. This collaborating MNC, which we refer to as a channel partner, may be the entity from which we source the technology or it may be an unrelated entity. As owner-operators, our goal is to take what we believe to be breakthrough technologies from evaluation to scaled commercialization utilizing an approach designed to help mitigate risk in collaboration with the MNCs (our channel partner(s)) as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. We define “disruptive” as innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets and/or consumers operate.
Innventure has launched four such companies since its inception: PureCycle Technologies, Inc. (“PureCycle” or “PCT”) in late 2015 (NASDAQ: PCT, technology initially sourced from The Procter & Gamble Company (“P&G”)), AeroFlexx, LLC (“AeroFlexx” or “AFX”) in 2018 (technology sourced from P&G), Accelsius Holdings LLC (“Accelsius” or “ACC”) in 2022 (technology initially sourced from Nokia Corporation (“Nokia”)), and Refinity Olefins, LLC (“Refinity”) in 2024 (technology initially sourced from the VTT Technical Research Centre of Finland (“VTT”); collaboration agreement with The Dow Chemical Company (“Dow”) signed). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle. We refer to AeroFlexx, Accelsius and Refinity as “Innventure Companies” and to the Innventure Companies along with those subsidiary companies that Innventure may found, fund, and operate going forward as the “Operating Companies.”
Background
On the Closing Date, Learn CW and Innventure LLC consummated the Business Combination pursuant to the terms of the Business Combination Agreement previously entered into on October 24, 2023 (the “Business Combination Agreement”). Following the Closing, both Learn CW and Innventure LLC became subsidiaries of Holdco, and Holdco changed its name to “Innventure, Inc.” and became a publicly traded company. The Business Combination has been accounted for using the acquisition method of accounting. The Company determined the accounting acquirer to be Holdco. Accordingly, the Company recorded assets acquired, liabilities assumed and non-controlling interest at their acquisition date fair values and recognized goodwill.
Our Common Stock is listed on NASDAQ under the symbol “INV”.
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA and subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $75.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on the Closing Date and continuing for a term of three years.
The Company agreed, and paid, to YA Global II SPV, LLC, a subsidiary of Yorkville (i) a structuring fee in the amount of $25,000 and (ii) commitment fee in an amount equal to $375,000 (the “Commitment Fee”).
Each advance the Company issues in writing to Yorkville under the SEPA (each, an “Advance,” and notice of such request, an “Advance Notice”) may be in an amount of Common Stock up to the greater of

(i) $10.0 million or (ii) the aggregate daily trading volume of Common Stock for the five trading days prior to the Company requesting an Advance. The purchase price for the shares of Common Stock set forth in the Advance is determined by multiplying the market price of Common Stock by either (a) 95% of the daily volume weighted average price (“VWAP”) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. The applicable pricing period depends on the type of Advance Notice selected by the Company under the SEPA. As discussed below, the Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville.
Any purchase under an Advance would be subject to certain limitations and conditions, depending on selections set forth in the applicable Advance, including the following:
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Ownership Limitation: Yorkville shall not purchase or acquire any shares of Common Stock pursuant to the SEPA that would result in it and its affiliates (on an aggregated basis) beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Common Stock;

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Registration Limitation: In no event shall an Advance exceed the amount of shares of Common Stock registered under an effective registration statement that provides for the resale from time to time of the shares of Common Stock sold pursuant the SEPA;

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Volume Limitation: In certain instances, if the total number of Common Stock traded on NASDAQ during the applicable period is less than a specified threshold, then the number of shares issued and sold by the Company under the Advance will be limited to the greater of (a) 35% of the trading volume during the applicable period or (b) the number of shares of Common Stock sold by Yorkville during the applicable period (in each case not to exceed the amount specified in the Advance and the other limitations under the SEPA); and

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Minimum Acceptable Price: If the Company notifies Yorkville of a minimum acceptable price (“MAP” as defined in the SEPA), then, if during the applicable period the VWAP of the Common Stock is below the specified MAP or there is no VWAP, the amount of Common Stock set forth in the Advance will be reduced by one third (1/3rd); provided, however, that this lower amount may be increased if certain conditions are met.

The SEPA will automatically terminate on the earliest to occur of (i) November 1, 2027 or (ii) the date on which Yorkville shall have made payment of Advances equal to $75.0 million. As of October 21, 2025, the Company has issued Yorkville 1,206,566 shares of Common Stock for a total amount of $7,849,798.79 pursuant to the terms of the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock must be issued and the Company has paid all amounts owed to Yorkville pursuant to the SEPA.
In addition, as provided by the Securities Purchase Agreement, for so long as any amounts remain outstanding under the Convertible Debentures, unless otherwise agreed by Yorkville: (A) the Company shall not submit an Advance Notice prior to January 15, 2026 (the date this is four months from September 15, 2025); (B) thereafter, the Company may submit an Advance Notice provided that an Amortization Event (as defined in the Convertible Debentures) has not occurred, or has occurred but is not continuing, and certain other conditions have been satisfied under the Convertible Debentures; and (C) notwithstanding the limitations set forth in (A) and (B) above, if an Amortization Event has occurred and is continuing, the Company may submit an Advance Notice provided that (1) the Company requests an Option 2 Pricing Period (as defined in the SEPA) in such Advance Notice and (2) all of the proceeds from such Advance Notice shall be used to satisfy payments due or coming due pursuant to the Convertible Debentures.
Yorkville Convertible Debentures
Existing Convertible Debentures
On March 25, 2025, the Company entered into the Existing Purchase Agreement with Yorkville, in connection with the issuance and sale by the Company of Convertible Debentures issuable in an aggregate principal amount of up to $30,000,000 (the “Existing Convertible Debentures”), which Existing Convertible Debentures are convertible into shares of the Company’s Common Stock (as converted, the “Existing Conversion

Shares”). Pursuant to the Existing Purchase Agreement, Yorkville purchased, and the Company issued, $20,000,000 in aggregate principal amount of Existing Convertible Debentures in one Convertible Debenture (the “First Convertible Debenture”), on April 14, 2025 (the “Existing Debentures First Closing Date”) and an additional $10,000,000 in aggregate principal amount of Existing Convertible Debentures in one Convertible Debenture (the “Second Convertible Debenture”) on May 15, 2025 after both (i) a registration statement was filed with the SEC registering the resale of the Existing Conversion Shares and was declared effective by the SEC and (ii) the Company received stockholder approval through irrevocable proxies of the Company’s stockholders to, by a majority of the voting power of the Company, issue Existing Conversion Shares and shares issuable pursuant to the SEPA in excess of the Exchange Cap (as defined in the SEPA). Approximately $8,000,000 of the Existing Convertible Debentures currently remains outstanding.
The Existing Convertible Debentures do not bear interest unless an event of default occurs and remains uncured, upon which the Existing Convertible Debentures will bear interest at an annual rate of 18.0%. The Existing Convertible Debentures will mature on July 14, 2026 (the “Existing Debentures Maturity Date”). The First Convertible Debenture resulted in gross proceeds to the Company of approximately $18,000,000, representing an original issue discount of 10%. The Second Convertible Debenture resulted in gross proceeds to the Company of approximately $9,000,000, representing an original issue discount of 10%. Prior to the Amendment (as defined below), the Company was required to make monthly cash payments of principal in amounts between $1,000,000 and $3,000,000 (per the schedule set forth in the Existing Convertible Debentures) plus a payment premium of 5% and all accrued and unpaid interest as of the date of such installment. Such payments commenced 30 days following the date of issuance of the applicable Convertible Debenture and continued until the September Payment (as defined below) on September 15, 2025. In addition, no conversion is permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
The Existing Convertible Debentures provide the Company, subject to certain conditions, with an optional redemption right pursuant to which the Company, upon 10 trading days’ prior written notice to Yorkville (the “Redemption Notice”), can redeem in cash, in whole or in part, all amounts outstanding under the Existing Convertible Debentures prior to the Existing Debentures Maturity Date. The redemption amount is equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 5% of the principal amount being redeemed if completed on or before the twelve month anniversary of the issuance date, or 10% of the principal amount being redeemed if completed after the twelve month anniversary of the issuance date, plus all accrued and unpaid interest as of the date of such redemption.
On June 4, 2025, Yorkville and the Company entered into an amendment to the Existing Convertible Debentures, pursuant to which the parties agreed to amend the definition of “Conversion Price.” On September 15, 2025, Yorkville and the Company entered into an additional amendment (the “Amendment”) to the Existing Convertible Debentures, pursuant to which the parties agreed to (i) remove the monthly cash payments set forth in the Existing Convertible Debentures in Section 1(c) and Exhibit I, following the repayment of the approximately $2,000,000 due on September 14, 2025 pursuant to the Existing Convertible Debentures (the “September Payment”), which September Payment did not include any premium and was deducted from the gross proceeds received by the Company from the issuance of the Third Convertible Debenture (as defined below) on September 15, 2025; (ii) introduce cash payments only in connection with an Amortization Event (as defined in the Convertible Debentures); (iii) amend the definition of “Conversion Price” as set forth in Section 12(n) of the Existing Convertible Debentures to track the definition of Conversion Price under the New Convertible Debentures (as defined below), with a floor price of $1.59, the price equal to 20% of the Minimum Price (as calculated pursuant to the rules of the NASDAQ) of the Common Stock as of March 25, 2025, the date of the Existing Purchase Agreement; and (iv) institute a cap on the number of Existing Conversion Shares if the issuance of such Common Stock would exceed the aggregate number of Common Stock that the Company may issue in compliance with the Company’s obligations under the rules or regulations of the NASDAQ (the “Amendment Exchange Cap”). The Amendment Exchange Cap will not apply if the Company obtains the approval of its stockholders as required by the applicable rules of the NASDAQ for issuances of Common Stock in excess of such amount, or if the Company obtains a written opinion from outside counsel to the Company that such stockholder approval is not required. The Company also agreed to take all steps necessary to allow Yorkville to continue to utilize a registration statement that the Company previously filed, and is currently effective, to register the resale of the shares issued upon conversion of the Existing Convertible Debentures.

New Convertible Debentures
On September 15, 2025, the Company entered into the Securities Purchase Agreement with Yorkville, in connection with the issuance and sale by the Company of Convertible Debentures issuable in an aggregate principal amount of up to $15,000,000 (the “New Convertible Debentures”), which New Convertible Debentures will be convertible into shares of the Company’s Common Stock (as converted, the “Conversion Shares”). Pursuant to the Securities Purchase Agreement, Yorkville purchased, and the Company issued, $10,000,000 in aggregate principal amount of New Convertible Debentures (the “Third Convertible Debenture”) on September 15, 2025, upon satisfaction of certain closing conditions in the Securities Purchase Agreement (the “First Closing Date”). The Third Convertible Debenture resulted in gross proceeds to the Company of approximately $7,000,000, representing an original issue discount of 10% and including the $2,000,000 September Payment. Yorkville will purchase and the Company will issue an additional $5,000,000 in aggregate principal amount of New Convertible Debentures (the “Fourth Convertible Debenture”) on the first business day after the date the registration statement, of which this prospectus is a part, is filed with the SEC registering the resale of the Conversion Shares is declared effective by the SEC (the “Second Closing”).
The New Convertible Debentures bear interest at an annual rate of 5.0% unless an event of default occurs and remains uncured, upon which the New Convertible Debentures will bear interest at an annual rate of 18.0%. The New Convertible Debentures will mature on September 15, 2026, the date that is 12 months from the date of the First Closing Date (the “Maturity Date”) and, upon completion of the Second Closing, will result in gross proceeds to the Company of approximately $11,500,000 (including the original issue discount of 10% and the $2,000,000 September Payment).
The New Convertible Debentures are convertible at the option of the holder into Common Stock equal to the applicable Conversion Amount (as defined below) divided by the Conversion Price (as defined below). The conversion price for the New Convertible Debentures will be the lower of (i) $7.00 per share of Common Stock (the “Fixed Price”) or (ii) 95% of the lowest daily VWAP of the Common Stock during the five consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”) and the applicable purchase price, the “Conversion Price”), but which Variable Price shall not be lower than the “Floor Price” then in effect. The “Floor Price” is $1.16, the price equal to 20% of the Minimum Price (as calculated pursuant to the rules of the NASDAQ) of the Common Stock. Any portion of the New Convertible Debentures may be converted at any time and from time to time, subject to the SPA Exchange Cap (as defined below). The conversion amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the New Convertible Debentures as of such conversion, with fractional shares rounded up (the “Conversion Amount”). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
The Company shall not issue any Common Stock upon conversion of the New Convertible Debentures held by Yorkville if the issuance of such Common Stock underlying the New Convertible Debentures would exceed the aggregate number of shares of Common Stock that the Company may issue upon conversion of the Convertible Debentures in compliance with the Company’s obligations under the rules or regulations of NASDAQ (the “SPA Exchange Cap”). The SPA Exchange Cap will not apply if the Company obtains the approval of its stockholders as required by the applicable rules of the NASDAQ for issuances of Common Stock in excess of such amount.
Pursuant to the Securities Purchase Agreement, within 90 calendar days of the First Closing Date, the Company is required to hold a special meeting of stockholders providing for the approval of, and obtain the approval of, (i) the issuance of the New Convertible Debentures and the Maximum Conversion Shares (as defined in the Securities Purchase Agreement) without regard to the SPA Exchange Cap in compliance with the rules and regulations of the NASDAQ and (ii) the issuance of the Existing Conversion Shares without regard to the Amendment Exchange Cap in compliance with the rules and regulations of the NASDAQ in accordance with the amendments to the Conversion Price as set forth in the Amendment, with the recommendation of the Company’s board of directors (“Board”) that such proposals be approved.
The Company will not be required to make monthly cash payments pursuant to the New Convertible Debentures unless an Amortization Event (as defined in the New Convertible Debentures) has occurred, and then the Company will make monthly cash payments each month until the earlier of (i) the entire outstanding amount under the New Convertible Debentures has been repaid or (ii) the Amortization Event ceases, as provided in the New Convertible Debentures. An “Amortization Event” means (i) the daily VWAP of the Company’s Common Stock is lower than the Floor Price for any five of seven consecutive trading days, (ii) the Company has issued in excess of 99% of the Common Stock available under the SPA Exchange Cap, or (iii) Yorkville is unable to use this registration statement for a period of 20 consecutive trading days. The monthly cash payments will be in an amount equal to 10% of the original principal amount (or the outstanding principal amount of the New Convertible Debentures if lower than such amount), plus a payment premium of 5% and all accrued and unpaid interest as of the date of such payment. Such Amortization Event payments will commence 15 days following the Amortization Event.
If the VWAP of the Common Stock is less than the Fixed Price, then the New Convertible Debentures provide the Company, subject to certain conditions, with an optional redemption right pursuant to which the Company, upon 10 trading days’ prior written notice to Yorkville, may redeem in cash, in whole or in part, all amounts outstanding under the New Convertible Debentures prior to the Maturity Date. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 10% of the principal amount being redeemed, plus all accrued and unpaid interest as of the date of such redemption.
PIPE Investment
On October 3, 2025, the Company entered into the Subscription Agreements with the Subscribers, pursuant to which the Company agreed to issue to the Subscribers, in a private placement, an aggregate of 1,625,235 shares of Common Stock and Series A Warrants to purchase an aggregate of 1,625,235 shares of Common Stock (the “Warrant Shares”) at a price of $6.00 per share of Common Stock and one Series A Warrant (the “PIPE Investment”). The Series A Warrants have an exercise price of $8.00 per share, will be exercisable at any time on or after April 6, 2026 (the calendar day following the six month anniversary of the date of issuance), will expire on October 3, 2030 and are redeemable by the Company at a price of $0.01 per Series A Warrant if the last sales price of the Common Stock has been equal to or greater than $15.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any twenty (20) trading days within a thirty (30) trading day period commencing after the Series A Warrants become exercisable. The sales of the securities pursuant to the Subscription Agreements closed on October 3, 2025. The gross proceeds to the Company from the PIPE Investment are approximately $9.75 million before deducting fees and other estimated offering expenses.
Recent Developments
Accelsius Convertible Notes
In August and September of 2025, Accelsius issued unsecured convertible promissory notes, in an aggregate principal amount of approximately $7,300,000. The unsecured convertible promissory notes bear interest at the rate of 6.5% per annum on the principal amount and were repayable on demand by the lenders on or after the two-year anniversary of the issuance date. The unsecured convertible promissory notes were subordinated in right of payment to the prior payment in full in cash or conversion, as applicable, of the WTI Facility, the Convertible Debentures, the Term Convertible Notes, the Related Party Convertible Notes and the indebtedness of Accelsius owed to Innventure LLC. The unsecured convertible promissory notes were automatically convertible after the first future preferred equity issuance by Accelsius raising at least $5,000,000 in gross cash proceeds from unaffiliated investors (the “Next Funding Round”), into the units of the same series sold in the Next Funding Round at 80% of the purchase price for such units. The unsecured convertible promissory notes, including certain interests amounts, automatically converted into Series B-2 Units of Accelsius in connection with the investment by JCI (as defined below). Such Series B-2 Units are identical to the Series B-1 Units described below, except with respect to issue price and conversion price, each of which is 80% of the JCI Issue Price (as defined below) and, initially though subject to possible later adjustment, the JCI Conversion Price (as defined below), respectively. Concurrently with the conversion, the Company issued warrants to the lenders exercisable for Accelsius’ Series B-2 Units. These warrants are exercisable for 0.5 Series B-2 Units for every 1 Series B-2 Unit that was issued as part of the conversion. The exercise price for the warrants was set at 120% of the price the units in the Next Funding Round are sold.

JCI Investment in Accelsius
On October 2, 2025 (the “JCI Closing” or “JCI Closing Date”), Accelsius issued and sold to Johnson Controls, Inc., a Wisconsin corporation (“JCI”), 685,163 units of Accelsius’s Series B-1 Units (the “Series B-1 Units”). The gross proceeds to the Company from the JCI Closing were approximately $25,000,000 before deducting financial advisor fees and other estimated offering expenses.
Accelsius will use the proceeds from the sale of the Series B-1 Units for general company purposes. Upon consummation of the JCI Closing, certain outstanding convertible notes and other indebtedness of Accelsius that is automatically convertible into equity securities of Accelsius automatically converted into equity securities of Accelsius in accordance with their terms (please see the “Accelsius Convertible Notes” disclosure above). The Series B-1 Units are convertible at any time and from time to time into Accelsius’s Class A Comon Units by dividing the Series B-1 Unit’s JCI Issue Price (as defined below) by the JCI Conversion Price (as defined below) in effect at the time of conversion. The “JCI Issue Price” means $36.4877 per unit, subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization with respect to the applicable Series B-1 Units. The “JCI Conversion Price” shall initially equal $36.4877 and will be subject to certain adjustments.
In connection with the Closing, Accelsius amended its limited liability company agreement (“Operating Agreement”) to provide for certain rights to JCI with respect to the Series B-1 Units.
Management Rights
For so long as JCI and its affiliates continue to beneficially own an aggregate of at least 50% of the Series B-1 Units purchased by JCI (subject to appropriate adjustment for any unit splits, unit dividends, combinations, recapitalizations and the like or any conversion), JCI will be entitled to designate and remove one director (the “Preferred Director”). Each director will be entitled to one vote on all matters that come before the board of directors of Accelsius (the “Board”). The Preferred Director will be entitled in such person’s discretion to be a member of any committee of the Board or of the board of directors or managers of any subsidiary of Accelsius.
No action shall be taken by the Board or any officer on behalf of Accelsius with respect to any Preferred Decision (as defined in the Operating Agreement) without the approval of the Preferred Director. Such “Preferred Decisions” include, among others, (i) any amendment of any provision of the Operating Agreement that would adversely affect the special rights, powers, or preferences of the Series B-1 Units, (ii) the incurrence or guarantee of indebtedness by Accelsius in excess of $20,000,000 in a single transaction or series of related transactions, (iii) the creation of any new class or series of units that would rank senior or pari passu to the Series B-1 Units, and (iv) an increase in the authorized number of Accelsius’s Class A Common Units, Class C Units, or any series of preferred units.
Preemptive Rights; Right of First Refusal; Right of Co-Sale
Subject to certain exceptions and conditions, (i) JCI has preemptive rights to purchase its proportional share of new equity issuances by Accelsius, with oversubscription rights for unsubscribed amounts; (ii) holders of Accelsius units seeking to transfer their units in response to an offer (the “Transfer Notice”) must first offer such units in writing to Accelsius and then to JCI on the same terms as the Transfer Notice (the “Right of First Refusal”); and (iii) if any such units are not purchased under the Right of First Refusal and are to be sold to a transferee named in such Transfer Notice, JCI may exercise a pro rata right of co-sale pursuant to the Operating Agreement on the same terms and conditions specified in the Transfer Notice.
Information Rights and Inspection
JCI has the right, at JCI’s expense, to examine Accelsius’s books of account and records and discuss Accelsius’s affairs with its officers, subject to confidentiality or trade secret and privilege protection and competitive sensitivity limitations. Additionally, JCI has the right to receive annual audited financials, quarterly unaudited financials and quarterly capitalization information within specified periods of time.
Restrictions on Transfer
Accelsius’s preferred units, including its Series B-1 Units, and certain of Accelsius’s Class A Common Units (“Registrable Securities”) may not be sold, pledged, or otherwise transferred, and Accelsius may issue stop-transfer instructions, subject to certain conditions to ensure compliance with U.S. securities laws and regulations, and any proposed transferee of the Registrable Securities must agree to hold such securities subject to the provisions and conditions in the Operating Agreement.
Registration Rights
Holders of a majority of Registrable Securities have received certain customary registration rights, subject to customary deferrals and frequency limits, as set forth in the Operating Agreement. Additionally, JCI has the right to participate in company initiated registrations, subject to underwriter cutbacks.
Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act (as defined below). As such, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of (1) December 21, 2026, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.235 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
The mailing address of our principal executive office is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827, and our telephone number is (321) 209-6787.

THE OFFERING
Issuer
Innventure, Inc.
Shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders named herein or their permitted transferees
Up to 24,250,470 shares of Common Stock, which includes (i) up to 12,000,000 shares of Common Stock that may be issued upon conversion of the Convertible Debentures issued and issuable to Yorkville pursuant to the Purchase Agreements; (ii) up to 9,000,000 shares of Common Stock that we may issue and sell to Yorkville from time to time, subject to certain limitations and conditions, pursuant to the SEPA, in each case with respect to (i) and (ii) subject to the ownership limitations described therein; and (iii) 3,250,470 shares of Common Stock pursuant to the Subscription Agreements, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares of Common Stock that may be issued upon exercise of the Series A Warrants.
Shares of Common Stock outstanding (excluding shares issuable upon exercise of the Series A Warrants)
58,046,433 (as of October 14, 2025)
Use of proceeds
We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to approximately $67.0 million in remaining aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the registration statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA and the Purchase Agreements, which impose additional limitations and conditions upon our ability to access the SEPA, and (ii) de minimis gross proceeds upon exercise of the Series A Warrants, to the extent such warrants are exercised for cash.
We will not receive any proceeds from the exercise of Series A Warrants on a cashless basis.
We will bear all costs, expenses and fees in connection with the registration of our Common Stock hereunder. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their sales of our Common Stock.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the issuance of shares to Yorkville pursuant to the SEPA and the exercise of Series A Warrants, if applicable, for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness, subject to certain conditions and restrictions in the Purchase Agreements relating to the use of proceeds from issuances pursuant to the SEPA.
Exercise price of Series A Warrants
$8.00 per share of Common Stock
NASDAQ Global Market symbol
“INV”
Risk factors
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 12 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our Common Stock.

SUMMARY OF RISK FACTORS
Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. Some of these principal risks include the following:
•	Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
•
There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.

•
Innventure’s principal revenues are expected to be earned in the future through its Operating Companies, including through AeroFlexx, Accelsius and Refinity, and Innventure depends on its Operating Companies for cash.

•	Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from Technology Solutions Providers.
•	The Innventure Companies are currently early commercial stage companies that may never achieve or sustain profitability.
•
If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by technology providers or have disagreements with those technology providers, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.

•	The WTI Facility may impair Innventure LLC’s, Innventure’s and the Operating Companies’ financial and operating flexibility.
•	It is not possible to predict the extent to which Innventure will, intends to, or may rely on Yorkville and the SEPA as a source of funding.
•
It is not possible to predict the actual number of shares Innventure will sell under the SEPA or issue under the Convertible Debentures to Yorkville, or the actual gross proceeds resulting from those sales, if applicable.

•
Innventure’s pursuit of new business strategies and acquisitions could disrupt its ongoing business, present risks not originally contemplated and materially adversely affect its business, reputation, results of operations and financial condition.

•	The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.
•	Volatility in Innventure’s share price could subject Innventure to securities class action litigation.
•	Future sales of shares of our Common Stock or other equity may depress its stock price.
•
Provisions in our Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

•
Innventure is an emerging growth company and smaller reporting company, and Innventure cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

•	Future offerings of debt or offerings or issuances of equity securities by the Innventure may adversely affect the market price of the Common Stock or otherwise dilute all other stockholders.
•
If Innventure’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, Innventure’s results of operations could be adversely affected.

•
The Company has identified material weaknesses in its internal controls over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Innventure’s ability to timely or accurately report its financial condition or results of operations following the consummation of the Business Combination.

•
If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.

•	AFX, Accelsius and Refinity are early-stage companies, and their limited operating histories makes it difficult to evaluate their future prospects and the risks and challenges they may encounter.
•	Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
•
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products and Refinity’s plastic waste recycling process because they are based on relatively novel and complex technology.

•
The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.

•
AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.

•	Innventure may be unable to sufficiently protect the IP rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the IP of third parties.
•
Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.

•	Changes in U.S. or foreign trade policies, including additional tariffs or global trade conflicts, may adversely impact our business and operating results.
•	Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.

RISK FACTORS
You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our Common Stock. The market price of our Common Stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including the consolidated financial statements of Innventure and the accompanying notes. Innventure’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.
Risks Related to Innventure’s Business
Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
Innventure and the Innventure Companies expect to require additional financing to fund their operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Innventure and the Innventure Companies. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than Common Stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect their business. In addition, Innventure may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Innventure on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Innventure and the Innventure Companies to operate their businesses or implement their growth plans.
There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.
Innventure LLC’s historical financial statements have each been prepared under the assumption that the Company will continue as a going concern. The independent registered public accounting firm for Innventure LLC issued a report on the audited financial statements for the years ended December 31, 2024 and December 31, 2023 for Innventure LLC that includes an explanatory paragraph expressing substantial doubt in Innventure LLC’s ability to continue as a going concern for one year from the date of such report. The ability of Innventure to continue as a going concern is dependent on the Company’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Its financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of Innventure to continue as a going concern may adversely affect its ability to obtain such debt or equity financing on reasonable terms or at all, or to secure new customers or relationships, including relationships with Technology Solutions Providers. Additionally, if Innventure is unable to continue as a going concern, investors, including holders of Common Stock, may lose some or all of their investment.
Innventure’s principal revenues are expected to be earned in the future through its Operating Companies, including through AeroFlexx, Accelsius and Refinity, and Innventure depends on its Operating Companies for cash.
Innventure’s principal operation is to partner with Technology Solutions Providers to acquire new IP through newly-created entities where Innventure supports the initial funding and management of the company. Innventure also conducts operations through its subsidiaries, including the investment management services provided to the ESG Fund (as defined below). Innventure’s ability to generate cash to meet its obligations or to pay dividends will be highly dependent on the earnings of, and receipt of funds from, these investment management services and its equity ownership interests in the Innventure Companies. The ability of the Innventure Companies to generate sufficient revenue from future operations to allow Innventure and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of Innventure’s control. Innventure cannot assure you that the cash flow and future earnings of the Innventure Companies will be adequate for the Innventure Companies to service any corporate obligations or operating needs. If the Innventure Companies do not generate sufficient cash flow from future operations to satisfy corporate obligations and operating needs, Innventure may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Innventure cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of Innventure’s various debt instruments then in effect. Innventure’s inability to generate sufficient cash flow from the Innventure Companies to satisfy its obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and results of operations. Furthermore, Innventure and the Innventure Companies may incur substantial additional indebtedness in the future that may severely restrict or prohibit the Innventure Companies and other Operating Companies from making distributions, paying dividends or making loans to Innventure.
Innventure’s business model is to launch Operating Companies, which are not guaranteed to succeed and could be very costly.
There can be no assurance that the Operating Companies that Innventure has launched and may launch in the future will succeed, and the Operating Companies’ future financial performance is uncertain. The Operating Companies could be very costly for Innventure and could distract Innventure’s management from its other operations.
Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from Technology Solutions Providers.
Innventure relies on its ability to identify and acquire breakthrough technology solutions from Technology Solutions Providers to create and operate new entities that generate future revenues. If Innventure is unable to reach agreements with Technology Solutions Providers on acceptable terms for license or acquisition of IP related to certain technology solutions, Innventure may have to curtail the founding and operating of Operating Companies. If Innventure fails to identify and acquire further technology solutions to form the basis of new Operating Companies and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities required to make those companies and the acquired technology solutions commercially viable, Innventure’s business, financial condition, results of operations and prospects may be materially and adversely affected.
The Innventure Companies are currently early commercial stage companies that may never achieve or sustain profitability.
Innventure is in the process of commercializing the technology solutions around which the Innventure Companies are built. The Innventure Companies rely principally on the commercialization of these technology solutions to generate future revenue growth. These product offerings and partnering revenues are in their very early stages. The Innventure Companies are early commercial stage companies that evaluate various strategies to achieve their financial goals and commercialization objectives on an ongoing basis. If demand for products and services offered by the Innventure Companies does not increase as quickly as planned, Innventure and the Innventure Companies may be unable to generate material revenue or increase revenue levels as expected.
Innventure and the Innventure Companies are not currently profitable. Even if the Innventure Companies succeed in increasing adoption of their products and services by target markets, maintaining and creating relationships with existing and new suppliers and customers, market conditions, particularly related to supply and customer acquisition costs, including costs associated with tariffs, may result in the Innventure Companies not generating sufficient revenue to achieve or sustain profitability. Should the Innventure Companies fail to generate sufficient revenue to meet their operational needs or achieve profitability, Innventure may be required to make additional investments in them that could adversely impact its own operations and growth plans.
If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by technology providers or have disagreements with those technology providers, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.
Under the terms of Innventure’s and the Innventure Companies’ agreements with P&G, Nokia, and VTT and any agreements they may enter with future technology providers, they may be required to obtain or provide certain permits, licenses or other authorizations, provide certain fiscal indemnification to their technology providers and meet various other terms and conditions. If Innventure and the Innventure Companies fail to comply with the terms and conditions of the applicable MNC agreement, they may incur liabilities to their technology providers under the applicable MNC agreement. In that situation, the damages Innventure and the Innventure Companies would be subject to would be quantified either by the applicable courts or by third-party valuation firms. If one or more of these MNC agreements is terminated, Innventure’s ability to license other technologies from existing or future technology providers could be impeded and the underlying value of Innventure’s business could decline significantly.
The WTI Facility may impair Innventure LLC’s, the Company’s and the Operating Companies’ financial and operating flexibility.
The WTI Facility provides for a term loan facility in an aggregate principal amount of up to $50 million, of which (i) the First Tranche was made available after October 22, 2024 and through November 15, 2024; (ii) the Second Tranche was made available after November 1, 2024 and through November 30, 2024; and (iii) the Third Tranche was made available after December 31, 2024 and through January 31, 2025 (provided that up to $7.5 million of the Third Tranche was made available until March 31, 2025).
On November 15, 2024, Innventure made an initial draw under the WTI Facility in the amount of $20 million. The receipt of any additional funds under the WTI Facility was subject to the satisfaction of certain conditions by certain deadlines, including, without limitation, with respect to the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time. As of the date of this prospectus, the funds under each of the Second Tranche and the Third Tranche are no longer available to the Company; however, the WTI Lenders agreed that if certain conditions are met, then the WTI Lenders would work with Innventure in good faith to, among other things, extend the time periods in which the Second Tranche and the Third Tranche are available. As of the date of this prospectus, such conditions have not been met, and, therefore, the applicable time periods have not been extended.
Furthermore, the Loan Documents impose various representations, warranties, covenants and events of default on Innventure LLC, the Company and the Operating Companies, including, without limitation, on their ability to incur indebtedness, grant liens, transfer assets, make investments, make dividends and other distributions and make certain payments of other indebtedness. Obligations under the Loan Documents are secured by a lien on substantially all of the assets of Innventure LLC and the Company. These restrictions could limit Innventure LLC’s, the Company’s and the Operating Companies’ financial and operational flexibility and may require Innventure LLC, the Company and the Operating Companies to seek consents from the WTI Lenders prior to taking certain actions. Such consents may not be provided by the WTI Lenders on a timely basis, or at all.
The restrictions imposed by the WTI Facility on Innventure LLC, the Company and the Operating Companies may make it more difficult for them to operate their businesses or implement their growth plans going forward. Even if deemed necessary, we may not be able to raise additional indebtedness in the future on terms acceptable to us or at all because of the restrictions imposed by the WTI Facility. As a result, we would be more vulnerable to general adverse economic, industry and capital markets conditions in addition to the risks associated with indebtedness described above.
It is not possible to predict the extent to which the Company will, intends to, or may rely on Yorkville and the SEPA as a source of funding.
As of the date of this prospectus, Innventure has drawn $7.85 million under the SEPA. Subject to the terms and conditions of the SEPA (as modified by the Purchase Agreements), Innventure may issue and sell to Yorkville up to the remaining approximately $67.0 million of shares of Common Stock under the SEPA from time to time. The purchase price per share for the shares of Common Stock that Innventure may elect to sell to Yorkville under the SEPA will fluctuate based on the market prices of Common Stock for each purchase made pursuant to the SEPA, if any. Accordingly, it is not currently possible to predict the number of shares that will be issued and sold to Yorkville, the actual purchase price per share to be paid by Yorkville for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.
The extent to which Innventure will rely on Yorkville as a source of funding will depend on a number of factors, including the prevailing market price of Common Stock, the extent to which Innventure is able to secure working and other capital from other sources, and the extent to which Innventure is able to satisfy the conditions set forth in the Purchase Agreements to enable Innventure to access the SEPA. If obtaining sufficient funding from Yorkville were to prove unavailable or prohibitively dilutive, Innventure may need to secure additional sources of funding beyond its current expectations in order to satisfy its working and other capital needs. Even if Innventure were to sell to Yorkville all of the shares of Common Stock available for sale to Yorkville under the SEPA, Innventure may still need additional capital to fully implement its business, operating and development plans. Should the financing Innventure requires to sustain its working capital needs be unavailable or prohibitively expensive when Innventure requires it, the consequences may be a material adverse effect on Innventure’s business, operating results, financial condition and prospects.
It is not possible to predict the actual number of shares Innventure will sell under the SEPA or issue under the Convertible Debentures to Yorkville, or the actual gross proceeds resulting from those sales, if applicable.
Subject to certain conditions and limitations in the SEPA, the Purchase Agreements, which impose additional limitations and conditions upon Innventure’s ability to access the SEPA, and compliance with applicable law, Innventure has the discretion to deliver notices to Yorkville throughout the term of the SEPA. The actual number of shares of Common Stock that are issued and sold to Yorkville depends on a number of factors, including the market price of Common Stock during the sales period. Actual gross proceeds may be less than the remaining approximately $67.0 million, which may impact Innventure’s future liquidity. Because the price per share of each share sold to Yorkville will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales. Additionally, the Conversion Price under the Convertible Debentures has a variable price component and will be adjusted from time to time pursuant to the other terms and conditions of the Convertible Debentures, and, accordingly, it is not currently possible to predict how many shares will be sold in total under the Convertible Debentures.
As of the date of this prospectus, 2025, Innventure has drawn $7.85 million under the SEPA. Moreover, although the SEPA provides that Innventure may sell up to an aggregate of $75.0 million of its Common Stock to Yorkville, Innventure has registered the resale by Yorkville of up to 7,311,741 shares of Common Stock that may be issued subject to certain ownership limitations set forth in the SEPA. If Innventure elects to issue and sell to Yorkville all of the shares registered for resale to Yorkville, depending on the market prices of its Common Stock for each purchase made pursuant to the SEPA, the actual gross proceeds from the sale of the shares may be substantially less than the remaining approximately $67.0 million total commitment available to Innventure under the SEPA. If it becomes (i) necessary for Innventure to issue and sell to Yorkville under the SEPA more shares than the shares registered for resale by Yorkville in order to receive the aggregate gross proceeds equal to the remaining approximately $67.0 million under the SEPA and (ii) if Innventure is able to sell more shares than the shares registered for resale by Yorkville while still complying with the ownership limitations set forth in the SEPA, then Innventure will need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of Common Stock over the shares registered for resale by Yorkville and such registration statements would need to be declared effective by the SEC, in each case before Innventure may elect to sell any additional shares of Common Stock to Yorkville under the SEPA, a process which will take time and incur additional expense.
Any issuance and sale by Innventure under the SEPA or conversion under the Convertible Debentures of a substantial amount of shares of Common Stock in addition to the shares already registered for resale by Yorkville could cause additional substantial dilution to Innventure’s stockholders. The number of shares of Common Stock ultimately offered for resale by Yorkville is dependent upon the number of shares of Common Stock, if any, Innventure ultimately sells to Yorkville under the SEPA and converts under the Convertible Debentures.
Innventure’s success will depend on its ability to attract and retain personnel and manage human capital both for itself and the Innventure Companies, while controlling labor costs.
Innventure’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel for itself and the Innventure Companies, including its management team, key executives, and other key talent, and the management team and key R&D (as defined below), manufacturing, engineering and sales and marketing personnel for the Innventure Companies. Competition for qualified personnel is intense. The loss or incapacity of existing members of Innventure’s executive management team could adversely affect its operations if it experiences difficulties in hiring qualified successors. The service of Innventure’s executive officers is at will and may end at any point in time. In addition, all of Innventure and the Innventure Companies’ employees are at will, which means that either they or the employee may terminate their employment at any time.

Innventure believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it and the Innventure Companies will compete. In addition, the Innventure Companies rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow their businesses. Consequently, Innventure believes that its future viability and the future viability of the Innventure Companies will depend largely on their ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, in the future it may need to pay higher compensation or fees to its employees or consultants than currently expected, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and there is no assurance that Innventure or the Innventure Companies will be able to recruit and retain such personnel. Because of the technical nature of the technologies and products offered by the Innventure Companies, any failure of the Innventure Companies to attract, recruit, train, retain, motivate and integrate qualified personnel could also materially harm Innventure’s operating results and growth prospects.
Innventure’s pursuit of new business strategies and acquisitions could disrupt its ongoing business, present risks not originally contemplated and materially adversely affect its business, reputation, results of operations and financial condition.
Innventure’s growth strategy involves new business strategies and the acquisition of new technologies. These new strategies or future technology acquisitions could disrupt Innventure’s ongoing businesses, which may frustrate Innventure’s MNC partners, the Innventure Companies, and their customers, harming Innventure’s business relationships and causing a loss of revenue and business opportunities. Innventure’s ability to effectively manage its anticipated acquisitions and resulting expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources, which may divert Innventure’s resources from its ongoing businesses. Innventure’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future technology acquisitions. There are no guarantees Innventure will be able to do so in an efficient or timely manner, or at all.
Risks Related to the Innventure Companies’ Operations
The Innventure Companies are early-stage companies, and their limited operating history makes it difficult to evaluate their future prospects and the risks and challenges they may encounter.
The Innventure Companies are early in the development of their commercial production capacity. Their limited operating history makes it difficult to evaluate the Innventure Companies’ future prospects and the risks and challenges they may encounter. Risks and challenges the Innventure Companies have faced or expect to face include, but are not limited to, their ability to:
•	develop and commercialize their products and processes;
•	design and deliver products and processes of acceptable performance that function as anticipated;
•	increase sales revenue;
•	forecast their revenue and budget for and manage their expenses;
•	attract new customers and commercial relationships;
•	compete successfully in the industry in which they operate;
•	plan for and manage capital expenditures for their current and future products and manage their supply chain and supplier relationships related to their current and future products;
•	scale quickly enough due to capital and other resource constraints;
•	find, contract with, and retain reliable and commercially reasonable materials, components, manufacturers and inventory vendors;
•	comply with existing and new or modified laws and regulations applicable to their business in and outside the United States, including compliance requirements of U.S. customs and export regulations;

•	anticipate and respond to macroeconomic changes and changes in the markets in which they operate;
•	anticipate and respond to regulatory and/or environmental policies that impact the Innventure Companies’ plant operations;
•	maintain and enhance the value of their reputation and brand;
•	develop and protect IP;
•	hire, integrate and retain talented people at all levels of their organizations;
•	successfully defend themselves in any legal proceeding that may arise and enforce their rights in any legal proceedings they may initiate; and
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manage and mitigate the adverse effects on their business of any public health emergencies, natural disasters, widespread travel disruptions, security risks including IT security, data privacy, cyber risks, international conflicts, geopolitical tension and other events beyond their control.

If the Innventure Companies fail to address the risks and difficulties that they face, including those associated with the challenges listed above, their business, financial condition, results of operations, prospects and that of Innventure, could be adversely affected. Further, because the Innventure Companies have limited historical financial data and operate in a rapidly evolving and highly competitive market, any predictions about their future revenue and expenses may not be as accurate as they would be if the Innventure Companies had a longer operating history or operated in a more predictable market. The Innventure Companies have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If the Innventure Companies’ assumptions regarding these risks and uncertainties, which they use to plan and operate their business, are incorrect or change, or if they do not address these risks successfully, their results of operations could differ materially from their expectations and their business, financial condition, results of operations and prospects could be adversely affected.
Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
The market and/or regulatory agencies inside and outside the United States may elect to curtail the use of polyfluoroalkyl substances, including hydrofluoroolefins and hydrochlorofluoroolefins, due to their persistence in the environment, their global warming potential, or their ozone depletion potential. While Accelsius believes it follows industry best practices in respect of its use of these commonly available refrigerants as working fluids in Accelsius’ cooling products, unforeseen regulatory changes that limit availability or manufacturing capacity or increase material prices would adversely affect Accelsius business.
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ and Refinity’s products and processes because they are based on relatively novel and complex technology.
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ and Refinity’s products and processes because they are based on relatively novel and complex technology. There can be no assurance that Accelsius’ and Refinity’s products and processes will be understood, approved, or accepted by customers and potential investors or that Accelsius or Refinity will be able to sell its products profitably at competitive prices and with features sufficient to establish demand or to design and build a plastic waste to drop-in chemicals plant on budget or profitably operate such a plant, respectively. If Accelsius and Refinity are unable to convince these potential customers of the utility and value of their products and processes or that their solutions are superior to those they currently use, they will not be successful in entering those markets and their business and results of operations will be adversely affected. If potential investors are skeptical of the success of Accelsius’ and Refinity’s products and processes, their ability to raise capital and the value of Innventure stock may be adversely affected.

The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.
AFX is early in the development of its commercial production capacity and has not yet fully diversified suppliers for critical raw materials, specifically its film.
Thus far, AFX has qualified one incumbent raw material film supplier—a large, foreign third-party supplier with over 22,000 employees and operations in approximately 100 countries—and is working to finalize a raw materials agreement with the same. Currently, AFX relies on individual purchase orders to purchase the film produced by the supplier. AFX is in the process of qualifying a second raw material film supplier—another, similarly large, foreign third-party supplier with a larger global footprint—with negotiations for a raw materials agreement to begin after such qualification. Such qualification, if achieved, is not expected until the end of the fourth quarter of 2025. AFX intends to continue to work towards further diversifying its supplier base as product demand grows and multiple suppliers are needed to support business continuity, though there is no guaranty that such diversification will be successful.
If AFX’s suppliers provide insufficient inventory to meet customer demand or such inventory is not at the level of quality required to meet its standards or if its suppliers are unable or unwilling to provide AFX with the requested quantities (as AFX has no alternatives for supply), AFX’s results of operations could be materially and negatively impacted. If AFX fails to develop or maintain its relationships with suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, AFX may be unable to manufacture its products or those products may be available only at a higher cost or after a long delay.
Due to increased demand across a range of industries, the global supply chain for certain raw materials and components has experienced significant strain. The global macroeconomic environment and geopolitical instability, as well as the impact of tariffs, have also contributed to and exacerbated this strain. There can be no assurance that the impact of these issues on the supply chain will not continue, or worsen, in the future. Significant delays and shortages could prevent AFX from delivering its products to its customers within required time frames and cause order cancellations, which would adversely impact its cash flows and results of operations.
AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.
The use of AFX’s products in food grade applications is subject to regulation by the U.S. Food and Drug Administration (“FDA”). The FDA has established certain guidelines for the use of recycled plastics in food packaging, as set forth in the “Guidance for Industry - Use of Recycled Plastics in Food Packaging: Chemistry Considerations (August 2006).” In order for AFX’s products to be used in food grade applications, AFX will be required to partner with customers or third-party co-manufacturers that possess the required food certifications to do the filling of AFX’s package.
The process of obtaining FDA regulatory approval requires the expenditure of substantial time, of up to one year, and significant financial resources. If AFX decides to partner with qualified customers or third-party co-manufacturers to fill AFX’s package, the search for and negotiations required for such relationships would require significant time, effort, and financial resources to complete, and may not result in a successful production relationship. All of the above would have an adverse effect on AFX’s business, financial condition, results of operations and prospects.
Furthermore, changes in regulatory requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures and other financial obligations that could adversely affect AFX’s business, financial condition, results of operations and prospects.
AFX expects to encounter regulations in most if not all of the countries in which AFX may seek to expand, and AFX cannot be sure that it will be able to obtain necessary approvals in a timely manner or at all. If AFX’s products do not meet applicable regulatory requirements in a particular country or at all, then AFX may face reduced market demand in those countries and AFX’s business, financial condition, results of operations and prospects will be adversely affected.

The various regulatory schemes applicable to AFX’s products will continue to apply following initial approval. Monitoring regulatory changes and our ongoing compliance with applicable requirements is time-consuming and may affect AFX’s business, financial condition, results of operation and prospects. If AFX fails to comply with such requirements on an ongoing basis, AFX may be subject to fines or other penalties, or may be prevented from selling its products, and AFX’s business, financial condition, results of operation and prospects may be harmed.
Risks Related to Our Common Stock
The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.
The market price of our Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:
•	actual or anticipated fluctuations in Innventure’s financial condition and operating results, including fluctuations in its quarterly and annual results;
•	developments involving Innventure’s competitors;
•	changes in laws and regulations affecting Innventure’s business;
•	variations in Innventure’s operating performance and the performance of its competitors in general;
•	the public’s reaction to Innventure’s press releases, its other public announcements and its filings with the SEC;
•	additions and departures of key personnel;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Innventure or its competitors;
•	Innventure’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;
•	publication of research reports about Innventure’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	changes in the market valuations of similar companies;
•	overall performance of the equity markets;
•	sales of the Common Stock or preferred stock by Innventure or its stockholders in the future;
•	trading volume of the Common Stock;
•	significant lawsuits, including shareholder litigation;
•	failure to comply with the requirements of NASDAQ;
•	general economic, industry and market conditions other events or factors, many of which are beyond Innventure’s control; and
•	changes in accounting standards, policies, guidelines, interpretations or principles.
Volatility in Innventure’s share price could subject Innventure to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If Innventure faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.
If securities or industry analysts do not publish research or reports about Innventure, or publish negative reports, then Innventure’s stock price and trading volume could decline.
The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Innventure. Innventure does not have any control over these analysts. If Innventure’s financial performance fails to meet analyst estimates or one or more of the analysts who cover

Innventure downgrade its Common Stock or change their opinion, then Innventure’s stock price would likely decline. If one or more of these analysts cease coverage of Innventure or fail to regularly publish reports on Innventure, it could lose visibility in the financial markets, which could cause Innventure’s stock price or trading volume to decline.
Innventure does not currently intend to pay dividends on its Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Stock.
Innventure has no intention to ever declare or pay any cash dividend on its Common Stock. Innventure currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that Innventure may issue in the future could contain prohibitions or restrictions on the ability of Innventure to pay dividends on its Common Stock. There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
Future sales of shares of our Common Stock or other equity may depress its stock price.
In connection with the execution of the Business Combination Agreement, certain insiders of Innventure LLC (each, a “Lock-Up Party”) entered into lock-up agreements (the “Lock-Up Agreements”) with the Company. Subject to certain exceptions, the Lock-Up Agreements provided for certain restrictions on transfer with respect to Common Stock held by certain stockholders of Innventure. Such restriction began upon the Closing Date and ended on October 2, 2025, the expiration of one year after the Closing of the Business Combination and the other transactions contemplated (the “Transactions”) by the Business Combination Agreement, on which date the restrictions set forth in the Lock-Up Agreements lapsed with respect to the shares of Common Stock held by the Lock-Up Parties. Additionally, certain other stockholders of Innventure were subject to lock-ups which also provided for certain restrictions on transfer with respect to the Common Stock held by such stockholders and such lock-ups also expired on October 2, 2025.
Following the expiration of the applicable lock-up periods, such equity holders are not restricted from selling shares of Common Stock held by them, other than by applicable securities laws and certain Innventure policies. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Innventure’s share price or the market price of our Common Stock could decline if the holders of previously restricted shares sell them or are perceived by the market as intending to sell them.
Provisions in the A&R Certificate of Incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
The A&R Certificate of Incorporation and our By-laws (as amended and restated, the “Bylaws”) contain provisions that could significantly reduce the value of the Common Stock to a potential acquirer or delay or prevent changes in control or changes in our management without the consent of the Board. The provisions in Innventure’s charter documents include the following:
•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the Board;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•
the exclusive right of the Board, unless the Board grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

•	the prohibition on removal of directors without cause;
•
the ability of the Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of the Board to alter the Bylaws without obtaining stockholder approval;
•	the required approval of at least 2/3 of the shares entitled to vote to amend or repeal the Bylaws or amend, alter or repeal certain provisions of the A&R Certificate of Incorporation;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Innventure’s stockholders;
•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware (the “Delaware Court”) will be the exclusive forum for certain actions and proceedings;
•
the requirement that a special meeting of stockholders may be called only by the Board, Innventure’s chief executive officer, or the chairman of the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•
advance notice procedures that stockholders must comply with in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Innventure; and

•
Innventure is subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, which will prevent Innventure from engaging in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the Board has approved the transaction.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against Innventure and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.
In connection with the Business Combination, Innventure assumed Learn CW’s warrant agreement, dated as of October 12, 2021, between Learn CW and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Warrant Agreement”). By virtue of the assumption of the Warrant Agreement (i) any action, proceeding or claim against Innventure arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) Innventure irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. Innventure has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants issued pursuant to the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Warrant Agreement Foreign Action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the Warrant Agreement Foreign Action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Innventure, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.
We are an emerging growth company and smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.
Innventure is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as Innventure continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Innventure will remain an emerging growth company until the earlier of (1) December 31, 2026, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.235 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Innventure expects to use this extended transition period for complying with new or revised accounting standards and, therefore, Innventure will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Innventure is also a smaller reporting company as defined in the Exchange Act. Even after Innventure no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and Innventure’s periodic reports and proxy statements.
Innventure will take advantage of the smaller reporting company scaled disclosures, and it will be able to continue to take advantage of the smaller reporting company scaled disclosures for so long as its voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
Innventure cannot predict if investors will find its Common Stock less attractive because Innventure may rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and its market price may be more volatile.
Future offerings of debt or offerings or issuances of equity securities by Innventure may adversely affect the market price of the Common Stock or otherwise dilute all other stockholders.
In the future, Innventure may attempt to obtain financing or to further increase Innventure’s capital resources by issuing additional shares of Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Innventure also expects to grant equity awards to employees, directors, and consultants under Innventure’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. Innventure would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.
Issuing additional shares of Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of Innventure’s existing stockholders or reduce the market price of the Common Stock or both. Upon liquidation, holders of such debt securities, preferred shares, and lenders with respect to other borrowings would receive a distribution of Innventure’s available assets prior to the holders of Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Innventure’s ability to pay dividends to the holders of Common Stock. Innventure’s decision to issue securities in any future offering will depend on market conditions and other factors beyond Innventure’s control, which may adversely affect the amount, timing and nature of Innventure’s future offerings.
If Innventure’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, Innventure’s results of operations could be adversely affected.
The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Innventure will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates may be used in preparing Innventure’s financial statements. Innventure’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its Common Stock.
Additionally, Innventure will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, Innventure might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Innventure may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.
The exclusive forum provision in the A&R Certificate of Incorporation could limit Innventure’s stockholders’ ability to choose their preferred judicial forum for disputes with Innventure or its directors, officers, or employees.
The A&R Certificate of Incorporation provides that, unless Innventure consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Delaware Court. Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Court in connection with any action to enforce that exclusive forum provision and to service of process in any such action. The exclusive forum provision of the A&R Certificate of Incorporation does not apply to actions arising under federal securities laws including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that this provision of the A&R Certificate of Incorporation limits a current or former stockholder’s ability to select a judicial forum other than the Delaware Court, it might discourage the specified legal actions, might cause current or former stockholders to incur additional litigation-related expenses, and might result in outcomes unfavorable to current or former stockholders. A court might determine that this provision of the A&R Certificate of Incorporation is inapplicable or unenforceable in any particular action, in which case we may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to us, which could have a materially adverse impact on Innventure’s reputation, its business operations, and its financial position or results of operations.

The Company has identified material weaknesses in its internal controls over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Innventure’s ability to timely or accurately report its financial condition or results of operations and may adversely affect Innventure’s business and stock price.
In connection with the preparation of the Company’s financial statements, certain material weaknesses were identified in the Company’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Innventure’s interim or annual consolidated financial statements will not be prevented or detected on a timely basis.
If Innventure is unable to successfully remediate the material weaknesses, or if in the future, Innventure identifies further material weaknesses in its internal controls over financial reporting, it may not detect errors on a timely basis, and its financial statements may be materially misstated. Innventure cannot provide any assurance that these material weaknesses will not have an impact on its ability to timely and accurately report its financial condition or results of operations or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Innventure may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company, Innventure will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report Innventure’s financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our Common Stock from NASDAQ or other adverse consequences that would materially harm its business. In addition, Innventure could become subject to investigations by NASDAQ, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm its reputation and its financial condition, or divert financial and management resources from its core business.
If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.
If Innventure is deemed to be an investment company under the Investment Company Act, it will be subject to additional regulatory requirements and its activities may be restricted, including:
•	restrictions on the nature of its investments;
•	limitations on its ability to borrow;
•	prohibitions on transactions with affiliates; and
•	restrictions on the issuance of securities.
Each of these may make it difficult for Innventure to run its business. In addition, the law may impose upon Innventure burdensome requirements, including:
•	registration as an investment company and subsequent regulation as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
Innventure intends to conduct its operations so that it is not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries, as defined in the Investment Company Act, that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Furthermore, if Innventure were to operate its Operating Companies primarily for the purpose of making a profit in the sale of its Operating Companies’ securities rather than retaining majority ownership, as defined in the Investment Company Act, or control of such companies, it may increase the likelihood that Innventure could be deemed an investment company.
Though Innventure does not expect exit transactions to be a factor in the business plans for its Operating Companies and does not believe that its principal activities will subject it to the Investment Company Act, if Innventure were deemed to be subject to the Investment Company Act, compliance with the additional regulatory burdens discussed above would require additional expense and attention from management for which Innventure has not accounted.
The determination as to whether certain Innventure assets are viewed as securities (i.e., by falling within the definition of an “investment contract”) is made by Innventure and if the SEC were to disagree with Innventure’s determination, Innventure could be deemed to be an investment company under the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” to include a company that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities.” Whether a company is engaged primarily in the business of investing in securities is a question of fact that is determined through the analysis of five factors. No single factor by itself is dispositive. The relevant factors are: (1) the nature of a company’s assets; (2) the source of a company’s income; (3) the company’s historic development; (4) the company’s public representations; and (5) the activities of the company’s officers and directors.
In the context of its Section 3(a)(1)(A) analysis, and specifically Section 3(a)(1)(A)’s asset test, Innventure has determined that neither Innventure’s equity interest in AeroFlexx nor the loans from Innventure to AeroFlexx are a “security.” This determination is based upon Innventure’s conclusion that neither should be viewed as an “investment contract.” Applicable case law has found that an “investment contract” exists when there is the investment of money in a common enterprise with a reasonable expectation of profits to be derived primarily from the efforts of others.
The above determinations were made by Innventure based in large part on case law precedent and no-action letters issued by the SEC staff and other SEC interpretive guidance, and the significant relationship that exists between Innventure and AeroFlexx (e.g., Innventure founded AeroFlexx and the only AeroFlexx director that is not also an Innventure director is the Chief Executive Officer of AeroFlexx who is, himself, an employee of Innventure). Additionally, based in large part on case law precedent and SEC staff no-action letters, Innventure determined that the loans from Innventure to AeroFlexx should not constitute securities that are “evidences of indebtedness” under the Investment Company Act.
Innventure has not requested the SEC to approve this analysis and the SEC has not done so. If the SEC were to disagree with Innventure’s analysis or relevant factual circumstances were to change, Innventure may be required to adjust its analysis and, potentially, its asset composition, in order to support its conclusion that it should not be deemed to be an investment company under the Investment Company Act. If Innventure were required to register as an investment company under the Investment Company Act, compliance with the additional associated regulatory burdens would require additional expense and attention from management for which Innventure has not accounted and, furthermore, could require Innventure to restructure its operations, sell certain of its assets or abstain from the purchase of certain assets, which could have a material adverse effect on Innventure’s business, financial condition, results of operations and prospects.
Additional financing transactions by the Operating Companies could impact your rights as a stockholder of Innventure.
Innventure and the Operating Companies expect to require additional financing to fund their operations or growth. These additional financing transactions could include transactions at the Operating Company level, such as Innventure’s sale of Operating Company equity—similar to Accelsius’s recent sale of Series B-1 Units to JCI—or the Operating Companies’ issuance of new equity or debt convertible into new equity. The issuance of new equity securities or convertible debt to third-party investors at the Operating Company level or the sale of a portion of Operating Company equity held by Innventure would reduce Innventure’s ownership interest in that Operating Company. Furthermore, the holders of those equity securities would have structural priority as compared to Common Stock with respect to that Operating Companies’ assets and will also have priority as to liquidation and dividend and other rights more favorable than Common Stock with respect to that Operating Company. This priority, or any reduction in Innventure’s ownership interest in any Operating Companies, may reduce the value of the Common Stock.
For example, pursuant to Accelsius’s recent sale of Series B-1 Units to JCI, JCI received certain management rights, preemptive rights; rights of first refusal; rights of co-sale; information rights and inspection and registration rights; which, in the case of the management rights, provide JCI’s designee to the Board of Accelsius with the ability to determine if certain actions at the Accelsius level or taken or not, as they require approval of the JCI designee. See “Prospectus Summary – Recent Developments -- JCI Investment in Accelsius” for more information.
Risks Related to Intellectual Property
Innventure may be unable to sufficiently protect the IP rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the IP of third parties.
Innventure and the Innventure Companies’ core business relies on IP acquired or licensed from Technology Solutions Providers. Innventure monitors and protects against activities that might infringe, dilute, misappropriate or otherwise violate that IP and relies on the relevant patent, trademark and other laws of the U.S. and other countries. However, Innventure, the Innventure Companies, and their MNC or other third party partners may be unable to prevent their employees, consultants or other third parties from infringing, diluting or misappropriating their IP or from otherwise violating obligations with respect to their IP and confidential information, which could have a material adverse effect on Innventure and the Innventure Companies’ business, financial condition, results of operations and prospects.
Even upon the registration of their IP rights, there is no certainty that Innventure’s, the Innventure Companies’ or their MNC or other third party partners’ IP rights will provide them with substantial protection or commercial benefit. Despite Innventure, the Innventure Companies’ and their MNC or other third party partners’ efforts to protect their IP, some of their innovations may not be protectable, and their IP rights may offer insufficient protection from competition or unauthorized use, lapse or expire, be challenged, narrowed, invalidated, misappropriated by third parties, or be deemed unenforceable or abandoned. In addition, the laws of some non-U.S. jurisdictions, particularly those of certain emerging markets, provide less protection for Innventure and the Innventure Companies’ IP rights than the laws of the U.S. and present greater risks of infringement, misappropriation, dilution or other misuse. To the extent Innventure, the Innventure Companies, and their MNC or other third party partners cannot protect their IP and confidential information, unauthorized use and misuse of that IP could harm their competitive position and have a material adverse effect on Innventure’s business, financial condition, results of operations and prospects.
Furthermore, regulations governing domain names may not protect Innventure’s and the Innventure Companies’ trademarks and other proprietary rights that may be displayed on or in conjunction with their website and other marketing media. Innventure may be unable to prevent third parties from acquiring or retaining domain names that are similar to, infringe upon, or diminish the value of their respective trademarks and other proprietary rights.
Despite Innventure’s and the Innventure Companies’ efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. Innventure’s and the Innventure Companies’ competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Innventure’s or the Innventure Companies’ services or products such that Innventure or the Innventure Companies could not assert its IP rights against them. In addition, Innventure’s and the Innventure Companies’ contractual arrangements may not effectively prevent disclosure of its IP and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Innventure’s or the Innventure Companies’ IP or proprietary information and the resulting loss of competitive advantage, and Innventure or the Innventure Companies may be required to litigate to protect its IP and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.
Innventure or the Innventure Companies also may encounter disputes from time to time concerning IP rights of others, and it may not prevail in these disputes. Third parties may raise claims against Innventure alleging that

Innventure, the Innventure Companies, their employees, consultants or other third parties retained or indemnified by Innventure or the Innventure Companies, infringe, dilute, misappropriate or otherwise violate their IP rights. Some third-party IP rights may be extremely broad, and it may not be possible for Innventure to conduct its operations in such a way as to avoid all alleged violations of such IP rights and thus, Innventure and the Innventure Companies cannot be certain that its technologies or products and services do not infringe valid patents, trademarks, copyrights or other proprietary rights held by third parties. Given the complex, rapidly changing and competitive technological and business environment in which Innventure and the Innventure Companies operate, and the potential risks and uncertainties of IP-related litigation, an assertion of an infringement claim against Innventure or the Innventure Companies may cause Innventure or the Innventure Companies to spend significant amounts to defend the claim, even if Innventure and the Innventure Companies ultimately prevail, pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other IP (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.
Moreover, it has become common in recent years for individuals and groups to purchase IP assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as Innventure and the Innventure Companies. Even in instances where Innventure and the Innventure Companies believe that claims and allegations of IP infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of Innventure’s and the Innventure Companies’ management and employees. In addition, although in some cases a third-party may have agreed to indemnify Innventure or the Innventure Companies for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Innventure or the Innventure Companies may be required to pay monetary damages, which may be significant.
General Risk Factors
Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and high interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.
Trade, monetary and fiscal policies, including tariffs, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact Innventure’s business. Further rising inflation may negatively impact Innventure and the Innventure Companies’ business and raise its costs. While Innventure and the Innventure Companies will take actions, wherever possible, to reduce the impact of the effects of inflation, in the case of sustained inflation, it could become increasingly difficult to effectively mitigate the increases to Innventure and the Innventure Companies’ costs. If Innventure and the Innventure Companies are unable to take actions to effectively mitigate the effect of the resulting higher costs, Innventure’s business, financial condition, results of operations and prospects could be adversely impacted.
Higher interest rates, coupled with reduced government spending and volatility in financial markets may increase economic uncertainty and affect Innventure and the Innventure Companies’ suppliers and potential customers. If the equity and credit markets deteriorate, including as a result of political or economic unrest or war, it may make necessary debt or equity financing. Increased inflation rates can adversely affect Innventure and the Innventure Companies by increasing its costs, including labor and employee benefit costs. In addition, higher inflation, macro turmoil, uncertainty and market-wide liquidity concerns could also adversely affect Innventure and the Innventure Companies’ suppliers and potential customers, which could have an adverse impact on Innventure’s business, financial condition, results of operations and prospects.
Changes in U.S. or foreign trade policies, including additional tariffs or global trade conflicts, may adversely impact our business and operating results.
Innventure operates in a global marketplace, exposing the Company to various risks associated with foreign trade policies, tariffs, and global trade conflicts. Our business model, which focuses on the commercialization of breakthrough technologies and the development of innovative products, relies heavily on the import and export of goods and services across international borders. Changes in foreign trade policies, such as the imposition of new tariffs, duties, or other trade barriers, can increase the cost of our products and materials, disrupt our supply chain, and reduce our competitiveness in the global market. Additionally, ongoing or escalating trade conflicts between major economies can create uncertainty and volatility, which may result in retaliatory tariffs, trade restrictions, and other measures that can adversely affect our ability to conduct business internationally. Such conflicts can also lead to disruptions in the availability of critical components, delays in shipments, and increased costs, all of which can negatively impact our operations and financial performance. Compliance with complex and evolving international trade regulations, including export controls and economic sanctions, is essential for our global operations, and failure to comply can result in significant fines and reputational damage. Additionally, changes in these regulations can restrict our ability to sell products to certain countries or customers, limiting our market opportunities and revenue potential. Failure to effectively manage these risks could have a material adverse effect on our operations, financial condition, and results of operations.
Innventure, the Innventure Companies, and their MNC partners face risks and uncertainties related to litigation, regulatory actions and investigations.
Innventure, the Innventure Companies, and their MNC partners are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, IP disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on its business or results of operations.
The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against Innventure and the Innventure Companies. Any claims or litigation, even if fully indemnified or insured, could damage its reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.
Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.
Innventure relies on information technology systems in connection with various aspects of the operation of its business. Innventure’s business and that of the Innventure Companies depend on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of IP, disruption of billing, collections or normal manufacturing activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm Innventure’s reputation or have a material adverse effect on its business, financial condition, results of operation and prospects. Innventure has implemented measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although Innventure periodically assesses these risks, implements controls and performs business continuity and disaster recovery planning, it cannot be sure that interruptions with material adverse effects will not occur.
Innventure may face particular data protection and privacy risks in connection with the European Union’s Global Data Protection Regulation, the California Consumer Privacy Act and other privacy laws and regulations.
Data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as AI, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data.

Innventure is subject to laws of various jurisdictions where it operates or does business related to solicitation, collection, processing, transferring, storing or use of consumer, customer, vendor, investor, employee or other stakeholder information and personal data, including but, not limited to, the General Data Protection Regulation of the European Union, the California Consumer Privacy Act, and various other privacy laws and regulations. Innventure may be subject to additional regulations, such as the European Union AI Act, that specifically affect the use of personal information in the context of artificial intelligence (“AI”) systems. The changes introduced by these laws and regulations increase the complexity of regulations enacted to protect business and personal data, subject Innventure to additional costs. These laws and regulations may grant, among other things, individual rights to access and delete personal information, and the right to opt out of the sale of personal information. These laws and regulations can also impose significant forfeitures and penalties for noncompliance and afford private rights of action to individuals under certain circumstances. Any failure to manage data privacy in compliance with applicable laws and regulations could result in significant regulatory investigations, fines, and sanctions, consumer and class action litigation, commercial litigation, prolonged negative publicity, data breaches, declining customer confidence, loss of key customers, employee liability, and other unfavorable consequences.
AI technologies could present business, compliance and reputational risks.
Recent technological advances in AI and machine-learning technology both present opportunities and pose risks to Innventure. If Innventure fails to keep pace with rapidly evolving technological developments in AI, its competitive position and business results may suffer. Innventure faces risk of competitive disadvantage if its competitors more effectively use AI to better serve customers, drive internal efficiencies, and/or create new or enhanced products or services. The introduction of these technologies, particularly generative AI, into internal processes, customer engagements, and/or new and existing product offerings may result in new or expanded risks and liabilities, including due to enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, confidentiality or security risks, as well as other factors that could adversely affect Innventure’s business, reputation, and financial results. In addition, Innventure personnel could, unbeknownst to us, improperly utilize AI and machine learning-technology while carrying out their responsibilities. The use of AI in the development of Innventure’s products and services could also cause loss of IP, as well as subject us to risks related to IP infringement or misappropriation, data privacy and cybersecurity. The use of AI can lead to unintended consequences, including generating content that appears correct but is factually inaccurate, misleading or otherwise flawed, or that results in unintended biases and discriminatory outcomes, which could harm Innventure’s reputation and business and expose Innventure to risks related to inaccuracies or errors in the output of such technologies.
Expectations relating to ESG considerations expose Innventure to potential liabilities, increased costs, reputational harm and other adverse effects on Innventure’s business.
Many governments, regulators, investors, employees, customers and other stakeholders are increasingly focused on environmental, social and governance (“ESG”) and sustainability considerations relating to businesses, including climate change and greenhouse gas (“GHG”) emissions, data privacy, AI, human capital and diversity, equity and inclusion. Innventure makes statements about its ESG targets, goals and initiatives through information provided on its website, press statements and other communications. Responding to these ESG considerations and implementation of these goals and initiatives involves risks and uncertainties, requires investments, and are impacted by factors that may be outside Innventure’s control. In addition, some stakeholders may disagree with Innventure’s goals and initiatives and the focus of stakeholders may change and evolve over time. Innventure may also amend, abandon or replace its targets, goals and initiatives due to a change in strategy, reduced relevance of such targets, goals and initiatives or changing market conditions, and Innventure may take certain actions that stakeholders or regulators view as contrary to such targets, goals and initiatives. Stakeholders also may have very different views on where Innventure’s focus on ESG and sustainability issues should be placed, including differing views of regulators in various jurisdictions in which we operate. Any failure, or perceived failure, by Innventure to achieve its targets or goals, further its initiatives, adhere to its public statements, comply with federal, state or international ESG laws and regulations, or meet evolving and varied stakeholder expectations and standards could result in legal and regulatory proceedings against Innventure and materially adversely affect Innventure’s business, reputation, results of operations, financial condition and stock price.

Climate change, or legal, regulatory or market measures to address climate change may materially adversely affect Innventure’s financial condition and business operations.
Climate change resulting from increased concentrations of carbon dioxide and other GHGs in the atmosphere could present risks to Innventure and the Innventure Companies’ future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires or flooding. Such extreme weather conditions could pose physical risks to Innventure’s and the Innventure Companies’ facilities and disrupt operation of Innventure and the Innventure Companies’ supply chain and may impact operational costs. The impacts of climate change on global resources may result in scarcity, which could in the future impact Innventure and the Innventure Companies’ ability to access sufficient equipment and materials in certain locations and result in increased costs. Concern over climate change could result in new legal or regulatory requirements designed to mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory requirements, Innventure and the Innventure Companies may experience increased compliance burdens and costs to meet the regulatory obligations and may adversely affect raw material sourcing, manufacturing operations and the distribution of Innventure and the Innventure Companies’ products.
Changes in tax laws could adversely affect Innventure and the Innventure Companies.
Innventure and the Innventure Companies operate in various jurisdictions and are subject to changes in applicable tax laws, treaties, or regulations in those jurisdictions. A material change in the tax laws, treaties, or regulations, or their interpretation, of any jurisdiction with which Innventure and the Innventure Companies do business, or in which Innventure and the Innventure Companies have significant operations, could adversely affect Innventure. For example, the Organisation for Economic Cooperation and Development (the “OECD”) has introduced a global minimum tax framework (“Pillar Two”) that establishes a global minimum tax rate of 15%, such that multinational enterprises with an effective tax rate in a jurisdiction below this minimum rate will need to pay additional tax. Several countries have enacted legislation to implement the OECD’s Pillar Two global minimum tax framework, and additional countries are expected to do so in the near future. On June 28, 2025, the G7 released a joint statement announcing an understanding regarding a proposed “side-by-side” solution that would exempt U.S.-parented multinational businesses from certain provisions of Pillar Two; however, no agreement regarding implementation of the proposal has yet been reached. The implementation of these rules could increase our effective tax rate and result in additional tax compliance obligations.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. We are currently assessing its impact.

USE OF PROCEEDS
All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices.
We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to approximately $67.0 million in remaining aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the registration statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA and the Purchase Agreements, which impose additional limitations and conditions upon our ability to access the SEPA, and (ii) de minimis gross proceeds upon exercise of the Series A Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to its sales of our Common Stock.
We will not receive any proceeds from the exercise of Series A Warrants on a cashless basis.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the issuance of shares to Yorkville pursuant to the SEPA and from the exercise of the Series A Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness, subject to certain conditions and restrictions in the Purchase Agreements relating to the access and use of proceeds from issuances pursuant to the SEPA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this section to “we”, “us” and “our” refer to the business and operations of Innventure LLC and its consolidated subsidiaries prior to the Business Combination, which became the business of the Company and its subsidiaries following the consummation of the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward–Looking Statements” included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs with the intent to maximize values for investors and other stakeholders through positive cash flow generated through holding long term positions in our Operating Companies. Refer to the section entitled “Business” elsewhere in this prospectus for a detailed discussion of our business activities.
Segments
Based on the allocation of resources and assessment of financial performance by our Chief Executive Officer (“CEO”) (who has been determined to be our Chief Operating Decision Maker), we have identified one reportable segment: Technology (the “Technology segment”). The Company’s remaining operations are not reportable segments and are classified as “Other”. “Other” primarily includes the Company’s remaining operations consisting of Innventure’s original platform business, service activities, Refinity and equity method investment activities.
The Business Combination
On the Closing Date, Learn CW and Innventure LLC consummated the Business Combination pursuant to the terms of the Business Combination Agreement previously entered into on October 24, 2023. Following the Closing, both Learn CW and Innventure LLC became subsidiaries of HoldCo prior to Closing. Holdco changed its name to “Innventure, Inc.” and became a publicly traded company. The Business Combination has been accounted for using the acquisition method of accounting. The Company determined the accounting acquirer to be Holdco. Accordingly, the Company recorded assets acquired, liabilities assumed and non-controlling interest at their acquisition date fair values and recognized goodwill.
As a consequence of the Business Combination, Innventure, Inc. is the successor to an SEC-registered and NASDAQ listed company which will require Innventure to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Innventure expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Innventure’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

Results of Operations for the six months ended June 30, 2025 (Successor) and three and six months ended June 30, 2024 (Predecessor) (in thousands, except as otherwise noted)
To reflect the application of different bases of accounting as a result of the Business Combination, the tables provided below separate the Company’s results via a black line into two distinct periods as follows: (1) six months ended June 30, 2024 (labeled “Predecessor”) and (2) six months ended June 30, 2025 (labeled “Successor”).

	Successor	Predecessor
	Six months ended June 30, 2025	Six months ended June 30, 2024	Change
	($)	($)	($)	($)
Revenue	$700	$447	$253	56.6%
Operating Expenses
Cost of Sales	3,045	––	3,045	nm*
General and administrative	38,245	16,283	21,962	134.9%
Sales and marketing	4,304	2,549	1,755	68.9%
Research and development	12,321	3,433	8,888	258.9%
Goodwill impairment	346,557	––	346,557	nm*
Total Operating Expenses	404,472	22,265	382,207	1,716.6%
Loss from Operations	(403,772)	(21,818)	(381,954)	1,750.6%
Non-operating (Expense) and Income
Interest expense, net	(4,185)	(448)	(3,737)	834.2%
Net gain (loss) on investments	––	4,399	(4,399)	(100.0)%
Net gain (loss) on investments – due to related parties	––	(160)	160	(100.0)%
Change in fair value of financial liabilities	23,605	(478)	24,083	(5,038.3)%
Equity method investment (loss) income	(8,680)	784	(9,464)	(1,207.1)%
Realized gain on conversion of available for sale investment	1,507	––	1,507	nm*
Loss on extinguishment of related party debt	(3,538)	––	(3,538)	nm*
Loss on extinguishment of debt	(3,462)	––	(3,462)	nm*
Loss on conversion of promissory notes	––	(1,119)	1,119	(100.0)%
Miscellaneous other expense	(43)	––	(43)	nm*
Total Non-operating (Expense) Income	5,204	2,978	2,226	74.7%
Income tax benefit	(3,619)	––	(3,619)	nm*
Net Loss	(394,949)	(18,840)	(376,109)	1,996.3%
Less: net loss attributable to Non-redeemable non-controlling interest	(167,725)	(6,333)	(161,392)	2,548.4%
Net Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	(227,224)	(12,507)	(214,717)	1,716.8%
Other comprehensive income, net of taxes:
Unrealized gain (loss) on available for sale debt securities – related party	(691)	––	(691)	nm*
Reclassification of realized gain on conversion of available for sale investments	(1,507)	––	(1,507)	nm*
Total other comprehensive income, net of taxes	(2,198)	—	(2,198)	nm*
Total comprehensive loss, net of taxes	(397,147)	(18,840)	(378,307)	2,008.0%
Less: comprehensive loss attributable to Non-redeemable non-controlling interest	(167,725)	(6,333)	(161,392)	2,548.4%
Net Comprehensive Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	$(229,422)	$(12,507)	$(216,915)	1,734.3%

*	not meaningful

Revenue
Revenue was $700 for the six months ended June 30, 2025 (Successor) and $447 for the six months ended June 30, 2024 (Predecessor), an increase of $253, or 56.6%. Management fee revenues were consistent period over period, with the increase driven by $255 of product sales in the Technology segment.
Cost of sales
Cost of sales was $3,045 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $3,045. The increase relates to the generation of revenue at the Technology segment resulting in an increase in amortization of intangible assets of $1,612, employee costs of $987 and costs related to material costs and supplies amounting to $631.
General and administrative
General and administrative expense was $38,245 for the six months ended June 30, 2025 (Successor) and $16,283 for the six months ended June 30, 2024 (Predecessor), an increase of $21,962, or 134.9%. The increase in expenditure was attributed to increased stock-based compensation costs of $14,324, increased intangible asset amortization of $2,902 and increased professional and legal fees of $2,800.
Sales and marketing
Sales and marketing expense was $4,304 for the six months ended June 30, 2025 (Successor) and $2,549 for the six months ended June 30, 2024 (Predecessor), an increase of $1,755, or 68.9%. The increase was due to increased employee costs of $1,076 and increased advertising and marketing-related events and expenses associated with the commercialization phase of the Technology segment of $675.
Research and development
Research and development expense was $12,321 for the six months ended June 30, 2025 (Successor) and $3,433 for the six months ended June 30, 2024 (Predecessor), an increase of $8,888, or 258.9%. The increase was due to amortization of intangible assets of $6,289, an increase in employee costs of $1,531, and an increase in supplies and materials samples expenses of $1,100.
Goodwill impairment
Goodwill impairment, was $346,557 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $346,557. The increase was due to sustained decreases in the Company’s publicly quoted share price and market capitalization, which were sensitive to the general downward volatility experienced in the stock market during late February 2025 through April 2025. The Company’s stock price had not yet recovered as of June 30, 2025.
Interest expense, net
Interest expense, net was $4,185 for the six months ended June 30, 2025 (Successor) and $448 for the six months ended June 30, 2024 (Predecessor), an increase of $3,737, or 834.2%. The increase was due to amortization of issuance costs on the convertible debentures (“Existing Convertible Debentures”) with an aggregate principal amount of up to $30,000 issued and sold pursuant to the Existing Debenture Agreement that the Company entered into with a third party on March 25, 2025 of $1,701, an increase in contractual interest expense for the term loan entered into on October 22, 2024 by and among the Company and WTI Fund X, Inc. and WTI Fund XI, Inc., (collectively, “WTI Lenders”), which provides for a term loan facility in the aggregate principal amount of up to $50,000 (the “WTI Facility”), of $1,358, amortization of issuance costs on the WTI Facility of $856, partially offset by a decrease in interest expense of $134 related to convertible promissory notes that were converted in March 2024.
Net gain (loss) on investments
Net gain on investments was nil for the six months ended June 30, 2025 (Successor) and $4,399 for the six months ended June 30, 2024 (Predecessor), a decrease of $4,399. The decrease was due to the gain on investment in PureCycle Technologies, Inc. (“PCT”) owned stock via Class PCTA units during the six months ended June 30, 2024 (Predecessor), which is no longer consolidated in the Company’s condensed consolidated financial statements as a result of Business Combination.

Net gain (loss) on investments – due to related parties
Net loss on investments – due to related parties was nil for the six months ended June 30, 2025 (Successor) and $160 for the six months ended June 30, 2024 (Predecessor), a decrease of $160. The decrease was due to an increase in the fair value of the liability of PCT stock owed to other parties for the six months ended June 30, 2024 (Predecessor). The Class PCTA associated liabilities are no longer consolidated in the Company’s condensed consolidated financial statements as a result of the Business Combination.
Change in fair value of financial liabilities
The fair value of financial liabilities decreased by $23,605 for the six months ended June 30, 2025 (Successor) and increased by $478 for the six months ended June 30, 2024 (Predecessor), an increase to income of $24,083, or 5,038.3%. The increase to income was due to decreases in fair value for warrants of $14,117 and earnout liabilities of $9,509.
Equity method investment (loss) income
Equity method investment loss was $8,680 for the six months ended June 30, 2025 (Successor) and equity method investment gain was $784 for the six months ended June 30, 2024 (Predecessor), a change of $9,464, or 1,207.1%. The loss during the six months ended June 30, 2025 (Successor) is related to losses from the Company’s equity method investment in AeroFlexx of $8,611. The gain during the six months ended June 30, 2024 (Predecessor) was due to an allocated gain from the Innventus ESG Fund I, L.P. (the “ESG Fund”) ESG Fund of $1,342 offset by an allocated loss from investment in AeroFlexx of $559.
Realized gain on conversion of available for sale investment
Realized gain on conversion of available for sale investment was $1,507 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $1,507. The increase was due to the partial conversion of the AeroFlexx investment in debt securities resulting in a realized gain during the six months ended June 30, 2025 (Successor).
Loss on extinguishment of related party debt
Loss on extinguishment of related party debt was $3,538 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $3,538. The increase was due to the extinguishment of the related party loans by additional issuances of Series C Preferred Stock (as defined below) during the six months ended June 30, 2025 (Successor). There was no gain or loss on extinguishment of related party debt for the six months ended June 30, 2024 (Predecessor).
Loss on extinguishment of debt
Loss on extinguishment of debt was $3,462 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $3,462. The increase was due to the modification of the WTI Facility in connection with the issuance of the first tranche of the Existing Convertible Debentures to Yorkville (as defined below), which was accounted for as an extinguishment though the WTI Facility remains outstanding. During the six months ended June 30, 2025, the Company issued two warrants (the “2025 WTI Warrants”) to purchase, at a price of $0.01 per share (subject to certain limitations and adjustment), up to an aggregate total of 495,074 shares of Common Stock, as of the date of issuance and June 30, 2025 (subject to future adjustments to the number and type of shares pursuant to the 2025 WTI Warrants), to WTI Fund X, LLC and WTI Fund XI, LLC (the “WTI Holders”). Each of the 2025 WTI Warrants is exercisable through March 31, 2035. The 2025 WTI Warrants were issued to the WTI Holders as consideration for the WTI Holders and other parties entering into a consent with the Company and Innventure LLC (the “Consent”) in connection with the issuance of the first tranche of the Existing Convertible Debentures to Yorkville under the Existing Debenture Agreement. The 2025 WTI Warrants are subject to certain future adjustments in accordance with the terms of the 2025 WTI Warrants. There was no gain or loss on extinguishment of debt for the six months ended June 30, 2024 (Predecessor).
Loss on conversion of promissory notes
Loss on conversion of promissory notes was nil for the six months ended June 30, 2025 (Successor) and $1,119 for the six months ended June 30, 2024 (Predecessor), a decrease of $1,119. This was due to the automatic conversion of promissory notes during the six months ended June 30, 2024 (Predecessor) into equity instruments which was treated as an extinguishment thereby generating a loss. There was no equivalent transaction for the six months ended June 30, 2025 (Successor).
Unrealized gain (loss) on available for sale debt securities - related party
Unrealized loss on available for sale debt securities - related party was $691 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), a decrease of $691. The decrease was due to the fair value adjustment to investments in debt securities which are classified as available for sale.
Reclassification of realized gain on conversion of available for sale investments
Reclassification of realized gain on conversion of available for sale investments was $1,507 for the six months ended June 30, 2025 (Successor) and nil for the six months ended June 30, 2024 (Predecessor), an increase of $1,507. The increase was due to the partial conversion of the AeroFlexx investment in debt securities resulting in a realized gain during the six months ended June 30, 2025 (Successor).
Loss attributable to Non-redeemable non-controlling interest
Loss attributable to non-redeemable non-controlling interests was $167,725 for the six months ended June 30, 2025 (Successor) and $6,333 for the six months ended June 30, 2024 (Predecessor), an increase of $161,392, or 2,548.4%. This was due to the increase in the Technology segment net loss as a result of goodwill impairment during the six months ended June 30, 2025 (Successor) as compared to the six months ended June 30, 2024 (Predecessor).
Non-GAAP Financial Measures
We use certain financial measures that are not calculated in accordance with GAAP to supplement our consolidated financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how we evaluate our business activities. These measures are integral to our processes for budgeting, managing operations, making strategic decisions, and evaluating our performance.
Our primary non-GAAP financial measures are EBITDA and Adjusted EBITDA. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, non-recurring expenses and other items that are not indicative of our core operating activities. These may include stock-based compensation, acquisition costs and other financial items. We believe Adjusted EBITDA is valuable for investors and analysts as it provides additional insight into our operational performance, excluding the impacts of certain financing, investing, and other non-operational activities. This measure helps in comparing our current operating results with prior periods and with those of other companies in our industry. It is also used internally for allocating resources efficiently, assessing the economic outcomes of acquisitions and strategic decisions, and evaluating the performance of our management team.
There are limitations to Adjusted EBITDA, including its exclusion of cash expenditures, future requirements for capital expenditures and contractual commitments, and changes in or cash requirements for working capital needs. Adjusted EBITDA also omits significant interest expenses and related cash requirements for interest and payments. While depreciation and amortization are non-cash charges, the associated assets will often need to be replaced in the future, and Adjusted EBITDA does not reflect the cash required for such replacements. Additionally, Adjusted EBITDA does not account for income or other taxes or necessary cash tax payments.
Investors should use caution when comparing our non-GAAP measure to similar metrics used by other companies, as definitions can vary. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP financial measures. We provide Adjusted EBITDA as supplemental information to enhance the overall understanding of our financial performance.

The following table provides a reconciliation from Net Loss to EBITDA and Adjusted EBITDA for the specified periods:

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Net loss	$(141,275)	$(11,314)	$(394,949)	$(18,840)
Interest expense, net(1)	2,647	43	4,185	448
Depreciation and amortization expense	5,634	64	11,182	69
Income tax benefit	(2,220)	—	(3,619)	—
EBITDA	(135,214)	(11,207)	(383,201)	(18,323)
Transaction and other related costs(2)	—	2,769	—	6,041
Change in fair value of financial liabilities(3)	(7,176)	—	(23,605)	478
Stock-based compensation(4)	9,406	293	15,247	689
Goodwill impairment(5)	113,344	—	346,557	—
Loss on extinguishment of debt(6)	3,462	—	3,462	—
Loss on extinguishment of related party debt(7)	—	—	3,538	—
Loss on conversion of promissory notes	—	—	—	1,119
Adjusted EBITDA	$(16,178)	$(8,145)	$(38,002)	$(9,996)

(1)	Interest Expense, net, includes interest incurred on our various borrowing facilities and the amortization of debt issuance costs.
(2)
Transaction and other related costs – For the three and six months ended June 30, 2024 (Predecessor), this is comprised of consulting, legal, and other professional fees related to the Business Combination.

(3)
Change in fair value of financial liabilities – For the three and six months ended June 30, 2025 (Successor), the change in fair value of financial liabilities primarily consists of the change in fair value of the warrant liability and the earnout liability. For the three and six months ended June 30, 2024 (Predecessor), this is comprised entirely of the change in fair value of the embedded derivative associated with the convertible notes.

(4)
Stock based compensation – For the three and six months ended June 30, 2025 (Successor), stock based compensation primarily consisted of awards in the 2024 Equity and Incentive Plan entered into on October 2, 2024 subsequent to the Business Combination. These awards consisted of Stock Options, Restricted Stock Units (“RSUs”), and Stock Appreciation Rights. Further, a portion of this expense was related to share-based payment employee incentive plans in existence at Innventure LLC and other subsidiaries. Additional Stock Options were granted in February 2025 and additional RSUs were granted in June 2025 which are included in the stock-based compensation caption for their respective periods. For the three and six months ended June 30, 2024 (Predecessor), stock-based compensation was comprised wholly of share-based payment employee incentive plans in existence at Innventure LLC and other subsidiaries.

(5)
Goodwill impairment - For the three and six months ended June 30, 2025 (Successor), the Company recognized goodwill impairment due to sustained decreases in the Company’s publicly quoted share price and market capitalization, which were, at least in part, sensitive to the general downward volatility experienced in the stock market from late February 2025 through April 2025. The publicly quoted share price stabilized some in May 2025 and June 2025. There was no similar goodwill impairment charge for the three and six months ended June 30, 2024 (Predecessor).

(6)
Loss on extinguishment of debt - For the three and six months ended June 30, 2025 (Successor), the Company modified the WTI Facility, and such modification was accounted for as a debt extinguishment while no debt was repaid. There was no loss on extinguishment of debt for the three and six months ended June 30, 2024 (Predecessor).

(7)
Loss on extinguishment of related party debt - For the three and six months ended June 30, 2025 (Successor), the Company extinguished certain related party debts by issuing Series C Preferred Stock. There was no loss on extinguishment of related party debt for the three and six months ended June 30, 2024 (Predecessor).

In presenting Adjusted EBITDA, we aim to provide investors with an additional tool for assessing the operational performance of our business. It serves as a useful complement to our GAAP results, offering a more comprehensive understanding of our financial health and operational efficiencies.
Results of Operations for the Years Ended December 31, 2024 and 2023 (in thousands, except as otherwise noted)
To reflect the application of different bases of accounting as a result of the Business Combination, the tables provided below separate the Company’s results via a black line into two distinct periods as follows: (1) up to and including the Closing Date (labeled “Predecessor”) and (2) the period after that date (labeled “Successor”). The periods after October 1, 2024 are the “Successor” period while the periods before October 2, 2024 are the “Predecessor” periods.

Management believes reviewing our operating results for the twelve-months ended December 31, 2024 by combining the results of the Predecessor and Successor periods (“S/P Combined”) is more useful in discussing our overall operating performance when compared to the same period in the prior year. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of fiscal 2024 and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with GAAP. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the year.

	Successor	Predecessor	S/P Combined (Non-GAAP)	Predecessor	Non-GAAP
	Period from October 2, 2024 through December 31, 2024	Period from January 1, 2024 through October 1, 2024	Year ended December 31, 2024	Year ended December 31, 2023	2024 vs 2023 Changes
	($)	($)	($)	($)	($)	(%)
Revenue	456	764	1,220	1,117	103	9.2%
Operating Expenses
Cost of sales	3,752	777	4,529	—	4,529	nil
General and administrative	29,652	26,608	56,260	17,589	38,671	219.9%
Sales and marketing	2,009	4,178	6,187	3,205	2,982	93.0%
Research and development	5,340	5,978	11,318	4,001	7,317	182.9%
Total Operating Expenses	40,753	37,541	78,294	24,795	53,499	215.8%
Loss from Operations	(40,297)	(36,777)	(77,074)	(23,678)	(53,396)	225.5%
Non-operating (Expense) and Income
Interest expense, net	(1,132)	(1,300)	(2,432)	(1,224)	(1,208)	98.7%
Net gain (loss) from investments	—	11,547	11,547	(6,448)	17,995	279.1%
Net (loss) gain on investments - due to related parties	—	(468)	(468)	232	(700)	(301.7)%
Change in fair value of financial liabilities	(20,946)	(478)	(21,424)	766	(22,190)	(2,896.9)%
Equity method investment (loss) income	(902)	893	(9)	(632)	623	(98.6)%
Loss on conversion of promissory notes	—	(1,119)	(1,119)	—	(1,119)	nil
Write-off of loan commitment fee asset	(10,041)	—	(10,041)	—	(10,041)	nil
Miscellaneous other expense	(57)	(64)	(121)	—	(121)	nm*
Total Non-operating (Expense) Income	(33,078)	9,011	(24,067)	(7,306)	(16,761)	229.4%
Income tax expense (benefit)	(3,282)	432	(2,850)	—	(2,850)	nm*
Net Loss	(70,093)	(28,198)	$(98,291)	(30,984)	(67,307)	217.2%
Less: net loss attributable to Non-redeemable non-controlling interest	(8,339)	(11,762)	$(20,101)	(139)	(19,962)	14,361.2%
Net Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	(61,754)	(16,436)	(78,190)	(30,845)	(47,345)	153.5%

	Successor	Predecessor	S/P Combined (Non-GAAP)	Predecessor	Non-GAAP
	Period from October 2, 2024 through December 31, 2024	Period from January 1, 2024 through October 1, 2024	Year ended December 31, 2024	Year ended December 31, 2023	2024 vs 2023 Changes
	($)	($)	($)	($)	($)	(%)
Other comprehensive income, net of taxes:
Unrealized gain on available-for-sale debt securities - related party	909	62	971	—	971	nil
Total other comprehensive loss, net of taxes	909	62	$971	—	971	nil
Total comprehensive loss, net of taxes	(69,184)	(28,136)	(97,320)	(30,984)	(66,336)	214.1%
Less: comprehensive income attributable to Non-redeemable non-controlling interest	(8,339)	(11,762)	(20,101)	(139)	(19,962)	14,361.2%
Net Comprehensive Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	(60,845)	(16,374)	(77,219)	(30,845)	(46,374)	150.3%

*	not meaningful
Revenue
Revenue was $456 for the Successor period from October 2, 2024 through December 31, 2024, $764 for Predecessor period from January 1, 2024 through October 1, 2024 and $1,117 for the Predecessor year ended December 31, 2023. Revenue for the combined twelve months ended December 31, 2024 was $1,220, an increase of $103, or 9.2%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was primarily due to new product sales within the Technology segment during the combined twelve months ended December 31, 2024. The increase was partially offset by non-recurring consulting revenue provided to certain third parties for the Predecessor year ended December 31, 2023.
Cost of sales
Cost of sales was $3,752 for the Successor period from October 2, 2024 through December 31, 2024, $777 for Predecessor period from January 1, 2024 through October 1, 2024 and nil for the Predecessor year ended December 31, 2023. Cost of sales for the combined twelve months ended December 31, 2024 was $4,529, an increase of $4,529, over the comparable period for the Predecessor year ended December 31, 2023. The increase was due to the fact that the Technology segment was pre-revenue for the Predecessor year ended December 31, 2023 and started generating revenue from product sales during the combined twelve months ended December 31, 2024. Cost of sales relate to those costs incurred to generate the new product sale revenue as well as the amortization expense of $2,065 associated with the recognition of intangibles of the Technology segment as part of the Business Combination.
General and administrative
General and administrative expense was $29,652 for the Successor period from October 2, 2024 through December 31, 2024, $26,608 for Predecessor period from January 1, 2024 through October 1, 2024 and $17,589 for the Predecessor year ended December 31, 2023. General and administrative expense for the combined twelve months ended December 31, 2024 was $56,260, an increase of $38,671, or 219.9%, over the comparable period for the Predecessor year ended December 31, 2023. The increase in expenditure was primarily attributed to an increase in professional services, legal fees and consulting fees related to the Business Combination of $17,600. The remaining increase in expenditure was due to increased employee costs associated with increased bonuses and stock based compensation grants.
Sales and marketing
Sales and marketing expense was $2,009 for the Successor period from October 2, 2024 through December 31, 2024, $4,178 for Predecessor period from January 1, 2024 through October 1, 2024 and $3,205 for the Predecessor year ended December 31, 2023. Sales and marketing expense for the combined twelve months ended December 31, 2024 was $6,187, an increase of $2,982, or 93.0%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was primarily due to increased compensation costs as a result of increased headcount across the business and increases in advertising and marketing related events and expenses associated with the commercialization phase of the Technology segment.
Research and development
Research and Development (“R&D”) expense was $5,340 for the Successor period from October 2, 2024 through December 31, 2024, $5,978 for Predecessor period from January 1, 2024 through October 1, 2024 and $4,001 for the Predecessor year ended December 31, 2023. R&D expense for the combined twelve months ended December 31, 2024 was $11,318, an increase of $7,317, or 182.9%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was primarily due to an increase in employee-related costs in the Technology segment and an increase in new product development costs.
Interest expense, net
Interest expense, net was $1,132 for the Successor period from October 2, 2024 through December 31, 2024, $1,300 for Predecessor period from January 1, 2024 through October 1, 2024 and $1,224 for the Predecessor year ended December 31, 2023. Interest expense, net for the combined twelve months ended December 31, 2024 was $2,432, an increase of $1,208, or 98.7%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was primarily due to an increase in facilities and borrowings between the periods as well as the increased cost of borrowing experienced during the Successor period.
Net gain (loss) from investments
Net gain on investments was nil for the Successor period from October 2, 2024 through December 31, 2024, $11,547 for Predecessor period from January 1, 2024 through October 1, 2024 and net loss on investments was $6,448 for the Predecessor year ended December 31, 2023. Net gain on investments for the combined twelve months ended December 31, 2024 was $11,547, an increase of $17,995, or 279.1%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was due to the unrealized gain on investment in PCT owned stock via Class PCTA Units (as defined below) for the year ended December 31, 2024. The PCTA associated assets were not recognized as part of the Business Combination.
Net (loss) gain on investments - due to related parties
Net loss on investments – due to related parties was nil for the Successor period from October 2, 2024 through December 31, 2024, $468 for Predecessor period from January 1, 2024 through October 1, 2024 and net gain on investments was $232 for the Predecessor year ended December 31, 2023. Net loss on investments – due to related parties for the combined twelve months ended December 31, 2024 was $468, a decrease of $700, or 301.7%, over the comparable period for the Predecessor year ended December 31, 2023. The decrease was primarily due to an increase in fair value of liability - PCT stock owed to others. The PCTA associated liabilities were not recognized as part of the Business Combination.
Change in fair value of financial liabilities
The fair value of financial liabilities increased by $20,946 for the Successor period from October 2, 2024 through December 31, 2024, increased by $478 for Predecessor period from January 1, 2024 through October 1, 2024, and decreased by $766 for the Predecessor year ended December 31, 2023. The fair value of financial liabilities for the combined twelve months ended December 31, 2024 increased by $21,424, an increase of

$22,190, or 2,896.9%, over the comparable period for the Predecessor year ended December 31, 2023. The increase was primarily due to increases in fair value adjustments for warrants and earnout liabilities, which were offset by adjustments in the fair value of embedded derivative liabilities.
Equity method investment (loss) income
Equity method investment loss was $902 for the Successor period from October 2, 2024 through December 31, 2024, equity method investment gain was $893 for Predecessor period from January 1, 2024 through October 1, 2024 and equity method investment loss was $632 for the Predecessor year ended December 31, 2023. Equity method investment loss for the combined twelve months ended December 31, 2024 was $9, a decrease of $623, or 98.6%, over the comparable period for the Predecessor year ended December 31, 2023. The loss in 2023 of $632 recognized represented nonrecurring allocated losses from the ESG Fund and AeroFlexx. The gain in 2024 was primarily due to a non-recurring allocated gain from the ESG Fund offset by a non-recurring allocated loss from investment of AeroFlexx.
Loss on conversion of promissory notes
Loss on conversion of promissory notes was nil for the Successor period from October 2, 2024 through December 31, 2024, $1,119 for Predecessor period from January 1, 2024 through October 1, 2024 and nil for the Predecessor year ended December 31, 2023. Loss on conversion of promissory notes for the combined twelve months ended December 31, 2024 was $1,119, an increase of $1,119, over the comparable period for the Predecessor year ended December 31, 2023. This was due to the automatic conversion of promissory notes in the first quarter of 2024 into equity instruments which was treated as an extinguishment thereby generating a loss. There was no equivalent transaction in 2023.
Write-off of loan commitment fee asset
Write-off of loan commitment fee asset was $10,041 for the Successor period from October 2, 2024 through December 31, 2024, nil for Predecessor period from January 1, 2024 through October 1, 2024 and nil for the Predecessor year ended December 31, 2023. Write-off of loan commitment fee asset for the combined twelve months ended December 31, 2024 was $10,041, an increase of $10,041, over the comparable period for the Predecessor year ended December 31, 2023. The increase was due to a one-time write-off of loan commitment fees related to the WTI Fund loan and security agreement where the Company was unable to draw down subsequent loan tranches because it had not met certain revenue and net loss targets set by the lender. These fees included warrants and fees incurred in securing the WTI loans.
Loss attributable to non-redeemable non-controlling interests
Loss attributable to non-redeemable non-controlling interests was $8,339 for the Successor period from October 2, 2024 through December 31, 2024, $11,762 for Predecessor period January 1, 2024 through October 1, 2024 and $139 for the Predecessor year ended December 31, 2023. Loss attributable to non-redeemable non-controlling interests for the combined twelve months ended December 31, 2024 was $20,101, an increase of $19,962, or 14,361.2%, over the comparable period for the Predecessor year ended December 31, 2023. This was due to the increase in Accelsius loss subject to allocable percentage during the year ended December 31, 2024 as compared to the year ended December 31, 2023.
Unrealized gain on available-for-sale debt securities - related party
Unrealized gain on available-for-sale debt securities - related party, was a gain of $909 for the Successor period from October 2, 2024 through December 31, 2024, a loss of $62 for Predecessor period January 1, 2024 through October 1, 2024 and nil for the Predecessor year ended December 31, 2023. Unrealized gain (loss) on available-for-sale debt securities - related party for the combined twelve months ended December 31, 2024 was $971, an increase of $971, over the comparable period for the Predecessor year ended December 31, 2023. The increase was due to the conversion of working capital advances to investments in debt securities which are classified as available-for-sale.
Non-GAAP Financial Measures
As noted above, we use certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. GAAP to supplement our consolidated financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how we evaluate our business activities. These measures are integral to our processes for budgeting, managing operations, making strategic decisions, and evaluating our performance.
Our primary non-GAAP financial measures are EBITDA and Adjusted EBITDA. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, non-recurring expenses, and other items that are not indicative of our core operating activities. These may include stock-based compensation, acquisition costs, and other financial items. We believe Adjusted EBITDA is valuable for investors and analysts as it provides additional insight into our operational performance, excluding the impacts of certain financing, investing, and other non-operational activities. This measure helps in comparing our current operating results with prior periods and with those of other companies in our industry. It is also used internally for allocating resources efficiently, assessing the economic outcomes of acquisitions and strategic decisions, and evaluating the performance of our management team.
There are limitations to Adjusted EBITDA, including its exclusion of cash expenditures, future requirements for capital expenditures and contractual commitments, and changes in or cash requirements for working capital needs. Adjusted EBITDA also omits significant interest expenses and related cash requirements for interest and payments. While depreciation and amortization are non-cash charges, the associated assets will often need to be replaced in the future, and Adjusted EBITDA does not reflect the cash required for such replacements. Additionally, Adjusted EBITDA does not account for income or other taxes or necessary cash tax payments.
Investors should use caution when comparing our non-GAAP measure to similar metrics used by other companies, as definitions can vary. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP financial measures.
In presenting Adjusted EBITDA, we aim to provide investors with an additional tool for assessing the operational performance of our business. It serves as a useful complement to our GAAP results, offering a more comprehensive understanding of our financial health and operational efficiencies.
The following table provides a reconciliation from Net Loss to EBITDA and Adjusted EBITDA for the specified periods:

	Successor	Predecessor	S/P Combined (Non-GAAP)	Predecessor
	Period from October 2, 2024 through December 31, 2024	Period from January 1, 2024 through October 1, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Net Loss	(70,093)	(28,198)	(98,291)	(30,984)
Interest expense, net(1)	11,173	1,300	12,473	1,224
Depreciation and amortization expense	5,455	146	5,601	8
Provision for income taxes	3,282	(432)	2,850	—
EBITDA	(50,183)	(27,184)	(77,367)	(29,752)
Transaction and other related costs(2)	2,309	9,414	11,723	3,452
Change in fair value of financial liabilities(3)	20,946	478	21,424	(766)
Stock based compensation(4)	16,338	1,056	17,394	910
Adjusted EBITDA	(10,590)	(16,236)	(26,826)	(26,156)

(1)
Interest expense, net – For the combined twelve months ended December 31, 2024, interest expense, net includes interest incurred on our various borrowing facilities and the amortization of debt issuance costs. Additional debt issuance cost associated with a loan commitment fee asset in the amount of $10,041 was written off in combined twelve months ended December 31, 2024 and has also been included in this adjustment. This amount is representative of the asset associated with the second and third tranches of the WTI facility. When it became known that we would not be able to draw on these subsequent tranches based on certain metrics contained within the WTI Facility agreement, we immediately wrote this asset off. For the Predecessor year ended December 31, 2023, this balance is comprised entirely of interest incurred on our various borrowing facilities.

(2)
Transaction and other related costs – For the combined twelve months ended December 31, 2024 and for the Predecessor year ended December 31, 2023 this is comprised entirely of consulting, legal, and other professional fees related to the “Business Combination”.

(3)
Change in fair value of financial liabilities – For the combined twelve months ended December 31, 2024 the change in fair value of financial liabilities primarily consists of the change in fair value of the warrant liability, change in fair value of the earnout liability, and the change in the fair value of the embedded derivative associated with convertible notes prior to extinguishment. For the Predecessor year ended December 31, 2023, this is comprised entirely of the change in fair value of the embedded derivative associated with the convertible notes.

(4)
Stock based compensation – For the combined twelve months ended December 31, 2024 stock based compensation primarily consisted of awards in the 2024 Equity and Incentive Compensation Plan entered into on October 2, 2024 subsequent to the Business Combination. These awards consisted of Stock Options, RSUs, and Stock Appreciation Rights. Further, a portion of this expense was related to share based payment employee incentive plans in existence at Innventure LLC and other subsidiaries. For the Predecessor year ended December 31, 2023, stock based compensation was comprised wholly of share based payment employee incentive plans in existence at Innventure LLC and other subsidiaries.

Liquidity and Capital Resources (in thousands, except as otherwise noted)
Sources of Liquidity
In assessing liquidity, we monitor and analyze cash on hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date we have financed our operations primarily through cash flows from investing and financing activities.
The following is a summary of the components of our liquidity as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$6,965	$11,119
Working capital	(51,188)	(45,061)

Our future liquidity requirements will depend on many factors, including funding required by us and our Operating Companies to (i) support the growth of the business and the current business strategy; (ii) fund working capital, capital expenditures and general corporate expenditures; and (iii) support other business opportunities and expenditures. Based on current projections, we estimate that Innventure and its Operating Companies will require, in addition to cash on hand, at least $50,000 to meet our collective liquidity requirements for the next 12 months and, to grow the Operating Companies in accordance with our current business plan, the Operating Companies will require at least an additional $25,000.
We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations of our Operating Companies and the SEPA with Yorkville (maximum remaining availability of approximately $70,000 as of June 30, 2025), subject to certain conditions and limitations, as well as proceeds from additional financings completed by us or our Operating Companies. During the three and six months ended June 30, 2025 (Successor), the Technology segment raised approximately $460 and $5,610 of additional equity financing, respectively, in comparison to approximately $7,438 and $11,293 during the three and six months ended June 30, 2024 (Predecessor), respectively.
Bridge Financing
On August 20, 2024, the Company entered into unsecured promissory notes with two related parties for principal amounts of $10,000 and $2,000, respectively. The Company entered into amended and restated agreements to amend the terms of these unsecured promissory notes on October 1, 2024. As per the original agreements, the note with the first party contained a loan fee of $1,000 which was payable with the repayment of the principal amount of the note and the note with the second party contained interest at the rate of 11.50% per annum. The principal amounts, loan fees and accrued interest were repayable at the earlier of October 15, 2024 and the first business day following the date of consummation of the Business Combination.
As per the amended note with the first party, the maturity date was extended to the earlier of (i) January 31, 2025 and (ii) the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under the note and otherwise meet its expected working capital needs as determined by the Company in its reasonable discretion. The loan fee of $1,000, required under the original agreement, became due on or around the amendment date but as of December 31, 2024 has not yet been paid and interest will accrue at the rate of 15.99% per annum until paid. The amendment was accounted for as a troubled debt restructuring as the Company was provided a concession through a decrease in the effective interest rate. However, no gain or loss was recognized as a result.

As per the amended note with the second party, the maturity date was extended to January 31, 2025 and the interest rate was increased to 13.50% per annum. Additionally, $1,000 of the principal amount became due on or around the amendment date but as of December 31, 2024 has not yet been paid.
On March 20, 2025, the Company entered into agreements to convert and repay the aggregate principal amount of these unsecured promissory notes with the two related parties and, on March 24, 2025, issued shares of the Company’s Series C preferred stock, par value $0.0001 per share (the “Series C Preferred Stock”) and paid cash to settle these unsecured promissory notes with the two unrelated parties. See “Certain Relationships and Related Party Transactions” for more information.
Series B Preferred Stock
The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share, of which, 3,000,000 of the shares of preferred stock are designated as Series B Preferred Stock. Series B Preferred Stock is entitled to an 8% annual rate dividend. Immediately following the Business Combination, Innventure issued 1,102,000 of Series B Preferred Stock at a purchase price of $10.00 per share (the “Original Issue Price”) for a total amount of $11,020. On March 19, 2025, the Company distributed 21,808 shares of Series B Preferred Stock to represent $218 in cumulative dividends for Series B Preferred Stock, covering the period from the initial issue date, as defined in the certificate of designation of Series B Preferred Stock, to December 31, 2024, as a payment in kind at the specified rate. See further discussion of the Series B Preferred Stock in Note 13. Stockholders’ Equity within the notes to the consolidated financial statements.
Series C Preferred Stock
5,000,000 shares of preferred stock are designated as Series C Preferred Stock. On March 24, 2025, the Company agreed to issue an aggregate of up to 275,000 shares of the Series C Preferred Stock in a private placement, at a price of $10.00 per share of Series C Preferred Stock, resulting in an aggregate purchase price of approximately $2,750 before deducting fees and other estimated offering expenses. In connection with the preferred stock purchase agreements, the Company received an aggregate amount of $1,500 in advanced funds. In consideration of these funds, the Company issued 150,000 shares of Series C Preferred Stock to the respective parties (the “Series C Purchasers”).
Additionally, on March 24, 2025, the Company issued 578,294 shares of Series C Preferred Stock in exchange for the termination of a related party loan with Glockner Family Venture Fund, LP and issued 1,392,059 shares of Common Stock in exchange for the termination of another related party loan between AeroFlexx Packaging Company, LLC and Auto Now Acceptance Co., LLC. Further, on March 24, 2025, the Company issued an aggregate of 300,000 shares of Series C Preferred Stock for financial advisory and merchant banking services rendered. See further discussion of the Series C Preferred Stock in the sub-section titled “Bridge Financing” above and in Note 21. Subsequent Events within the notes to the consolidated financial statements.
Standby Equity Purchase Agreement
In October 2023, we entered into the SEPA with Yorkville. This agreement became effective concurrently with the Business Combination.
Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $75,000 of Common Stock at the Company’s request during the commitment period commencing on the Closing and continuing for a term of 3 years, subject to certain conditions and limitations. See the section entitled “Prospectus Summary—Background—Standby Equity Purchase Agreement” for more information.
The SEPA will automatically terminate on the earlier to occur of (i) November 01, 2027 and (ii) the date on which Yorkville shall have made payment of advances pursuant to the SEPA for Common Stock equal to the commitment amount of $75,000.
Convertible Debentures
On March 25, 2025, the Company entered into the Existing Debenture Agreement for the issuance and sale of the Existing Convertible Debentures. These Existing Convertible Debentures will be convertible into the Existing Conversion Shares. The Company issued the aggregate principal amount of Existing Convertible

Debentures in two tranches tied to separate reporting and filing requirements. On April 14, 2025 and May 15, 2025, the Company issued the first and second tranches of Existing Convertible Debentures with aggregate principal amounts of $20,000 and $10,000, respectively, and received gross proceeds of $18,000 and $9,000, respectively. In connection with the issuance of the Existing Convertible Debentures, also on April 14, 2025 the Company issued the 2025 WTI Warrants to purchase, at a price of $0.01 per share (subject to certain limitations and adjustment), up to an aggregate total of 495,074 shares of Common Stock, as of the date of issuance and June 30, 2025 (subject to future adjustments to the number and type of shares pursuant to the 2025 WTI Warrants) to the WTI Holders. Each of the 2025 WTI Warrants is exercisable through March 31, 2035. The 2025 WTI Warrants were issued to the WTI Holders as consideration for the WTI Holders and other parties entering into the Consent in connection with the issuance of the first tranche of Existing Convertible Debentures to Yorkville under the Existing Debenture Agreement. See further discussion in Note 21. Subsequent Events within the notes to the consolidated financial statements.
Term Convertible Notes
Accelsius entered into unsecured convertible notes with various other parties (the “Term Convertible Notes”) for a total principal amount of $7,750. As of June 30, 2025, $2,750 of agreements were executed and $2,450 of proceeds had been received. The Term Convertible Notes have a stated maturity date of December 31, 2026 and bear interest at the annual applicable federal rate published by the Internal Revenue Service. Accelsius applied the proceeds from the issuance of the Term Convertible Notes to repay (together with the repayment from the proceeds of the Related Party Term Convertible Notes defined below the “Repayment”) borrowings under the Loan and Security Agreement between Innventure LLC and Accelsius, dated as of March 30, 2023 (the “Innventure Convertible Line of Credit”).
The Term Convertible Notes, which are subordinated to the WTI Facility, are convertible at the option of the lenders, starting January 2, 2026, for all amounts due under the notes at the time of conversion, into Accelsius’ Series A Units at a price per unit equal to $12.175. The lenders will not demand payment related to this Term Convertible Notes, unless they convert the debt into equity.
Related Party Convertible Notes
On June 26, 2025, Accelsius entered into an unsecured Convertible Promissory Note (“CPN”) with a related party lender. The maximum principal amount under the CPN is $3,000, issuable in three equal draws, upon the request of Accelsius and subject to the related party’s sole discretion. Accelsius received the first draw amounting to $1,000 on June 27, 2025. The CPN has a stated interest rate of 15% and Accelsius is required to pay a loan fee (“Loan Fee”) of $35 upon maturity, repayment or conversion of this note.
The CPN is convertible at the option of the related party lender for all amounts due under the Convertible Note, including the Loan Fee, into either preferred units of Accelsius at a price equal to 80% of the next funding round price if Accelsius raises at least $5,000 from unaffiliated investors, or into common units of Accelsius, if no such funding round occurs before the maturity date, with unit pricing of common units determined by an independent valuation firm.
The CPN has a maturity date of December 31, 2025; is subordinated to the WTI Facility and the Convertible Debentures; and each of the WTI Lenders and Yorkville have been granted certain rights under the CPN. The CPN related party lender will not demand payment of this note, for so long as any portion of the WTI Facility or Convertible Debentures remains outstanding. Furthermore, pursuant to a Side Letter, dated June 26, 2025, by and among the Company, Innventure LLC, Accelsius and the related party, until such time as the CPN is either repaid in full or converted into equity of Accelsius, the Company will not seek repayment of any portion of the Innventure Convertible Line of Credit (subject to certain exceptions).
Accelsius also entered into unsecured convertible notes (“Related Party Term Convertible Notes”, together with the CPN, the “Related Party Convertible Notes”) with certain investors deemed to be Related Parties (as defined in the Company’s Related Party Transactions Policy) for a total principal amount of $4,250. Proceeds of $3,000 from the Related Party Term Convertible Notes were received as of June 30, 2025. The Related Party Term Convertible Notes have a stated maturity date of December 31, 2026 and bear interest at the annual applicable federal rate published by the Internal Revenue Service. Accelsius applied the proceeds from the issuance of the Related Party Term Convertible Notes to repay borrowings under the Innventure Convertible Line of Credit. As a result of the Repayment, the Company’s indirect beneficial holdings, through Innventure LLC, of Accelsius may be reduced in the event that the Term Convertible Notes are converted into Series A Units of Accelsius.
The Related Party Term Convertible Notes, which are subordinated to the WTI Facility, are convertible at the option of the lenders, starting January 2, 2026, for all amounts due under the notes at the time of conversion, into Accelsius’ Series A Units at a price per unit equal to $12.175. For as long as any portion of the WTI Facility remains outstanding, the Related Party Term Convertible Notes lenders will not demand payment related to the Related Party Term Convertible Notes, unless they convert the debt into equity.
Cash Flows
Cash flows associated with operating, investing and financing activities for the six months ended June 30, 2025 (Successor) and six months ended June 30, 2024 (Predecessor) are summarized as follows:

	Successor	Predecessor	Change
	Six months ended June 30, 2025	Six months ended June 30, 2024	Amount	% Change
Net Cash Used in Operating Activities	$(36,754)	$(16,391)	$(20,363)	124.2%
Net Cash Used in Investing Activities	(3,640)	(4,377)	737	(16.8)%
Net Cash Provided by Financing Activities.	41,240	20,274	20,966	103.4%
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	$846	$(494)	$1,340	271.3%

Cash flows associated with operating, investing and financing activities for the years ended December 31, 2024 and 2023 are summarized as follows:

	Successor	Predecessor	S/P Combined 2024	Predecessor	Change
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2024	Year ended December 31, 2023	Amount	% Change
Net Cash Used in Operating Activities	$(29,214)	$(18,848)	$(48,062)	$(19,476)	$(28,586)	146.8%
Net Cash Provided by (Used in) Investing Activities	6,822	(5,957)	865	(4,667)	5,532	118.5%
Net Cash Provided by Financing Activities	33,466	38,441	71,907	19,174	52,733	275.0%
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	$11,074	$13,636	$24,710	$(4,969)	$29,679	(597.3)%

Net Cash Used in Operating Activities
Cash flows used in operating activities were $36,754 for the six months ended June 30, 2025 (Successor), as compared to $16,391 for the six months ended June 30, 2024 (Predecessor), an increase of $20,363, or 124.2%. The increase is primarily related to an increase in the Company’s operating expenses.
Cash flows used in operating activities were $48,062 for the combined twelve months ended December 31, 2024, as compared to $19,476 for the year ended December 31, 2023, an increase of $28,586, or 146.8%. The increase is primarily related to change additional costs incurred in connection with the Business Combination, increased employee compensation costs associated with increased headcount. In addition, there was an increase in R&D costs at the Technology segment.
Net Cash Provided (Used in) by Investing Activities
Cash flows used in investing activities were $3,640 for the six months ended June 30, 2025 (Successor), as compared to $4,377 for the six months ended June 30, 2024 (Predecessor), a decrease of $737 or 16.8%. The decrease is primarily related to reduced proceeds from sales of investments and lower advances to an equity method investee, offset by investment in available-for sale debt securities and increased acquisitions of property, plant and equipment.
Cash flows provided by in investing activities were $865 for the combined twelve months ended December 31, 2024, as compared to cash flows used in investing activities of $4,667 for the year ended December 31, 2023, an increase of $5,532 or 118.5%. The increase is primarily related cash withdrawn from the trust as a result of the Business Combination offset by to loans to an equity method investee and acquisitions of property, plant and equipment.
Net Cash Provided by Financing Activities
Cash flows provided by financing activities were $41,240 for the six months ended June 30, 2025 (Successor), as compared to $20,274 for the six months ended June 30, 2024 (Predecessor), an increase of $20,966 or 103.4%. The increase is primarily related to proceeds from the issuance of additional debt financing.
Cash flows provided by financing activities were $71,907 for the year ended December 31, 2024, as compared to $19,174 for the year ended December 31, 2023, an increase of $52,733 or 275.0%. The increase is primarily related to proceeds from issuance of equity and debt financing, partially offset by increased repayment of debt.
Indebtedness
Refer to Note 5. Borrowings to our condensed consolidated financial statements for the six months ended June 30, 2025 (Successor) and six months ended June 30, 2024 (Predecessor) included in the consolidated financial statements included elsewhere in this prospectus for a discussion of our indebtedness.
Contractual Obligations
The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2025:

	2025 (remaining 6 months)	2026	2027	2028	Thereafter	Total
Operating lease	$309	$693	$467	$228	$—	$1,697
Debt obligations	13,011	29,234	8,244	4,561	—	55,050
Fixed future installments payable	700	825	825	825	9,900	13,075
Total	$14,020	$30,752	$9,536	$5,614	$9,900	$69,822

Going Concern
We have experienced recurring losses from operations and negative cash flows from operating activities. In addition, we continue to have an ongoing need to raise significant additional cash from outside sources to sustain our operations and fund our growth plans. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date of the condensed consolidated financial statements included elsewhere in this prospectus.
If we are unable to obtain adequate capital from public or private equity or debt financing (including the SEPA), or otherwise generate sufficient revenues from our Operating Companies to support our cost structure within the normal operating cycle of a twelve (12) month period, we may have to implement cost reduction measures or adjust the timing or scope of certain operations at Innventure or certain Innventure Companies, in part or in full, to help manage liquidity. If we raise additional funds through the issuance of additional debt or equity securities, it could result in substantial dilution to our existing stockholders and increased fixed payment obligations, and these securities may have rights senior to those of our Common Stock. We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If subsequent capital raises or revenues from operations at the Innventure Companies are insufficient to bridge financial and liquidity shortfalls (or both), there would likely be a material adverse effect on our business and financial condition that would materially adversely affect our ability to continue as a going concern. See “Risk Factors — Risks Related to Innventure’s Business – There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.”
The condensed consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies and Use of Estimates
Refer to Note 2. Accounting Policies to our consolidated financial statements for the years ended December 31, 2024 and 2023 included elsewhere in this prospectus for a discussion of our critical accounting policies.

BUSINESS
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions that we acquire or license from technology innovators. These technology innovators are typically MNCs but need not be MNCs. In connection with the founding of a new company, we look to establish a collaborative relationship with at least one MNC that (1) has expressed a need for, and an interest in using or distributing, the specific technology that we intend to commercialize and (2) we expect will become a channel partner capable of providing a path to market adoption, distribution and/or revenue for the new company. This collaborating MNC, which we refer to as a channel partner, may be the entity from which we source the technology or it may be an unrelated entity. As owner-operators, our goal is to take what we believe to be breakthrough technologies from evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. When we say “disruptive,” we mean innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. We have launched four such companies since inception: PureCycle in late 2015 (technology initially sourced from P&G), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology initially sourced from the Nokia), and Refinity in 2024 (technology initially sourced from the VTT; collaboration agreement with Dow signed). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle. We refer to AeroFlexx, Accelsius and Refinity as “Innventure Companies” and to the Innventure Companies along with those subsidiary companies that Innventure may found, fund, and operate going forward as the “Operating Companies.”
Innventure’s approach to identifying and commercializing disruptive technology opportunities is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs and other technology innovators. An important part of our approach is our collaboration with MNCs. These relationships give us access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures. We seek MNC relationships that we believe can provide value as channel partners and serve as catalysts for market adoption of the technology solutions we look to commercialize.
We use our systematic, repeatable DownSelect (as defined below) process to analyze each opportunity across a range of key success factors, including: (1) the disruptive potential, (2) the likelihood for accelerated early adoption driven by economic value creation, (3) the potential to materially address sustainability issues and drive economic value for business-to-business (“B2B”) customers, (4) the ability to create sustainable competitive advantage, (5) the projected ability to generate rapid, sizable financial returns and (6) the potential to create target enterprise value of at least $1 billion. DownSelect uses MNC’s proprietary market and customer data along with our own rigorous analytics to assess each opportunity and seeks opportunities for the MNC to help accelerate early market adoption by becoming early customers or offering channel access.
The DownSelect process consists of four separate phases, with successive phases building on work done in the previous phases and deepening the level of analyses done as opportunities progress through the process.

Phase 1 – Opportunity Screen: Innventure’s team screens opportunities that are reflective of the four dimensions of the DownSelect Process; (1) technology developed by an MNC or other technology innovator, (2) significant market need, (3) transformative solution and (4) strategic execution. We analyze high level business, financial, and technology issues to determine if the opportunity meets our key success criteria.
Phase 2 – Critical Factor Assessment: We identify, assess, and prioritize an opportunity’s critical success and risk factors and develop a plan (to be executed in Phase 3) for in-depth systematic evaluation to quantify value, address critical factors for success of a new business built around the opportunity, and mitigate risk factors. This is an internal assessment to determine if an opportunity is sizable, transformative, and meets the minimum threshold for advancement.
Phase 3 – Comprehensive Quantification: The Innventure team conducts a comprehensive review across all DownSelect dimensions. A core focus is on quantitative analysis and strategy of the immediate new value created for customers. We quantify the potential economic value to the B2B customer, create a pricing model that is sufficiently compelling to predictably drive early adoption, and conduct bottoms-up, real-world testing to further validate key hypotheses, especially around enabling critical success factors and mitigating critical risks. We develop initial financials, including revenue models and capital and operating cost estimates; define preliminary organizational structures and business plans; conduct field validations, often including prospective customer interviews, pilot manufacturing and additional concept and product testing, to help validate critical assumptions.
For an opportunity that successfully passes through Phase 3, the DownSelect team, in collaboration with Innventure senior leadership, recommends to the Board that the opportunity move to Phase 4 and proceed to create a new Innventure Company.
Phase 4 – Strategy & Formation: We set the initial strategy, including go-to-market strategies and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and create the new company.
The DownSelect process typically takes six to nine months, though it may take as little as a few weeks to decline an opportunity and as long as a year or more from the start of Phase 1 to full approval to launch a new company. The process is managed by the DownSelect team with support from the broader Innventure team as well as external subject matter experts as required. The primary goal of the process is to confirm that an opportunity meets the key DownSelect criteria, and that we believe that the business has the potential to achieve or exceed a target enterprise value of at least $1 billion. At the completion of the DownSelect process, a new Innventure Company is created, and the approved opportunity is transferred to the new company, at which time Innventure appoints the board of directors and initial management team, typically consisting of Innventure principals and personnel. Innventure selects executives and managers who it believes to have the requisite technical and operational expertise to scale enterprises built around disruptive technologies. Previously, Innventure owned and operated the Innventure Companies and maintained control at least through early scaling. As part of the new Disruptive Conglomerate Model, Innventure intends to retain control.
When an opportunity satisfies our DownSelect criteria, we seek to acquire or license the technology solution from the MNC or other technology innovators and use the initial business plans developed during our DownSelect process as the basis to launch a new “Innventure Company” with initial funding provided by Innventure. From an investor perspective, this model is intended to bring founder shares of a company with a target enterprise value of at least $1 billion onto the Innventure balance sheet, which we believe can provide excellent potential returns for Innventure shareholders as described in more detail in this section.
Historically, and prior to the Business Combination, the Innventure model targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. In 2024, we determined that this approach could result in exiting companies prior to creating their maximum shareholder value.
As we continue to advance the Innventure model, we have moved to an approach designed to allow us to build and hold companies, with goals of generating positive cash flows of one or more majority-owned new Innventure companies and maximizing value for investors and other stakeholders. As part of our recently adopted “Disruptive Conglomerate Model,” Innventure intends to retain control. We believe that exercising majority ownership or control over companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies as we operate them over the long term. We are currently deploying this model for Accelsius and Refinity. While an opportunistic sale or other disposition of one or more of our Operating Companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Accelsius or Refinity or for future Operating Companies.
Innventure was founded in 2015 and currently operates its business under a Delaware limited liability company that was formed in 2017. Innventure is a Delaware corporation following the Closing of the Business Combination. Our phone number is (321) 209-6787. Our website is www.innventure.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.
We are led by Gregory W. (Bill) Haskell, our CEO, who also serves as a Class I Director; David Yablunosky, our Chief Financial Officer (“CFO”), who also serves as a Class II Director; our Founders, Mike Otworth, who also serves as our Executive Chairman, and Dr. John Scott, who also serves as our Chief Strategy Officer; and Roland Austrup, our Chief Growth Officer; and a strong team of senior leaders that bring experience and expertise in scaling start-ups, capital markets, operations, marketing, and technology evaluation.
Corporate Structure
As of October 21, 2025, Innventure LLC owns 37.14% of AeroFlexx, and the remainder of AeroFlexx is collectively owned by Innventure and AeroFlexx directors, officers and employees (11.29%); Innventus ESG Fund I, L.P. (the “ESG Fund”) (33.99%); and investors external to Innventure and AeroFlexx (17.58%). Further, as of October 21, 2025, Innventure LLC owns 44.3% of Accelsius, and the remainder of Accelsius is collectively owned by Innventure and Accelsius directors, officers, and employees (31.1%), the ESG Fund (0.5%), and investors external to Innventure and Accelsius (24.1%). As of October 21, 2025, Innventure LLC owns 68.2% of Refinity Holdings, LLC (“Refinity Holdings”), an affiliate of Dow is expected to own 5.3%, and the remainder of Refinity Holdings is collectively owned by Innventure and Refinity Holdings directors, officers, and employees (26.5%). Refinity Holdings owns 100% of Refinity. Innventure, through Innventure LLC as its subsidiary, economically owns 37.1%, 44.3% and 68.2% of AeroFlexx, Accelsius and Refinity Holdings, respectively, and exercises voting control over 42.3%, 64.3%, and 92.9% of AeroFlexx, Accelsius and Refinity Holdings, respectively. All the foregoing percentages are calculated using outstanding equity for each of AeroFlexx, Accelsius and Refinity Holdings as of October 21, 2025.
Following the Business Combination, the Class PCTA Units and Class I Units (as defined below) remain outstanding and their holders retain the limited voting rights attendant thereto with respect to matters concerning Class PCTA and Class I business. Innventure otherwise owns all of the membership interests in Innventure LLC.
Following the Business Combination, Innventure’s wholly owned subsidiaries, Innventure Management Services, LLC (“Management Services”) and Innventure GP LLC (“Innventure GP”) continue to serve as the manager and general partner, respectively, of the ESG Fund and, correspondingly, Innventure will continue to accrue management fees for providing investment management services to the ESG Fund. Following the Business Combination, the ESG Fund owns 32.5% of AeroFlexx and 4.3% of Accelsius.
The ESG Fund was formed on August 17, 2018, and commenced operations on the same day. The ESG Fund was formed to make venture capital (“VC”) investments in and contribute capital to certain Innventure Companies. Innventure’s wholly owned subsidiaries, Management Services and Innventure GP, serve as the manager and general partner, respectively, of the ESG Fund. Voting and investment power over the ESG Fund’s investments, including the AeroFlexx and Accelsius units held by the ESG Fund, is exercised by the investment committee of Management Services, which consists of Roland Austrup (Innventure’s Chief Growth Officer), Lucas Harper (Innventure’s Chief Investment Officer), and Dr. John Scott (Innventure’s Chief Strategy Officer). The Company, through Innventure LLC, earns management fees for providing investment management services to the ESG Fund.
Market Opportunity
In 2022 alone, the top 100 companies by R&D expenditure spent over $700 billion on R&D. Many patents fail to be commercialized for various reasons, including misalignment with core business strategies, lack of commercialization resources, and poor timing in the market. While MNCs excel at developing well-protected technologies for their existing businesses, we believe that many MNCs invent additional technologies with significant potential value that may best be realized by a different approach. Our goal is to collaborate with MNCs to commercialize these high potential technology assets, providing a return on the R&D investment and, most importantly, creating products and services based on those technology solutions that will benefit the MNCs and their customers. We look to source technology solutions that come with a strong IP portfolio, market data that supports business plan development, and channel access that helps accelerate the commercialization timeline for the disruptive new company. Technologies can be sourced from MNCs, as well as from other technology innovators.
Closed Loop Partnership Model
Our Closed Loop partnership model is designed to capitalize on Innventure’s, MNCs’ and other technology innovators’ respective complementary capabilities. MNCs and others fund extensive R&D programs which create technology solutions with the potential to satisfy significant unmet market needs. MNCs also have the potential to serve as valuable channel partners that can provide paths to distribution and/or revenue for our operating companies. We use the term “Closed Loop partnership model” to describe an ongoing collaboration in which (1) the MNC typically provides proprietary insights and data about the markets they serve, particularly focusing on unmet needs or unsolved customer problems in those markets, as well as access to the market via existing channels and/or customers; and (2) IP-protected technology solutions that satisfy those unmet needs are sourced from that MNC or a different MNC or technology innovator. In furtherance of our Closed Loop partnership model, Innventure assesses the relevant technology solution and, if it meets Innventure’s rigorous screening criteria, Innventure seeks to acquire or license the solution and use it as the basis for a new Innventure company. A Closed Loop partnership can be one in which the MNC itself is an initial customer for the product or service of the new Innventure company and where early adoption of the solution by the MNC helps enable rapid growth of the new company. Alternatively, technology may be sourced from an entity that is not an MNC or that is not a potential channel partner if Innventure believes that it can establish a relationship with an MNC that will serve as a channel partner that can enable market adoption of the technology that Innventure seeks to commercialize.
Potential Benefits to Innventure
For Innventure, the Closed Loop partnership model seeks to provide access to disruptive, developed technology solutions from MNCs and other technology innovators that satisfy well-understood and unmet market needs along with the proprietary market and customer data to help Innventure advance the development and commercialization approach. Some of the potential benefits to Innventure include the following:
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Access Advantage: The relationship with an MNC provides unique access to MNC technologies and/or the information needed to help Innventure evaluate a disruptive technology solution in the context of specific unmet market needs. Using both data from the MNC and its own evaluations, Innventure determines if the opportunity should progress to a new Innventure Company.

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Developed Technology Solutions: MNCs invest significant time, money, and technical expertise in developing and protecting innovative technology solutions that satisfy unmet market needs for them and their customers. This all occurs well before Innventure acquires the technology solution. A new Innventure Company that sources the technology solution from an MNC—including IP such as patents and trade secrets, product prototypes, manufacturing equipment, and other assets—has access to the MNC’s technical expertise for transfer and early industrialization of the technology, all of which helps reduce commercialization time, save money, and mitigate common risks inherent to start-ups.

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Institutional Data Set: MNCs also spend significant time and money developing deep, proprietary market knowledge, which is very difficult for a typical new venture to replicate. MNCs are in a position to provide Innventure with highly robust data, including market insights and customer testing, to understand unmet market needs and to assess the technology solution and potential business models.

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Early Customer Adoption: We believe MNCs with which we collaborate will be motivated to catalyze market adoption of a technology solution by becoming early customers and/or providing channel access to facilitate the initial customer base to drive financial and strategic value. When Innventure sources technology from an entity that is not expected to be a channel partner, it seeks to establish a relationship with an MNC that will serve as a channel partner for the new company. In some cases, MNCs may choose to sign offtake agreements with the new company and/or facilitate access to prospective customers within their sphere of influence (e.g., suppliers or customers). We believe when an MNC is the original “inventor” or an early adopter of the technology solution, it may bring immediate credibility to the new Innventure Company which can lead to greater interest from potential customers.

Business Model Today
Innventure’s business model is the culmination of lessons learned over the past three decades. In 1993, when the first version of what is now Innventure was created, we studied both failed and successful startups to understand how to identify and manage risks to achieve a higher success rate for early-stage companies. We believe we have built a repeatable, systematic, risk managed approach to business building that is substantially different from traditional VC models. Innventure is not a venture capital company. VCs typically make many minority investments, assuming that only a small percentage will succeed and do not operate the underlying companies. In contrast to this approach, Innventure maintains controlling stakes in a limited number of operating companies that we vet, launch, build, fund and operate, with the goal of operating these companies over a long-term period. The Innventure model is designed to help mitigate the significant risks inherent to establishing and building disruptive businesses.
Using our proprietary DownSelect approach, we focus on assessing and mitigating risk well before the new Innventure Company is formed. When we do launch, we believe new Operating Companies are more mature than typical startups, due to the extensive investment by the MNC or other technology innovators in developing technology solutions, the rigor of the Innventure DownSelect process, and the experience of our Innventure company leaders. This prospective head start, coupled with the other components of the Innventure model, are designed to yield a higher success rate than other start-ups and VC-backed companies.
The Business Combination
On October 24, 2023, Learn CW and Innventure LLC entered into the Business Combination Agreement with Holdco, LCW Merger Sub and Innventure Merger Sub. On September 30, 2024, the stockholders of Learn CW approved the Business Combination, and the Business Combination closed on the Closing Date. The Business Combination has been accounted for using the acquisition method of accounting. The Company determined the accounting acquirer to be Holdco. Accordingly, the Company recorded assets acquired, liabilities assumed and non-controlling interest at their acquisition date fair values and recognized goodwill.
Pursuant to the Business Combination Agreement, among other things, (i) LCW Merger Sub merged with and into Learn CW, with Learn CW as the surviving company of the LCW Merger and (ii) Innventure Merger Sub merged with and into Innventure, with Innventure LLC as the surviving entity of the Innventure Merger. Following the Mergers, each of Learn CW and Innventure LLC became a subsidiary of Holdco, and Holdco became a publicly traded company. Holdco changed its name to Innventure, Inc. in connection with the Business Combination.
Sustainability as a Value Driver
We believe sustainability issues create new markets and are primary drivers of revenue, cost, and risk that impact value creation for long-term business performance for many of the verticals in which Innventure focuses. MNCs and others are increasingly focused on sustainability. The Innventure model is designed to help MNCs and others meet their sustainability goals by building companies around technology solutions that deliver sustainability benefits and assist MNCs and others in achieving their stated sustainability objectives. Our approach is that sustainability must first be economically viable. We focus on opportunities that we believe are commercially viable and profitable over time scales measured in decades and that provide a positive impact on the planet. As demonstrated by the success of PureCycle, Innventure Companies not only have the potential to create economic value but have also progressed products that have potential for significant positive impact on the environment.
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PureCycle: Purifies and recycles post-industrial and post-consumer polypropylene waste back to a like virgin grade polymer, usable across a broad range of applications and markets. PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle.

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AeroFlexx: Combines the best attributes of flexible pouches and rigid bottles to provide consumer packaged goods (“CPG”) companies with a novel, curbside recyclable primarily liquid package that uses up to 85% less virgin plastic than standard rigid bottles, significantly simplifies packaging supply chains, and enables innovative package shapes and creative artwork. AeroFlexx is in the early stages of operations and is beginning to ramp up its commercial production capabilities. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through mid-2025.
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Accelsius: Delivers a transformative industry solution to thermal management to central processing units (“CPUs”) and graphics processing units (“GPUs”) in datacenter and telecommunications applications, with potential to allow operators to increase computational throughput and capacity, increase revenue, reduce operating costs, increase energy efficiency, and drive sustainability across server, switching, and edge computing environments. Accelsius is an early-stage company that is just beginning revenue-generating operations. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has begun generating revenue.

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Refinity: Intends to commercialize process technologies for converting low cost, abundant plastic waste to drop-in chemicals directly useful in and consumable by the existing petrochemical supply chain.

Innventure is committed to long-term sustainability and making the planet a better place to live for all, while simultaneously creating significant enterprise value for our shareholders.
Competition
We view our competition through two frameworks: competition to acquire technologies from MNCs and other technology innovators and competition faced by our Operating Companies.
Other Technology Acquirers
We believe we have a unique offering for MNCs and other technology innovators looking to monetize and commercialize their R&D. We believe VC firms and other potential acquirers who are active in the market typically do not possess the in-house business creation and operations management that is at the core of the Innventure strategy. Some VCs and other potential acquirers invest in companies who license IP from universities, nonprofit research institutes, or national laboratories. In those cases, the VC and other potential acquirer need to spend significant time and effort building an initial team and starting the business, then transferring and often further incubating technology, developing products, and defining business plans. We don’t believe any VCs and other potential acquirers have a business model that is as comprehensive, vertical agnostic and focused on creating new companies that can achieve a target enterprise value of at least $1 billion as Innventure.
Other potential competition might include individual entrepreneurs looking to purchase technology solutions from an MNC or other technology innovator. We believe that while individual entrepreneurs may have the right technical or business skills, they frequently lack the credibility and financial resources to meet the requirements for the top, most disruptive technologies resident in MNCs and other technology innovators. We also believe these entrepreneurs can lack the resources and business infrastructure to quickly establish a new company, reducing the likelihood of a successful commercialization process. Members of Innventure’s core team have put into practice various components of the DownSelect model for choosing opportunities to scale over the past thirty years. This history, along with our ability to work in collaboration with Technology Solutions Providers, are key drivers of Innventure’s success to date and critical to Innventure’s future growth.
Innventure Company Competition
The competition at the Innventure Company subsidiary level varies by company and by the markets they serve. The examination of the competitive landscape is a key component of the DownSelect process. Innventure is focused on building companies that have unique products that will transform industries. More detail on competition for both AeroFlexx, Accelsius and Refinity are provided below in the business sections related to each company.
Intellectual Property
For an opportunity that meets all DownSelect criteria and for which Innventure enters into a contract to license or acquire technology from an MNC or another technology innovator, Innventure focuses on acquiring commercial control of the application of all IP related to the specific opportunity. Each such contract is unique is crafted to address long-term value sharing among Innventure, the new Innventure Company, and the technology provider. Such a contract typically involves Innventure or the new Innventure company acquiring or licensing the IP for use in defined applications and geographies, and Innventure’s objective is to maintain maximum freedom to practice (with unlimited access and control as the primary goal) across many applications, industries, markets, and geographies for the new company which will be built around and, ideally, ultimately take ownership of the IP. In some cases, Innventure will license IP instead of fully acquiring the rights, but the license must provide that Innventure and the new company has sufficient exclusive access to practice and commercialize a technology solution defined by the IP across the broadest set of applications, industries, markets, and geographies in order to meet Innventure’s goals. Also in selected cases, Innventure may agree to a limited number of applications, industries, markets, and/or geographies if the MNC or other technology innovator intends to use the IP in one or more existing business(es), and Innventure often provides a grant-back license to practice the IP for its own business but not for sale or sharing with other unaffiliated enterprises.
Since most opportunities are enabled by novel technology solutions, IP typically includes but is not limited to invention disclosures, patent applications, granted patents, trademarks, trade secrets, institutional know how, process and product prototypes, pilot and demonstration systems, process and product plans and designs, market data, customer insights, customer and market testing and validation, field, and production data, related to the technology solution. In selected cases, IP may relate to a business or service model innovation.
Each new Innventure Company, including AeroFlexx, Accelsius and Refinity, develops or intends to develop company-specific IP strategies that build on and expand their IP portfolios to provide protection of processes, products, services, business models, and other innovations and support the continued growth of the companies. For example, Accelsius is based on a two-phase direct-to-chip passive liquid cooling technology acquired from Nokia, which Accelsius productized as an active, pumped solution to design approaches to solve the challenge of increasing server rack power density and meet the rising demand for efficient cooling systems in datacenters and telecommunication systems.
Human Capital Management
Total Compensation and Rewards
We provide competitive compensation and benefits, which include market-based pay keyed to relative industry data. We offer a full complement of health and welfare benefits such as health, dental, vision, life insurance, and accidental death and dismemberment insurance. A 401(k)-retirement plan with company match is offered. In addition, employees are granted equity awards in newly created Innventure Companies through various programs to promote equity proprietorship opportunities.
Workforce Culture
We focus on building a workforce that is responsive to customer needs, attentive to being efficient and cost conscious for our financial stakeholders, and entrepreneurial and innovative in seeking to create new disruptive companies. We actively recruit talent that builds a culture reflective of the desires and the needs of the customers we partner with and serve. We actively support equal opportunity employment and provide a working environment of equity and inclusion for all employees.
Employees
The aggregate number of employees employed by us and contractors engaged across Innventure, AeroFlexx, Accelsius and Refinity as of September 30, 2025 was 169.
Properties
Our principal executive office is located at 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827. Accelsius leases properties in Austin, Texas that are used for office, manufacturing, and warehouse services. We believe these facilities have sufficient production utilization and are adequate for our current needs and that suitable additional space will be available as needed.

Accelsius
Overview
Accelsius provides a direct-to-chip liquid cooling solution for servers (and other computing devices) in data centers and edge computing locations. Accelsius aims to exploit three powerful industry trends that it believes are converging:
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an exponential predicted increase in the thermal footprint, or thermal design power (“TDP”), of server and GPU chipsets which are now beginning to exceed the capability of the incumbent refrigerated-air cooling systems;

•	increased and unpredictable global energy costs; and
•	an increased level of commitment to environmental sustainability, including from C-suites and corporate management teams.
Reducing data center power usage is a significant opportunity to meet public ESG commitments, but the predicted increase in TDP of future servers will make this extremely challenging.
Accelsius has developed NeuCool, a direct-to-chip liquid cooling solution using a scalable closed loop two-phase system with a dielectric coolant. Liquid coolant enters an evaporator plate that is installed directly on a CPU or GPU. Heat generated by the operation of the CPU or GPU causes the liquid coolant to boil, extracting energy and generating vapor that flows away from the evaporator plate through tubing to a separate condenser, where energy is extracted and coolant vapor returns to a liquid state. The liquid coolant is pumped back through common tubing, returning to the evaporator plate and starting the process again.
Market Opportunity
Approximately 3% of the world’s power is consumed by data centers, of which 40% is used for cooling. The global data center cooling market was $15.7 billion in 2022 and is expected to grow at a 17.1% compound annual rate growth (“CAGR”) to over $56 billion in 2030. Of this, the data center liquid cooling market is projected to grow at a 24.4% CAGR from $2.6 billion in 2023 to $7.8 billion in 2028. However, it is not just data center servers that would benefit from new cooling technologies. Other markets include edge computing and power electronics across a number of industry verticals, such as construction, healthcare and hospitals, manufacturing, media and entertainment, retail and wholesale and transportation and logistics. Edge computing is being driven by data gravity, i.e., the need to do processing as close as possible to where the data is generated. As datasets become exponentially larger, cost and latency issues drive a need for computing power in edge locations (e.g., in cell phone towers). The market intelligence firm 451 Group predicts that over 556,000 organizations globally will use Edge IaaS by 2027. Based on their prediction, we estimate that two million servers will be installed in edge locations annually by 2027. Because edge installations are often poorly suited for traditional refrigerated-air cooling, we believe two-phase, direct-to-chip cooling may be the most cost-effective and sustainable option.
In addition to energy costs, traditional cooling systems use a considerable amount of water. As an example, ChatGPT can use upwards of 0.5L of water for as little as 50 prompts. The newest cell phones require faster networks, smart technology is connecting all aspects of our lives, and artificial intelligence (“AI”) is being used at unprecedented levels. Current cooling technologies struggle with the rising heat densities associated with the processors to support these applications. For example:
•	Components: Increased software stack (including AI) require higher performance processors which increase heat dissipation.
•	Equipment: More powerful servers, routers, switches, cell tower base stations, and other computing equipment require improved system level cooling.
•	Systems: Denser racks of equipment are dissipating more heat per unit area.
•	Facilities: Heat management capacity of data center and telecom facilities are pushing the limits of current air cooling technologies.
•	Growth: There are currently 4.1 GW of new data centers planned.

Sustainability Benefits
We believe Accelsius will allow its clients to meet their sustainability needs while providing a more affordable option. We also believe that, by adopting Accelsius cooling solutions, clients can more efficiently use their resources, capital, space, energy, and water. Direct-to-chip cooling offers large savings compared to air cooling in full scale deployments, specifically including:
•	Total Cost of Ownership Savings: Cooling accounts for approximately 40% of a data center’s energy consumption.
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Space Savings: Accelsius allows data centers to densify, increasing the number of servers per rack, increasing the number of racks per unit area of data center, and increasing revenue for a given data center footprint and reducing costs as less space is used.

•	Energy Savings: Eliminates air conditioning needs and costs associated with legacy air-cooling systems.
•	Water Savings: Potential to eliminate water use in cooling system.
Value to Clients
The Accelsius solution allows clients to align data center operations with sustainability goals and increasingly competitive commercial requirements:
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Enables the adoption of high wattage processors. The American Society of Heating, Refrigerating and Air-Conditioning Engineers has suggested that the exponential increase of CPU and GPU wattages is expected to soon exceed the capacity of most existing air cooling systems.

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Dramatically improves density in the data center. With Accelsius’ technology, air heat syncs are not required, allowing more processing power in each server. Racks no longer must be depopulated to allow air flow, nor are cold and hot aisles needed.

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Allows more power to be allocated to computing rather than cooling. An average data center allocates around 40% of their power to cooling and other overhead. When power used for cooling is reduced, more incoming power for data centers can be used for computing tasks, and data center capacity can be increased dramatically. We estimate that we can reduce the power allocated to cooling by around 49%.

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Is compatible with legacy infrastructure. Although new data center builds will prioritize liquid cooling, brownfield sites are still actively introducing AI / machine learning and other dense workloads. Accelsius technology can fit in a standard rack and connect to existing facility water loops.

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Heat removal head room. We believe Accelsius technology will be designed to support not just this generation of processors, but many more to come. Standard CPU power consumption is expected to exceed 500 W and standard GPU power consumption is expected to exceed 700 W by the end of 2025, with high performance GPUs reaching 2000 watts in 2026. Based on the recent trajectory of increasing CPU and GPU power consumption, we believe there is a high likelihood that chips may reach temperatures of up to 2500 watts in the near future. The ability to cool these power processors helps protect the investment in Accelsius’ NeuCool technology.

History
The basic two-phase cooling technology underpinning NeuCool was developed at Nokia Bell Labs over a three-year period from 2019 to 2022. Innventure formed Accelsius in May 2022. Accelsius and Nokia executed a Patent Purchase Agreement dated May 27, 2022, and a Technology License and Know-How Agreement dated May 27, 2022, which was amended and restated on June 30, 2025, to transfer the passive, two-phase, direct-to-chip cooling technology from Nokia to Accelsius. Subsequently, Accelsius has significantly improved the technology to enhance its thermal cooling effectiveness and productized an active, pumped solution to make it more suitable for high volume production.
Current Status
Accelsius is an early-stage company that has recently begun revenue-generating operations, including initial shipments of product. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and delivered its first products to market in Q3 2024. Accelsius has implemented development and applications testing capabilities at its headquarters in Austin, Texas. Accelsius has also built in-house fabrication capabilities for key heat transfer components and set up manufacturing and supply chain infrastructure.
Accelsius has signed binding revenue-generating agreements, as well as non-binding memoranda of understanding, with third parties with whom it will deploy NeuCool thermal management systems to operating data centers. These third parties include hardware equipment original equipment manufacturers (“OEMs”), value-added resellers, and data center operators, all of which Accelsius believes represent key customers across the data center and telecom industries. Accelsius engages with potential customers in a collaborative evaluation of project needs and technical fit, taking into consideration system requirements, existing/planned infrastructure, and both present and future customer objectives. Accelsius’ agreements typically outline an implementation process consisting of four phases: assessment, initial deployment, scaled deployment, and ongoing service.
Current manufacturing assets and supply chain infrastructure are anticipated to support market demand through 2026, and additional capacity expansions and/or collaboration with selected contract manufacturers will be staged to meet customer needs as demand is expected to grow.
Customer Landscape and Growth Strategy
Accelsius’ go-to-market strategy is through partnerships. Accelsius has signed binding revenue-generating agreements, as well as non-binding memoranda of understanding, with third parties with whom it will deploy NeuCool thermal management systems to data centers. These third parties include hardware equipment OEMs, value-added resellers, and data center operators, all of whom Accelsius believes represent key customers across the data center and telecom industries. Accelsius will deliver kitted NeuCool cooling systems for inclusion in ecosystem partner server deployments. Specific components of the NeuCool systems are designed to work with standard CPUs and GPUs and will be common across all kits; other components will be customized to match specific server designs for each partner.
Competition
The potential size and high growth of the liquid cooling market has attracted several startup competitors across different liquid cooling technologies. This market has seen an influx of single-phase water cooling DLC competitors; however, we believe Accelsius and Zutacore are currently the only two companies that have sold two-phase refrigerant-based solutions in the market. With two-phase DLC becoming increasingly necessary to cool increasingly high powered chips, we believe that additional potential competitors will enter this market. Due to the complexity of designing and optimizing two-phase solutions, we believe that other potential competitors may face delays in entering this market.
The liquid cooling solution that Accelsius offers is well positioned compared to many other liquid cooling solutions because we believe it (i) uses the most thermally capable liquid cooling technology (two phase direct-to-chip) and (ii) is the most robust. Compared to other solutions, the Accelsius two phase direct-to-chip cooling solution is designed to provide high heat transfer capabilities in an easy-to-install form configured to work equally well with greenfield data center deployments and retrofits of servers in existing data centers. The Accelsius NeuCool solution does not use water as the working fluid, so no water ever comes in contact with critical, high value electronic components, and our solution is designed to be field serviceable. Accelsius’s product includes design features that allow data center technicians to swap and service components using industry standard practices.
Accelsius’ two phase direct-to-chip liquid cooling technology is an effective alternative to the limitations posed by other liquid cooling technologies. We summarize below some of the operational issues faced by competitive liquid cooling technologies based on that user feedback:
Single-Phase Immersion:
•	Expensive (~$100,000 per tank) and with limited thermal headroom (< 50 KW);
•	Requires modification (re-layout) of server internals for liquid flow and server warranty is usually void;
•	Servicing requires removal of servers from sealed liquid cooling baths and is time consuming and expensive;

•	Forklift upgrade of existing rack infrastructure and inefficient use of real estate; and
•	Leading competitors include LiquidStack, Green Revolution Cooling, and TMGCore.
Two-Phase Immersion: In addition to the issues outlined above, two-phase immersion is also:
•	Very expensive (~$175,000 per tank);
•	Vapor can get trapped in the servers causing localized hot spots;
•	Very few pilot implementations are expanded on because “no one wants tanks full of perfluoroalkyl and polyfluoroalkyl substances coolant in the data center;” and
•	Leading competitors include LiquidStack, TMGCore and Submer.
Single-Phase Direct-to-Chip (e.g., water):
•
Water leaks that can cause catastrophic failure in servers and are the most significant risk. Users state that water leaks around electronic components have occurred and destroyed the servers: “Not a question of ‘if’ it will leak, but ‘when’ it will leak”;

•	Bio-fouling (biofilm build up) within pipes and cold plates is a concern;
•	Cooling higher thermal densities requires large pumps and high pressure/flow rate of water (increasing chance of leaks & electricity use); and
•	Leading competitors include CoolIT Systems and STULZ.
Intellectual Property
Accelsius has developed a comprehensive IP strategy initially built around five filed patent applications and one granted patent, with several improvements and new inventions moving through the patent application process. Accelsius is also using trade secrets to protect certain aspects of the technology solution and manufacturing process.
AeroFlexx and Refinity
Overview
AeroFlexx manufactures what we believe to be one of the first flexible packages designed to act like a rigid bottle (the “pak”). Its proprietary integrated valve eliminates the need for discrete closures, removes the need for pumps, and enhances the consumer use experience, while its proprietary air frame provides structural rigidity throughout the entire package lifecycle, including end of life collection and sortation. The package eliminates 50-70% of plastic used, potentially up to 85% less virgin plastic than traditional rigid bottles by incorporating recycled content and can be curbside recyclable where all plastic bottles are accepted3. Prior to filling, the package is shipped in a freight efficient flat pak format that reduces supply chain cost and complexity.
The product is also designed to solve the challenges of shipping liquids in the e-commerce channel while equally performing in traditional brick and mortar retail channels. It is ISTA-6 Amazon approved for both prep-free packaging and ship in own container, allowing customers to ship liquids more easily via the e-commerce channel. In our experience, the benefits of International Safe Transit Association (“ISTA”) certified packaging can be realized through cost savings, product protection, increased brand loyalty and greater customer satisfaction. The potential labor & cost savings stem from elimination of preparation materials.
AeroFlexx is headquartered in West Chester, Ohio. The firm’s 27,082 square foot facility currently has all the initial commercial converter lines installed with a nameplate design capacity of over 100 million units per year.
Refinity intends to commercialize process technologies for converting low cost, abundant plastic waste to drop-in chemicals directly useful in and consumable by the existing petrochemical supply chain. Refinity believes that it is uniquely positioned for success because Refinity has exclusively licensed a proprietary advanced recycling process to convert minimally sorted, low-cost mixed plastic waste to drop-in chemicals, including olefin gases (e.g., ethylene and propylene) and hydrocarbon liquids (e.g., naphtha substitutes and other high value products) at yields that Refinity believes are higher than other conversion technologies. Refinity plans to target
[3]	Not recyclable in all communities. Check locally.

the 240 million tonnes/year of mixed plastic waste that incumbent recycling technologies cannot typically use in a cost effective and scalable way. Additionally, Innventure’s collaboration with Dow is expected to provide engineering and operations insight for Refinity’s advanced recycling process, detailed understanding of what product quality is needed to integrate with typical petrochemical plant operations, and different site and plant integration options that take advantage of existing infrastructure.
Refinity exclusively licensed the rights to novel technology for advanced recycling of mixed plastic waste from VTT. The core technology is a proprietary application of fluidized bed processes that are routinely operated in the refining industry to make transportation fuels and in the petrochemical industry to make high volume chemicals. Fluidized bed processing uses very uniform and efficient heating and short residence times to convert waste plastics into the chemicals from which those plastics were originally made. We also expect the process to use a wider range of plastic waste feedstocks than competing technologies. Using the equipment and capabilities available at VTT, Refinity plans to tune operating conditions and optimize yields for different types of plastic wastes. Refinity also expects to use the equipment for the engineering studies needed to design the first plant.
Market Opportunity
The global packaging market is estimated to generate annual sales of approximately $900 billion with an estimated average annual growth rate of 3.1% for rigid plastic and 4.7% for flexible plastic packaging over the next three to five years. The estimated addressable market for AeroFlexx applications is approximately $400 billion across several market categories including personal care, household products, food, pet care and industrial.
On average, 400 million tonnes per year of plastic are produced globally, and 380 million tonnes per year are disposed of as plastic waste. Of that, 46% of plastic waste is landfilled, 22% becomes litter, 17% is incinerated, and 15% is collected for recycling, with less than 9% actually recycled after losses. Refinity is targeting the 91% of plastic waste that is currently not recycled. Specifically, Refinity intends to focus on using the 240 million tonnes per year that are currently landfilled or incinerated.
At the yields that Refinity believes its fluidized bed process will convert plastic waste to drop-in chemicals, 240 million tonnes per year of plastic waste could be converted to hydrocarbon liquids and olefin gases valued at $150-200 billion annually. Further, with increasing consumer demand for more sustainable packaging; regulatory focus on restricting plastic waste exports, landfill, and incineration; and minimum recycled plastic content requirements, all of which could enable premiums for sustainable plastics (including sustainable feedstocks, such as naphtha or light olefins, for polymer and plastic production), the market for plastic recycling is strengthening. The global recycled plastics market size was valued at $51 billion in 2023 and is projected to grow to $107 billion by 2032. Current market prices for naphtha substitutes (e.g., hydrotreated pyrolysis oils and sustainable/circular naphtha) frequently indicate a significant premium over fossil naphtha.
Sustainability Benefits
Superior sustainability benefits are integral to AeroFlexx’s package design and overall value proposition. Refinity aims to divert plastic waste that is currently mishandled, landfilled, or incinerated and convert that waste to sustainable, drop-in chemicals for use in the existing petrochemical supply chain. We believe that the following sustainability benefits are potential targets:
•	Package Circularity: AeroFlexx packaging can incorporate up to 50% recycled content without compromise.
•
Life Cycle Analysis: By considering source reduction, recycled content, recyclability and eliminating excess packaging material in e-commerce, AeroFlexx can deliver up to 83% less waste to landfills, 69% GHG reduction, and 73% less water use.

•
UN Sustainable Goals Alignment: AeroFlexx can contribute to meeting several of the sustainable development goals outlined by the United Nations, including industry, innovation, and infrastructure; responsible consumption and production; climate action; and life below water.

•
GHG emissions reduction relative to plastic waste incineration or pyrolysis: Internal LCA analysis indicated about - 400 kg CO2-eq/tonne plastic waste for the Refinity fluidized bed conversion process compared to 1777 kg CO2-eq/tonne plastic waste for incineration and 739 kg CO2-eq/tonne plastic waste for pyrolysis, so Refinity believes that its process will reduce GHG emissions.

•
Fossil source reduction: If all plastic waste from landfill and incineration (240 million tonnes per year) were converted to hydrocarbon liquids (e.g., naphtha substitute) at yields consistent with what Refinity believes are possible in the fluidized bed process, those hydrocarbon liquids could replace up to 80% of fossil naphtha; saving roughly 96 million tonnes per year of CO2-eq emissions.

Value to Clients
AeroFlexx can help drive growth and overall profitability through significant supply chain savings. This is accomplished through several supply chain benefits of the AeroFlexx pak:
•	Reduces Complexity of Sourcing: AeroFlexx ships as a flat pak and replaces the bottle, cap and label that customers must procure from multiple sources and destinations.
•
Reduced Transportation Cost and Footprint: prior to filling the package, shipping as a flat pak creates a form factor that takes up less than 10% of the space in shipping of an equivalent pre-formed empty rigid bottle, in addition to eliminating the need for cap and label supply chains. This reduces cost and environmental footprint by taking trucks off the road.

•
Lowers Warehouse Requirements and Inventory Cost: with the AeroFlexx flat pak replacing pre-formed empty bottles, caps and labels, there is an overall reduction in the need for inventory space and overall cost associated with labor and working capital.

•
ISTA-6 Amazon Approved: for shipping liquids via the e-commerce channel, reductions in damages from breakage, leakage and handling can generate significant savings through lower returns or refund rates and reduced overall package and labor costs.

•
Omni-Channel Ready: the pak is omni-channel ready as soon as it is filled with liquid product from the AeroFlexx filling machine, which we expect to eliminate stock keeping unit proliferation based on desired sales distribution channel.

•	New Size/Shape Development Efficiency: flexible manufacturing eliminates the need for capital intensive molds and tooling costs, which may enable rapid adoption at a much lower cost.
•
Product Safety: designed with hygiene in mind with tamper proof packaging that eliminates the use of a discrete closure with AeroFlexx proprietary integrated valve (e.g., no need for a separate cap, pump or package sealing and dispensing device) to help keep products safe and prevent product losses.

Currently, the limitations for Refinity’s clients to fully embrace and scale plastic circularity is economic viability and plastic waste sourcing. Refinity believes that its fluidized bed process provides unique benefits that:
•
Enable higher yield conversion of plastic waste to olefin gases and hydrocarbon liquids. VTT has demonstrated that the fluidized bed process converts plastic waste to olefin gases at higher yield than conventional pyrolysis processes, potentially enabling two to three times higher productivity when the fluidized bed process feeds olefin gases directly to petrochemical steam cracker operations.

•
Allow use of low cost, mixed plastic wastes. Unlike incumbent recycling processes which typically require more sorting and pre-cleaning of plastic wastes, Refinity believes that the fluidized bed process will be more robust to minimally-sorted, mixed plastic waste streams.

•
Enable plant site flexibility. We believe that the Refinity fluidized bed operating conditions can be tuned to allow for production of either olefin (ethylene and propylene) gases and hydrocarbon liquids. We believe the flexibility to site and build a liquids plant close to low-cost plastic waste feedstock sources will allow Refinity to minimize transportation costs for plastic waste and reduce operating costs. Refinity expects to site an olefin gas plant adjacent to petrochemical steam cracker operations to take advantage of existing site infrastructure and product purification while also minimizing cost for transporting the olefin product.

History
AeroFlexx was launched in February 2018 as our second Innventure Company. The technology was acquired from P&G, who conducted extensive R&D and customer testing using iconic brands such as Dawn, Old Spice and Olay as part of a multi-year consumer research plan. AeroFlexx acquired sole exclusive rights to commercialize the technology globally, across all categories and with any partner, including any P&G direct competitors without restriction.
The fluidized bed conversion technology underpinning Refinity was developed at VTT from 2014 to 2024. Innventure developed a collaboration with VTT and Dow during 2024 and formed Refinity in December 2024. Refinity and VTT executed a definitive agreement on December 11, 2024, and exclusively licensed a portfolio of advanced conversion of mixed plastic waste patents and patent applications from VTT. Innventure and Dow executed a collaboration agreement on December 13, 2024, for the companies to work together, including through Refinity, to scale and commercialize technologies aimed at converting mixed waste, including hard-to-recycle plastic waste, to petrochemical feedstocks.
Current Status
AeroFlexx is in the early stages of operations and is beginning to ramp up commercial production capabilities. AeroFlexx’s first commercial line has been installed with a design nameplate capacity of up to 50 million units per year. AeroFlexx is currently in the process of securing off-take agreements with partners wanting to harness first mover advantage with a superior packaging format.
In late 2023, AeroFlexx installed and commissioned its second converter, and the first to utilize recyclable film, in West Chester, Ohio. All commercial converter lines have now been installed and commissioned. The converting capacity at the facility in West Chester, Ohio (the “West Chester Facility”) is expected to provide a total manufacturing capacity of approximately 100 million packages per year, which is designed to demonstrate the minimum viable manufacturing footprint to achieve a cash flow break-even run rate for the West Chester Facility. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through mid-2025, with additional capacity expansions being staged to meet customer needs as offtake agreements and customer traction warrants.
Refinity is an early-stage company that is just beginning operations. Through the third quarter of 2025, Refinity built internal staff and developed capabilities to commercialize the fluidized bed technology licensed from VTT. Refinity is advancing its plastic waste sourcing strategy and has commissioned optimization work at VTT for bench and pilot scale optimization of the fluidized bed process to convert available plastic wastes, sourced from the U.S. and European markets, to drop-in chemicals, including olefin (ethylene and propylene) gases and hydrocarbon liquids. That work is expected to continue through 2026. Refinity is working both independently and with Dow to identify candidate sites for first commercial demonstration plant and has engaged an Engineering, Procurement, and Construction (EPC) firm and key equipment providers to advance design work for the first plant. Refinity is also progressing both feedstock sourcing and product offtake contracts with key suppliers and customers, respectively.
Customer Landscape and Growth Strategy
AeroFlexx is currently targeting CPG companies that utilize either rigid bottle with caps, pumps, or pouch packaging to deliver their liquid products to consumers. AeroFlexx is leveraging the increasing global demand for more sustainable packaging and offering a package format that offers many features and benefits for branded consumer products, with a new and simplified liquid packaging manufacturing platform. AeroFlexx intends to deploy this platform by having centralized converting operations that are owned and operated by AeroFlexx with strategically located filling machines that are sold and located at or near where liquid products are formulated. We are targeting brands of large, medium, and small consumer products companies. AeroFlexx plans to sell filling equipment directly to branded manufacturers or to their co-manufacturing partners that formulate the liquid. We produce the flat paks via our converting machines and intend to either partner with co-manufacturers to deliver filled and final packages to brands or sell the flat paks directly to the CPG companies to be filled on the AeroFlexx filling equipment. R&D continues to innovate additional pak shapes and sizes along with enhancements to filling equipment and converting machines.
Refinity will sell drop-in liquid and gas phase chemicals to petrochemical company customers, including Dow. Other prospective customers include multinationals such as BASF, CP Chem, ExxonMobil, SABIC,

LyondellBasell, and Shell. To establish a market which does not exist at a global scale today, Refinity envisions playing a bigger role to create and enable the end-to-end plastic waste supply chain. Refinity’s overarching strategy is (1) to build expertise and competitive advantage in affordable plastic waste feedstock sourcing and (2) to develop and deploy robust fluidized bed conversion technologies which can use affordable wastes without much sorting or pretreatment to assure economical, globally scalable solutions. In addition, a market for liquid hydrocarbon products, including hydrotreated pyrolysis oil and sustainable/circular naphtha, already exists. Petrochemical companies currently purchase various sustainable liquid products as supplements or replacements for fossil naphtha, so Refinity’s entrance into that market is expected to be straightforward.
Competition
AeroFlexx competes directly with different package format options that CPG companies can choose for their specific liquid product that is sold to consumers. These package formats include, but may not be limited to, rigid, stand cap, or pouch packaging. Some of these package formats may also incorporate some type of air chamber as an added feature.
While many options exist for advanced recycling of plastic waste, few processes have achieved meaningful global success in the market. Mechanical recycling is the incumbent technology that accounts for most of the 9% of plastics recycling today. However, Refinity primarily considers players with thermal depolymerization and pyrolysis recycling technologies as potential competitors. Firms such as Alterra, Brightmark, Plastic Energy, Mura/ Licella, Eastman Chemical, and ExxonMobil use thermochemical conversion processes to convert plastic waste to hydrocarbon liquids.
Materials from mechanical recycling can only be used in niche applications and as such have limited market potential, while producing hydrocarbon liquids and gases as raw materials for the petrochemical industry which can be directly or indirectly used into virgin polymer supply chains have greater market potential. Refinity believes that its fluidized bed processing technology can utilize mixed plastic waste with minimal sorting and pretreatment, so Refinity expects to enable better economic viability than competing processes. The resulting hydrocarbon liquid (e.g., naphtha substitute) and gas (e.g., olefins including ethylene and propylene) products can be fed directly into the existing olefins supply chain, providing access to large end markets. Refinity believes that the greatest competitive advantage of our fluidized bed technology versus other competing thermochemical conversion technologies and companies is higher yield of plastic waste to drop-in chemical products. Compared to pyrolysis conversion of plastic waste to pyrolysis oil, Refinity believes that its fluidized bed process yield to hydrocarbon liquids will be 30-50% higher.
Intellectual Property
AeroFlexx is commercializing a liquid packaging technology that was initially developed by P&G. P&G granted AeroFlexx a worldwide license under an Amended and Restated Patent and Know-How License Agreement dated October 25, 2021, between P&G and AeroFlexx for a proprietary flexible package using an air frame and an integrated valve or closure, along with methods of manufacturing. AeroFlexx has developed and owns IP for trademarks and in improvements solely developed by AeroFlexx to the package around materials and recyclability, and those improvements are in the form of AeroFlexx trade secrets and issued and pending patents.
Refinity has developed a comprehensive IP strategy that builds upon the portfolio of advanced recycling of mixed plastic waste patents and patent applications exclusively licensed from VTT.
Legal Proceedings
Innventure (including AeroFlexx, Accelsius and Refinity) is currently not a party to or subject to any material legal proceedings. Innventure may from time to time become a party to various legal proceedings arising in the ordinary course of its business, which could have a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation or other legal proceedings could adversely impact Innventure’s business due to defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Our Board of Directors
Class I Directors
Gregory William (“Bill”) Haskell, 68, is Innventure’s CEO and a Class I director. Mr. Haskell previously served as Chief Executive Officer and Manager of Innventure LLC from 2021 until the Closing of the Business Combination in October 2024. Prior to his time with Innventure LLC, he was a co-founder and President of both XL Vision and XL TechGroup (“XLTG”), which created the foundational business building methodology upon which Innventure is based, from 1993 to 1999 and 2001 to 2011, respectively. Mr. Haskell has worked with the key principals of Innventure for over 20 years. He has also served as a CEO of a London Stock Exchange-listed company and has been a director of over a dozen companies. Most recently, Mr. Haskell was a partner at Bellview Associates, a boutique investment bank focused on converting private companies into employee-owned enterprises, from 2019 to 2021. He has over 30 years of experience in company creation and development. Mr. Haskell holds a B.S. degree in engineering and conducted post-graduate work in applied mathematics at Iowa State University. The Company believes Mr. Haskell is qualified to serve as a member of the Board due to his significant corporate leadership experience and deep understanding of our business.
Daniel J. Hennessy, 67, is a Class I director and Learn CW’s director designee pursuant to the terms of the Business Combination Agreement. Mr. Hennessy currently serves as Chairman and CEO of Hennessy Capital Investment Corp. VII (NASDAQ: HVII), a special purpose acquisition company, as Chairman and CEO of Hennessy Capital Investment Corp. VI (Nasdaq: HCVI), a special purpose acquisition company, and as Chairman of the board of directors of Compass Digital Acquisition Corp. (NASDAQ: CDAQ), a special purpose acquisition company. Mr. Hennessy also founded Hennessy Capital Group LLC as an alternative investment firm in 2013 to focus on investments in the sustainable industrial technology and infrastructure sectors. From October 2020 to December 2022, Mr. Hennessy served as Chairman and CEO of Hennessy Capital Investment Corp. V, a special purpose acquisition company. Mr. Hennessy also served as Chairman & CEO of Hennessy Capital Acquisition Corp. IV, a special purpose acquisition company, which, in December of 2020, completed its business combination with Canoo Holdings Ltd. He also served as a member of the board of directors of Daseke, Inc. (NASDAQ: DSKE), a North American trucking and logistics company, from 2017 to 2021. Mr. Hennessy began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank, now Bank of America, where he was a Banking Officer. Mr. Hennessy has dedicated over 25 years to serving non-profit healthcare, higher education and conservation organizations, including board positions at the Lurie Children’s Hospital of Chicago, National MS Society, John G. Shedd Aquarium, Georgetown University and Yellowstone Forever. Mr. Hennessy has a B.A. from Boston College and an MBA from the University of Michigan. The Company believes that Mr. Hennessy is well qualified to serve as a member of the Board due to his significant investment, strategic and leadership experience.
Michael Amalfitano, 64, is a Class I director of Innventure. Mr. Amalfitano has served as the President and CEO of Embraer Executive Aircraft, Inc., an operating subsidiary of Embraer Aircraft Holdings and Embraer S.A., a global aircraft manufacturing and sales company (“Embraer”), since 2017. Prior to joining Embraer, Mr. Amalfitano served as Executive Vice President, Senior Managing Director of Business Aviation at Stonebriar Commercial Finance, a financing solution company, from 2015 to 2017. Mr. Amalfitano also led as Managing Director, Executive Head of Global Corporate Aircraft Finance at Bank of America Merrill Lynch for over 22 years, following a decade-long tenure in sales management at GE Capital. Mr. Amalfitano also currently serves as a director of Eve Holding, Inc., a publicly traded air mobility solutions company (NYSE: EVEX). He is also a member of the Board of Trustees at Embry-Riddle Aeronautical University (ERAU) and serves on their Finance and Investment Committees. Mr. Amalfitano currently serves on the Finance, Investment, and Strategic Committees of the General Aviation Manufacturer’s Association, is a member of the Advisory Council and Leadership Council of the National Business Aviation Association, and serves on the board of the Corporate Angel Network, a non-profit company. Past board positions include former four-term OEM President of the International Aircraft Dealers Association, Chairman of the Associate Members Advisory Council for the National Aircraft Resellers Association, and former two-term President of the National Aircraft Finance Association. Mr. Amalfitano holds a B.A. in Economics and a Master’s in Financial Management from Fairfield University in Fairfield, Connecticut. The Company believes that Mr. Amalfitano is well qualified to serve as a member of the Board due to his years of executive leadership and public company director experience.

Class II Directors
David Yablunosky, 63, is Innventure’s CFO and a Class II director. Mr. Yablunosky previously served as CFO of Innventure LLC from 2023 until the Closing of the Business Combination in October 2024. Previously, he was CFO of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, from 2022 to 2023; CFO and a Board Member of Embraer Executive Aircraft, Inc., another subsidiary of Embraer, from 2021 to 2023; and a Board Member of Embraer Defense and Security, Inc., another subsidiary of Embraer, from 2021 to 2023. Prior to 2021, Mr. Yablunosky served as the Director of Corporate Finance at Oxbow Carbon, LLC, a privately-held energy company. He brings over 30 years of finance experience working for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, Mr. Yablunosky served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. Mr. Yablunosky holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level Certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School. The Company believes Mr. Yablunosky is qualified to serve as a member of the Board due to his expertise in finance and deep understanding of our business.
James (“Jim”) O. Donnally, 61, is a Class II director of Innventure. Mr. Donnally has served as the Managing Member of Bellringer Consulting Group, LLC, a startup consulting company and the General Partner of the Glockner Family Venture Fund, LP, since 2023 and previously served as a Manager of Innventure LLC from 2015 until the Closing of the Business Combination in October 2024. He previously served as the Vice President and CFO for Glockner Enterprises, whose family office investment thesis is around green technology manufacturing and was the original funding partner for Innventure, PureCycle and AeroFlexx, from 1996 to 2023. Glockner Enterprises includes consumer and commercial finance divisions, wholesale lubricant and fuel divisions, several dealer-controlled used car finance operations, captive and independent insurance agencies and franchise automobile dealerships in Ohio and Kentucky. Mr. Donnally is also highly involved in organizations and companies that are helping grow southeast Ohio communities and sits on numerous boards. Mr. Donnally was the CFO for PureCycle, an innovative plastic waste processing company, from January 2017 to December 2020. In his prior role as CFO at Glockner Enterprises, he managed the Information Technology, Human Resources, accounting and legal departments, giving him the ideal view of the inner workings of the enterprise – such as treasury and other asset management, lender and regulatory relations and employee benefit administration. Prior to joining Glockner Enterprises in 1996, Mr. Donnally was a Certified Public Accountant at Hayflich & Steinberg, where he performed for-profit audit, review, compilation and tax engagements for regional wholesale, retail, manufacturing and service concerns, specializing in consolidations. Mr. Donnally received his bachelor’s in accounting with minors in economics, finance, philosophy, psychology and theater in 1991 from Marshall University. The Company believes Mr. Donnally is qualified to serve as a member of the Board due to his over 30 years of experience in finance, accounting and company development.
Bruce Brown, 67, is a Class II director of Innventure. Mr. Brown retired from P&G in 2014 after 34 years of service, including six years with the company as Chief Technology Officer (“CTO”), where he was responsible for the company’s R&D Organization, and Innovation & Technology Programs. Before his tenure as CTO, he worked with P&G in Europe & Asia driving international business expansions. Mr. Brown currently serves on the board of Magnera Corporation, a global manufacturing company (NYSE: MAGN), and has previously served on the board of Nokia Corporation, a Finnish telecommunications, information technology, and consumer electronics corporation (NYSE: NOK), where, after 11 years and upon reaching the tenure limit, he concluded his term in 2023. Formerly, Mr. Brown was a director of Medpace Holdings, Inc. (NASDAQ: MEDP) from 2016 to 2019. Mr. Brown was appointed in 2011 by the Government of Singapore as a member of the board of directors of the Agency for Science, Technology, and Research (ASTAR), giving him experience on how to operate within and through government agencies across the globe. Mr. Brown has also served on the board of directors of Xavier University in Cincinnati, Ohio. Mr. Brown has a B.S. in Chemical Engineering from the Polytechnic Institute of New York University, and an MBA in Marketing and Finance from Xavier University. The Company believes that Mr. Brown is well qualified to serve as a member of the Board due to his organizational leadership development and years of experience as a public company director.

Class III Directors
Michael (“Mike”) Otworth, 63, is Innventure’s Executive Chairman and a Class III director. Mr. Otworth has served as Executive Chairman of Innventure LLC since 2015. Mr. Otworth was the Founding CEO and Chairman of the Board of PureCycle, an innovative plastic waste processing company, from 2015 to 2022. Mr. Otworth and team took PCT from an early-stage concept to an operational pilot and funded its first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mr. Otworth served as President and Founding Partner of Green Ocean Innovation, a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health, from 2008 to 2015. Mr. Otworth also served as Vice-President and Founding CEO of multiple start-ups at XLTG from 1996 to 2000. Mr. Otworth began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives. The Company believes Mr. Otworth is qualified to serve as a member of the Board due to his more than 25 years of experience leading start-ups in the technology industry, as well as his deep understanding of our business.
Suzanne Niemeyer, 55, is Innventure’s General Counsel and a Class III director. She also serves as a director for Refinity Holdings. Ms. Niemeyer previously served as the General Counsel and Corporate Secretary at Magis Capital Partners, a private equity company with a focus on fintech solutions from 2019 to 2024. From 2003 to 2019, Ms. Niemeyer served as General Counsel, Managing Director, Corporate Secretary and a member of the Acquisitions Committee at Actua Corporation (“Actua”), where she was previously the Vice President of Legal from 2000 to 2003. While serving Actua, Ms. Niemeyer structured and negotiated dozens of complex mergers and acquisitions (“M&A”) transactions, oversaw public company compliance with SEC regulations, and presided over all aspects of corporate governance, including stockholder engagement. Prior to joining Actua, Ms. Niemeyer was an Associate in the Corporate Department at Dechert LLP. Ms. Niemeyer has previously served on the board of directors for Astea International Inc. (June to December 2019), Acquirgy, Inc., Bryn Mawr Rehabilitation Hospital Foundation, and Investor Force Holdings. Ms. Niemeyer has a B.A. from Duke University, and a J.D. from Georgetown University Law Center. The Company believes that Ms. Niemeyer is well qualified to serve as a member of the Board due to her legal acumen and her significant experience in corporate governance matters and advising publicly-traded companies.
Elizabeth Williams, 56, is a Class III director of Innventure. Ms. Williams has served as Managing Partner and Founder of &Minds Partners, a consulting firm, since 2019 and is also a full time Finance faculty member at the University of Dayton’s Business School. Before founding &Minds Partners, Ms. Williams held roles of increasing responsibility, ultimately leading Corporate Development and Strategy functions as a C-Suite executive for several Fortune 500 industrial businesses. Ms. Williams was formerly the Vice President of Commercial and Industrial Customer Journey and Products at Entergy Corporation, an publicly-traded energy company (NYSE: ENT) from 2021 to 2022, where she helped large industrial processing businesses achieve sustainability goals through emission reduction solutions. From 2017 to 2019, Ms. Williams was the Senior Vice President of Strategy and Corporate Development at Tenneco Inc., where she focused on improving financial and capital markets performance by defining long-term strategy. Ms. Williams served as the Vice President and Head of Corporate Strategy from 2014 to 2016 at Maersk, where she simultaneously helped capitalize on end of life oil fields, and reduced portfolio risk from oil price exposures. From 2011 to 2014, she was the Senior Vice President and Head of Corporate Strategy at ABB, where she spearheaded the strategic planning, implementation, and execution of $20 billion in institutional investments over four years, including R&D allocation, selling, general, and administrative expenses, M&A, and capital expenditure initiatives. Prior to 2011, Ms. Williams served as the Director of Corporate Development at United Technologies. Ms. Williams has a B.A. in economics from Stanford University, and an MBA from the University of Chicago. The Company believes that Ms. Williams is well qualified to serve as a member of the Board due to her significant experience in corporate strategy and development.
Our Executive Officers
In addition to Mr. Haskell, our CEO, Mr. Yablunosky and our CFO, Mr. Otworth, our Executive Chairman, our executive officers are:
Dr. John Scott, 74, is Innventure’s Chief Strategy Officer. Dr. Scott previously served as Chief Strategy Officer at Innventure LLC from 2015 until the Closing of the Business Combination in October 2024. Prior to co-founding Innventure LLC, Dr. Scott served as Founder and CEO of XLTG, where he developed the DownSelect method that Innventure uses today to vet disruptive technologies from top MNCs and their associated business opportunities, from 1993 to 2013. Dr. Scott also served as an academic scientist at numerous universities and government labs, including the University of Maryland, the University of North Carolina and the University of Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.
Roland Austrup, 61, is Innventure’s Chief Growth Officer. Mr. Austrup has served as a member of Innventure’s Executive Committee since 2024 and previously served as Innventure LLC’s Chief Growth Officer from June 2024 and as a member of Innventure LLC’s Executive Committee from 2023 until the Closing of the Business Combination in October 2024. Prior to his change of title to Chief Growth Officer in June 2024, Mr. Austrup had served as Head of Capital Markets since 2023, and he also previously served as Innventure LLC’s CFO from 2021 to 2023. Since 2019, Mr. Austrup has served as Chairman & Managing Principal of WaveFront Global Asset Management Corp., a Toronto-based global hedge fund company he co-founded in 2003. Mr. Austrup is also a co-founder and director of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Prior to that, Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc. where he was primarily involved with hedging commodity price risk for corporate clients. Roland holds a B.A. with Honours from the University of Western Ontario.
Board Composition
The business and affairs of Innventure are managed under the direction of our Board. Our Board consists of nine directors. Each director will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. Subject to the rights of holders of any future series of preferred stock outstanding, directors may be removed only for cause by an affirmative vote of at least two-thirds of the total voting power (which vote shall include the votes of the Series B Preferred Stock holders and Series C Preferred Stock holders voting together with the Common Stock holders as a single class), at a meeting called for that purpose. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board.
Pursuant to our Certificate of Incorporation, our Board is divided into three classes, each serving staggered, three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board is designated as follows:
•	our Class II directors are David Yablunosky, James O. Donnally and Bruce Brown, and their terms will expire at the annual meeting of stockholders to be held in 2026;
•	our Class III directors are Michael Otworth, Suzanne Niemeyer and Elizabeth Williams, and their terms expire at the annual meeting of stockholders to be held in 2027; and
•	our Class I directors are Gregory W. Haskell, Daniel J. Hennessy and Michael Amalfitano, and their terms will expire at the annual meeting of stockholders to be held in 2028.
Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our authorized number of directors.
Director Nominations
The Nominating and Corporate Governance (“N&CG”) Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those individuals for election to Innventure’s Board. The N&CG Committee recommends directors who have the experience, qualifications, skills and attributes to guide the Company and function effectively. The N&CG Committee is also responsible for making recommendations to the Board of the criteria to be used by the N&CG Committee in seeking nominees for election to the Board.
Agreements to Nominate Certain Directors
Mr. Hennessy is a director designated by Learn CW pursuant to the Business Combination Agreement.

Additionally, in connection with the Closing, the Company, certain of the members of Innventure LLC (the “Founding Investors”) and other parties entered into the Amended & Restated Investor Rights Agreement (the “Investor Rights Agreement” or “IRA”). Pursuant to the Investor Rights Agreement, the Company agreed to grant the Founding Investors certain rights with respect to nomination of the directors of the Board, as further described below.
Pursuant to the Investor Rights Agreement, at each annual meeting or special meeting of stockholders of the Company at which directors are to be elected, the Founding Investors will have the right to nominate for election to the Board a number of nominees (“Founding Investor Nominees”). The number of Founding Investor Nominees with respect to any meeting of stockholders at which directors are to be elected will be as follows:
•	up to seven (7) directors, so long as the Founding Investors beneficially own greater than 70% of the outstanding shares of Common Stock;
•	up to six (6) directors, so long as the Founding Investors beneficially own more than 50%, but less than 70%, of the outstanding shares of Common Stock;
•	up to four (4) directors, so long as the Founding Investors beneficially own at least 40%, but less than 50%, of the outstanding shares of Common Stock;
•	up to three (3) directors, so long as the Founding Investors beneficially own at least 20%, but less than 40%, of the outstanding shares of Common Stock; and
•	up to two (2) director, so long as the Founding Investors beneficially own at least 5%, but less than 20%, of the outstanding common shares of the Company.
In the event that the size of the Board is increased or decreased to a number of authorized directors other than nine (9), the Founding Investors’ nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a Founding Investor Nominee, the Founding Investors will be entitled to designate an individual to fill the vacancy. The Founding Investors currently have the right to nominate for election to the Board three (3) Founding Investor Nominees.
Stockholder Nominations & Filling Vacancies
Pursuant to Section 2.14 of our Bylaws, a stockholder may make a nomination of a person or persons for election to the Board upon (a) Timely Notice (as defined by the Bylaws) in writing and in proper form to the Secretary of the Company, (b) providing the information, agreements, and questionnaires with respect to the nominating stockholder and the stockholder’s nominee as required by the Bylaws, and (c) providing any updates or supplements to such notices as further required by the Bylaws.
Pursuant to Article VI of our A&R Certificate of Incorporation, subject to the rights, if any, of the holders of any series of preferred stock and the rights of Learn CW and the Founding Investors under the Business Combination Agreement and the IRA, respectively, directors may be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Subject to the rights, if any, of the holders of any series of preferred stock and the rights of Learn CW and the Founding Investors under the Business Combination Agreement and the IRA, respectively, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director so chosen will hold office until the next election of the class for which such director has been chosen, and until his successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, or removal. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.
In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a director designated by the Founding Investors pursuant to the IRA, then the Founding Investors will be entitled to designate an individual to fill the vacancy. The Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board.

Additionally, for so long as Learn CW has the right to select one director to the Board, any vacancy with respect to the Learn CW director may only be filled by Learn CW.
Board Committees
During 2024, our Board had an Audit Committee, a Compensation Committee, and a N&CG Committee to support the full Board with various risk management governance, and strategic responsibilities. The current members of these committees are described below.

Committee Assignments
	Donnally	Brown	Williams	Hennessy	Amalfitano	Haskell*	Yablunosky*	Otworth*	Niemeyer*
Audit	C		X	X
Compensation	X	C		X
N&CG		X	X		C

All standing committee members are independent.
*	Not independent
Each member of our three standing committees is independent under applicable SEC and NASDAQ rules. Therefore, Mr. Haskell, Mr. Yablunosky, Mr. Otworth and Ms. Niemeyer do not serve on any of our three standing committees. The Board has determined that the members of the Audit Committee meet the requirements for independence of Audit Committee members under applicable SEC and NASDAQ rules. All of the members of our Audit Committee also meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, each of Mr. Donnally, Mr. Hennessy and Ms. Williams qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

EXECUTIVE AND DIRECTOR COMPENSATION OF INNVENTURE
All dollar amounts (“$”) in this section reflect actual amounts.
As an emerging growth company and smaller reporting company, Innventure has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as each such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for Innventure’s principal executive officer and its two other most highly compensated executive officers. Innventure’s principal executive officer and its two other most highly compensated executive officers are referred to herein as our named executive officers (the “NEOs”).
Gregory W. (Bill) Haskell was Innventure’s principal executive officer for the entirety of 2024. The two most highly compensated executive officers of Innventure that were serving in such capacity at the end of 2024 (other than Mr. Haskell) were Mike Otworth and Dr. John Scott.
Therefore, for the fiscal year ended December 31, 2024, Innventure’s NEOs were:
•	Gregory W. (Bill) Haskell, Chief Executive Officer and Manager;
•	Mike Otworth, Executive Chairman; and
•	Dr. John Scott, Chief Strategy Officer.
2024 Business Combination
On October 2, 2024, we consummated our Business Combination. The information provided in this disclosure reflects both compensation from Innventure LLC (up until the date of the Business Combination, as applicable) and compensation from the Company (from the date of the Business Combination through the end of 2024). Messrs. Haskell and Otworth and Dr. Scott are still serving as executive officers of Innventure following the consummation of the Business Combination.
2024 Summary Compensation Table
The following table provides information regarding the compensation of Innventure’s NEOs for 2024 and 2023, as applicable.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Gregory W. (Bill) Haskell	2024	300,000	2,500,000	—	—	—	13,800	2,813,800
Chief Executive Officer	2023	300,000	180,000	—	—	—	12,000	492,000
Mike Otworth	2024	300,000	—	7,001,001	7,577,786	—	—	14,878,787
Executive Chairman(6)	2023	300,000	180,000	—	—	—	—	480,000
Dr. John Scott	2024	300,000	—	4,100,005	6,935,489	—	—	11,335,494
Chief Strategy Officer(7)	2023	300,000	180,000	—	—	—	—	480,000

(1)
The amount in this column for 2024 for Mr. Haskell represents base salary earned during 2024. For Dr. Scott, the amount represents payments to Corporate Development Group LLC (a company 100% owned by Dr. Scott) with respect to Dr. Scott’s consulting services to Innventure during 2024. For Mr. Otworth, the amount in this column for 2024 represents payments to Sugar Grove Ventures, LLC (a company 100% owned by Mr. Otworth) with respect to Mr. Otworth’s consulting services to Innventure for 2024.

(2)	The amount in this column for Mr. Haskell in 2024 represents a transaction bonus earned in connection with the Business Combination.
(3)
The amounts in this column reflect the aggregate grant date fair value of service-based RSUs granted by the Company to the NEOs in 2024 and, with respect to Mr. Otworth, the amount includes the aggregate grant date fair value of the Accelsius Incentive Units (as defined below) granted by Accelsius to him in 2024, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. For information regarding the assumptions used in calculating the value of these awards, see Note 14 to the consolidated financial statements included elsewhere in this prospectus. For more information regarding the awards disclosed in this column, see “2024 Equity-Based Compensation” below. The Refinity Incentive Units (as defined below) discussed in such section had an aggregate grant date fair value of $0.

(4)
The amounts in this column reflect the aggregate grant date fair values of option awards and stock appreciation right awards (“SARs”) granted by the Company to the NEOs in 2024, each calculated in accordance with FASB ASC Topic 718. For information regarding the assumptions used in calculating the value of these awards, see Note 14 to the consolidated financial statements included elsewhere in this prospectus. For more information regarding the awards disclosed in this column, see “2024 Equity-Based Compensation” below.

(5)	The amount in this column represents matching contributions provided by Innventure under the 401(k) Plan (as defined and described below).
(6)	Mr. Otworth provided services to Innventure in a consulting capacity during 2024 through a contract between Innventure LLC and Sugar Grove Ventures, LLC.
(7)
Dr. Scott provided services to Innventure in a consulting capacity during 2024 through a contract between Innventure LLC and Corporate Development Group LLC, pursuant to which Dr. Scott, the founder and principal of Corporate Development Group LLC, provided strategic guidance and consulting services to Innventure.

Narrative Disclosure to 2024 Summary Compensation Table
Key 2024 Named Executive Officer Compensation Components and Decisions
2024 Base Salary
Pursuant to the terms of their employment or consulting arrangements, as applicable, the NEOs were entitled to base salaries or service fees, as applicable, at the following annual rates during 2024:

NEO	2024 Base Salary/Service Fee Rate
Gregory Haskell	$300,000
Mike Otworth	$300,000
Dr. John Scott	$300,000

We did not modify the base salary or service fee rates of any of the NEOs during 2024. However, we increased the base salary and service fee rates of the NEOs in January 2025.
2024 Bonus Compensation
Each of Messrs. Haskell and Otworth and Dr. Scott is eligible for a target 2024 annual bonus opportunity equal to $300,000 based on Innventure’s performance against certain goals established by the board of directors of Innventure LLC. The 2024 bonus goals and applicable weighting percentages are set forth in the table below:

2024 Bonus Goal	Weighting	Goal Achieved? (yes or no)
Formation of a new (4th) operating company	25%	Yes
Complete the Business Combination with more than $20 million of net proceeds	50%	Yes
Meeting each of the following milestones (or a achieving a certain threshold share price):
• Formation of a new (4th) operating company	10%	Yes
• $10 million of booked revenue for Accelsius	10%	No
• $15 million of GAAP revenue for AeroFlexx	5%	No

The 2024 bonuses were also subject to a stretch goal (formation of a new (5th) operating company), which would have resulted in an additional 50% payout.
In 2025, the Compensation Committee (and the Board with respect to Mr. Haskell) determined that 85% of the 2024 bonus goals were achieved (as shown in the table above) and that the stretch goal was not achieved. As such, the Compensation Committee (or Board, as applicable) determined that each NEO notionally earned a payout percentage of 85% of the target bonus, which corresponds to the following payout amounts: $255,000 for Mr. Haskell; $255,000 for Mr. Otworth; and $255,000 for Dr. Scott. Payout of such amounts is generally contingent on the NEO’s continued service through the date of payment. Such amounts are expected to be disclosed in a future Summary Compensation Table for the year in which payment is made and the applicable service requirements have lapsed.
Mr. Haskell also earned a cash bonus of $2,500,000 in connection with the successful consummation of the Business Combination in 2024.
2024 Equity-Based Compensation
In connection with the Business Combination, we adopted the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “2024 Plan”). The 2024 Plan allows for equity compensation awards to our directors, employees and certain other service providers.

In December 2024, the Compensation Committee approved equity incentive awards for the NEOs consisting of service-based RSUs and stock options under the 2024 Plan. Awards for our NEOs were as follows:

NEO	RSUs	Options*
Gregory Haskell	—	—
Mike Otworth	537,705	262,295
Dr. John Scott	336,066	163,934

*	The options set forth in the table above were granted with an exercise price of $12.20, the closing stock price on the date of grant.
The options and RSUs granted to Mr. Otworth and Dr. Scott vested on October 2, 2025.
In December 2024, the Compensation Committee also approved a grant of 150,000 SARs (the “Accelsius SARs”) for each of Mr. Otworth and Dr. Scott. The Accelsius SARs each represent the right of the participant to receive a number of shares of Common Stock with a value equal to the appreciation in the value of a Class A Common Unit of Accelsius over a base price of $12.175 (the “Spread”). In general, the Accelsius SARs will be automatically exercised upon the earliest to occur of: (i) the 24-month anniversary of the grant date, (ii) the participant’s death, or (iii) the participant’s “disability” (as defined in the applicable award agreement). On June 25, 2025, each of Mr. Otworth and Dr. Scott entered into an amendment to his Accelsius SAR award (each, a “SAR Amendment”) to (1) clarify that any payment by the Company to the applicable NEO with respect to the Accelsius SARs will be made in the form of shares of Common Stock and (2) provide that the maximum number of shares of Common Stock that may be issued pursuant to each NEO’s Accelsius SAR award is 1,875,000 (the “Share Cap”). Under the SAR Amendments, the Company will not be required to pay either officer any amount in excess of the Share Cap (in the form of either equity or cash), even if the value of the number of shares of Common Stock issued in settlement of the Accelsius SARs is less than the aggregate Spread as a result of the Share Cap.
On December 11, 2024, Refinity Holdings granted 109,000 Class PI Units of Refinity Holdings (“Refinity Incentive Units”) to each of our NEOs pursuant to the Refinity Holdings PI Unit Incentive Plan. The Refinity Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of Refinity Incentive Units did not have any voting rights with respect to such Refinity Incentive Units except as required by law. The Refinity Incentive Units entitle the holders thereof to participate in distributions of Refinity Holdings after certain members of Refinity Holdings have received the return of an amount specified with respect to the Refinity Incentive Unit award (the “Refinity Distribution Threshold”). The Refinity Incentive Units generally vest over a three-year period, with 25% vesting on the one-year anniversary of the grant date and 9.375% vesting quarterly thereafter, subject to each NEO’s continued service to Refinity Holdings or one of its subsidiaries.
In March 2024, Accelsius granted 100,000 Class C Units of Accelsius (“Accelsius Incentive Units”) to Mr. Otworth. The Accelsius Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of Accelsius Incentive Units do not have any voting rights with respect to such Accelsius Incentive Units except as required by law. The Accelsius Incentive Units entitle the holders thereof to participate in distributions of Accelsius after certain members of Accelsius have received the return of an amount specified with respect to the Accelsius Incentive Unit award (the “Accelsius Distribution Threshold”). Mr. Otworth’s Accelsius Incentive Units were granted with an Accelsius Distribution Threshold of $4.41. The original terms of the Accelsius Incentive Units provided that they would generally vest over a three-year period, with 25% vesting on the grant date and 9.375% vesting quarterly beginning on the one-year anniversary of the grant date, subject to Mr. Otworth’s continued service to Accelsius or one of its subsidiaries. However, on August 11, 2025, each of the Compensation Committee and the Accelsius board of directors approved the acceleration and vesting, effective as of August 14, 2025, of Mr. Otworth’s unvested Accelsius Incentive Units (which totaled approximately 46,875 units).

Policies and Practices Related to the Grant of Certain Equity Awards
The Compensation Committee approves equity awards granted to our NEOs on or before the grant date, but grants are not currently made on a predetermined schedule. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award
Percentage change in
the closing market price
of the securities
underlying the award
between the trading day
ending immediately
prior to the disclosure of
material nonpublic
information and the
trading day beginning
immediately following
the disclosure of
material nonpublic
information

Gregory Haskell, CEO	—	—	—	—	—
Mike Otworth, Executive Chairman	12/9/2024	262,295	12.20	$1,712,786	(0.88)%
Dr. John Scott, Chief Strategy Officer	12/9/2024	163,934	12.20	$1,070,489	(0.88)%

Incentive Units Granted in Prior Years
Innventure LLC
In prior years, Innventure LLC granted Class C Units of Innventure LLC (“Innventure Incentive Units”) to certain service providers, including Mr. Haskell, pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of Innventure LLC, as subsequently amended or amended and restated from time to time. The Innventure Incentive Units were intended to be “profits interests” for U.S. federal income tax purposes, and holders of Innventure Incentive Units did not have any voting rights with respect to such Innventure Incentive Units except as required by law. The Innventure Incentive Units entitled the holders thereof to participate in distributions of Innventure LLC after certain members of Innventure LLC have received the return of an amount specified with respect to the Innventure Incentive Unit award (the “Innventure Distribution Threshold”). At the time of the Business Combination, unvested Innventure Incentive Units held by the NEOs vested in full and were canceled and exchanged for shares of Common Stock. At the time of the Business Combination, Mr. Haskell held 430,000 Innventure Incentive Units with an Innventure Distribution Threshold of $2.2973. At the time of the Business Combination, these Innventure Incentive Units were exchanged for shares of Common Stock. In accordance with the applicable allocation schedule pursuant to the Business Combination Agreement, Mr. Haskell received 705,655 shares of Common Stock with respect to his Innventure Incentive Units.
Innventure LLC did not grant Innventure Incentive Units to any of the NEOs in 2024.
Accelsius
In prior years, Accelsius granted Accelsius Incentive Units to certain service providers, including Mr. Haskell and Dr. Scott, pursuant to the Limited Liability Company Agreement of Accelsius. At the time of the Business Combination, unvested Accelsius Incentive Units held by the NEOs remained outstanding in accordance with the terms of the award agreements pursuant to which such Accelsius Incentive Units were granted.
Employment and Consulting Arrangements with our NEOs
Gregory W. (Bill) Haskell: Innventure LLC is party to an offer letter, dated January 5, 2021, with Mr. Haskell (the “Haskell Letter”). The Haskell Letter provides for, among other things, an initial base salary rate of $200,000 per year, and an opportunity for Mr. Haskell to receive certain equity awards from Innventure LLC and new companies affiliated with Innventure LLC. Mr. Haskell’s base salary in 2024 was $300,000 per year. In January 2025, Mr. Haskell’s base salary was increased again to $700,000 per year.

Mike Otworth: Innventure LLC is party to a Contractor Agreement for Services, effective November 16, 2023, with Sugar Grove Ventures, LLC, an independent contractor (the “Otworth Service Agreement”). Pursuant to the Otworth Service Agreement, Mr. Otworth serves as the primary contact and responsible party in carrying out the services contemplated under the Otworth Service Agreement on behalf of Sugar Grove Ventures, LLC. Pursuant to the Otworth Service Agreement, Sugar Grove Ventures, LLC provides consulting tasks as assigned in exchange for a monthly service fee of $25,000 and a target bonus equal to 100% of annual consulting fees. In January 2025, Mr. Otworth’s monthly service fee was increased to $37,500.
Dr. John Scott: Innventure LLC is party to a Statement of Work, effective April 1, 2018, with Corporate Development Group LLC, an independent contractor (as amended, the “Scott Service Agreement”). Pursuant to the Scott Service Agreement, Corporate Development Group LLC provides strategic guidance and consulting services to Innventure LLC for a monthly service fee of $25,000. In January 2025, Dr. Scott’s monthly service fee was increased to $37,500.
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table and related footnotes set forth information about the outstanding equity awards held by the NEOs as of December 31, 2024.

Name	Type of Award(1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory W. (Bill) Haskell	Refinity Units	—	—	—	—	109,000(4)	—
Mike Otworth	INV Options	—	262,295(2)	12.20	12/9/2034
	Refinity Units					109,000(4)	—
	Accelsius SARs	—	150,000(3)	12.175	12/31/2026
	INV RSUs					537,705(5)	7,447,214
	Accelsius Units					75,000(6)	3,147,750(7)
Dr. John Scott	INV Options	—	163,934(2)	12.20	12/9/2034
	Refinity Units					109,000(4)	—
	Accelsius SARs	—	150,000(3)	12.175	12/31/2026
	INV RSUs					336,066(5)	4,654,514
	Accelsius Units	—	—	—	—	9,375(8)	434,813(7)

(1)
Type of Award: Refinity Units – Refinity Incentive Units; INV Options – stock options to purchase shares of Common Stock; INV RSUs – RSUs settled in shares of Common Stock; Accelsius SARs – awards granted by Innventure and settled in shares of Common Stock, the value of which is determined based on the increase in value of Class A Common Units of Accelsius; Accelsius Units – Accelsius Incentive Units.

(2)	These stock options vested on October 2, 2025.
(3)
In general, these Accelsius SARs will be automatically exercised upon the earliest to occur of: (i) the 24-month anniversary of the grant date, (ii) the participant’s death, or (iii) the participant’s “disability” (as defined in the applicable award agreement).

(4)
On December 11, 2024, Refinity Holdings granted to each NEO 109,000 Refinity Incentive Units, with a Refinity Distribution Threshold of $0.00. Such Refinity Incentive Units will vest over a three-year period, with 25% vesting on the one-year anniversary of the grant date and 9.375% vesting quarterly thereafter.

(5)	These RSUs vested on October 2, 2025.
(6)
On March 22, 2024, Accelsius granted to Mr. Otworth 100,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $4.41. In general, these Accelsius Incentive Units were originally scheduled to vest over a three-year period, with 25% vesting on the grant date and 9.375% vesting quarterly beginning on the one-year anniversary of the grant date, subject to Mr. Otworth’s continued service to Accelsius or one of its subsidiaries. However, as noted above, on August 11, 2025, each of the Compensation Committee and the Accelsius board of directors approved the acceleration and vesting of the then-unvested portion of Mr. Otworth’s Accelsius Incentive Units effective as of August 14, 2025.

(7)
Because Accelsius was not publicly traded during 2024, these amounts represent the estimated market value of the unvested Accelsius Incentive Units held by each of the NEOs as of December 31, 2024, as more fully described above under the heading “2024 Equity-Based Compensation,” based on an external valuation dated as of December 31, 2024.

(8)
On May 5, 2022, Accelsius granted to Dr. Scott 100,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $0.00. Such Accelsius Incentive Units were 25% vested on the date of grant, and the remainder of the Accelsius Incentive Units vest in eight substantially equal quarterly installments beginning 12 months after the date of grant. For a discussion of the treatment of the NEOs’ Incentive Units in the Business Combination, see “Incentive Units Granted in Prior Years” above.

Additional Narrative Disclosure
Tax Qualified Retirement Plan
Employees of Management Services, Accelsius and Refinity Holdings are eligible to participate in a tax-qualified retirement savings plan (the “401(k) Plan”), under which participating employees may contribute up to 99% of their eligible compensation into their 401(k) Plan accounts, subject to applicable limits under the U.S. Internal Revenue Code. Mr. Haskell participated in the 401(k) Plan in 2024.
Innventure did not offer a defined benefit pension plan or nonqualified deferred compensation plan for its NEOs during 2024.
Severance and Change in Control Compensation
Severance Under NEO Arrangements
None of the agreements or offer letters with the NEOs provide for severance compensation in the event of a termination of employment.
Innventure Equity Compensation
In general, RSUs, stock options and Accelsius SARs granted under the 2024 Plan are eligible to vest or are automatically exercised as follows in the event of certain termination and change in control scenarios.
RSUs. If an NEO’s employment is terminated due to death or disability, the RSUs will vest in full. If an NEO remains employed through the date of a “change in control” (as defined for purposes of the applicable equity awards) and a replacement award is not provided, the RSUs will vest in full. If a replacement award is provided and, at any point within twelve months following a “change in control,” the employment of an NEO is terminated by the Company (or its successor) without “cause” or by the NEO for “good reason,” unvested RSUs held by the NEO will vest in full.
Stock Options. If an NEO’s employment is terminated due to death or disability, the unvested portion of the option will vest in full upon termination. If an NEO remains employed through the date of a “change in control” (as defined for purposes of the applicable equity awards) and a replacement award is not provided, the option will vest in full. If a replacement award is provided and, at any point within two years following a “change in control,” the employment of an NEO is terminated by the Company (or its successor) without “cause” or by the NEO for “good reason,” the replacement award will vest in full.
Accelsius SARs. The Accelsius SARs granted in December 2024 were fully vested upon grant and will be automatically exercised upon the earliest to occur of: (i) the 24-month anniversary of the date of grant, (ii) the participant’s death, or (iii) the participant’s disability (as defined in the applicable award agreement).
Treatment of Incentive Units Upon a Termination of Employment or Engagement
With respect to Innventure Incentive Units (when they were outstanding) and Accelsius Incentive Units, if an NEO’s employment or engagement is (or was) terminated, then Innventure or Accelsius, as applicable, may repurchase (or could have repurchased) such NEO’s vested Incentive Units for the greater of the book value or fair market value (each as defined in the applicable award agreements pursuant to which Incentive Units were granted), except that if the termination is (or was) voluntary on the part of the NEO or by Innventure or Accelsius, as applicable, for cause (as defined in the applicable award agreements pursuant to which Incentive Units were granted), such vested Incentive Units may be repurchased (or could have been repurchased) for their fair market value.
As described above, Innventure Incentive Units held by the NEOs vested (to the extent unvested) at the time of the Business Combination and were cancelled in exchange for shares of Common Stock.
With respect to Refinity Incentive Units, if an NEO’s employment or service is terminated, then Refinity Holdings may redeem such NEO’s vested Refinity Incentive Units for their fair market value (as defined in the applicable award agreements pursuant to which Refinity Incentive Units are granted), except that if the termination is by Refinity Holdings for cause (as defined in the Refinity Holdings, LLC PI Unit Incentive Plan), such vested and unvested Refinity Incentive Units may be redeemed by Refinity Holdings for $0.

Treatment of Accelsius Incentive Units and Refinity Incentive Units upon a Change in Control
With respect to Accelsius Incentive Units and Refinity Incentive Units if Accelsius or Refinity Holdings, respectively, experiences a change in control (as defined in the applicable award agreement pursuant to which the Incentive Units were granted), 100% of such Accelsius Incentive Units or Refinity Incentive Units, as applicable, to the extent not yet vested, will vest.
Director Compensation
Bill Haskell, David Yablunosky, Mike Otworth, Suzanne Niemeyer, James Donnally, Bruce Brown, Elizabeth Williams, Daniel Hennessy, and Michael Amalfitano served on the Innventure Board during 2024.
Non-Management Director Compensation Policy
In 2024, our Board adopted the Innventure, Inc. Non-Management Director Compensation Plan (the “Director Compensation Plan”). The Director Compensation Plan is intended to allow us to attract and retain qualified individuals to serve on our Board and align their interests with those of our stockholders. The Director Compensation Plan is generally administered by the Compensation Committee. The Director Compensation Plan provides for the following cash retainers and equity awards under the 2024 Plan:
•
Initial Equity Grant: Each non-management director that became a member of our Board as of the Closing Date and who was still serving on our Board on the third business day following the effective date of the Director Compensation Plan received RSUs with a targeted value of $90,000 on such date, in respect of their service from the Closing and the date of the Company’s first annual meeting of stockholders. Such RSUs vested on the date of our 2025 annual meeting of stockholders, subject to each non-management director providing service on our Board through such date.

•
Quarterly cash retainer: Each non-management director will receive an annual cash retainer fee of $80,000, paid in arrears on a quarterly basis. The annual cash retainer fee will be prorated in the event that a non-management director serves on our Board for a portion of any calendar quarter.

•
Annual equity retainer: On the date of each of our regularly scheduled annual meetings of stockholders, each non-management director will receive a grant of RSUs with a targeted value of $120,000, which will generally vest on the earlier of (i) the first anniversary of the grant date and (ii) the next annual meeting of stockholders that occurs following the grant date, subject to each non-management director providing service on our Board on such vesting date. If a non-management director is elected to our Board other than in connection with an annual meeting of stockholders, such non-management director’s annual equity retainer will be prorated based on the number of days of service until the scheduled date of the next annual meeting of stockholders.

•
Committee retainers: Each non-management director who serves as the chairperson of a standing committee of our Board will receive an annual cash retainer fee of $20,000, paid in arrears on a quarterly basis and prorated in the event that such non-management director serves in such position for a portion of any calendar quarter. Each non-management director who serves as a member, but not a chairperson, of a committee of our Board will receive an annual cash retainer fee of $10,000 for each committee, paid in arrears on a quarterly basis and prorated in the event that such non-management director serves in such position for a portion of any calendar quarter.

The Director Compensation Plan was amended and restated on June 23, 2025. The primary purpose of this amendment and restatement was a change to allow non-management directors to make an election to receive shares of Common Stock in lieu of any annual retainers, chairperson retainers and/or committee member retainers (each as described above) that would otherwise be payable in cash.
In addition to the compensation provided under the Director Compensation Plan, James Donnally was granted an award of 20,000 Accelsius SARs, as more fully described in footnote 2 to the 2024 Director Compensation Table below, in 2024. The following table sets forth the total compensation received by our non-management directors in 2024. Directors who were also executives of Innventure did not receive additional compensation in 2024 for their Board service.

2024 Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Total ($)
James Donnally	27,500	89,999	782,000	899,499
Bruce Brown	27,500	89,999	—	117,499
Elizabeth Williams	25,000	89,999	—	114,999
Daniel Hennessy	25,000	89,999	—	114,999
Michael Amalfitano	25,000	89,999	—	114,999

(1)
Reflects the grant date fair value of the RSUs, calculated in accordance with FASB ASC Topic 718. For information regarding assumptions used in calculating these values, see Note 14 to the consolidated financial statements included elsewhere in this prospectus. As of December 31, 2024, the non-management directors held the following outstanding stock awards: each of Messrs. Donnally, Brown, Hennessy and Amalfitano and Ms. Williams, 7,377 RSUs.

(2)
Reflects the grant date fair value of the Accelsius SARs, calculated in accordance with FASB ASC Topic 718. For information regarding assumptions used in calculating these values, see Note 14 to the consolidated financial statements included elsewhere in this prospectus. The Accelsius SARs were granted by Innventure and are settled in shares of Common Stock, the value of which is determined based on the increase in value of Class A Common Units of Accelsius over a base price of $12.175. In general, these Accelsius SARs will be automatically exercised upon the earliest to occur of: (i) the 24-month anniversary of the grant date, (ii) Mr. Donnally’s death, or (iii) Mr. Donnally’s “disability” (as defined in the applicable award agreement). On June 25, 2025, Mr. Donnally entered into a SAR Amendment on substantially the same terms as those described above that apply to Mr. Otworth and Dr. Scott, except that the Share Cap applicable to Mr. Donnally’s Accelsius SARs is 250,000. As of December 31, 2024, Mr. Donnally held 20,000 Accelsius SARs. Mr. Donnally was granted these Accelsius SARs in respect of prior service.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless otherwise indicated, all dollar amounts (“$”) in this section are expressed in thousands, except share and per share amounts.
The following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which Innventure LLC, Innventure or the Innventure Companies has been or is to be a participant and:
•	the amount involved exceeded or exceeds $120; and
•
any of such company’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with AeroFlexx, Accelsius, Innventus ESG Fund I, L.P., Innventure1, LLC, and L1FE Management Limited
Management Services
Pursuant to a Management Services Agreement dated August 17, 2018, among Management Services, a wholly owned subsidiary of Innventure LLC, Innventure GP and the ESG Fund, Innventure earns management fees for providing administrative, finance and accounting services and other back-office functions for the ESG Fund. For the years ended December 31, 2024 and 2023, the ESG Fund paid $800 and $800, respectively, for these management services. As of December 31, 2024 and 2023, the ESG Fund owed to Management Services approximately $600 and $0, respectively.
Additionally, pursuant to the ESG Fund’s Amended and Restated Limited Partnership Agreement, the ESG Fund may offset the management services fees owed to Innventure GP and Management Services by the amount in which the ESG Fund’s expenses exceed $800, for a total of $0 and $0 of costs reimbursed in the fiscal years ended December 31, 2024 and 2023, respectively.
Pursuant to a Management Services Agreement dated January 22, 2021 (as amended on October 1, 2021), between Innventure LLC and L1FE Management Limited, an entity of which Roland Austrup, Innventure’s Chief Growth Officer, is an officer and director and in which Mr. Austrup owns a 100% interest, Mr. Austrup earns fees for providing services generally performed by a chief financial officer for Innventure LLC. For the years ended December 31, 2024 and 2023, Innventure LLC paid $300 and $300, respectively, for these services. As of December 31, 2024 and 2023, Innventure LLC owed to L1FE Management Limited approximately $0 and $13, respectively.
Option Agreement
On March 12, 2021, Innventure LLC entered into a purchase option agreement with the ESG Fund (then known as Innventus Fund I, L.P.), pursuant to which the ESG Fund agreed to forfeit previously issued warrants to purchase Class B-1 preferred units of Innventure LLC in exchange for the grant of an irrevocable option to purchase (i) 145,161 shares of common stock, par value $0.001 per share, of PCT at an exercise price of $1.00 per share, if the option was exercised after the consummation of certain business combination transactions involving PCT held by Innventure LLC (the “Option Shares”) or (ii) 13,798 Class A units of PCT at an exercise price of $1.00 per Class A Unit, if the option was exercised prior to the consummation of certain business combination transactions involving PCT, held by Innventure LLC. The Option Shares are subject to a contractual lock-up agreement that Innventure LLC entered into in connection with PCT’s business combination transactions and may only be delivered to the ESG Fund upon the periodic expiration of such lock-up restrictions. The option was exercised in full on March 16, 2022 for 145,161 shares of PCT’s common stock and, to date, approximately half of the Option Shares have been delivered to ESG Fund, with the remainder to be delivered once such shares are released from contractual lock-up obligations.
Indebtedness
During the fiscal year ended December 31, 2023, Innventure LLC loaned AeroFlexx $2,600 through a series of informal intercompany loans. During the fiscal year ended December 31, 2024, Innventure informally loaned AeroFlexx an additional $4,400. The loans were expected to be repaid in full by June 2024 and bear no interest and, instead, were included in the AeroFlexx Loan Agreement (as defined and described below).

On July 1, 2024, AeroFlexx, as borrower, AeroFlexx Packaging Company LLC, as guarantor (“AeroFlexx Packaging”), and Innventure LLC, as lender, entered into a Loan Agreement (the “AeroFlexx Loan Agreement”). Under the terms of the AeroFlexx Loan Agreement, Innventure LLC agreed to lend to AeroFlexx up to $2,400 from time to time until the Maturity Date (as defined in the AeroFlexx Loan Agreement). Additionally, the aggregate principal amount of $7,600 that Innventure LLC previously loaned to AeroFlexx for working capital pursuant to interest-free loans that had not previously been formally documented is included as an amount outstanding under the AeroFlexx Loan Agreement and subject to the terms of the AeroFlexx Loan Agreement. The aggregate principal amount of the Term Loans (as defined in the AeroFlexx Loan Agreement) shall not exceed $10,000. The Term Loans covered by the AeroFlexx Loan Agreement will be guaranteed by AeroFlexx Packaging and will incur interest at the annual applicable federal rate published by the Internal Revenue Service (the “IRS”) and adjusted quarterly, such interest rate to be increased by 2.0% upon the occurrence of an Event of Default (as defined in the AeroFlexx Loan Agreement). After any repayment of all or any portion of the Term Loans, the Term Loans may be re-borrowed. AeroFlexx will have the option to prepay all or any portion of the Term Loans upon the written consent of Innventure LLC and the Term Loans will be accelerated and must be prepaid upon the occurrence of an Event of Default. At Innventure LLC’s option, the Term Loans and any unpaid accrued interest and any fees and expenses owed by AeroFlexx may be converted into Next Equity Securities (as defined in the AeroFlexx Loan Agreement). As part of the AeroFlexx Loan Agreement, AeroFlexx did not raise equity financing up to the target amount by January 1, 2025. Therefore, on January 2, 2025, $7,250 of outstanding principal of the then-outstanding Term Loans and unpaid accrued interest thereon (as calculated per the AeroFlexx Loan Agreement) was subject to mandatory conversion. Using the price per unit of $6.83, the Company obtained 1,060,747 AeroFlexx Class D preferred units through the mandatory conversion. Based on the increase of AeroFlexx Class D preferred units, Innventure’s updated ownership percentage in AeroFlexx is 38%. Additionally, the aggregate principal amount of $7,600 that Innventure LLC previously loaned to AeroFlexx for working capital pursuant to interest-free loans that had not previously been formally documented is included as an amount outstanding under the AeroFlexx Loan Agreement and subject to the terms of the AeroFlexx Loan Agreement. The proceeds of the Term Loans will be used by AeroFlexx for general business purposes, including to fund AeroFlexx’s working capital needs. The AeroFlexx Loan Agreement contains customary representations, warranties and covenants, including covenants restricting AeroFlexx’s ability to encumber assets and AeroFlexx’s ability to merge or consolidate with another entity. Since the date of the AeroFlexx Loan Agreement, the largest aggregate amount of principal outstanding is $10,000, and no interest or principal has been paid on the Term Loans. As of September 30, 2025, the amount outstanding was $10,000 following the conversion of $7,300 on January 2, 2025 and the inclusion of the $4,400 informal loan under the AeroFlexx Loan Agreement. Subsequent to the date on which the $10,000 cap on the AeroFlexx Loan Agreement was achieved, Innventure has also informally loaned an additional $7,761 to AeroFlexx.
On March 30, 2023, Innventure LLC entered into the Innventure Convertible Line of Credit with Accelsius. Under the Innventure Convertible Line of Credit, Innventure LLC agreed to loan, from time to time, up to $6,000 in term loans to Accelsius, with a minimum loan of $10 per term loan. On December 13, 2023, the Innventure Convertible Line of Credit was amended to increase the aggregate amount available to be loaned to Accelsius to $12,000. On April 10, 2024, the Innventure Convertible Line of Credit was amended to allow for all or any portion of the term loans to be re-borrowed. On July 1, 2024, the Innventure Convertible Line of Credit was amended to remove the requirement that interest under the term loans be paid in kind. On April 1, 2025, the Innventure Convertible Line of Credit was amended to increase the aggregate amount available to be loaned to Accelsius to $20,000, to amend the definition of “Qualified Financing,” and to give Innventure LLC the option to convert into equity any portion of the outstanding principal amount of the term loans being repaid, subject to certain conditions. On September 18, 2025, the Innventure Convertible Line of Credit was amended to convert approximately $550 of accrued interest into Series A Units of Accelsius and to amend the optional conversion terms. Outstanding principal amounts accrue interest at the annual applicable federal rate published by the IRS and are adjusted quarterly. In lieu of repayment in cash, at its option, Innventure may convert the outstanding principal amount of the term loans and any unpaid accrued interest, fees and expenses into the same class or series of equity securities of Accelsius issued in a bona fide equity financing occurring after April 1, 2025 with proceeds to Accelsius of at least $3,000 that is primarily for capital raising purposes. On October 2, 2025, in connection with the JCI Closing, a Qualified Financing (as defined therein) occurred, and the loan became convertible into Series B-1 Units (as defined below). To date, Accelsius has borrowed $19,260 in the aggregate, of which $12,000 of principal has been repaid and $500 of accrued unpaid interest has been converted into Series A Units of Accelsius. As of September 30, 2025, approximately $7,560 was outstanding under the

Innventure Convertible Line of Credit, including $147 of accrued interest. As described elsewhere in this prospectus, all intercompany transactions and balances have been eliminated in consolidation, including those related to the Innventure Convertible Line of Credit with Accelsius.
To date, Innventure LLC has informally loaned Refinity Holdings $2,831.
On December 21, 2023, Mike Otworth, Innventure LLC’s Executive Chairman, loaned the Company approximately $1,000 for working capital purposes. The Company issued a note payable representing that loan in the amount of $1,000 during the year ended December 31, 2023, which is included in notes payable to related parties in the consolidated balance sheets as of December 31, 2023. The related party note had no stated interest and no stated maturity date at issuance. In May 2024, the Company executed an unsecured promissory note (the “Otworth Promissory Note”) which provides that the indebtedness has no stated interest and matures on December 21, 2024.
Per the executed agreement, on the maturity date, the Company is required to repay the outstanding principal amount of the related party note and a loan fee equal to $63. If the Company failed to pay any amount due under the related party note on the maturity date thereof, interest will accrue on the amount outstanding at a rate of eight percent (8%) per annum from the maturity date.
On March 20, 2025, Mike Otworth agreed to deem as repaid in full and otherwise terminated all loans and other obligations of Innventure LLC to Mike Otworth under the Otworth Promissory Note and any loan documentation executed in connection with the Otworth Promissory Note in exchange for (i) Mike Otworth’s receipt in cash of $180 and (ii) the issuance to Mike Otworth of 114,161 shares of Series C Preferred Stock on March 24, 2025.
Transactions Involving Innventure1
From time to time, Innventure1 LLC (“Innventure1”) pays expenses on behalf of Innventure LLC pursuant to a related party note, with settlement of such amounts to be agreed upon by management of each of Innventure1 and Innventure LLC. On October 31, 2023, Innventure LLC entered into a debt conversion agreement with Innventure1. During the year ended December 31, 2023, and pursuant to the terms of the debt conversion agreement, the Company extinguished the related party note with Innventure1 and converted this note in the amount of $500 into 52,010 Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per unit. The nature of this indebtedness is primarily expenses paid on the Company’s behalf and settlement was agreed upon by the management of the two related parties. The indebtedness has no stated interest and no maturity date.
ESG Fund Obligations
On May 24, 2023, Innventure LLC and WE-INN LLC paid to the ESG Fund its capital call obligation of approximately $100.
Class B-1 Unit Purchase Agreement
On August 25, 2023, Innventure LLC entered into a unit purchase agreement with each of John Scott and Michael Otworth (each a “Purchaser” and together the “Purchasers”), who are each members of Innventure1. Under the terms of the unit purchase agreements, Innventure LLC agreed to issue the Purchasers 171,498 and 260,787 Class B-1 Preferred Units, respectively, upon the release of Dr. Scott and Mr. Otworth’s contractual restrictions under lock-up agreements entered into between Dr. Scott and Mr. Otworth and PCT. The Purchasers agreed to purchase such Class B-1 Preferred Units at a price of $9.6992 per unit (based on a weighted average of the closing price on the Nasdaq Capital Market of PCT’s common stock during the 30-day period ending on the date on which the exchange closed, multiplied by 0.8) in exchange for contributing certain shares of PCT’s common stock to Innventure LLC, with the aggregate purchase price of the Class B-1 Preferred Units totaling approximately $1,700 and $2,500, respectively. Following discussions to place the Purchasers in, as closely as possible, the same economic position following the Business Combination, the parties terminated this arrangement in connection with the Closing.
Intercompany Advancement of Expenses
In the normal course of business, Innventure LLC has made advances for certain expenses on behalf of AeroFlexx, Accelsius, the ESG Fund and Refinity. These advances are typically made on a month-to-month basis, meaning that they are incurred one month and repaid the following month. As of December 31, 2024,

$246 of the respective advances have been fully reimbursed, and the remainder is added to the respective letter-of-credit outstanding balance or otherwise remains outstanding. The following table details the aggregate amount advanced to each company (in excess of $120) per year since 2023:

Company Name	Fiscal Year Ended December 31,
	2024	2023
Accelsius	$126	160
AeroFlexx	*	*
ESG Fund	*	*
Refinity	$539	*

*	Less than $120
AeroFlexx
Loan and Security Agreements
On February 9, 2023, AeroFlexx Packaging and Auto Now Acceptance Co., LLC (“Auto Now”) entered into a Loan Agreement (the “Loan Agreement”). Under the terms of the Loan Agreement, Auto Now agreed to lend to AeroFlexx Packaging, on a revolving basis, up to $4,000 at one time. AeroFlexx Packaging may borrow, repay and reborrow funds from the date of the Loan Agreement until January 31, 2024 (the “Commitment Period”). The Commitment Period may be renewed up to four times, each for one calendar year period, beginning on January 3 of each year, and was renewed in 2024. Loans made pursuant to the Loan Agreement will be guaranteed by AeroFlexx and will incur interest at variable interest rates based on the prime rate, as published by The Wall Street Journal, plus 5.0% (such rates not to exceed 12% per annum). The loans made pursuant to the Loan Agreement will be made upon Auto Now’s receipt of executed promissory notes and security instruments satisfactory to Auto Now and upon Auto Now’s satisfaction that certain collateral securing AeroFlexx Packaging’s indebtedness is sufficient. Upon AeroFlexx Packaging’s request, one or more promissory notes evidencing loans under the Loan Agreement may be converted to term loans, solely at the discretion of Auto Now. Such terms loans will proportionately decrease the availability of funds under the Loan Agreement. The proceeds of the loans will be used to purchase liquid filing equipment as part of AeroFlexx Packaging’s liquid packaging operations. As of December 31, 2024, approximately $2,700 was outstanding under the Loan Agreement. Since the date of the Loan Agreement, no principal has been paid, $500 of interest has been paid, and the largest amount of principal outstanding was $2,800.
Additionally, on February 9, 2023, AeroFlexx Packaging and Auto Now entered into a Security Agreement (the “Security Agreement”) pursuant to which AeroFlexx Packaging granted to Auto Now a security interest in AeroFlexx Packaging’s liquid filling equipment (the “Collateral”). The Security Agreement secures (i) all indebtedness owed under the Loan Agreement and future advances and promissory notes made pursuant to the Loan Agreement, (ii) all expenditures by AeroFlexx Packaging incurred for taxes, insurance and repairs to and maintenance for the Collateral and (iii) all liabilities of AeroFlexx Packaging to Auto Now presently existing or incurred in the future, whether they are matured or unmatured, direct or contingent, and any renewals, extensions and substitutions of those liabilities.
On March 20, 2025, Auto Now agreed to deem as repaid in full and otherwise terminated all loans and other obligations of AeroFlexx Packaging to Auto Now under the Loan Agreement and any loan documentation executed in connection with the Loan Agreement in exchange for the issuance to Glockner Family Venture Fund, LP of 578,294 shares of Series C Preferred Stock on March 24, 2025.
James Donnally, a member of the Board, also serves as a director of Auto Now Acceptance Company, the parent company of Auto Now.
Accelsius
2022 Convertible Notes
On August 18, 2022, pursuant to a note purchase agreement (the “Series I Note Purchase Agreement”), by and among Accelsius, the ESG Fund and the other parties thereto, Accelsius issued a convertible promissory note to the ESG Fund in an aggregate principal amount of $4,000 (the “2022 Accelsius Convertible Notes”). The

2022 Accelsius Convertible Notes accrued interest at a rate of 8% per year and were convertible into equity securities of Accelsius issued in a bona fide equity offering for investment purposes at a conversion price equal to the lesser of 80% of the per unit price paid by the investors purchasing such equity in the such offering or (b) the quotient of $200,000 divided by the aggregate number of outstanding Class A Units and Accelsius Incentive Units as of immediately prior to the initial closing of such equity securities. The total amount of interest accrued and due to the ESG Fund in the fiscal year ended December 31, 2023 was approximately $500. As of December 31, 2024, the total amount of interest accrued and due to the ESG Fund in 2024 was $0.
On June 2, 2023, the Series I Note Purchase Agreement was amended and restated to permit Accelsius to issue and sell additional 2022 Accelsius Convertible Notes to such persons or entities (including to the ESG Fund if the ESG Fund desires to acquire additional 2022 Accelsius Convertible Notes) as determined by Accelsius, until the earlier of (i) such time as the aggregate amount of principal indebtedness evidenced by all of the 2022 Accelsius Convertible Notes issued and sold pursuant to the note purchase agreement equals a total of $6,000 or (ii) July 31, 2023. In March 2024, the 2022 Accelsius Convertible Notes were converted into 693,480 Accelsius Series A Units at a conversion price of $9.74 per unit. Since the date of the 2022 Accelsius Convertible Notes, the largest aggregate amount of principal outstanding was approximately $6,000.
Class A Series 2 Units
On February 1, 2023, the ESG Fund purchased 23,712 Class A Series 2 Units of Accelsius for aggregate proceeds of approximately $100.
2025 Convertible Notes
On June 26, 2025, Accelsius entered into the CPN with Mr. Joshua Claman, Chief Executive Officer of Accelsius. The maximum principal amount under the CPN is $3,000, issuable in three equal draws, upon the request of Accelsius and subject to Mr. Claman’s sole discretion. Accelsius received the first draw amounting to $1,000 on June 27, 2025 and the second draw amounting to $1,000 on July 24, 2025. The CPN has a stated interest rate of 15% and Accelsius is required to pay a loan fee (“Loan Fee”) of $35 upon maturity, repayment or conversion of this note. Since the CPN was issued, the largest aggregate amount of principal outstanding was approximately $12,000. The CPN was repaid in full, including $73,562 of interest and a $35,000 fee, on October 8, 2025.
The CPN was convertible at the option of Mr. Claman for all amounts due under this note, including the Loan Fee, into either preferred units of Accelsius at a price equal to 80% of the next funding round price if Accelsius raises at least $5,000 from unaffiliated investors, or into common units of Accelsius, if no such funding round occurs before the maturity date, with unit pricing of common units determined by an independent valuation firm. In connection with the JCI Closing, the CPN became convertible into Series B-2 Units.
The CPN had a maturity date of December 31, 2025; was subordinated to the WTI Facility and the Convertible Debentures; and each of the WTI Lenders and Yorkville have been granted certain rights under the CPN. As a result of the JCI Closing, Mr. Claman had the right to demand payment of such note at any time, and the CPN was no longer subordinated to repayments of indebtedness under the WTI Facility and the Convertible Debentures. Furthermore, pursuant to a Side Letter, dated June 26, 2025, by and among the Company, Innventure LLC, Accelsius and Mr. Claman, until such time as the CPN was either repaid in full or converted into equity of Accelsius, the Company could not seek repayment of any portion of the Innventure Convertible Line of Credit (subject to certain exceptions).
Accelsius also issued the Related Party Term Convertible Notes to each of Robert Wehmeyer, the Chief Financial Officer of Accelsius, Mr. Claman, Chief Executive Officer of Accelsius, WE-INN LLC, and Ascent Accelsius, A Series of Ascent X Innventure, LP, each considered to be a Related Party (as defined in the Company’s Related Party Transactions Policy), and certain affiliates of such lenders, for a total principal amount of $4,250.
The Related Party Term Convertible Notes have a stated maturity date of December 31, 2026 and bear interest at the annual applicable federal rate published by the Internal Revenue Service. Since the Related Party Term Convertible Notes were issued, the largest aggregate amount of principal outstanding was approximately $12,000, and no interest or principal has been paid on the Related Party Term Convertible Notes. Accelsius applied the proceeds from the issuance of the Related Party Term Convertible Notes to repay borrowings under the Innventure Convertible Line of Credit. As a result of the Repayment, the Company’s indirect beneficial holdings, through Innventure LLC, of Accelsius may be reduced in the event that the Term Convertible Notes are converted into Series A Units of Accelsius.
The Related Party Term Convertible Notes, which are subordinated to the WTI Facility, are convertible at the option of the lenders, starting January 2, 2026, for all amounts due under the notes at the time of conversion, into Accelsius’ Series A Units at a price per unit equal to $12.175. For as long as any portion of the WTI Facility remains outstanding, the Related Party Term Convertible Notes lenders will not demand payment related to the Related Party Term Convertible Notes, unless they convert the debt into equity.
Other Related Party Transactions
Investor Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Innventure and Founding Investors entered into the Investor Rights Agreement. See the section entitled “Management—Director Nominations—Agreements to Nominate Certain Directors” for more information.
Lock-Up Agreements
In connection with the entry into the Business Combination Agreement, certain members of Innventure LLC (the “MSA Lock-Up Parties”) entered into a Member Support Agreement with Learn CW, Innventure, and Holdco (the “Member Support Agreement”) pursuant to which the MSA Lock-Up Parties agreed to, among other things, be subject to a 180-day lock-up period following the Closing with respect to any shares of Common Stock received as consideration in the Business Combination. On April 1, 2025, the restrictions pursuant to the lock-up under the Member Support Agreement lapsed with respect to the shares of Common Stock held by the MSA Lock-Up Parties.
Pursuant to Innventure’s A&R Certificate of Incorporation, the holders of shares of Common Stock issued as consideration (including any Earnout Shares, as defined in the Business Combination Agreement) to former holders of membership interests, warrants or other equity interests of Innventure LLC were prohibited from transferring any such shares of Common Stock until the end of the period beginning on the date of the Closing and ending on the date of the opening of the first trading window at least 180 days after the Closing. On April 1, 2025, the restrictions pursuant to the lock-up under the A&R Certificate of Incorporation lapsed with respect to the shares of Common Stock held by the former holders of membership interests, warrants, or other equity interests of Innventure LLC.
In connection with the entry into the Business Combination Agreement, certain insiders of Innventure entered into lock-up agreements, pursuant to which such persons agreed to restrictions on the transfer of their shares of Common Stock, subject to certain exceptions, for a period ending upon the earlier of (A) the expiration of one year after the Closing and (B) subsequent to the Closing, (i) if the closing price of Common Stock equaled or exceeded $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date which Innventure completed a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that would have resulted in all of the public stockholders of Innventure having the right to exchange their shares of Common Stock for cash securities or other property. On October 2, 2025, the restrictions pursuant to the aforementioned lock-up agreements lapsed with respect to the shares of Common Stock held by such insiders of Innventure.
In connection with Learn CW’s initial public offering, Learn CW entered into a Letter Agreement (the “2021 Letter Agreement”), dated October 7, 2021, among Learn CW and its officers, directors, director nominees and CWAM LC Sponsor LLC, Learn CW’s former Sponsor (the “Sponsor”), pursuant to which the Sponsor and certain Insiders (as defined therein) agreed not to transfer certain Class B ordinary shares of Learn CW, par value $0.0001 per share (the “Founder Shares”), outstanding prior to the consummation of Learn CW’s initial public offering until the earlier of (A) one year after the completion of the Business Combination and (B) the date following the completion of the Business Combination on which Learn CW completed a liquidation, merger, share exchange or other similar transaction that would have resulted in all of Learn CW’s shareholders having the right to exchange their Learn CW Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), for cash, securities or other property. The Founder Shares and the Ordinary Shares were each converted into shares of Common Stock at the Closing. Pursuant to the terms of the 2021 Letter Agreement, and notwithstanding the foregoing, if, subsequent to the Closing, the closing price of the Common Stock would have equaled or exceeded $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the shares of Common Stock held by the parties to the 2021 Letter Agreement or their permitted transferees would have been released from lock-up. On October 2, 2025, the restrictions pursuant to the lock-up under the 2021 Letter Agreement lapsed with respect to the Common Stock held by Learn CW and its officers, directors, director nominees and the Sponsor.
Employee Family Relationship
Mr. Colin Scott (the son of Dr. John Scott, our Chief Strategy Officer) is an employee of Innventure and serves on the Accelsius board of directors. Mr. Colin Scott earned $325 and $216 for the years ended December 31, 2024 and 2023, respectively.
Aircraft Time Sharing Agreements
On May 6, 2024, Innventure LLC entered into aircraft time sharing agreements with entities affiliated with Michael Otworth and John Scott, each of whom owns a partial interest in a private airplane, whereby they, as partial owners of the plane, would be reimbursed for its use by Innventure LLC and its employees and directors. Such reimbursements are only to be granted for Innventure LLC business use. The aircraft time sharing agreements each have an initial term of one year and automatically renew for one month terms until terminated by either party. Each agreement may be terminated by either party with 30 days’ prior written notice. In 2024, Innventure LLC made reimbursements to each of Mr. Otworth and Dr. Scott in the amounts of $142 and $122, respectively. Since the beginning of 2025, Innventure has made reimbursements to Mr. Otworth and Dr. Scott in the amounts of $250 and $5, respectively. Mr. Otworth was the Executive Chairman of Innventure LLC and is now Innventure’s Executive Chairman. Dr. Scott was the Chief Strategy Officer of Innventure LLC and is now Innventure’s Chief Strategy Officer.
Bridge Financing
On August 20, 2024, pursuant to an unsecured promissory note (the “Glockner Bridge Note”), Innventure LLC borrowed $10,000 from Glockner Family Venture Fund, LP (the “Glockner Lender”), a Florida limited partnership affiliated with Glockner Enterprises, as bridge financing until the Closing of the Transactions. The outstanding principal amount and loan fee were due upon the later of October 15, 2024 or the first business day following Closing. The Glockner Bridge Note carries a loan fee of $1,000 and does not bear interest except during an event of default. Pursuant to the Glockner Bridge Note, advances under the note shall be made in multiple installments as follows: (i) $3,000 on August 20, 2024 (and was received on August 20, 2024), (ii) $3,000 on August 27, 2024 (and was received on August 27, 2024) and (iii) $4,000 on September 3, 2024 (and was received on September 3, 2024). Amounts that are borrowed and repaid may not be re-borrowed. Glockner Enterprises is affiliated with persons or entities that collectively own greater than 10% of Innventure’s Class B-1 preferred units. James Donnally was a director of Innventure LLC and is now a director of Innventure, is the Managing Member of Bellringer Consulting Group, LLC, the General Partner of the Glockner Lender, is an equity holder of the Glockner Lender, and previously served as the Vice President and Chief Financial Officer of Glockner Enterprises from 1996 to 2023. Mr. Donnally currently has no authority over the Glockner Lender’s decision-making with respect to equity or debt investments in Innventure.
On August 22, 2024, pursuant to an unsecured promissory note (the “Scott Bridge Note”), Innventure LLC borrowed $2,000 from Dr. John Scott, Innventure’s Chief Strategy Officer. Interest will accrue on the Scott Bridge Note at a rate of eleven and half percent (11.5%) per annum plus, in the case of an event of default, an additional two percent (2%) per annum, amounts will be advanced under the Scott Bridge Note upon written request and, otherwise, the Scott Bridge Note has terms identical to the Glockner Bridge Note.
On October 1, 2024, the Company and the Glockner Lender amended and restated the Glockner Bridge Note (as amended, the “A&R Glockner Bridge Note”). The A&R Glockner Bridge Note was issued in the principal amount of $10,000 and such borrowings are due upon the earlier of January 31, 2025 and the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under such note and otherwise meet its expected working capital needs, as determined by the

Company in its reasonable discretion. From and after the issuance date of the A&R Glockner Bridge Note, such note will bear interest at 15.99% per annum, payable in arrears on the first business day of each calendar month, beginning on November 1, 2024. In the event of a failure to pay any amount due under the A&R Glockner Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay the Glockner Lender $1,000 as a loan fee in connection with entry into the A&R Glockner Bridge Note. As described above, Mr. Donnally serves as the managing member of the Glockner Lender’s general partner, Bellringer Consulting Group LLC. On March 20, 2025, the Glockner Lender agreed to deem as repaid in full and otherwise terminated all loans and other obligations of Innventure LLC to the Glockner Lender under the A&R Glockner Bridge Note and any loan documentation executed in connection with the A&R Glockner Bridge Note in exchange for the issuance to the Glockner Lender of 1,392,059 shares of Series C Preferred Stock on March 24, 2025.
On October 1, 2024, the Company and Dr. John Scott, the Company’s Chief Strategy Officer, agreed to amend and restate the Scott Bridge Note (as amended, the “A&R Scott Bridge Note”). The A&R Scott Bridge Note was reissued in the principal amount of $1,000 and such borrowings are due at maturity on January 31, 2025. From August 22, 2024 to but excluding October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 11.5% per annum, and from and after October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 13.5% per annum. In the event of a failure to pay any amount due under the A&R Scott Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay Dr. Scott $1,000 under the Scott Bridge Note. On March 20, 2025, Dr. Scott agreed to deem as repaid in full and otherwise terminated all loans and other obligations of Innventure LLC to Dr. Scott under the A&R Scott Bridge Note and any loan documentation executed in connection with the A&R Scott Bridge Note in exchange for (i) Dr. Scott’s receipt in cash of $195 and (ii) the issuance to Dr. Scott of 226,334 shares of Series C Preferred Stock on March 24, 2025.
Review, Approval or Ratification of Transactions with Related Parties
The Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related parties in which the aggregate amount involved exceeds or may be expected to exceed $120 and in which a related party has or will have a direct or indirect material interest. The written charter of the Audit Committee provides that the Audit Committee will review and approve in advance any related party transaction.
Limitation of Liability and Indemnification of Directors and Executive Officers
Innventure has entered into indemnification agreements with each of Innventure’s directors and executive officers, the form of which is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The indemnification agreements require Innventure to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.
Related Party Transaction Policy
Innventure has adopted a formal written policy for the review and approval of transactions with related parties. Such policy requires, among other things, that:
•	the Audit Committee shall review the material facts of all related party transactions;
•
in reviewing any related party transaction, the Audit Committee will take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to Innventure than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction;

•
in connection with its review of any related party transaction, Innventure shall provide the Audit Committee with all material information regarding such related party transaction, the interest of the related party and any potential disclosure obligations of Innventure in connection with such related party transaction; and

•	if a related party transaction will be ongoing, the Audit Committee may establish guidelines for Innventure’s management to follow in its ongoing dealings with the related party.

In addition, the related party transaction policy provides that the Audit Committee, in connection with any approval of a related party transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and NASDAQ.
Director Independence
Our Board has evaluated and affirmatively determined the independence of each of James O. Donnally, Bruce Brown, Elizabeth Williams, Daniel J. Hennessy, and Michael Amalfitano: (i) based on each nominee’s completed questionnaire designed to solicit information about relationships that could have an impact on independence and (ii) using standards required by the SEC and NASDAQ. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with Innventure and all other facts and circumstances the Board deemed relevant in determining a director nominee’s independence, including the beneficial ownership of our capital stock by each non-employee director.

DESCRIPTION OF SECURITIES
Innventure has one class of securities registered under Section 12 of the Exchange Act: its Common Stock. The following description of our capital stock is a summary and is qualified in its entirety by provisions of Delaware law and by reference to the terms of the A&R Certificate of Incorporation and our Bylaws, which are attached as exhibits to Innventure’s most recent Annual Report on Form 10-K filed with the SEC. We encourage you to read the applicable portions of the Delaware General Corporation Law, as amended (the “DGCL”), and our A&R Certificate of Incorporation and our Bylaws, as applicable, carefully and in their entirety because they describe your rights as a holder of shares of Common Stock.
General
Innventure’s authorized capital stock consists of 250,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share. Of the 25,000,000 shares of preferred stock, 3,000,000 shares are designated as “Series B Preferred Stock” and 5,000,000 shares are designated as “Series C Preferred Stock.”
Common Stock
Each share of Common Stock shall entitle the record holder to one (1) vote per share on all matters submitted to a vote of stockholders. The holders of shares of Common Stock shall not have cumulative voting rights. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors or any other series of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. Common Stock will not be subject to further calls or assessment by the Company. There will be no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any series of the Company’s preferred stock that the Company may authorize and issue in the future, the Series B Preferred Stock and the Series C Preferred Stock.
When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by law. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.
As of October 14, 2025, there were approximately 58,046,433 shares of Common Stock outstanding.
Preferred Stock
After the designation of the Series B Preferred Stock and the Series C Preferred Stock, 17,000,000 authorized shares of preferred stock remain available for the creation and issuance of one or more additional series of preferred stock by the Board. Unless required by law or by applicable stock exchange rule, the remaining authorized shares of preferred stock will be available for issuance without further action by you. The Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the voting powers, if any, and whether such voting powers are full or limited in such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
•	the provisions, if any, of a sinking fund applicable to such series;
•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; and
•
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock (including the Series B Preferred Stock and the Series C Preferred Stock) or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board in its discretion from time to time in accordance with applicable law.
Innventure has no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, Innventure’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Because Innventure is a holding company with no direct operations, Innventure will only be able to pay dividends from funds it receive from its subsidiaries.
Annual Stockholder Meetings
The Bylaws will provide that annual stockholder meetings will be held at such date, time and place, if any, as determined by the Board. The Board may also determine that a meeting of stockholders be held by means of remote communication as authorized by and in accordance with the DGCL.
Anti-Takeover Effects of Innventure’s A&R Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
The A&R Certificate of Incorporation and Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce Innventure’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire Innventure. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Innventure by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Innventure or the removal of Innventure’s management. Moreover, Innventure’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Innventure by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Innventure’s management and possibly deprive Innventure’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
Innventure’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I held office for a term that expired at the annual meeting of stockholders held in 2025 and will hold office for a term expiring at the annual meeting of stockholders to be held in 2028; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified.
At each succeeding annual meeting of the stockholders of Innventure, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.
Removal of Directors; Vacancies
Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as this A&R Certificate of Incorporation provides for a classified board of directors, any director may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of Innventure entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Vacancies on the Board will be able to be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Special Stockholder Meetings
Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of Innventure may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the chairperson of the Board, the CEO, or President.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide Innventure with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting of stockholders must be delivered to the Secretary at Innventure’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The Bylaws will also specify requirements as to the form and content of a stockholder’s notice.
These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Innventure.
Stockholder Action by Written Consent
Any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by consent of the stockholders in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock (including the Series B Preferred Stock and Series C Preferred Stock), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly provided by the applicable Preferred Stock Designation.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Innventure’s stockholders will have appraisal rights in connection with a merger or consolidation of Innventure. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery (the “Chancery Court”) of the State of Delaware.
Stockholders’ Derivative Actions
Under the DGCL, any of Innventure’s stockholders may bring an action in Innventure’s name to procure a judgment in Innventure’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Innventure’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Amendment of the A&R Certificate of Incorporation
The A&R Certificate of Incorporation provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The A&R Certificate of Incorporation also provides that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to Innventure’s name, registered address or agent, or purpose.
Amendment of the Bylaws
The Bylaws provide that the Board is empowered to adopt, amend or repeal the bylaws, and further provide that the stockholders also have the power to adopt, amend or repeal the bylaws, provided that such action by the stockholders will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Innventure entitled to vote generally in the election of directors.

Exclusive Forum Selection
The A&R Certificate of Incorporation provides that, unless Innventure consents in writing to the selection of an alternative forum, (a) the Chancery Court will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Innventure, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Innventure to Innventure or to Innventure’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the A&R Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against Innventure governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court (a “A&R Certificate of Incorporation Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the A&R Certificate of Incorporation Foreign Action as agent for such stockholder. Any person purchasing or otherwise acquiring any interest in any security of Innventure will be deemed to have notice of and consented to the foregoing exclusive forum provisions. Notwithstanding the foregoing, such provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The A&R Certificate of Incorporation contains provisions that limit the liability of Innventure’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, Innventure’s directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, provided that our certificate of incorporation will not limit the liability of:
•	a director or officer for any breach of their duty of loyalty to our company or our stockholder;
•	a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	a director for unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;
•	a director or officer for any transaction from which they derived an improper personal benefit; or
•	an officer in any action by or in the right of Innventure.
The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Innventure pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The limitation of liability, advancement and indemnification provisions in the A&R Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Innventure and its stockholders. In addition, your investment may be adversely affected to the extent Innventure pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our voting securities as of October 3, 2025 (except as otherwise set forth below) by:
•	each person known to us to be the beneficial owner of more than 5% of our Common Stock, Series B Preferred Stock, and Series C Preferred Stock;
•	each of our NEOs and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Fractional shares have been rounded to the nearest whole share.
The following table is based on 58,046,433 shares of Common Stock outstanding, 33,144 shares of Series B Preferred Stock outstanding, and 150,000 shares of Series C Preferred Stock outstanding as of October 14, 2025. In addition, the beneficial ownership presented below does not include Company Earnout Shares that the holders of Innventure LLC’s outstanding equity and profits interests and warrants, other than the Class PCTA Units and the Class I Units (such holders, the “Innventure Members”), have the right to receive upon (i) Accelsius having entered into binding contracts providing for revenue for the Company (as defined in the Business Combination Agreement) within 7 years following the Closing (the “Vesting Period”) in excess of $15,000 in revenue (“Milestone One”) or (ii) AeroFlexx having received in excess of $15,000 revenue within the Vesting Period (“Milestone Three”).
Unless otherwise indicated by footnote, (i) the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock, Series B Preferred Stock, and Series C Preferred Stock beneficially owned by them and (ii) the address of each person is c/o Innventure Inc., 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage of Shares of Common Stock	Amount of Series B Preferred Stock Beneficially Owned	Percentage of Shares of Series B Preferred Stock	Amount of Series C Preferred Stock Beneficially Owned	Percentage of Shares of Series C Preferred Stock
Directors and Named Executive Officers:
Roland Austrup	863,264	1.49%	—	*	—	*
James O. Donnally(1)	4,236,663	7.30%	—	*	—	*
Gregory W. Haskell	752,115	1.30%	—	*	—	*
Michael Otworth(2)	3,742,902	6.45%	—	*	—	*
John Scott(3)	2,581,653	4.45%	—	*	—	*
David Yablunosky	173,964	*	—	*	—	*
Suzanne Niemeyer	141,098	*	—	*	—	*
Bruce Brown	12,127	*	—	*	—	*
Elizabeth Williams	7,377	*	—	*	—	*
Daniel J. Hennessy	1,177,639	2.03%	—	*	—	*
Michael Amalfitano	7,377	*	—	*	—	*
All Directors and Executive Officers as a Group (11 Individuals)	13,691,429	23.59%	—	*	—	*
Five Percent Holders
WE-INN LLC(4)	9,235,795	15.91%	—	*	—	*
Ascent Capital Partners LLC(5)	5,282,828	9.10%	—	*	—	*

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage of Shares of Common Stock	Amount of Series B Preferred Stock Beneficially Owned	Percentage of Shares of Series B Preferred Stock	Amount of Series C Preferred Stock Beneficially Owned	Percentage of Shares of Series C Preferred Stock
CastleKnight Master Fund LP(6)	3,086,416	5.32%	—		—	*
Christopher and Donna Corley(7)	20,396	*	10,198	30.77%	—	*
Dr. Chi Lim(8)	10,198	*	5,099	15.38%	—	*
Crown Global Life Insurance LTD IRO Separate Account 30286(9)	100,000	*	—	*	50,000	33.33%
Glockner Family Venture Fund, LP(10)	4,680,272	8.06%	—	*	—	*
Javid Mu’az Baksh Living Trust(11)	20,396	*	10,198	30.77%	—	*
Matthew and Holly Sellers(12)	15,298	*	7,649	23.08%	—	*
Neil Eichelberger 2021 Irrevocable Trust(13)	200,000	*	—	*	100,000	66.67%

*	less than 1%
(1)
Consists of (i) 4,750 shares of Common Stock held by Mr. Donnally; (ii) 1,507,808 shares of Common Stock held by the James O. Donnally Revocable Trust over which Mr. Donnally has sole voting and investment power; and (iii) 2,724,105 shares of Common Stock that may be deemed to be beneficially owned by Mr. Donnally, which shares are held by certain trusts, including (a) 141,659 shares held by the Barbara G. Glockner Trust, for the benefit of Joseph C. Glockner; (b) 141,659 shares held by the Barbara G. Glockner Trust, for the benefit of Michael P. Glockner; (c) 141,659 shares held by the Barbara G. Glockner Trust, for the benefit of Timothy E. Glockner; (d) 747,834 shares held by the Joseph C. Glockner Revocable Trust; (e) 747,834 shares held by Michael P. Glockner Revocable Trust; (f) 747,834 shares held by the Timothy E. Glockner Revocable Trust; (g) 3,964 shares held by the Andrew M. Glockner Revocable Trust; and (h) 51,662 shares held by the Barbara G. Glockner Revocable Trust, each of which has three trustees, Timothy Glockner, James Donnally, and Theresa Laxton, Mr. Donnally’s spouse, with shared voting power. Timothy Glockner has a life estate interest in the Barbara G. Glockner Trust fbo Timothy E. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Timothy E. Glockner are the issue of Timothy Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Joseph C. Glockner are the issue of Joseph C. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Michael P. Glockner are the issue of Michael P. Glockner.

(2)
Consists of (i) 3,480,607 shares of Common Stock held by Mr. Otworth and (ii) 262,295 shares of Common Stock that Mr. Otworth has the right to acquire in connection with the vesting of stock options on October 2, 2025.

(3)
Consists of (i) 2,417,719 shares of Common Stock held by Dr. Scott and (ii) 163,934 shares of Common Stock that Dr. Scott has the right to acquire in connection with the vesting of stock options on October 2, 2025.

(4)	Greg Wasson and Kimberly Wasson share voting and investment power over the securities held by WE-INN LLC. The address for WE-INN LLC is 233 N Michigan Avenue, Suite 1410, Chicago, Illinois 60601.
(5)
Based on information provided by Ascent Capital Partners LLC in a Schedule 13G filed with the SEC on May 22, 2025. Per such Schedule 13G, Ascent Capital Partners LLC has sole voting power over all of such shares and sole dispositive power over all of such shares. The principal business address of Ascent Capital Partners LLC is 16427 N Scottsdale Road, Suite 410, Scottsdale, Arizona 85255.

(6)
Mr. Aaron Weitman is the Managing Member of CastleKnight Fund GP, LLC, which is the controlling entity of CastleKnight Master Fund LP, and accordingly Mr. Weitman may be deemed to have voting and investment power over the shares. The principal business address of CastleKnight Master Fund LP is 888 Seventh Avenue, 24th Floor, New York, New York 10019.

(7)
The 10,198 shares of Series B Preferred Stock held by Christopher and Donna Corley are convertible into 20,396 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series B Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock. Mr. Christopher Corley and Mrs. Donna Corley share voting and investment power over the shares.

(8)
The 5,099 shares of Series B Preferred Stock held by Dr. Chi Lim are convertible into 10,198 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series B Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock.

(9)
The 50,000 shares of Series C Preferred Stock held by the Crown Global Life Insurance LTD IRO Separate Account 30286 are convertible into 100,000 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series C Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock. Ms. Terria Godwin and Ms. Pauline McGettigan are the controlling persons of Crown Global Life Insurance LTD IRO Separate Account 30286 and share voting and investment power equally such that voting and investment decisions require the affirmative agreement of both persons.

(10)
Timothy E. Glockner, Joseph C. Glockner, Michael P. Glockner, and James O. Donnally are members of The Glockner Family Venture Fund, LP and share equal voting and investment power over the 4,680,272 shares of Common Stock.

(11)
The 10,198 shares of Series B Preferred Stock held by the Javid Mu’az Baksh Living Trust are convertible into 20,396 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series B Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock. Mr. Javid Baksh serves as the trustee for the Javid Mu’az Baksh Living Trust and, accordingly, may be deemed to have voting and investment power over the shares.

(12)
The 7,649 shares of Series B Preferred Stock held by Matthew and Holly Sellers are convertible into 15,298 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series B Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock. Mr. Matthew Sellers and Mrs. Holly Sellers share voting and investment power over the shares.

(13)
The 100,000 shares of Series C Preferred Stock held by the Neil Eichelberger 2021 Irrevocable Trust are convertible into 200,000 shares of Common Stock, assuming the maximum number of shares of Common Stock are issued upon conversion of the Series C Preferred Stock pursuant to its terms, which provide that the conversion price be calculated based on the greater of a fixed amount and the 10-trading day VWAP of the Common Stock. Each of Ms. Leigh Waters and Ms. Marjorie Ann Eichelberger serves as a trustee for the Neil Eichelberger 2021 Irrevocable Trust and has sole voting and investment power over the shares such that voting and investment decisions do not require the agreement of both persons.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders or their permitted transferees from time to time of up to 24,250,470 shares of Common Stock. The shares of Common Stock to which this prospectus relates consist of (i) up to 12,000,000 shares that may be issued upon conversion of the Convertible Debentures issued and issuable to Yorkville pursuant to the Purchase Agreements; (ii) up to 9,000,000 shares that we may issue and sell to Yorkville from time to time, subject to certain limitations and conditions, pursuant to the SEPA and in each case with respect to (i) and (ii) subject to the ownership limitations described therein; and (iii) 3,250,470 shares of Common Stock pursuant to the Subscription Agreements, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares of Common Stock that may be issued upon exercise of the Series A Warrants.
As used in this prospectus, the term “Selling Stockholders” means the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale. The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us or our predecessors or affiliates within the past three years.
The following table sets forth, as of October 3, 2025, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The Selling Stockholders may sell or otherwise transfer all, some or none of such shares in this offering.
We have based percentage ownership on 58,046,433 shares of Common Stock outstanding as of October 14, 2025. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholder and the number of shares registered on its behalf.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Convertible Debentures and SEPA
YA II PN, Ltd	3,048,644(1)	21,000,000(2)	—	*
PIPE Investment
Matthew Briggs	25,000	50,000(3)	—	*
CastleKnight Master Fund LP	4,286,416	2,400,000(4)	3,086,416	5.32%
DOMMFT Investments LLC	50,000	100,000(5)	—	*
Edward P. Hoffman	8,400	16,800(6)	—	*
Jacob Mermelstein	16,000	32,000(7)	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Erick and Wendi Kuebler	8,334	16,668(8)	—	*
Daivd R. Lipton	4,167	8,334(9)	—	*
Marvin Mermelstein Descendants’ Trust	50,000	100,000(10)	—	*
Rappaport Ventures LLC	35,000	70,000(11)	—	*
Gregory Reyes	216,000	333,334(12)	49,333	*
David Schneider	9,500	19,000(13)	—	*
Matthew P. Spain	41,667	83,334(14)	—	*
YELO Investments II LLC	10,500	21,000(15)	—	*

less than 1%
(1)
Consists of up to 3,048,644 shares of Common Stock that may be issued to Yorkville pursuant to the SEPA and upon conversion of the Convertible Debentures issued to Yorkville pursuant to the Purchase Agreements, without exceeding the ownership limitation set forth in the Convertible Debentures. Based on information provided to us, Yorkville acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, Yorkville did not have any agreements or understandings with any person to distribute such shares. The business address of Yorkville is c/o Mark Angelo, 1012 Springfield Avenue, Mountainside, New Jersey, 07092.

(2)
Consists of (i) up to 12,000,000 shares of Common Stock that may be issued upon conversion of the Convertible Debentures issued and to be issued to Yorkville pursuant to the Purchase Agreements and (ii) up to 9,000,000 shares of Common Stock that may be issued to Yorkville pursuant to the SEPA.

(3)
Consists of (i) 25,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 25,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 1985 Fagerness Point Road, Wayzata, Minnesota 55391.

(4)
Consists of (i) 1,200,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 1,200,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Aaron Weitman is the Managing Member of CastleKnight Fund GP, LLC, which is the controlling entity of the listed Selling Stockholder, and accordingly Mr. Weitman may be deemed to have voting and investment power over the shares. The principal business address of the Selling Stockholder is 888 Seventh Avenue, 24th Floor, New York, New York 10019.

(5)
Consists of (i) 50,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 50,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Joel Mermelstein is the ultimate controlling person of the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(6)
Consists of (i) 8,400 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 8,400 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Based on the information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 5950 Sherry Lane, Suite 470, Dallas, Texas 75225.

(7)
Consists of (i) 16,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 16,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(8)
Consists of (i) 8,334 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 8,334 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Erick Kuebler and Mrs. Wendi Kuebler share voting and investment power over the shares. Based on the information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 5950 Sherry Lane, Suite 470, Dallas, Texas 75225.

(9)
Consists of (i) 4,167 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 4,167 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 767 3rd Avenue, New York, New York 10017.

(10)
Consists of (i) 50,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 50,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Marvin Mermelstein serves as the trustee for the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(11)
Consists of (i) 35,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 35,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Jay Rappaport and Mrs. Corrina Rappaport are the ultimate controlling persons of the listed Selling Stockholder and share voting and investment power over the shares. The business address of the listed Selling Stockholder is 135 S. Carmelina Ave., Los Angeles, CA 90049.

(12)
Consists of (i) 166,667 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 166,667 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 5510 West Dry Creek Road, Manhattan, Montana 59741.

(13)
Consists of (i) 9,500 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 9,500 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 654 Cypress Hills Drive, Encinitas, California 92024.

(14)
Consists of (i) 41,667 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 41,667 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 647 Shore Drive, Boynton Beach, Florida 33435.

(15)
Consists of (i) 10,500 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 10,500 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Joel Mermelstein is the ultimate controlling person of the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

SHARES ELIGIBLE FOR FUTURE SALE
The Company has 250,000,000 shares of Common Stock authorized and, as of October 14, 2025, 58,046,433 shares of Common Stock are issued and outstanding. The Company also has 25,000,000 shares of preferred stock authorized. Of the 25,000,000 shares of preferred stock authorized, 3,000,000 shares have been designated as “Series B Preferred Stock,” and 5,000,000 shares are designated as “Series C Preferred Stock.” As of October 14, 2025, (i) 33,144 shares of Series B Preferred Stock are issued and outstanding, and (ii) 150,000 shares of Series C Preferred Stock are issued and outstanding.
All of the shares of Common Stock issued in connection with the Business Combination are freely transferable under the Securities Act by persons other than by the Company’s “affiliates” or Learn CW’s “affiliates” without restriction or further registration under the Securities Act.
Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock. Prior to the Business Combination, there was no public market for the Common Stock.
Registration Rights
In connection with the Existing Purchase Agreement entered into with Yorkville, on the Existing Debentures First Closing Date, the Company entered into a registration rights agreement (the “April SPA RRA”) with Yorkville pursuant to which Yorkville is entitled to certain registration rights under the Securities Act. Pursuant to the April SPA RRA, the Company was required to, on or before the 15th calendar day following the date the Company filed its Annual Report on Form 10-K for the year ended December 31, 2024, file with the SEC (at its sole cost and expense) a registration statement registering the resale by Yorkville of all Existing Conversion Shares (as defined herein). The Company agreed to use its best reasonable efforts to ensure that such registration statement is declared effective by the earlier of the date that is 60 calendar days following the filing of such registration statement or the fifth business day after the date the Company is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review.
In connection with the Securities Purchase Agreement entered into with Yorkville, on the First Closing Date, the Company entered into a registration rights agreement (the “September SPA RRA”) with Yorkville pursuant to which Yorkville is entitled to certain registration rights under the Securities Act. Pursuant to the September SPA RRA, the Company is required to, on or before the 45th calendar day following the First Closing Date, file with the SEC (at its sole cost and expense) a registration statement registering the resale by Yorkville of at least 12,000,000 Conversion Shares (as defined herein). The Company agreed to use its best reasonable efforts to ensure that such registration statement is declared effective by the earlier of the date that is 60 calendar days following the filing of such registration statement or the fifth business day after the date the Company is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review.
The Company has further agreed to file a registration statement with the SEC to permit the public resale of the shares of Common Stock issued to Yorkville pursuant the SEPA.
Pursuant to the Subscription Agreements, the Company has agreed that, within 90 calendar days following the closing of the PIPE Investment, the Company will use its commercially reasonable efforts to file with the SEC (at its sole cost and expense ) a registration statement registering the resale of the shares of Common Stock issued to the Subscribers and of the Warrant Shares (as defined herein). Additionally, the Company agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof or the fifth business day after the date the Company is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review.
The registration statement of which this prospectus forms a part is registering securities of the Company pursuant to each of the April SPA RRA, September SPA RRA, the SEPA, and the Subscription Agreements, respectively, held by certain Company equity holders, each identified as a Selling Stockholder herein. The aggregate number of shares of Common Stock that we are registering under the April SPA RRA, the September SPA RRA, the SEPA, and the Subscription Agreements is approximately 24,250,470.
Rule 144
Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Innventure Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Innventure at the time of, or at any time during the three (3) months preceding, a sale and (ii) Innventure is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as Innventure was required to file reports) preceding the sale.
Persons who have beneficially owned Restricted Shares of Common Stock or Innventure Warrants for at least six months but who are affiliates of Innventure at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of Common Stock then outstanding; or
•	the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Innventure under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Innventure.
Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, shares of Common Stock and Innventure Warrants are now eligible for sale pursuant to Rule 144 without registration, because at least one year has elapsed from the time that Innventure filed current Form 10 type information with the SEC.
Innventure is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Innventure’s employees, consultants or advisors who purchased equity shares from Innventure in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.
Registration Statements on Form S-8
We have filed a registration statement on Form S-8 under the Securities Act to register 17,636,630 shares of Common Stock that initially may be delivered under or reserved for issuance under the Innventure, Inc. 2024 Equity and Incentive Compensation Plan. Such registration statement automatically became effective upon filing with the SEC on December 9, 2024. However, shares registered on Form S-8 may be subject to the volume limitations and manner of sale, notice, and public information requirements of Rule 144.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Stockholders or their permitted transferees of up to 24,250,470 shares of Common Stock. The shares of Common Stock offered by this prospectus consist of (i) up to 12,000,000 shares that may be issued upon conversion of the Convertible Debentures issued and issuable to Yorkville pursuant to the Purchase Agreements; (ii) up to 9,000,000 shares that we may issue and sell to Yorkville from time to time, subject to certain limitations and conditions, pursuant to the SEPA and in each case with respect to (i) and (ii) subject to the ownership limitations described therein; and (iii) 3,250,470 shares of Common Stock pursuant to the Subscription Agreements, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of the Series A Warrants.
Our Common Stock is listed on NASDAQ under the symbol “INV.”
The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwritten transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	distribution to members, limited partners or stockholders of Selling Stockholders;
•	“at the market” or through market makers or into an existing market for the shares;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the subscriber of securities, from the subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incident to the registration of the shares of Company Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Stock each is selling in such offering.
With respect to Yorkville under the April SPA RRA and the September SPA RRA, the Company has agreed to keep this prospectus effective until all registrable securities have been sold or may be sold without any restrictions pursuant to Rule 144, as such rule applies to non-affiliates, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent. The Company has also agreed to keep this prospectus effective and in compliance with the Securities Act until the expiration of the SEPA. With respect to the Subscribers, the Company has agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement and (ii) the date on which all registrable securities under the Subscription Agreements have been sold.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
EXPERTS
The consolidated financial statements of Innventure, Inc. (the Company) as of December 31, 2024 (“Successor”) and 2023 (“Predecessor”) and for the period from October 2, 2024 to December 31, 2024 (“Successor”), the period from January 1, 2024 to October 1, 2024 (“Predecessor”), and for the year ended December 31, 2023 (“Predecessor”), included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS
Jones Day will pass upon certain legal matters for us in connection with the securities offered by this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Innventure, Inc. and Subsidiaries

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (BDO USA, P.C.; PCAOB ID# 243)	F-2
Consolidated Balance Sheets as of December 31, 2024 and 2023	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period October 2, 2024 through December 31, 2024 (Successor), January 1, 2024 through October 1, 2024 (Predecessor) and the year ended December 31, 2023 (Predecessor)
F-5
Consolidated Statement of Changes in Mezzanine Capital for the period January 1, 2024 through October 1, 2024 (Predecessor) and the year ended December 31, 2023 (Predecessor)	F-6
Consolidated Statement of Changes in Stockholders’ Equity for the period October 2, 2024 through December 31, 2024 (Successor), January 1, 2024 through October 1, 2024 (Predecessor) and the year ended December 31, 2023 (Predecessor)
F-8
Consolidated Statements of Cash Flows for the period October 2, 2024 through December 31, 2024 (Successor), January 1, 2024 through October 1, 2024 (Predecessor) and the year ended December 31, 2023 (Predecessor)
F-9
Notes to Consolidated Financial Statements	F-11-F-51

Unaudited Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-52
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Six Months ended June 30, 2025 (Successor) and June 30, 2024 (Predecessor)	F-53
Unaudited Condensed Consolidated Statements of Changes in Unitholders’ Deficit (Predecessor) for the Three and Six Months ended June 30, 2024	F-54
Unaudited Condensed Consolidated Statements of Changes in Mezzanine and Stockholders’ Equity (Deficit) (Successor) for the Three and Six Months ended June 30, 2025	F-55
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2025 (Successor) and June 30, 2024 (Predecessor)	F-56
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-58-F-80

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Innventure, Inc.
Orlando, FL
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Innventure, Inc. and Subsidiaries (the “Company”) as of December 31, 2024, (“Successor”) and Innventure, LLC and Subsidiaries as of December 31, 2023 (“Predecessor”), the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the period from October 2, 2024 through December 31, 2024 (“Successor”), and the consolidated statements of operations and comprehensive income (loss), changes in mezzanine capital, stockholders’ equity, and cash flows for the period January 1, 2024 through October 1, 2024 (“Predecessor”) and the year ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 (“Successor”) and 2023 (“Predecessor”), and the results of its operations and its cash flows for the period from October 2, 2024 through December 31, 2024 (Successor), the period from January 1 2024 through October 1, 2024 (“Predecessor”) and the year ended December 31, 2023 (“Predecessor”), in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has working capital deficiencies that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2022.

Raleigh, North Carolina
April 14, 2025

Innventure, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$11,119	$2,575
Accounts receivable	283	—
Due from related parties	4,536	2,602
Inventories	5,178	—
Prepaid expenses and other current assets	3,170	487
Total Current Assets	24,286	5,664
Investments	28,734	14,167
Property, plant and equipment, net	1,414	637
Intangible assets, net	182,153	—
Goodwill	667,936	—
Other assets	766	1,096
Total Assets	$905,289	$21,564
Liabilities and Stockholders’ Deficit
Accounts payable	$3,248	$$93
Accrued employee benefits	9,273	3,779
Accrued expenses	2,478	1,009
Related party payables	—	347
Related party notes payable - current	14,000	1,000
Notes payable - current	625	912
Patent installment payable - current	1,225	775
Obligation to issue equity	4,158	—
Warrant liability	34,023	—
Other current liabilities	317	253
Total Current Liabilities	69,347	8,168
Notes payable, net of current portion	13,654	999
Convertible promissory note, net	—	1,120
Convertible promissory note due to related party, net	—	3,381
Embedded derivative liability	—	1,994
Earnout liability	14,752	—
Stock-based compensation liability	1,160	—
Patent installment payable, net of current	12,375	13,075
Deferred income taxes	27,353	—
Other liabilities	355	683
Total Liabilities	138,996	29,420
Commitments and Contingencies (Note 19)
Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding as of December 31, 2023	—	2,912
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding as of December 31, 2023	—	7,718
Stockholders’ Equity / Unitholders’ Deficit
Class B Preferred Units, no par value, 4,639,557 units authorized, and 4,109,961 units issued and outstanding as of December 31, 2023	—	38,122
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, and 342,608 units issued and outstanding as of December 31, 2023	—	3,323

See accompanying notes to consolidated financial statements.

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Class A Units, no par value, 10,975,000 units authorized, and 10,875,000 units issued and outstanding as of December 31, 2023	—	1,950
Class C Units, no par value, 1,585,125 units authorized, and 1,570,125 units issued and outstanding as of December 31, 2023	—	844
Preferred Stock, $0.0001 par value, 25,000,000 shares authorized, and 1,102,000 shares issued and outstanding as of December 31, 2024	—	—
Common Stock, $0.0001 par value, 250,000,000 shares authorized, and 44,597,154 shares issued and outstanding as of December 31, 2024	4	—
Additional paid-in capital	502,865	—
Accumulated other comprehensive gain (loss)	909	—
Accumulated deficit	(78,262)	(64,284)
Total Innventure, Inc., Stockholders’ Equity/ Innventure LLC Unitholders’ Deficit	425,516	(20,045)
Non-controlling interest	340,777	1,559
Total Stockholders’ Equity/ Unitholders’ Deficit	766,293	(18,486)
Total Liabilities, Mezzanine Capital and Equity	$905,289	$21,564

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Revenue	$456	$764	$1,117

Operating Expenses
Cost of sales	3,752	777	—
General and administrative	29,652	26,608	17,589
Sales and marketing	2,009	4,178	3,205
Research and development	5,340	5,978	4,001
Total Operating Expenses	40,753	37,541	24,795

Loss from Operations	(40,297)	(36,777)	(23,678)

Non-operating (Expense) and Income
Interest expense, net	(1,132)	(1,300)	(1,224)
Net gain (loss) from investments	—	11,547	(6,448)
Net (loss) gain on investments - due to related parties	—	(468)	232
Change in fair value of financial liabilities	(20,946)	(478)	766
Equity method investment (loss) income	(902)	893	(632)
Loss on conversion of promissory notes	—	(1,119)	—
Write-off of loan commitment fee asset	(10,041)	—	—
Miscellaneous other expense	(57)	(64)	—
Total Non-operating (Expense) Income	(33,078)	9,011	(7,306)
Loss before Income Taxes	(73,375)	(27,766)	(30,984)
Income tax expense (benefit)	(3,282)	432	—
Net Loss	(70,093)	(28,198)	(30,984)
Less: net loss attributable to Non-redeemable non-controlling interest	(8,339)	(11,762)	(139)
Net Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	(61,754)	(16,436)	(30,845)

Basic and diluted loss per share	$(1.41)
Basic and diluted weighted average common shares	43,951,279

Other comprehensive income, net of taxes:
Unrealized gain on available-for-sale debt securities - related party	909	62	—
Total other comprehensive loss, net of taxes	909	62	—

Total comprehensive loss, net of taxes	(69,184)	(28,136)	(30,984)
Less: comprehensive income attributable to Non-redeemable non-controlling interest	(8,339)	(11,762)	(139)
Net Comprehensive Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	$(60,845)	$(16,374)	$(30,845)

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Consolidated Statements of Changes in Mezzanine Capital (Predecessor)
(in thousands, except share and per share amounts)

	Class I Amount	Class PCTA Amount	Total
December 31, 2022	$2,984	$12,882	$15,866
Proceeds from capital calls to unitholders	130	—	130
Accretion of redeemable units to redemption value	(202)	(5,164)	(5,366)
December 31, 2023	2,912	7,718	10,630
Accretion of redeemable units to redemption value	1,565	10,385	11,950
October 1, 2024	$4,477	$18,103	$22,580

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share and per share amounts)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Accumulated OCI	Non- Controlling Interest	Total Unitholders’ Deficit
December 31, 2022 (Predecessor)	$20,803	$3,323	$1,950	$639	$(38,564)	$—	$656	$(11,193)
Net loss	—	—	—	—	(30,845)	—	(139)	(30,984)
Non-controlling interest acquired	—	—	—	—	—	—	337	337
Issuance of units, net of issuance costs	17,319	—	—	—	—	—	—	17,319
Unit-based compensation	—	—	—	205	—	—	705	910
Distributions to unitholders	—	—	—	—	(241)	—	—	(241)
Accretion of redeemable units to redemption value	—	—	—	—	5,366	—	—	5,366
December 31, 2023 (Predecessor)	38,122	3,323	1,950	844	(64,284)	—	1,559	(18,486)
Net loss	—	—	—	—	(16,436)	—	(11,762)	(28,198)
Other comprehensive loss, net of taxes	—	—	—	—	—	62	—	62
Units issued to non-controlling interest	—	—	—	—	—	—	13,921	13,921
Issuance of units, net of issuance costs	13,561	—	—	—	—	—	—	13,561
Unit-based compensation	—	—	—	137	—	—	919	1,056
Issuance of units to non-controlling interest in exchange of convertible promissory notes	—	—	—	—	—	—	8,443	8,443
Accretion of redeemable units to redemption value	—	—	—	—	(11,950)	—	—	(11,950)
October 1, 2024 (Predecessor)	$51,683	$3,323	$1,950	$981	$(92,670)	$62	$13,080	$(21,591)

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share and per share amounts)

	Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated OCI	Non- Controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
October 2, 2024 (Successor)	—	$—	—	$—	$11,342	$(15,845)	$—	$—	$(4,503)
Effect of acquisition of Innventure LLC	—	—	43,589,850	4	461,064	—	—	343,030	804,098
Reclassification of warrants from liability to equity	—	—	—	—	1,265	—	—	—	1,265
Issuance of common shares, net of issuance costs	—	—	160,000	—	2,083	—	—	—	2,083
Issuance of preferred shares, net of issuance costs	1,102,000	—	—	—	9,965	—	—	—	9,965
Issuance of common shares from warrant exercises	—	—	259,309	—	2,982	—	—	—	2,982
Net loss	—	—	—	—	—	(61,754)	—	(8,339)	(70,093)
Other comprehensive gain, net of taxes	—	—	—	—	—	—	909	—	909
Non-controlling interest acquired	—	—	—	—	—	—	—	4,129	4,129
Distributions to Stockholders	—	—	—	—	—	(663)	—	—	(663)
Vesting of contingent at risk sponsor shares	—	—	587,995	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	14,381	—	—	1,957	16,338
Accrued preferred dividends	—	—	—	—	(217)	—	—	—	(217)
December 31, 2024 (Successor)	1,102,000	$—	44,597,154	$4	$502,865	$(78,262)	$909	$340,777	$766,293

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands, except share and per share amounts)

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Cash Flows Used in Operating Activities
Net loss	$(70,093)	$(28,198)	$(30,984)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Stock-based compensation	16,338	1,056	910
Interest income on debt securities - related party	(106)	(110)	—
Change in fair value of financial liabilities	20,946	478	(766)
Change in fair value of payables due to related parties	—	468	(232)
Write-off of loan commitment fee asset	10,041	—	—
Non-cash interest expense on notes payable	248	351	487
Net (gain) loss on investments	—	(11,547)	6,448
Equity method investment gain (loss)	902	(893)	632
Loss on conversion of promissory notes	—	1,119	—
Deferred income taxes	(3,301)	432	—
Depreciation and amortization	5,455	146	8
Payment of patent installment	—	(250)	—
Non-cash rent costs	64	185	192
Accrued unpaid interest on note payable	69	930	—
Changes in operating assets and liabilities:
Accounts receivable	(166)	(117)	—
Prepaid expenses and other current assets	(1,301)	(1,353)	(218)
Inventory	(2,354)	(2,824)	—
Accounts payable	(11,211)	6,013	9
Accrued employee benefits	1,656	3,838	3,181
Accrued expenses	(484)	674	1,230
Stock-based compensation liability	1,160	—	—
Other current liabilities	(77)	(146)	(155)
Obligation to issue equity	3,000	10,920	—
Other assets	—	(20)	(218)
Net Cash Used in Operating Activities	(29,214)	(18,848)	(19,476)

Cash Flows Provided by (Used in) Investing Activities
Purchase of shares in equity method investee	—	—	(2,000)
Contributions to equity method investee	—	—	(130)
Investment in debt securities - equity method investee	—	(7,400)	(2,600)
Advances to equity method investee	(4,240)	(135)	—
Acquisition of property, plant and equipment	(266)	(736)	(645)
Acquisition of intangible assets	(30)	—	—
Acquisition of net assets, net of cash acquired, through business combination	16	—	—
Proceeds from sale of investments	—	2,314	708
Cash withdrawn from trust as a result of business combination	11,342	—	—
Net Cash Provided by (Used in) Investing Activities	6,822	(5,957)	(4,667)

See accompanying notes to consolidated financial statements.

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023

Cash Flows Provided by Financing Activities
Proceeds from issuance of equity, net of issuance costs	15,383	13,122	16,009
Proceeds from the issuance of equity to non-controlling interest, net of issuance costs	4,169	13,859	337
Proceeds from the issuance of convertible promissory note	—	—	2,000
Proceeds from issuance of debt securities, net of issuance costs	19,455	—	—
Payment of debts	(250)	(540)	(65)
Receipt of Capital from Class I Unitholder	—	—	130
Distributions to Stockholders	(663)	—	(241)
Proceeds from the issuance of promissory notes to related parties	—	12,000	1,004
Repayment of promissory note	(4,628)	—	—
Cash Flows Provided by Financing Activities	33,466	38,441	19,174

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	11,074	13,636	(4,969)
Cash, Cash Equivalents and Restricted Cash Beginning of period	45	2,575	7,544
Cash, Cash Equivalents and Restricted Cash End of period	$11,119	$16,211	$2,575
Supplemental Cash Flow Information
Cash paid for interest	$991	$1,070	$297
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	—	11,950	5,366
Debt discount and embedded derivative upon issuance	—	—	1,119
Issuance of units to non-controlling interest in exchange of convertible promissory notes	—	7,324	—
Conversion of working capital loans to equity method investees into investments in debt securities - related party	—	2,600	—
Transfer of liability warrants to equity warrants in the Business Combination	1,265	—	—
Initial recognition of loan commitment fee	16,190	—	—
Transfer of loan commitment fee asset	6,694	—	—

See accompanying notes to consolidated financial statements.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Note 1. Nature of Business
Unless the context otherwise requires, references herein to “Innventure”, “we”, “us”, “our” and “the Company” refer to the business and operations of Innventure LLC and its consolidated subsidiaries (the “Predecessor”) for all periods prior to the Closing (as defined below) and to the business and operations of Innventure, Inc. and its consolidated subsidiaries (the “Successor”) for all periods after Closing.
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions that we acquire or license from technology innovators, which are typically Multinational Corporations (“MNCs”). As owner-operators, our goal is to take what we believe to be breakthrough technologies from evaluation to scaled commercialization utilizing an approach designed to help mitigate risk in collaboration with the MNCs (our channel partner(s)), as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. We define “disruptive” as innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. Innventure, Inc., is headquartered in Orlando, Florida.
Business Combination
On October 24, 2023, Learn SPAC HoldCo, Inc. (“Holdco”), a Delaware corporation and direct, wholly-owned subsidiary of Learn CW Investment Corporation (“Learn CW”), a Cayman Islands exempted company, LCW Merger Sub, Inc. (“LCW Merger Sub”), a Delaware corporation and direct, wholly-owned subsidiary of Holdco, and Innventure Merger Sub, LLC (“Innventure Merger Sub” and together with LCW Merger Sub, the “Merger Subs”), a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco entered into a Business Combination Agreement (the “Business Combination Agreement”) with Innventure LLC, a Delaware limited liability company.
As further discussed below and in Note 8. Business Combinations, on October 2, 2024 (the “Closing Date” or “Closing”), Learn CW and Innventure LLC consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement. Following the Closing, both Learn CW and Innventure LLC became subsidiaries of Holdco, Holdco changed its name to “Innventure, Inc.” and became a publicly traded company. Holdco was determined to be the accounting acquirer.
Both Learn CW and Holdco, a direct wholly-owned subsidiary of Learn CW prior to the Business Combination, were created for the purpose of consummating a business combination. Innventure, Inc. and its subsidiaries is the successor to Innventure LLC following the Business Combination and is a Delaware corporation, whose common stock is listed and traded on the Nasdaq Global Market (“Nasdaq”). Following the Business Combination, the Company continues the business of Innventure LLC. The information provided in this Annual Report on Form 10-K reflects two distinct periods, the period up to the Closing Date labeled as the Predecessor and the period including and after that date labeled as the Successor. The Business Combination was accounted for using the acquisition method of accounting and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the Closing Date, the accompanying Consolidated Financial Statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are therefore, not comparable.
Note 2. Accounting Policies
Basis of Presentation
The consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). The Successor consolidated financial statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The Predecessor consolidated financial statements include all amounts of Innventure LLC and its consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Reclassifications
Certain amounts reported previously have been reclassified to conform to the current year presentation with no effect on total stockholders’ deficit, or net income as previously reported.
Going Concern
As of December 31, 2024, the Company had cash balance of $11,119, accumulated deficit of $78,262 and a working capital deficit of $45,061. During the year ended December 31, 2024, the Company incurred a net loss of $70,093 for the Successor period from October 2, 2024 through December 31, 2024 and $28,198 for Predecessor period from January 1, 2024 through October 1, 2024. Management believes the Company will continue to incur losses and negative cash flows from operating activities for the foreseeable future and will need additional capital or debt financing to proceed with its business plans. Additionally, the future value of investments held is unpredictable and subject to market events outside of the Company’s control.
Subsequent to December 31, 2024, the Company secured additional gross proceeds of $925 through Common Stock issuances as part of the Company’s Standby Equity Purchase Agreement. The Company entered into preferred stock purchase agreements (each, a “Series C Purchase Agreement”, and collectively, the “Series C Purchase Agreements”) on March 24, 2025 to receive gross proceeds of $2,750. Additionally, the Company converted Related party notes into Series C equity, with aggregate principal of $14,000, as discussed in Note 5. Borrowings. The conversion was not determined to be a trouble debt restructuring. Further, the Company entered into a financing agreement on March 25, 2025 to receive up to $30,000 in exchange for convertible debentures, contingent upon certain reporting requirements. For further details on these events, refer to Note 21. Subsequent Events.
In connection with the Company’s assessment of going concern considerations, management has determined that in order to maintain its current level of operations, the Company will require additional working capital from cash flows from operations, the sale of its capital and/or issuance of debt. The Company intends to obtain additional financing in the future to proceed with its business plans. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will improve our operating results.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ from those estimates.
Fair Value Measurements
The Company measures the fair value of assets and liabilities on a recurring and nonrecurring basis according to a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Investments
Equity Method Investments
Equity method investments are investments where the Company does not consolidate the investee, but can exert significant influence over the financial and operating policies of the investee.
The carrying value of our equity method investments is determined based on amounts invested by the Company, adjusted for the Company’s share in the earnings or losses of each investee, after consideration of contractual arrangements that govern allocations of income or loss, less distributions received. For investments where the specified allocations of income or loss are different from the allocation of cash from operations and on liquidation, the Company utilizes the hypothetical liquidation book value method to allocate income or loss from the equity method investment. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.
Cash distributions received as a result of the Company’s share of cumulative earnings are classified as operating activities. Cash distributions, if any, received that are in excess of the Company’s share of cumulative earnings or losses are classified as investing activities.
Exchange-traded Investments
Exchange-traded equity investments are generally carried at fair value on the consolidated balance sheets with changes in the fair value recorded through net income (“FVTNI”) within non-operating income (expense).
Variable Interest and Voting Interest Entities
The Company performs an analysis of its investments to determine if they are either a Variable Interest Entity (“VIE”) or a Voting Interest Entity (“VOE”). Factors considered in this analysis include the entity’s legal organization; the entity’s capital structure and sufficiency of equity at risk; the rights of equity investment holders; the Company’s contractual involvement with, and economic interest in, the entity; and any related party or de facto agent implications of the Company’s involvement with the entity. Entities that are determined to be VIEs are consolidated if the Company is the primary beneficiary (“PB”) of the entity. If the Company is not deemed to be the PB of a VIE, the Company accounts for the investment or other variable interests in a VIE as either an equity method investment or other investment, as applicable. VOEs are typically consolidated if the Company holds the majority voting interest.
Upon the occurrence of certain events (such as changes in the investment or the governance structure), management reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE or VOE, and when applicable, whether the Company continues to qualify as the PB of a VIE. Refer to Note 3. Investments for further discussion on investments in VIEs.
Impairments of Investments
Management periodically assesses equity method investments for impairment. If impairment exists, an impairment charge would be recorded for the excess of the carrying amount of the investment over its estimated fair value in the consolidated statements of operations and comprehensive income (loss).
Impairment evaluation considers qualitative factors, including the financial conditions and specific events related to an investee, that may indicate the fair value of the investment is less than its carrying value.
Available-for-Sale Investments
Available-for-sale (“AFS”) debt securities are generally reported at estimated fair value, with unrealized gains and losses recorded in accumulated other comprehensive loss which is included within stockholders’ deficit. AFS debt securities with an amortized cost basis in excess of estimated fair value are assessed to determine what

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
amount of that difference, if any, is caused by expected credit losses. Allowance for credit losses on AFS debt securities are recognized as a charge in other loss on our consolidated statements of income, and any remaining unrealized losses, net of taxes, are included in accumulated other comprehensive income (loss) in stockholders’ equity.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents primarily consist of cash, money market funds and short-term highly liquid investments with original maturities of three months or less. The Company has concentrated credit risk for cash and cash equivalents by maintaining deposits in banks, which may, at times, exceed amounts covered by insurance provided by the US Federal Deposit Insurance Corporation and management continues to monitor the financial condition of the major financial institutions where these funds are held.
Cash that is restricted and not available for general operations is considered restricted cash. The Company’s restricted cash is related to cash received through the Company’s Class B Preferred Units capital raise and held in escrow prior to finalization of the Class B Preferred Units investment. As of December 31, 2024 and 2023, the Company had restricted cash related to the capital raise of $— and $100, respectively.
Additionally, the Company maintains certain compensating balances that may be withdrawn, but the availability of short-term lines of credit is dependent upon the maintenance of such compensating balances. As of December 31, 2024 and 2023, the Company had compensating balances of $100 and $300, respectively.
Inventory
Inventories are stated at the lower of cost or net realizable value. Cost is determined principally under the average cost method.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost less accumulated depreciation. The Company depreciates the cost of property, plant and equipment using the straight-line method with depreciable lives of 10 years for Machinery & equipment, 3 years for Computers & office equipment and the lesser of useful life or lease terms for Leasehold improvements. The Company expenses normal maintenance and repair costs as incurred.
Impairment of Long-Lived Assets
The Company assesses its property, plant and equipment and other long lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. In the event such an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. If such assets are not impaired, but their useful lives have decreased, the remaining net book value is depreciated over the revised useful life. Assets to be disposed of are reported at the lower of the carrying value of estimated fair value less estimated costs to sell.
Intangible Assets
Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable.
If required, recoverability of these assets is determined by comparison of their carrying value to the estimated future undiscounted cash flows the assets are expected to generate over their remaining estimated useful lives. If such assets are considered to be impaired, the impairment to be recognized in earnings equals the amount by which the carrying value of the assets exceeds their estimated fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Goodwill
Goodwill reflects the excess purchase price over the fair value of net tangible and intangible assets acquired in a business combination.
Goodwill is evaluated for impairment annually, or more frequently if circumstances indicate a possible impairment. The Company compares the fair value of its reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of its reporting unit, the Company would record an impairment loss equal to the difference. The Company operates in one operating segment which the Company considers to be its only reporting unit. There were no impairments of goodwill recognized for the year ended December 31, 2024.
Stock and Warrants
Stock may be classified as a liability, temporary capital (i.e., mezzanine capital) or permanent stockholders’ equity. In order to determine the appropriate classification, an evaluation of the cash redemption and other features is required. Where there exists an absolute right of redemption presently or in the future, the units in question would be classified as a liability. If units are contingently redeemable upon the occurrence of an event that is outside of the issuer’s control, the units are classified as mezzanine capital. The probability that the redemption event will occur is irrelevant. If no redemption features exist, or if a contingent redemption feature is within the Company’s control, the capital unit would be considered permanent stockholders’ equity.
The Company accounts for warrants to acquire stock as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms. In order to determine the appropriate classification, consideration is given as to whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions. This assessment requires the use of judgement and is conducted at the time of warrant issuance and as of each reconsideration and balance sheet date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for stockholders’ equity classification, the warrants are recorded as a component of additional paid-in capital at fair value at the time of issuance. For issued or modified warrants that do not meet all of the criteria for stockholders’ equity classification, the warrants are recorded as a liability at their initial fair value on the date of issuance and remeasured at fair value as of each reconsideration and balance sheet date thereafter. The change in fair value is recognized in the Company’s consolidated statements of operations and comprehensive income (loss).
Revenue Recognition
The Company’s product sales arrangements contain performance obligations satisfied at a point in time when control of the product transfers to the customer, based on the contractual terms. This typically occurs when title and risk and rewards of ownership have transferred to the customer. Revenue is recorded net of sales taxes, discounts, and expected returns. Sales discounts and other incentives are treated as variable consideration when estimating the revenue to be recognized.
The Company earns management fees, consulting revenue and carried interest allocations from investment advisory services it provides to its customers. The Company considers the investment advisory services represent a single performance obligation. Management fees, generally 1-2% of capital committed to the ESG Fund I, L.P. (the “ESG Fund”), are recognized over time using the time-elapsed method, resulting in straight-line revenue recognition over the performance period. These fees are calculated and paid quarterly in advance based on the capital commitments at the start of each quarter. Management fees are considered variable consideration but are typically fully recognized at the end of each reporting period as they are not subject to clawback. Carried interest allocations, typically 10-20%, are recognized based on cumulative fund performance and are subject to achieving minimum return levels, usually 8%. These allocations are considered variable consideration and are recognized when a significant reversal is no longer probable.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Stock-Based Compensation
The Company participates in multiple stock-based compensation plans which are further discussed in Note 14. Stock-based Compensation.
The fair value of stock-based awards is measured on the grant date of the award and recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. Service-based awards vest over the period defined in each individual grant agreement. For equity awards with a graded vesting schedule, compensation cost is recognized on a straight-line basis over the requisite service period of the entire award.
Expense related to grants of stock-based awards is included in the respective expense category in which the employee serves in the consolidated statements of operations and comprehensive income (loss). The Company recognizes forfeitures as they occur.
Income Taxes
Prior to the Business Combination, Innventure LLC qualified as a partnership for federal income tax purposes that consolidated financial results with corporate subsidiaries within the financial statements. Consequently, federal income taxes were not payable or provided by Innventure LLC but various corporate subsidiaries were subject to corporate federal, state, and local taxes. There was no federal income tax recorded by Innventure LLC for the year ended December 31, 2023, but corporate income taxes were recorded for the period from January 1, 2024 through October 1, 2024.
On October 2, 2024, the Business Combination occurred which merged Innventure LLC into Innventure Merger Sub, LLC, a wholly owned subsidiary of the Company. The Company became a publicly traded entity and is being taxed as a corporation. The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires the recognition of current tax liabilities or receivables for the amount of taxes that are estimated as payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.
The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The benefit of tax positions taken or expected to be taken in our income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. As of December 31, 2024 and 2023, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in unrecognized tax benefits in the next year.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Recently Adopted Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). ASU 2022-03 clarifies that contractual sale restrictions should not be considered in measuring the fair value of equity securities. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods therein, with early adoption permitted. The Company adopted this ASU on January 1, 2024, and the adoption did not have a material impact on the Company’s consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which enhances prior reportable segment disclosure requirements in part by requiring entities to disclose significant expenses related to their reportable segments. The amendments in ASU 2023-07 are effective on a retrospective basis for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company has made the required disclosures related to this ASU within Note 20. Business Segment Data.
Recently Issued But Not Yet Adopted Accounting Standards
In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). This standard modifies the disclosure or presentation requirements of a variety of topics and aligns requirements with the SEC’s existing disclosure requirements. ASU 2023-06 is effective on the date each amendment is removed from Regulation S-X or Regulation S-K with early adoption prohibited. The Company will monitor the removal of various requirements from the current regulations in order to determine when to adopt the related amendments, but does not anticipate the adoption of the new guidance will have a material impact on the Company’s consolidated financial statements. The Company will continue to evaluate the impact of this guidance on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU are effective for annual periods beginning after December 15, 2024 on a prospective basis. The Company is currently evaluating the impact that the adoption of this accounting standard will have on its consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). In January 2025, the FASB issued Clarifying the Effective Date (“ASU 2025-01”) to add some clarity around the effective date of the guidance. ASU 2024-03 requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new standard is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively, to financial statements issued after the effective date, or retrospectively, to all prior periods presented. The Company is currently evaluating the impact that the adoption of this accounting standard will have on its consolidated financial statements.
Note 3. Investments

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Equity-method investments	$17,547	$4,482
Exchange-traded investments at fair value	—	9,685
Investment in debt securities - AFS	11,187	—
Total Investments	$28,734	$14,167

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Equity-method investments
ESG Fund
During the Predecessor period, the Company’s equity-method investment in the ESG Fund reflects the Company’s general partner interest which represents approximately 5% of the ESG Fund’s total capital commitments and limited partner interests which were received in exchange for shares of Innventure LLC and Accelsius Holdings LLC prior to October 1, 2024. As of December 31, 2024, the Company’s equity-method investment in the ESG Fund solely reflects interests held by the Company as a limited partner due to the deconsolidation of certain SILOs as further discussed in Note 8. The Predecessor period general partner interest is not consolidated because the ESG Fund is not considered a VIE and the Company does not hold a controlling financial interest in the ESG Fund under the VOE model. The ESG Fund is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s partnership interests in the ESG Fund are substantially illiquid. While the ESG Fund’s holdings are accounted for at fair value, the equity-method investment in the ESG Fund is adjusted to reflect the fair value of the underlying investments of the ESG Fund as of December 31, 2024 and 2023. The fair value of the underlying investments in the ESG Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
AeroFlexx
The Company determined that AeroFlexx has insufficient equity at risk to fund its operations, as of December 31, 2024 and therefore will meet the definition of a VIE. The Company does not have power to direct AeroFlexx’s operations. AeroFlexx’s core operations are not closely associated with the Company and it was not created specifically to provide substantially all benefits to Innventure. Therefore, the Company is not considered the primary beneficiary and does not consolidate AeroFlexx as a VIE. The Company accounts for its investments in AeroFlexx under the equity method and held a 34% and 31% interest in AeroFlexx as of December 31, 2024 and 2023, respectively.
The Company’s carrying amounts and maximum exposure relating to AeroFlexx, were as follows:

	Successor		Predecessor
	December 31, 2024		December 31, 2023
Asset type	Carrying Amount	Maximum Exposure to Loss	Carrying Amount	Maximum Exposure to Loss
Equity method investment in AeroFlexx	$16,930	$16,930	$1,570	$1,570
Investments in debt securities - AFS	11,187	11,187	—	—
Due from related party	4,472	4,472	2,600	2,600
Total	$32,589	$32,589	$4,170	$4,170

Summarized financial information:
Balance sheets

	ESG Fund		AeroFlexx
	December 31,		December 31,
	2024	2023	2024	2023
Total Assets	$97,445	$58,022	$17,002	$10,780
Total Liabilities	93	107	27,861	8,031
Total Equity (Deficit)	$97,352	$57,915	$(10,859)	$2,749

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Statements of operation

	ESG Fund		AeroFlexx
	Years ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Revenue	$202	$320	$38	$16
Gross (Loss) Profit	(735)	(709)	(57)	1
Net Income (Loss)	$39,437	$(4,557)	$(13,663)	$(8,221)

Exchange-traded investments
The Company previously invested in PureCycle Technologies (“PCT”) as the first company formed in partnership with a multinational corporation. In 2021, PCT merged with a special purpose acquisition company and became a publicly-traded entity. The shares of PCT’s common stock held by the Company are classified as an Exchange-traded investment at FVTNI. During the Predecessor period from January 1, 2024 through October 1, 2024, the Company sold 400,000 PCT shares for aggregate net proceeds of $2,302. The PCT shares were measured at their fair value immediately prior to the transactions. All remaining PCT shares were derecognized as a result of the Business Combination.
Investment in debt securities - AFS
On July 1, 2024, the Company entered into a loan agreement with AeroFlexx under which the Company will lend up to $10,000 to AeroFlexx. As of July 1, 2024, the aggregate outstanding principal of working capital interest-free advances to AeroFlexx, amounting to $7,635 were included as outstanding term loans under this agreement. During the Predecessor period from January 1, 2024 through October 1, 2024, the Company lent AeroFlexx the remaining principal balance of $2,365 under this agreement.
The term loans and any unpaid accrued interest are required to be repaid by the maturity date, which is the earlier of (i) December 31, 2026 or (ii) the date of the sale, transfer or other disposition all of AeroFlexx’s assets or AeroFlexx’s stock. After any full or partial repayment of the term loans, AeroFlexx may borrow additional funds up to the $10,000 limit until the maturity date. The loans bear interest at the applicable federal rate published by the Internal Revenue Service and is adjusted on a quarterly basis.
The Company has an option to convert the outstanding principal amount of the term loans and any unpaid accrued interest into shares or units in connection with the next issuance of equity securities by AeroFlexx, at a price equal to 100% of the price per share or unit and on the same terms and conditions as apply to such issuance.
If, by January 1, 2025, AeroFlexx has not raised equity financing equal to or more than a target of $10,000, then on January 2, 2025, the outstanding principal and any unpaid accrued interest on the term loans will automatically convert into Class D preferred units of AeroFlexx at the same price per unit and on the same terms and conditions as the Class D preferred unit of AeroFlexx purchased by the Company prior to the date of this loan agreement, up to the amount necessary to reach the $10,000 target.
The Company accounted for the loans as an investment in debt securities and classified them as available for sale debt securities. Based on the AFS classification, the Company records this investment at fair value at each reporting date and as such recorded the changes in fair value of these loans (including the adjustment to fair value at inception date) in Other Comprehensive Income (“OCI”).
The amortized cost, gross unrealized gains and losses, and fair value of AFS debt securities as of December 31, 2024 is represented in the table below:

	Amortized cost	Gross unrealized gains	Fair value
Investment in Debt Securities - AFS	$10,278	$909	$11,187

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
At December 31, 2024, there was no allowance for credit loss related to the available for sale securities portfolio. Accrued interest receivable on available for sale debt securities totaled $216 at December 31, 2024.
The amortized cost and fair value of debt securities, by contractual maturity, as of December 31, 2024 is shown below. Expected maturities can differ from contractual maturities.

	Amortized cost	Fair value
Due within one year	$—	$—
Due after one year through five years	10,278	11,187
Due after five years	—	—
	$10,278	$11,187

As the contractual maturity of the loan is in 2026, it is included in the non-current line item Investments of the consolidated balance sheets. The change in fair value of this investment in debt securities of $909 for the Successor period from October 2, 2024 through December 31, 2024 is included as Unrealized gain on available-for-sale debt securities - related party in the consolidated statements of operations and comprehensive income (loss). As this investment was acquired at fair value as part of the Business Combination there is no activity for the Predecessor periods.
Note 4. Fair Value
Fair Value Hierarchy
The following tables present the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 (Successor) and December 31, 2023 (Predecessor):

December 31, 2024 (Successor)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Investment in debt security - AFS	$—	$—	$11,187	$11,187

Liabilities:
Earnout liability	$—	$—	$14,752	$14,752
WTI warrant liability			17,230	17,230
Private placement warrant liability	—	16,793	—	16,793

December 31, 2023 (Predecessor)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$9,685	$—	$—	$9,685

Liabilities:
Embedded derivative liability	$—	$—	$1,994	$1,994
Related party payables	347	—	—	347

Gains and losses for such assets and liabilities categorized within the Level 3 table set forth may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Changes in the estimated fair value of Level 3 financial assets and liabilities that are measured on a recurring basis for the Successor period from October 2, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through October 1, 2024 and the Predecessor year ended December 31, 2023, respectively, are as follows:

	Forward Contract	Embedded Derivative Liability	Investment in debt securities - AFS	Earnout Liability	WTI Warrant Liability
Balance as of January 1, 2023 (Predecessor)	$—	$1,641	$—	$—	$—
Additions	—	1,119	—	—	—
Change in fair value	—	(766)	—	—	—
Balance as of December 31, 2023 (Predecessor)	$—	$1,994	$—	$—	$—
Additions	—	—	10,110	—	—
Settlement	—	(2,472)	—	—	—
Change in fair value	—	478	62	—	—
Balance as of October 1, 2024 (Predecessor)	—	—	10,172	—	—
Balance as of October 2, 2024 (Successor)	—	—	10,172	11,352	—
Additions	54	—	106		15,690
Settlement	(99)	—	—	—	—
Change in fair value	45	—	909	3,400	1,540
Balance as of December 31, 2024 (Successor)	$—	$—	$11,187	$14,752	$17,230

There were no transfers in or out of levels during the Successor period from October 2, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through October 1, 2024, or for the Predecessor year ended December 31, 2023.
Standby Equity Purchase Agreement
On October 24, 2023, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with Yorkville, as further described in Note 13. Stockholders’ Equity with applicable terms defined. The SEPA became effective concurrently with the Business Combination. The SEPA includes two components subject to fair value measurement: the Purchased Put Option and Forward Contract. These are considered freestanding financial instruments not indexed to the Company’s stock.
The Purchased Put Option is accounted for as a derivative asset, initially measured at fair value upon Closing and subsequently measured at fair value each reporting period with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). The Purchased Put Option fair value is considered de minimis upon Closing due to the exercise price being at a discount to market prices and remains de minimis as of December 31, 2024.
The Forward Contract is initially measured at fair value upon any Advance Notice and subsequently remeasured with changes in fair value recorded in the consolidated statements of operations and comprehensive income (loss). A derivative liability or asset will be recorded when there is an Advance Notice outstanding as of a reporting period. There were no outstanding Advance Notices as of December 31, 2024.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Derivative Liabilities
Embedded derivative liabilities contained within the 2025 Notes (as defined and further described in Note 5. Borrowings) are stated at fair value. Fair value is determined utilizing discounted cash flows, using unobservable market data inputs, and an option pricing model based on a probability-weighted expected outcome with respect to a financing or a change of control. The derivatives associated with the 2025 Notes were settled in March 2024 due to conversion of the 2025 Notes in a qualified financing. A summary of the significant unobservable inputs utilized to estimate the fair value is as follows:

Embedded derivative within 2025 Note issued August 18, 2022 with a principal balance of $4,000	Settlement	December 31, 2023
Discount Rate	35%	35% - 36%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%

Embedded derivative within 2025 Notes issued June 7 & July 3, 2023 with an aggregate principal balance of $2,000
Discount Rate	71% - 87%	71% - 88%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%

Significant increases or decreases to any of these inputs would result in a significantly higher or lower liability.
Investment in debt securities - AFS
The investment in debt securities is stated at fair value as described in Note 3. Investments. The terms of the securities are such that they are highly likely to convert into Class D Units of AeroFlexx. The fair value of the debt securities is estimated on an as-converted basis using a Black-Scholes model incorporating breakpoints upon which each tranche of AeroFlexx equity participates in distributions.

	October 2, 2024	December 31, 2024
Volatility	120.00%	120.00%
Time to liquidity	2 years	2 years
Discount for lack of marketability	18.00%	31.00%
Weighted average cost of capital	45.00%	45.00%
Risk-free rate	3.51%	4.23%

Earnout Shares
Upon Closing of the Business Combination, Earnout Shares were issued to previous Innventure Members and contingently issued to Sponsors (as defined and further described in Note 10. Earnout Shares). The fair value of the Earnout Shares was determined using a Monte Carlo valuation model that utilizes significant assumptions, including expected volatility, expected term, and risk-free rate, to determine the probability of achieving common share price and revenue milestones. The shares may vest upon either the achievement of the common share price milestone or revenue or event-based milestone specific to each of three tranches. Specifically, the future stock price of the Company and revenues of Accelsius and AeroFlexx are simulated assuming a Geometric Brownian Motion (GBM) in a risk-neutral framework. The Earnout Share payoff is calculated based on the contractual terms, and then discounted at the term-matched risk-free rate. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the Earnout Shares. Discounting conventions of revenue-based milestones are mid-period assuming annual

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
revenue forecasts are earned on average at the mid-period of the forecast period. The value of the Earnout Shares is calculated as the average present value over all future modeled payoffs.
The inputs used in simulating the Company’s stock price include, the term, stock price, volatility, risk-free rate and dividend yield. Prior to the Business Combination, the Company never paid or declared dividends, thus the dividend yield is estimated to be 0% as of December 31, 2024. The following table summarizes the inputs used in simulating the Company’s stock price for purposes of valuing the Earnout Shares:

	October 2, 2024	December 31, 2024
Term	7 years	6.8 years
Stock price	$10.87	$13.85
Volatility	56.00%	56.00%
Risk-Free Rate	3.62%	4.42%
Dividend Yield	—%	—%

The Milestone One and Milestone Two Earnout Shares are equity classified and the Milestone Three Earnout Shares are liability classified, as further described in Note 10. Earnout Shares. The assumptions used in measuring fair value of Milestone One and Milestone Three are considered Level 3 inputs, which include weighted average cost of capital risk premium, operational leverage ratio, revenue risk premium and revenue volatility.
Milestone One
The following table summarizes the unobservable inputs used in estimating the fair value of the Earnout Shares based on revenue for Accelsius (Milestone One):

October 2, 2024
Revenue risk premium	6.10%
Revenue volatility	44.00%

Milestone Two
Milestone Two is contingent on the Company’s formation of a new subsidiary, in partnership with an MNC, as determined using the Innventure LLC’s “DownSelect” process, within the Vesting Period. The probability of achievement based on the Company’s analysis was 98% on October 2, 2024.
Milestone Three
The following table summarizes the unobservable inputs used in estimating the fair value of the Earnout Shares based on revenue for AeroFlexx (Milestone Three):

	October 2, 2024	December 31, 2024
Revenue risk premium	30.60%	36.10%
Revenue volatility	165.00%	176.00%

For further information on the Earnout Shares, refer to Note 10. Earnout Shares.
Warrants
The Company issued freestanding warrants to the WTI Lenders in connection with the WTI Facility (as defined and further described in Note 5. Borrowings and Note 11. Warrants). The fair value measurement of WTI Warrants is based on unobservable inputs (Level 3 fair value measurement).

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The fair value of the WTI Warrants was determined using a Monte Carlo valuation model in which the future stock price is simulated assuming a GBM in a risk-neutral framework. The model utilizes significant assumptions including stock price, stock price volatility, and credit spread. The credit spread relates to estimated counterparty credit risk of Innventure being able to make payments related to the WTI Lenders’ put right, in which the WTI Lenders may exchange the WTI Warrants for a total cash payment of $15,000 after the four-year anniversary of issuance. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve.

	October 22, 2024	December 31, 2024
Stock Price	$11.50	$13.85
Stock Price Volatility	56.00%	56.00%
Credit Spread	18.60%	18.80%

Other
Our financial instruments that are not re-measured at fair value include prepaid expenses and other current assets, due from related parties, other assets, accounts payable, accrued expenses, accrued employee benefits, other current liabilities and other liabilities as the carrying amounts approximate fair value due to the short maturity terms of these instruments.
Note 5. Borrowings

		Successor		Predecessor
	Maturities	December 31, 2024	Interest Rates	December 31, 2023	Interest Rates
Series 1 promissory notes	2025 - 2026	$725	12% - 15%	$1,911	9% - 15%
Related party notes	2024 - 2025	14,000	8% - 15.99%	1,000	—%
Convertible promissory notes		—		6,634	8%
WTI Facility	2028	20,000	13.50%	—
Total Notes Payable		34,725		9,545
Less: unamortized debt discount		(6,446)		(2,133)
Less: current portion of related party notes payable		(14,000)		(1,000)
Less: current portion of notes payable		(625)		(912)
Total Long-term Notes		$13,654		$5,500

The Company’s debt is carried on a historical cost basis net of unamortized discounts and premiums. Costs associated with acquiring debt are presented in the consolidated balance sheets as a direct deduction from the carrying amount of the debt as a debt discount. Discounts on debt are amortized over the contractual life of the related debt instrument using the effective interest method (unless otherwise specified below) and are included in Interest expense, net in the consolidated statements of operations and comprehensive income (loss).
The Company’s notes payable, excluding debt issuance costs, and notes payable to related parties mature as follows:

Year Ending December 31,	Amount
2025	$14,625
2026	7,295
2027	8,244
2028	4,561
Total Debt	$34,725

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Series 1 Promissory Notes
In 2018, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $35,000. From 2018 to 2021, the Company issued promissory notes with a total principal amount of $4,936. The notes require monthly interest payments, have an original maturity period of 36-48 months, and bear interest at 9%-12% per annum. The notes contain two term extension options, at the Company’s election, which can extend the notes’ maturity period to 60 months in total. If the Company elects its first term extension option, the note will bear interest at 12% for months 36 through 48. If the Company elects its second term extension option, the notes will bear interest at 15% for months 48 through 60.
In the event of a change of control or a portfolio company sale, the notes are required to be repaid. In the event of a default, noteholders may elect to convert notes into common units of the Company equal to two times the unpaid principal balance plus accrued but unpaid interest at the time of conversion at a pre-money valuation agreed to by a majority of the converting noteholders. If the Company is in default due to lack of payment and the noteholders do not elect repayment, notes will accrue interest at the default rate. During the first 36 months, the default interest rate is 12% and increases to 18% thereafter.
Noteholders converted their Series 1 promissory notes into Class B Preferred Units as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Principal amount	$—	$396	$1,310
Number of shares	—	40,829	135,133

The conversion rate was based on the Class B Preferred Unit issuance price of $9.6992 per unit. The noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction. The Company accounted for the conversion of promissory notes as an extinguishment of debt, the impact of which is immaterial to the Company’s financial statements. Upon Closing of the Business Combination, the option for noteholders to convert their Series 1 promissory notes into Class B Preferred Units is no longer available.
Extensions on Series 1 promissory notes were as follow:

		Successor	Predecessor
	Interest Rate	December 31, 2024	December 31, 2023
Principal amount of 1st extension promissory notes	12%	$122	$829
Principal amount of 2nd extension promissory notes	15%	$603	$890

Interest expense on Series 1 promissory notes was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Interest attributable to contractual interest	$29	$138	$297
Interest attributable to amortization of issuance costs	—	—	32
Total interest expense	$29	$138	$329

Related Party Notes
The Company entered into unsecured promissory notes with two related parties, the first on August 20, 2024, for a principal amount of $10,000, and the second on August 22, 2024, for a principal amount of $2,000. The Company entered into amended and restated agreements to amend the terms of these unsecured promissory notes on October 1, 2024. As per the original agreements, the note with the first party contained a loan fee of $1,000 which was payable with the repayment of the principal amount of the note and the note with the second

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
party contained interest at the rate of 11.50% per annum. The principal amounts, loan fees and accrued interest were repayable at the earlier of October 15, 2024 and the first business day following the date of consummation of the Business Combination.
As per the amended note with the first party, the maturity date was extended to the earlier of (i) January 31, 2025 and (ii) the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under the note and otherwise meet its expected working capital needs as determined by the Company in its reasonable discretion. The loan fee of $1,000, required under the original agreement, became due on or around the amendment date but as of December 31, 2024 has not yet been paid and interest will accrue at the rate of 15.99% per annum until paid. The amendment was accounted for as a troubled debt restructuring as the Company was provided a concession through a decrease in the effective interest rate. However, no gain or loss was recognized as a result.
As per the amended note with the second party, the maturity date was extended to January 31, 2025 and the interest rate was increased to 13.50% per annum. Additionally, $1,000 of the principal amount became due on or around the amendment date but as of December 31, 2024 has not yet been paid.
Interest expense on the related party notes was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Total interest expense	$611	$932	$—

In addition to the related party notes above, the Company also has a related party note for $1,000 that had no stated interest or maturity at issuance. The Company formally came to terms on the related party note by executing an unsecured promissory note with the related party on May 2, 2024. As per the terms of the executed agreement, the principal amount became due on December 21, 2024 but as of December 31, 2024 has not yet been paid and interest will now accrue at the rate of 8.00% per annum. Upon maturity, the Company is required to repay the outstanding principal amount of $1,000 and a loan fee equal to approximately $63. There is no stated interest as per the terms of the executed agreement but it provides for interest at the rate of 8.00% per annum on the outstanding amount from the maturity date if the Company fails to pay any amount due on the maturity date.
Convertible Promissory Notes
The Company previously issued 8% convertible promissory notes (the “2025 Notes”) that can be converted into equity units at the later of a qualified financing event or upon maturity, which is 36-months. A qualified financing event is one or more transactions that results in gross proceeds of at least $2,000. Upon the occurrence of a qualified financing event, the 2025 Notes convert to the series of stock issued in that financing at the lesser of (a) a 20 percent discount or (b) $200 million divided by the number of fully diluted units outstanding immediately prior to the financing. This conversion option is accounted for as a derivative instrument and the fair value of such is discussed in Note 4. Fair Value.
On March 31, 2024, the 2025 Notes with a $6,000 principal balance and $755 of accrued interest were converted into 693,480 Accelsius Series A units at a conversion price of $9.74 per share. The conversion was pursuant to the occurrence of a qualified financing event. The related embedded derivative liability was extinguished in connection with the conversion, resulting in a loss on conversion of $1,119 recorded on the consolidated statements of operations and comprehensive income (loss) in the Predecessor period from January 1, 2024 through October 1, 2024.
Interest expense on the 2025 Notes was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Interest attributable to contractual interest	$—	$120	$583

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Interest attributable to amortization of implied discounts	—	231	456
Total interest expense	$—	$351	$1,039

The Company has accrued interest of $— and $634 in convertible promissory notes as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the unamortized discount was $— and $2,133, respectively.
WTI Facility
On October 22, 2024, the Company entered into a term loan with WTI Fund X, Inc. and WTI Fund XI, Inc., (collectively, “WTI Lenders”). The terms of the loan provides for a term loan facility in the aggregate principal amount of up to $50,000 (the “WTI Facility”), of which (i) up to $20,000 is made available after October 22, 2024 and through November 15, 2024 (the “First Tranche”); (ii) up to $15,000 is made available after November 1, 2024 and through November 30, 2024 (the “Second Tranche”); and (iii) up to $15,000 will be made available after December 31, 2024 and through January 31, 2025 (the “Third Tranche”) (provided that up to $7,500 of the Third Tranche will be made available until March 31, 2025), in each case, subject to the satisfaction of certain conditions, including, with respect to each of the Second Tranche and the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time.
Borrowings under the WTI Facility will accrue interest at a rate per annum equal to the greater of (i) the “prime rate” of interest, as published by The Wall Street Journal on the date that the WTI Lenders prepare the promissory notes for the borrowings under such tranche, plus 5% and (ii) 13.50% and will amortize, after an interest-only period of twelve months in the case of the First Tranche and six months in the case of each of the Second Tranche and the Third Tranche, in equal monthly installments over a period of thirty months. Obligations are secured by a lien on the majority of the assets of Innventure LLC and Innventure, Inc.
The Company received all $20,000 of the First Tranche on November 15, 2024. The First Tranche, principal and interest, shall be repaid over a period of 30 months in equal, monthly installments, commencing after an initial 12-month period of interest-only monthly payments, resulting in a total term of 42 months. The interest rate on the outstanding principal amounts under the WTI Facility for the Successor period ended December 31, 2024 was 13.50%.
In connection with the WTI Facility, the Company issued WTI Warrants to the WTI Lenders (as further defined and described in Note 11. Warrants). The Company accounted for each of the WTI Warrants as detachable warrants at their fair value. The fair value of the WTI Warrants was recorded as a liability and as a discount to the WTI Facility on the consolidated balance sheets. The Company is amortizing the discount over the term of the WTI Facility using the straight-line method.
On October 22, 2024, when the Company entered into the WTI Facility, the Company recognized $16,735 as a commitment fee asset on the consolidated balance sheets. On November 15, 2024, when the Company received the First Tranche in the amount of $20,000, the prorated portion of the commitment fee asset of $6,694 was reclassified to a debt issuance cost within Notes payable, net of current portion and began amortizing over the term of the First Tranche. On November 30, 2024 and December 31, 2024, management determined that the Second and Third Tranche, respectively, could not be drawn upon due to certain operational thresholds which had not been met for these Tranches. Therefore, the Company wrote off $5,021 and $5,021, respectively on these dates, to Write-off of loan commitment fee asset on the consolidated statements of operations and comprehensive income (loss) as the commitment fee asset could no longer benefit the Company in receiving debt financing capital.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Interest expense on this facility was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Interest attributable to contractual interest	$352	$—	$—
Interest attributable to amortization of issuance costs	248	—	—
Total interest expense	$600	$—	$—

Note 6. Inventories

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Raw materials	$2,974	$—
Work in process	50	—
Finished goods	2,154	—
Total inventories	$5,178	$—

Note 7. Property, Plant and Equipment

	Successor	Predecessor
	December 31, 2024	December 31, 2023
Leasehold improvements	$548	$38
Machinery & equipment	664	86
Computers & office equipment	14	19
Construction in progress	266	502
Property, Plant and Equipment, Gross	1,492	645
Less: Accumulated depreciation	(78)	(8)
Property, Plant and Equipment, Net	$1,414	$637

Total depreciation expense on property, plant and equipment was as follows:

	Successor	Predecessor
	Period from October 2, 2024 through December 31, 2024	Period from January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Depreciation Expense	$78	$148	$8

Note 8. Business Combinations
As discussed in Note 1. Nature of Business, the Closing of the Business Combination occurred on October 2, 2024 pursuant to the terms of the Business Combination Agreement. Upon Closing, 250,000,000 shares of the Company’s common stock (“Common Stock”), par value $0.0001 per share, and 25,000,000 shares of the Company’s preferred stock, par value $0.0001 per share, were authorized. Of the 25,000,000 shares of preferred stock authorized, the Company designated 3,000,000 shares as Series B preferred stock (“Series B Preferred Stock”).
As a result of the Business Combination, (a) each Learn CW Class A ordinary share and Class B ordinary share issued and outstanding immediately prior to Closing (and not cancelled or redeemed) was converted into the right to receive one share of Common Stock; (b) each Learn CW public warrant and private placement warrant outstanding immediately prior to Closing was assumed and converted into a Company warrant (“Warrant”); (c) the Innventure LLC equity units (other than the Innventure LLC Class PCTA units (“Class PCTA Units”) and Class I units (“Class I Units”)) issued and outstanding immediately prior to Closing were converted into the right to receive shares of Common Stock; and (d) the Class PCTA Units and the Class I Units of Innventure LLC remained outstanding.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The Business Combination has been accounted for using the acquisition method of accounting. Holdco was determined to be the accounting acquirer as Innventure LLC was determined to be a VIE and Holdco was determined to be the primary beneficiary. In applying the VIE model, the Class I and Class PCTA Units and associated assets and liabilities are considered silos within Innventure LLC for which Holdco is not considered the primary beneficiary; therefore such silos were not acquired and are omitted from the Company’s consolidated financial statements. Accordingly, the Company recorded all assets acquired and liabilities assumed that Holdco was determined to be the primary beneficiary of at their acquisition date fair values, with any excess recognized as goodwill.
Consideration Transferred
The aggregate consideration for the Business Combination (the “Purchase Consideration”) paid to the holders of Innventure LLC’s outstanding equity and profits interests and warrants, other than the Class PCTA Units and the Class I Units (such holders, the “Innventure Members”), consisted of 43,494,999 shares of Common Stock. A portion of this Purchase Consideration to be delivered to Innventure Members consists of a contingent right to receive up to 5,000,000 (the “Company Earnout Shares”) shares of Common Stock. Refer to Note 10. Earnout Shares for more details on the Company Earnout Shares.
Immediately after giving effect to the Business Combination (including as a result of the conversions described above), there were 43,589,850 shares of Common Stock and 18,645,997 Warrants issued and outstanding. As of the Closing, the Innventure Members owned approximately 88.3% of the Company’s outstanding shares of Common Stock and the former shareholders of Learn CW, including (i) Learn CW’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”) and (ii) Learn CW’s independent directors, owned approximately 13.7% of the Company’s outstanding shares of Common Stock.
The number of shares of Common Stock issued and outstanding at the Closing of the Business Combination were:

Innventure LLC Units	Immediately Prior to Closing	Common Stock Conversion Ratio	Common Stock Upon Closing
Class B Preferred Units	10,875,000	2.09	22,754,664
Class B-1 Preferred Units	5,609,951	2.09	11,738,165
Class A Units	342,608	2.09	716,867
Class C Units	1,570,125	2.09	3,285,303
Total	18,397,684		38,494,999

Learn CW Shares
Learn CW Public shareholders	1,027,674	1.00	1,027,674
Learn CW Class B Shareholders	5,000,000	1.00	5,000,000
Total	6,027,674		6,027,674

Less: Learn CW shares subject to clawback provisions			(932,823)

Total Common Stock Issued and Outstanding at Closing			43,589,850

The consideration transferred for the Business Combination is summarized as follows:

Holdco Common Stock transferred to Innventure Members(1)	$418,441
Contingent consideration(2)	53,980
Consideration transferred	472,421
Non-controlling interest(3)	343,030
Total business enterprise value	$815,451

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
(1)	Represents the fair value of the 38,494,999 of aggregate consideration paid in shares (excluding the Company Earnout shares) at a Closing share price of $10.87.
(2)	Represents the fair value of the Company Earnout Shares issued and contingently issuable to Innventure Members. Refer to Note 10. Earnout Shares for more details.
(3)
The non-controlling interest represents the fair value of equity in Accelsius held by non-controlling parties. The fair value is calculated using a discounted cash flow methodology to determine the Accelsius equity value which is pro rated by the non-controlling ownership percentage (Level 3). Significant inputs used to measure the fair value of the non-controlling interest include the long-term growth rate of 3%, normalized tax rate of 27.9%, normalized net working capital of 18%, and weighted average cost of capital of 17.6%.

Investing cash flow activity as a result of the Business Combination is summarized as follows:

Amount
Cash consideration transferred	$—
Add: Cash and cash equivalents acquired	16
Investing cash flow activity as a result of the Business Combination	$16

On the Closing Date, Innventure settled certain obligations using cash from the Learn CW trust account that was released at Closing and financing secured through Series B Preferred Stock. The financing secured through Series B Preferred Stock is discussed in Note 13. Stockholders’ Equity.

Amount
Cash proceeds from Learn CW trust account	$11,342
Net cash proceeds from Series B Preferred Stock issuance	10,572
Total Innventure, Inc. cash sources	$21,914

Payment of Learn CW accounts payable and accrued expenses	$9,233
Payment of Learn CW promissory note due to Sponsor	4,628
Payment of Innventure LLC transaction costs at Closing	6,206
Total cash uses	$20,067
Net cash proceeds	$1,847

The Business Combination has been accounted for as a business combination using the acquisition method of accounting. The total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date.
The purchase consideration was allocated to the following assets and liabilities:

Amount
Assets acquired:
Cash and cash equivalents	$16
Accounts receivable	117
Due from related parties	210
Inventory	2,824
Prepaid expenses and other current assets	1,955
Equity method investments	18,449
Investment in debt securities - AFS	10,172
Property, plant, and equipment	1,227
Intangible assets	187,500
Other assets	829
Total assets acquired:	$223,299

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)

Amount
Liabilities assumed:
Accounts payable	$6,286
Accrued employee benefits	7,617
Accrued expenses	1,972
Related party payable	13,932
Notes payable	975
Patent installment payable	13,600
Deferred tax liability	30,654
Other liabilities	748
Total liabilities assumed:	$75,784
Net identifiable assets acquired	$147,515
Goodwill	$667,936

The assessment of fair value is preliminary and is based on information that was available to management and through the end of the fiscal year. If additional information of events or circumstances that existed at Closing becomes available to management related to assets acquired or liabilities assumed subsequent to this preliminary assessment of fair value but not later than one year after Closing, measurement period adjustments will be recorded in the period in which they are determined, as if they had been completed at the Closing Date.
Goodwill is recognized as the excess of consideration over the net assets acquired of Innventure LLC and represents the value derived by Innventure LLC’s strong market position and assembled workforce. Goodwill arising from the Business Combination is attributable to the Company’s Technology segment and is not deductible for tax purposes.
The fair value of definite-lived intangible assets as of the Closing Date included:

Amount
Trade names	17,800
Customer relationships	4,600
Developed technology	165,100
Total	$187,500

Refer to Note 9. Goodwill and Intangible Assets for additional information.
The Predecessor financial statements for the year ended December 31, 2023, include $3,452 transaction costs from Innventure LLC and for the period from January 1, 2024 to October 1, 2024 include $9,627 of transaction costs from Innventure LLC. These transaction costs are recorded within General and administrative expenses within the consolidated statements of operations and comprehensive income (loss). Prior to the Closing Date, Learn CW incurred $9,233 of transaction costs related to the Business Combination, which are not reported in the Predecessor consolidated statements of operations and comprehensive income (loss) since Learn CW is not the Predecessor; these transaction costs are included within Accumulated deficit for the Successor period beginning October 2, 2024. Innventure LLC contributed revenues of $455 and net loss of $18,333 in the consolidated statements of operations and comprehensive income (loss) for the Successor period from October 2, 2024 through December 31, 2024.
Innventure LLC incurred certain acquiree expenses contingent solely upon the consummation of the Business Combination. Such costs consisted of $5,292 in transaction costs and $223 of expense related to share-based award accelerated vesting. Such costs are presented “on the line” and are not reflected in either Predecessor or Successor financial statement periods. “On the line” describes those expenses triggered by the consummation of a business combination that are not recognized in the consolidated statements of operations and comprehensive income (loss) as they are not directly attributable to either period but instead were contingent on the Business Combination.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Pro Forma Financial Information (Unaudited)
The following unaudited pro forma financial information summarizes the results of operations for the Company as though the Business Combination had occurred as of the beginning of the comparable prior annual reporting period. The Successor and Predecessor Periods for the year ended December 31, 2024 have been combined. The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the Business Combination taken place on the date indicated, or the future consolidated results of operations of the Company.
The unaudited pro forma results reflect the step-up amortization adjustments for the fair value of intangible assets acquired, transaction expenses, public warrant reclass from liabilities to equity, removal of Learn CW investment income, and accelerated vesting of equity-based compensation. The amounts of revenue for the years ended December 31, 2024 and 2023 are $1,219 and $1,117, respectively. The amounts of net loss for the years ended December 31, 2024 and 2023 are $105,972 and $74,165, respectively.
Note 9. Goodwill and Intangible Assets
There was no goodwill on the consolidated balance sheets during the Predecessor periods. For the Successor period from October 2, 2024 through December 31, 2024, there was $667,936 of goodwill recognized in connection with the Business Combination and no change to this value as of December 31, 2024. Refer to Note 8. Business Combinations for details.
The following table summarizes intangible assets, net:

		December 31, 2024 (Successor)
Intangible Asset	Weighted-Average Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	16.0	17,800	(277)	17,523
Customer relationships	3.0	4,600	(382)	4,218
Developed technology	9.1	165,100	(4,718)	160,382
Other finite-lived intangible assets	3.0	30	—	30
Total intangible assets		$187,530	$(5,377)	$182,153

There were no intangible assets on the consolidated balance sheets during the Predecessor periods; therefore, no amortization expense was recognized. Amortization expense was $5,377 for the Successor period from October 2, 2024 through December 31, 2024 and is recorded on the consolidated statements of operations and comprehensive income (loss).
Estimated future amortization expense is as follows:

Amortization Expense
2025	$21,616
2026	21,616
2027	21,234
2028	20,073
2029	18,853
Thereafter	78,761
Total	$182,153

Note 10. Earnout Shares
Upon Closing of the Business Combination, 5,000,000 Company Earnout Shares were contingently issuable to Innventure Members. Additionally, 344,828 earnout shares were issued to the Sponsor who received

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
consideration in the Business Combination. These shares, referred to as “Sponsor Earnout Shares,” are subject to clawback. The Company Earnout Shares and the Sponsor Earnout Shares are collectively referred to as the “Earnout Shares”.
The Earnout Shares will vest upon the following milestone conditions:
•
40% of the Earnout Shares will vest upon Accelsius having entered into binding contracts providing for revenue for the Company (as defined in the Business Combination Agreement) within 7 years following the Closing (the “Vesting Period”) in excess of $15,000 in revenue (“Milestone One”);

•
40% of the Earnout Shares will vest upon the Company’s formation of a new subsidiary, in partnership with an MNC, as determined using the Innventure LLC’s “DownSelect” process, within the Vesting Period (“Milestone Two”); and

•	20% of the Earnout Shares will vest upon AeroFlexx having received in excess of $15,000 revenue within the Vesting Period (“Milestone Three”).
The Sponsor Earnout Shares have a vesting provision that occurs upon a change of control event or upon the occurrence of the VWAP of the shares of Innventure, Inc. Common Stock exceeding $11.50 per share for at least twenty days in any immediately preceding thirty day period (the “VWAP Completion Event”). These vesting conditions are not effective on the Company Earnout shares until 6 months following the Business Combination.
The Earnout Shares related to Milestone One and Milestone Two were determined to be classified as equity. At Closing, 4,275,862 equity-classified Earnout Shares were fair valued at $46,350, inclusive of 2,137,931 Milestone One shares fair valued at $23,175 and 2,137,931 Milestone Two shares fair valued at $23,175 which are presented in Additional paid-in capital on the consolidated balance sheets.
The Earnout Shares related to Milestone Three are classified as a liability. At Closing, 1,068,966 liability-classified Earnout Shares were fair valued at $11,352 and subsequently fair valued at $14,752 as of December 31, 2024. The Company recognized a loss of $3,400 in Change in fair value of financial liabilities on the consolidated statements of operations and comprehensive income (loss) for the Successor period from October 2, 2024 through December 31, 2024.
Note 11. Warrants

	Number of Public Warrants	Number of Private Warrants	Number of WTI Warrants
Outstanding, October 2, 2024 (Successor)	11,499,997	7,146,000	—
Exercised	(259,309)	—	—
Issued	—	—	2
Outstanding, December 31, 2024 (Successor)	11,240,688	7,146,000	2

There were no warrants outstanding during the Predecessor period from January 1, 2024 through October 1, 2024 nor the Predecessor year ended December 31, 2023.
Public and Private Placement Warrants
Upon the consummation of the Business Combination, 11,499,997 Learn CW public warrants and 7,146,000 private placement warrants outstanding immediately prior to Closing was assumed by the Company and each converted into Company warrant (“Warrant”). All references to “Class A ordinary shares” of Learn CW in Learn CW’s prior agreement were amended to shares of Common Stock of the Company. The Warrants will become exercisable on November 1, 2024 and will expire on October 2, 2029 or earlier upon redemption or liquidation. The Warrants are exercisable for $11.50 per share.
The private placement warrants are identical to the public warrants, except that the private placement warrants and the Common Stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by Learn CW and exercisable by such holders on the same basis as the public warrants.
Public Warrants
The Company determined the public warrants are equity-classified and are presented as permanent equity on the consolidated balance sheets. As such, the public warrants are measured at fair value at Closing using the warrant price at Closing multiplied by the number of public warrants and will not be subsequently re-measured. At Closing, the fair value of the equity classified public warrants was $1,265 and is presented in the consolidated balance sheets. See Note 4. Fair Value for details on valuation. The public warrants expire on October 2, 2029. During the Successor period from October 2, 2024 through December 31, 2024, 259,309 public warrants were exercised. Each public warrant that was exercised was converted into one share of Common Stock for an exercise price of $11.50, amounting to a total of $2,982 cash proceeds.
Private Placement Warrants
The private placement warrants are liability classified and are not eligible for an exception from derivative accounting. The private placement warrants are presented as a current liability on the consolidated balance sheets given their exercisable term, which is 30 days from Closing. The private placement warrants are measured at fair value based on the price of the public warrants (Level 2 fair value measurement).
As of Closing and December 31, 2024, the fair value of the liability-classified private placement warrants is $786 and $16,793, respectively, and is presented in the consolidated balance sheets. For the Successor period from October 2, 2024 through December 31, 2024, the company recognized a loss of $16,007 in Change in fair value of financial liabilities on the consolidated statements of operations and comprehensive income (loss). There were no private warrants exercised for the year ended December 31, 2024.

				Successor
	Number of Warrants	Exercise Price	Expiration Date	December 31, 2024 Balance
Private Warrants	7,146,000	$11.50	10/2/2029	$16,793

WTI Warrants
On October 22, 2024, in connection with the WTI Facility, the Company issued warrants (the “WTI Warrants”) to the WTI Lenders. The WTI Warrants allow the holders to acquire shares of the Company’s Common Stock or any future equity securities issued by the Company (“Subsequent Round Stock”) for cash, at a purchase price equal to $0.01 per share. The number of shares acquirable is determined by dividing $10,000 by the applicable exercise price, which varies depending on the type of stock acquired and certain other conditions.
•
If the WTI Lenders choose to exercise the warrants for Common Stock, the exercise price is $10.00 per share; however, if the volume-weighted average price (VWAP) of the Company’s Common Stock is less than $10.00 per share as of the date which is eighteen months after the Company’s Common Stock began trading, then the exercise price shall be reduced to such lower VWAP.

•
If the WTI Lenders choose to exercise the warrants for Subsequent Round Stock, the exercise price shall be the lowest price per share paid by any person for the Company’s equity securities issued in a corresponding subsequent round.

The WTI Warrants are exercisable at the option of the holders until March 31, 2035, and may be exchanged for a cash amount of $15,000 (subject to ratable reduction for partial exercises) upon the occurrence of certain liquidity events or at any time from and after October 22, 2028. The holders also have the right to participate in future equity or convertible debt offerings up to an aggregate amount of $5,000 or to maintain their pro rata ownership, subject to customary exclusions.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The WTI Warrants are considered freestanding financial instruments and are recorded at fair value on the consolidated balance sheets as a warrant liability. The fair value of the WTI Warrants upon issuance was $15,690. For the period from issuance to December 31, 2024, the Company recognized a loss of $1,540 in Change in fair value of financial liabilities on the consolidated statements of operations and comprehensive income (loss). See Note 4. Fair Value for details on the valuation.

				Successor
	Number of Warrants	Exercise Price	Expiration Date	December 31, 2024 Balance
WTI Warrants	2	varies	3/31/2025	$17,230

Note 12. Mezzanine Capital
Predecessor period
The redemption of Class PCTA Units or Class I Units is not solely in control of the Company and, as such, both classes of units are considered redeemable at the option of the holder. The Class PCTA Units are probable of becoming redeemable and the Class I Units are currently redeemable. As such, these units are accreted to redemption value at each reporting date.
Valuation
Class PCTA Units are valued on a monthly basis to align with the underlying value of the PCT stock. Changes in the redemption value (e.g., fair value) are recognized immediately as they occur and the carrying value of the instrument is adjusted to equal the redemption value at the end of each reporting period. Class I Units are valued on a quarterly basis based on the underlying fair value of the ESG Fund.
Voting
Class PCTA Units carry the right to hold, vote and dispose of the Company’s investment in the related shares of PCT common stock. All Class PCTA Units are held by Innventure1 LLC (“Innventure1”). Class I Units carry the right to hold, vote and dispose of the Company’s partnership interest in the ESG Fund with respect to its General Partner (“GP”) affiliated commitment. Class I Units are held by WE-INN LLC. The holders of units of any other class are not permitted to vote on matters specific to the Class PCTA or Class I Units.
Liquidation Preference
Distributions to Class PCTA and Class I Unit holders are based on their ownership percentage of the respective class.
Redemption
The Company will distribute unencumbered shares of PCT common stock, held in connection with the Class PCTA Units back to Innventure1, as the original contributing member, and at the election of Innventure1. When this occurs, Innventure1 is obligated to either invest the after-tax net proceeds into the Company or contribute the shares of PCT common stock (an in-kind capital contribution) back to the Company in exchange for Class B-1 Preferred Units. With respect to up to 1,000,000 Class PCTA Units, Innventure1 is obligated to acquire Class B-1 Preferred Units after the achievement of certain operational milestones at PCT.
The in-kind capital contributions will correspond to the release of the Company’s obligations under a contractual lock-up agreement related to PCT’s common stock and will be equal to the product of the weighted average per share closing price for one share of PCT common stock for each full trading day during the 30-day period ending on the date of such transfer and multiplied by 0.8. There is no maximum amount the Company could be required to pay if the instrument is redeemed.
The Company will distribute the Class I investments held by Innventus ESG Fund I, L.P., to the investor in-kind at the election of WE-INN LLC. There is no maximum amount that the Company could be required to pay if the instrument is redeemed.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Note 13. Stockholders’ Equity
For periods prior to the Closing, the Predecessor had Class B Preferred Units, Class B-1 Preferred Units, Class A Units and Class C Units issued and outstanding. In connection with the Business Combination on October 2, 2024, as described in Note 8. Business Combinations, the Successor acquired all membership interests that were in existence for the Predecessor.
Series B Preferred Stock
The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share. Of which, 3,000,000 of the shares of preferred stock are designated as Series B Preferred Stock. Immediately following the Business Combination, Innventure issued 1,102,000 of Series B Preferred Stock at a purchase price of $10.00 per share (the “Original Issue Price”) for a total amount of $11,020.
Series B Preferred Stock are subject to: (i) a mandatory conversion on the date that is five years after original issuance (the “Maturity Date”); and (ii) an optional conversion, at the election of the holder, at any time prior to the Maturity Date upon the effectiveness of a registration statement by the Company registering the underlying shares of Common Stock issuable upon conversion. The number of shares of Common Stock that each holder of Series B Preferred Stock will receive upon conversion will be the number of Series B Preferred shares multiplied by the Conversion Rate, subject to a threshold amount. The conversion rate (“Conversion Rate”) will equal a fraction whose numerator is $10.00 and whose denominator is the lesser of: (i) $12.50 and (ii) the Reset Conversion Price, where the “Reset Conversion Price” means the greater of: (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the Common Stock. Any fractional shares resulting from conversion will be rounded up to the next whole share.
Holders of Series B Preferred Stock are entitled to cast the number of votes equal to: (i) $10.00, divided by (ii) the Minimum Price (which shall have the meaning assigned in Nasdaq Listing Rule 5635(d)) of Common Stock as of the initial issue date of the Series B Preferred Stock. Holders of Series B Preferred Stock will vote with the holders of Common Stock as a single class and on an as-converted basis, except as provided by law or applicable to Nasdaq Listing Rules. The voting power of Series B Preferred Stock holders cannot exceed 19.99% of the total outstanding voting power.
Series B Preferred Stock will rank senior to the Common Stock, which is junior stock when compared to Series B Preferred Stock. Dividends for Series B Preferred Stock will accrue annually at the rate of 8.0% of the Original Issue Price of $10.00 per share. All dividends are prior to and in preference over any dividend on any junior stock or parity stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions are made, on any junior stock or parity stock. When dividends are declared by the Company’s board of directors, dividends will be due and payable annually in arrears as payment in kind on the last day of the last quarter in each fiscal year. Holders of Series B Preferred Stock are also eligible to receive dividends and distributions declared on Common Stock, as though their shares were converted into Common Stock, based on the Conversion Rate, using assets legally available for distribution by the Company. The preferred dividends that became due on December 31, 2024, were recorded within Obligation to issue equity on the consolidated balance sheets. As of December 31, 2024, the cumulative dividends on Series B Preferred Stock were $217.
Common Stock
The Company is authorized to issue 250,000,000 shares of Common Stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. Immediately following the Business Combination, there were 43,589,850 shares of Common Stock issued and outstanding as further discussed in Note 8. Business Combinations. As of December 31, 2024 there were 44,597,154 shares of Common Stock issued and outstanding due to the issuance of Common Stock, exercise of Public Warrants, the issuance of Common Stock in relation to the Standby Equity Purchase Agreement, and the vesting of Earnout Shares that occurred prior to year end.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Standby Equity Purchase Agreement
In October 2023, we entered into the SEPA with YA II PN, LTD., an exempt limited partnership from the Cayman Islands (“Yorkville”). Concurrently with the Business Combination, this agreement became effective.
Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $75,000 of Common Stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on the Closing and continuing for a term of 3 years (“Purchased Put Option”). As consideration, Innventure agreed and paid, to YA Global II SPV, LLC, a subsidiary of Yorkville, (i) a structuring fee in the amount of $25 and (ii) a commitment fee of $375. The commitment fee was expensed in full immediately following the consummation of the Business Combination, according to ASC 815, and recorded within the General and administrative expense line item in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2024.
Each advance that Innventure issues in writing to Yorkville under the SEPA (each, an “Advance,” and notice of such request, and “Advance Notice”) may be in an amount of Common Stock up to the greater of: (i) $10,000 or (ii) the aggregate daily trading volume of Common Stock for the five trading days prior to Innventure requesting an Advance. The purchase price for the shares of Common Stock set forth in the Advance is determined by multiplying the market price of Common Stock by either (a) 95% of the daily volume weighted average price (“VWAP”) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. The applicable pricing period depends on the type of Advance Notice selected by the Company under the SEPA. Additionally, the Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. Once the Company draws on the SEPA, the related number of shares issuable constitutes a forward contract to issue common stock (“Forward Contract”).
The SEPA will automatically terminate on the earlier to occur of (i) November 01, 2027 and (ii) the date on which Yorkville shall have made payment of advances pursuant to the SEPA for Common Stock equal to the commitment amount of $75,000.
On December 24, 2024, the Company issued and sold 60,000 shares of Common Stock in amount of $770, based on the settlement date closing stock price. Additionally, on December 30, 2024, the Company issued and sold 75,000 shares of Common Stock in an amount of $965.
For the year ended December 31, 2024, the Company sold 135,000 shares of Common Stock under the SEPA, raising $1,735 which is classified within Issuance of common shares, net of issuance costs in the consolidated statements of changes in stockholders’ equity (deficit).
At Risk Sponsor Shares
In connection with the Business Combination Agreement, the Company entered into the Sponsor Support Agreement under which 5,000,000 shares were issued to the Sponsor at the Closing, as follows: 2,775,172 Fixed Shares, 344,828 Sponsor Earnout Shares, and 1,880,000 At Risk Sponsor Shares.
The Fixed Shares issued to the sponsor are not subject to any contingencies or forfeiture provisions. The Sponsor Earnout Shares are issued until they are deemed forfeited due to non-achievement of the associated Milestones. See Note 10. Earnout Shares for more discussion on the Sponsor Earnout Shares. The At Risk Sponsor Shares are issued, but a portion of such shares are subject to forfeiture in case the Company is not able to secure additional financing based on the calculation within the Sponsor Support Agreement. As per the discussion of additional financing per the Sponsor Support Agreement, the number of shares subject to forfeiture were calculated to be 587,995. The rest of the At-Risk Sponsor Shares, 1,292,005, were free from any forfeiture conditions or contingencies.
When the Company received the First Tranche of the WTI Facility on November 15, 2024, the additional financing condition was met and all the remaining At-Risk Sponsor Shares were considered non-forfeitable and free from any contingencies. See Note 5. Borrowings for more discussion over the First Tranche of the WTI Facility.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Similar to the Sponsor Earnout Shares, all the At-Risk Sponsor Shares were entitled to non-forfeitable dividends or distributions along with other common stockholders of the Company, from their issuance date.
Service Provider Shares
In December 2023, the Company entered into an agreement to receive financial advisory services in exchange for equity. Upon Closing of the Business Combination, the Company became liable for $441 of Common Stock divided by the conversion price of $10.87, resulting in 40,552 shares. In connection with the closing of the WTI Facility mentioned in Note 5. Borrowings, the Company became liable for $500 worth of Common Stock calculated as the volume-weighted average price of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding November 15, 2024, $11.13, for a total of 44,919 shares. The resulting liabilities for these unissued securities are included within Liability for future equity issuance on the consolidated balance sheets.
In October 2023, the Company entered into an agreement to receive financial advisory services in exchange for equity. Upon Closing of the Business Combination, the Company is obligated to pay a success fee in cash in an amount of $600 and equity success fee in $3,000 of Series C Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”) at $10.00 per share. As of December 31, 2024, the Company has no Series C Preferred Stock outstanding and, therefore, has not yet issued this 300,000 Series C Preferred Stock. The resulting liabilities for these unissued securities are included within Obligation to issue equity on the consolidated balance sheets.
Note 14. Stock-based Compensation
Capital Incentive Plan
The Predecessor’s capital incentive plan (the “Capital Incentive Plan”), as amended, permitted the grant of 1,585,125 shares of Class C Units to its employees, directors, and consultants, as designated by the Board of Directors. Upon Closing of the Business Combination, the vesting of all Innventure LLC unvested Class C Capital Incentive Plan units was accelerated, resulting in 203,651 units vested and additional compensation expense of $223. The Class C Capital Incentive Plan units were then immediately exchanged as part of the Business Combination for Common Stock.
The Company recognized compensation costs related to the Capital Incentive Plan as follows:

	Successor	Predecessor
	Period from October 2, 2024 through December 31, 2024	Period from January 1 2024 through October 1, 2024	Year ended December 31, 2023
Compensation expense	$—	$137	$205

2024 Equity and Incentive Compensation Plan
On October 2, 2024, the Company entered into the 2024 Equity and Incentive Compensation Plan (the “Plan”), wherein the Company is permitted to grant awards to employees, directors, consultants, and former service providers of the Company. The Plan provides for the granting of awards including, restricted stock units (“RSUs”), stock options, and stock appreciation rights (“SARs”). The number of shares of Common Stock available under the Plan is initially limited to 11,022,894. The share limit will automatically increase by 3% on the first day of each fiscal year, beginning in 2025, unless a smaller number of shares is determined by the Board of Directors.
On December 9, 2024, the Company granted 975,409 stock options and 2,036,476 restricted stock units (together the “Awards”) to certain directors, employees and consultants. The Awards vest over the service periods defined in each individual grant agreement, which is generally accelerated upon a change in control. All RSUs will be vested by May 1, 2027 and all stock options will be vested by April 30, 2027. The fair value of the Awards issued to employees is recognized as compensation expense on a straight-line basis over the requisite service period.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Restricted Stock Units
Each RSU represents the right to receive one share of Common Stock upon vesting of such RSU. The fair value of RSUs is determined based on the closing market price of the Company’s Common Stock at the date of the grant. If a cash dividend is declared on the Company’s Common Stock before the RSUs have vested, holders of RSUs are entitled to received dividends in the form of a cash credit, and shall be paid in cash at the same time as the RSUs are settled.
The summary of RSU activity for the Successor period from October 2, 2024 through December 31, 2024 is as follows:

	Number of Shares	Weighted Average Grant Date air Value (per share)
Granted on December 9, 2024	2,036,476	$12.20
Vested	131,468	12.20
Forfeited	—	—
Non-vested at December 31, 2024	1,905,008	$12.20

During the Successor period from October 2, 2024 through December 31, 2024, the Company recognized compensation costs related to the RSUs of $1,604 within General and administrative expense in the consolidated statements of operations and comprehensive income (loss). As of December 31, 2024, the Company had $23,241 in stock-based compensation expense remaining to be recognized over approximately 1.65 years.
Stock Options
The stock options were granted with an exercise price of $12.20, which aligns with the Company’s closing share price on December 9, 2024. Using the Black-Scholes option pricing model, the estimated grant date fair value of stock options was $6,468 based on an expected volatility of 56%, an expected option term of approximately 5.28 - 5.62 years, and risk-free rate of return of 4.0 - 4.1%. The stock options have a maximum contractual life, and a weighted average remaining contractual term, of 10 years from the grant date.
Stock options activity for the Successor period from October 2, 2024 through December 31, 2024 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (per share)
Granted on December 9, 2024	975,409	$12.20	$6.63
Vested	61,560	12.20	6.63
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at December 31, 2024	913,849	$12.20	$6.63
Exercisable at December 31, 2024	—	—	—

During the Successor period from October 2, 2024 through December 31, 2024, the Company recognized compensation costs related to the stock options of $405 within General and administrative expense in the consolidated statements of operations and comprehensive income (loss). As of December 31, 2024, the Company had $6,063 in compensation expense remaining to be recognized over approximately 1.68 years.
Stock Appreciation Rights
On December 31, 2024 the Company granted 350,000 stock appreciation rights with respect to the equity of Accelsius Holdings LLC. The SARs were awarded to certain Innventure directors, officers, and former service providers of the Company and its affiliates (the “Participants”). The SARs entitle the Participants to shares of

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Common Stock, or cash, equal to the value of the appreciation in Accelsius’ stock price over the base price of $12.175. Two Participants, who were considered non-employees, were granted cash-settled SARs and three Participants were granted stock-settled SARs. The cash-settled SARs are considered liability-classified and the stock-settled SARs are considered equity-classified
Both the cash-settled SARs and stock-settled SARs will be automatically exercised upon the two-year anniversary of the date of grant. The weighted average contractual term is 2 years.
The estimated grant date fair value of the cash-settled SARs and the stock-settled SARs was $1,160 and $12,371, respectively. The SARs were valued using the Black-Scholes option-pricing model based on an expected volatility of 70%, an expected term of approximately 2 years, and risk-free rate of return of 4%. The SARs are considered fully vested at the date of grant and compensation cost for both SARs was recognized immediately at the date of grant. During the Successor period from October 2, 2024 through December 31, 2024, the Company recorded $13,531 in compensation expense related to the SARs within General and administrative expense in the consolidated statements of operations and comprehensive income (loss).
The summary of SARs activity for the Successor period from October 2, 2024 through December 31, 2024 is as follows:

	Cash-settled SARs			Stock-settled SARs
	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (per share)	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (per share)
Granted on December 9, 2024	30,000	$12.18	$38.66	320,000	$12.18	$38.66
Vested	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—
Outstanding at December 31, 2024	30,000	$12.18	$38.66	320,000	$12.18	$38.66
Exercisable at December 31, 2024	—	—	—	—	—	—

Subsidiary Equity Plans
Accelsius Subsidiary Equity Plan
Accelsius, a subsidiary of the Company, adopted an equity incentive plan on March 24, 2022 (the “Accelsius Subsidiary Equity Plan”). In March 2023, the Accelsius Subsidiary Equity Plan was amended to permit the grant of 3,300,000 Class C units of the subsidiary to the subsidiary’s employees, directors, and consultants, as designated by the Board of Directors. The awards vest over the period defined in each individual grant agreement which is generally accelerated upon a change of control event. Accelsius has the option to repurchase all vested units upon an employee’s termination of employment or service.
The summary of Accelsius Subsidiary Equity Plan activity is as follows:

	Successor Period	Predecessor Period
	Period from October 2, 2024 through December 31, 2024	Period from January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Compensation expense	$1,341	$918	$705
Class C units granted	168,500	110,000	365,500
Weighted average grant date fair value per share	$46.38	$4.41	$3.80

Note: The grant date fair value per share for the year ended December 31, 2023 is an average amount.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The Company recognizes compensation costs within General and administrative, Sales and marketing and Research and development expense in the consolidated statements of operations and comprehensive income (loss). As of December 31, 2024, the Company had $8,103 in unit-based compensation expense remaining to be recognized over approximately 2.42 years.
The grant date fair value was estimated using an Option Pricing Model to allocate the total equity value of Accelsius to the Class C Units. The total equity value was estimated using the Discounted Cash Flow method and Management’s projections. The resulting values of Class C Units were then discounted for lack of marketability (20%).
Series A Issuance
On October, 18 2024, Accelsius issued 16,427 equity classified Series A Preferred Units to an employee of the Company which was determined to be stock based payment. The grant date fair value of $616 was recognized as compensation cost (within General and administrative expense in the consolidated statements of operations and comprehensive income (loss)), immediately at the date of grant as there is no requisite service period or vesting period. The fair value of the awards was estimated using a Black-Scholes model with a discount for lack of marketability of 20% applied.
Note 15. Revenues
In 2024, the Company began selling products and services in its technology segment.
The Company provides investment management services to the ESG Fund, a related party, through which it earns revenue from management fees. Management fee revenue is affected by economic factors related to the asset class composition of the holdings and the contractual terms such as the basis for calculating the management fees and investors’ ability to redeem. The Company did not recognize any carried interest allocation during the Successor period from October 2, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through October 1, 2024 and the Predecessor year ended December 31, 2023, as the amounts were probable of significant reversal given the consideration is highly susceptible to factors outside the Company’s influence. Cumulative carried interest allocation amounts that are subject to restraint and as such are not yet recognized were $11,282 and $5,880 as of December 31, 2024 and 2023, respectively. The Company also provides management services to AeroFlexx, which do not have a carried interest feature.
The following table represents the breakout of revenue by source:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Product revenue	$233	$95	$—
Management fees - related party	223	669	892
Consulting revenue	—	—	225
Total revenue	$456	$764	$1,117

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The following table represents major customer concentration of revenue:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Customer A - Related Party	43.0%	77.0%	70.7%
Customer B - Related Party	5.9%	10.6%	9.2%
Customer C	—%	—%	20.1%
Customer D	—%	12.4%	—%
Customer E	48.9%	—%	—%
Total Revenue Concentration of Major Customers	97.8%	100.0%	100.0%

Note 16. Income Taxes
The Company is subject to federal and state income taxes with respect to any income or loss generated as well as the allocable share of any taxable income or loss of Innventure LLC and other partnership subsidiaries. The partnership subsidiaries within the consolidated group generally do not pay income taxes in most jurisdictions. Instead, taxable income or loss of the partnership subsidiaries is passed through to its members, including the Company. The partnership subsidiaries are liable for income taxes in those states not recognizing its pass-through status and for certain of its subsidiaries not taxed as pass-through entities. Through Innventure LLC, the Company acquired ownership interest in various domestic entities taxed as corporations. Where required or allowed, the corporation subsidiaries file and pay tax in a standalone basis for federal and state income tax purposes. The Company anticipates this structure to remain in existence for the foreseeable future.
The provision for income taxes was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Current Expense:
Federal	—	—	—
State	18	—	—
Foreign	—	—	—
Total Current Expense	18	—	—

Deferred Expense:
Federal	(3,301)	432	—
State	—	—	—
Foreign	—	—	—
Total Deferred Expense	(3,301)	432	—
Total Expense:	$(3,282)	$432	$—

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
A reconciliation of the expected statutory federal tax and the total income tax expense (benefit) was as follows:

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Pre-tax book loss	$(73,375)	$(27,766)	$(30,984)
Income taxes at federal statutory rate	(15,405)	—	—
State taxes, net of federal benefit	(1,801)	—	—
Tax on pre-tax earnings of corporate subsidiaries	—	(3,022)	(2,229)
Warrant liability	3,685	—	—
Non-deductible expenses	6	6	631
Change in earnout fair value	(714)	—	—
Other permanent differences	(423)	—	(4)
Change in valuation allowance	11,664	3,448	1,602
R&D credit	(294)	—	—
Total provision (benefit) for income taxes	$(3,282)	$432	$—

Entities within the consolidated group that are considered a corporation for federal income tax purposes, recognize deferred income tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. Significant components of deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Deferred Tax Assets:
Deferred lease liabilities	$138	$189
Capitalized R&D expense	2,562	766
Fixed assets and intangibles	3,113	3,614
Reserves and other accruals	4,873	178
Loss carry-forwards and other tax attributes	15,682	1,663
Total Deferred Tax Assets	26,368	6,410
Less: Valuation allowance	(11,664)	(5,910)
Net Deferred Tax Assets	$14,704	$500

Deferred Tax Liabilities:
Amortization	$(38,443)	$(323)
Investment in Partnerships	(3,505)	—
Right of use assets	(109)	(177)
Total Deferred Tax Liabilities	(42,057)	(500)
Net Deferred Tax Liabilities	$(27,353)	$—

Deferred tax assets are regularly reviewed for recoverability and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance, management considers all available positive and negative evidence, including the ability to carryback operating losses to prior periods and the expected future utilization of net operating loss carryforwards, the reversal of deferred tax liabilities, projected taxable income, and tax-planning strategies.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Valuation allowances are established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The valuation allowance on deferred tax assets was $11,664 as of December 31, 2024 and $5,910 as of December 31, 2023, resulting in a net change of $5,754. The increase in valuation allowance of $15,115 during the period mainly relates to U.S. federal and state operating loss carryforwards and equity based compensation deferred tax assets that were deemed unrealizable. During this period, Accelsius recognized significant deferred tax liabilities from acquired intangible assets as part of the Business Combination. The deferred tax liability provided a new source of income to realize the existing deferred tax assets, which provided enough positive evidence to release the valuation allowance of $9,361. The Company and the remaining corporate subsidiaries maintained the valuation allowance as the entities have been in a pre-tax loss position, with insufficient projected taxable income (exclusive of reversing taxable temporary differences) to recognize the benefit of net deferred tax assets as of the end of the year.
As of December 31, 2024, the taxable entity had net operating loss carryforwards for income tax purposes of approximately $62,653 related to federal taxes, all of which may be carried forward indefinitely. The Company and certain subsidiaries also have state net operating loss (“NOL”) carryforwards in the amount of $39,262. The state NOL carryforwards begin to expire in 2038, however, some state NOL’s are able to be carried forward indefinitely.
As of December 31, 2024 and 2023, the Company had no material unrecognized income tax benefits or uncertain tax positions. Also, we do not expect to incur interest charges or penalties related to our tax positions, but if such charges or penalties are incurred, our policy is to account for interest charges as interest expense and penalties as tax expense in the consolidated statements of operations.
As of December 31, 2024, tax years 2022 through 2024 remain open and subject to examination by the Internal Revenue Service and the states where the Company has nexus.
Note 17. Net Loss Per Share
The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common shares and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of Series B preferred shares and WTI warrants, which are determined to be participating securities, do not have a contractual obligation to fund losses, undistributed net losses are not allocated to them for purposes of the loss per share calculation.
Given the historical structure of the Predecessor, the Company determined that the calculation of earnings per membership unit results in values that are not a valuable metric to users of these consolidated financial statements. Therefore, earnings per share (“EPS”) information is omitted for the Predecessor periods.
Presented in the table below is a reconciliation of the numerator and denominator for the EPS calculations for the Successor period from October 2, 2024 through December 31, 2024:

Successor
October 2, 2024 through December 31, 2024
Numerator:
Net loss attributable to Innventure, Inc. shareholders	$(61,754)
Less: Cumulative earnings to participating securities	217
Undistributed loss for participating securities	(61,971)
Less: Undistributed loss attributable to participating securities	—
Net Loss attributable to common shareholders, basic and diluted	$(61,971)

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)

Successor
October 2, 2024 through December 31, 2024
Denominator:
Weighted average number of units outstanding, basic and diluted	43,951
Net loss per share attributable to common shareholders, basic and diluted	$(1.41)

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common stock outstanding would have been anti-dilutive.
The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been antidilutive:

Successor
December 31, 2024
Public warrants	11,500,000
Private placement warrants	7,146,000
WTI warrants	1,000,000
Series B preferred shares	1,011,869
Share options	975,409
RSUs	2,036,476
SARs	320,000

Note 18. Related Party Transactions
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates, including short-term notes with three separate related parties. In addition, the Company had a convertible note to the ESG Fund as part of the 2025 Notes which was converted during the Predecessor period from January 1, 2024 through October 1, 2024.
Transactions with Directors
As more fully described in Note 14. Stock-based Compensation, the Company issued various equity awards to related parties throughout 2024. On December 9, 2024, the Company issued 1,246,722 RSUs with a grant date fair value of $15,210, and 590,163 stock options with a grant date fair value of $3,913 to a cumulative of 8 directors. On December 31, 2024, the Company issued 200,000 SARs with a grant date fair value of $7,820 to 4 directors and former directors. On March 22, 2024, the Company issued 100,000 Class C Units with a grant date fair value of $441 to 1 director under the Accelsius Subsidiary Equity Plan.
Transactions with Innventure1
In 2022, Innventure1 assigned its ownership interest in a portion of the Company’s PCT common stock to investors who are considered related parties of Innventure1 and the Company. The related party liability established in connection with this assignment was revalued to $53 on December 31, 2023. The change in value was included in Net gain on investments - due to related parties in the consolidated statements of operations and comprehensive income (loss).
Transactions with the ESG Fund
In the normal course of business, the Company advances certain expenses on behalf of the ESG Fund. Certain expenses paid by the Company, which meet certain criteria, are reimbursed to the Company by the ESG Fund. Amounts paid by the Company and reimbursable by the ESG Fund were $105 for the Successor period from

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
October 2, 2024 through December 31, 2024, and $50 for the Predecessor period from January 1, 2024 through October 1, 2024, and $48 for the Predecessor year ended December 31, 2023. There was a receivable of $64 and $2 as of December 31, 2024 and 2023, respectively, related to those expenses included in Due from related parties in the consolidated balance sheets.
As more fully described in Note 2. Accounting Policies, the Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the ESG Fund. Management fees earned from the ESG Fund were $196 for the Successor period from October 2, 2024 through December 31, 2024, and $588 for the Predecessor period from January 1, 2024 through October 1, 2024. Management fees earned from the ESG Fund totaled $789 for the Predecessor year ended December 31, 2023, which is recorded as Revenue in the consolidated statements of operations and comprehensive income (loss).
In March 2021, the Company entered into a purchase option agreement with the ESG Fund to sell 145,161 shares of PCT common stock with an exercise price of $1. The option period would have expired on July 22, 2024 and the Company measured the derivative liability at fair value, as further described in Note 4. Fair Value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the ESG Fund as of December 31, 2023 was $294 and is included in Related party payables in the consolidated balance sheets.
In 2023, the Company sold 23,712 of Accelsius Class A Series 2 Units to the ESG Fund for aggregate proceeds of approximately $104. This amount is reflected in Non-controlling interests in the consolidated statements of changes in stockholders’ equity (deficit).
Transactions with AeroFlexx
The Company’s related party transactions with AeroFlexx are described in Note 3. Investments. Additionally, in the normal course of business, the Company advances certain expenses on behalf of AeroFlexx. Amounts paid by the Company and reimbursable by AeroFlexx were $27 for the Successor period from October 2, 2024 through December 31, 2024, and $84 for the Predecessor period from January 1, 2024 through October 1, 2024, and $116 for the Predecessor year ended December 31, 2023. There was a receivable of $97 and $— as of December 31, 2024 and 2023, respectively, related to those expenses included in Due from related parties in the consolidated balance sheets.
Note 19. Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 pre-payment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of December 31, 2024 and 2023, there was no principal outstanding under the guaranty.
Patent Agreement Contingent Fees
In 2022, the Company entered into two agreements with an MNC to purchase in-process research and development consisting of patents, technology, and knowledge transfer related to cooling technology for critical electronic equipment in a transaction that was determined to be an asset acquisition.
Under the terms of the agreements, the Company is required to make minimum installment payments, as disclosed below, for each year of the agreement through February 1, 2040. Each installment payment shall be credited towards and set off against any royalty payments (described below) which may become due. As such, these installment payments serve as minimum amounts due to the MNC each calendar year.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Minimum royalties included in Patent installment payables on the consolidated balance sheets are due as follows:

Years Ending December 31,	Amount
2025	$1,225
2026	825
2027	825
2028	825
2029	825
Thereafter	9,075
Total	$13,600

The Company is committed to make royalty payments on direct revenue generated from the subject technology and indirect revenue generated including additional incentives based on the volume of units sold at percentage rates in the single digits to mid-teens as defined within the respective agreement. Each year the Company will pay such royalties at the higher of: (i) the minimum amount due (noted in the table above) and (ii) the royalty calculated amount based on revenue and units sold.
License and Royalty Commitments
On December 12, 2024, the Company entered into a license agreement (the “Technology License”) with a third party to obtain exclusive rights to use certain know-how, patents, and data relating to processes for the gasification of plastic waste (the “Technology”). Ownership of the Technology will transfer to the Company for a fee of $500 contingent upon achievement of a commercial milestone, which is not yet probable.
The Company incurred a nonrefundable upfront fee of $500 under the Technology License, which is immediately expensed as incurred on December 12, 2024 and presented as an expense in the consolidated statements of operations and comprehensive income (loss) for the period ended December 31, 2024. Additionally, the Company committed to pay a semi-annual fee of $65 until ownership transfers or the Technology is no longer licensed, which is accrued on a monthly basis. During the Successor period from October 2, 2024 through December 31, 2024, $11 was recognized within General and administrative expense in the consolidated statements of operations and comprehensive income (loss).
Under the Technology License, the Company is committed to pay annual royalties based on Refinity related gross sales and licensing revenue starting in 2025. As of December 31, 2024, no royalty payments were made to the third party.
Note 20. Business Segment Data
The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) of the Company. The CODM makes operating decisions, allocates resources and assesses performance based on review of historical and potential future product sales, operating expenses, and net income (loss).
Based on the information utilized by the CODM to operate the Company, there is one operating segment and reportable segment, Technology. The Technology segment includes the business activities of Accelsius, a consolidated subsidiary focused on development and manufacture of data center cooling products. Other components of the Company’s consolidated information primarily include operations relating to the original platform business, service activities, Refinity, and equity method investment activities (“Other”).
The following table presents information about the Company’s Technology segment for the Successor period from October 2, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through October 1, 2024, and for the Predecessor year ended December 31, 2023. The information includes the significant expense categories and amounts regularly provided to the CODM for the reportable segment, which may reflect a different presentation than amounts presented elsewhere in the consolidated financial statements. Inter-segment transactions are not eliminated from segment results when management considers those transactions in assessing the results of the Technology segment.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Revenue from external customers	$233	$95	$—
Interest income	—	7	14
Cost of sales	$3,752	$777	$—
Employee costs	3,933	8,076	6,849
Facilities, equipment & supplies	121	581	499
General and administrative	751	398	296
Outside services	390	842	844
Research and development	3,224	2,711	1,443
Sales and marketing	193	442	288
Depreciation expense*	6	99	8
Interest expense	90	564	1,039
Income tax expense (benefit)	(3,637)	432	—
Other**	168	1,832	(635)
Total Expenses	$8,991	$16,754	$10,631
Net Loss	$(8,758)	$(16,652)	$(10,617)

*	Represents depreciation not already included in Cost of sales.
**	Other - change in fair value of financial liabilities, loss on conversion of promissory notes, travel and other miscellaneous expenses.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
The following table reconciles the reportable segment to amounts reflected in our consolidated financial statements.

	Successor	Predecessor
	October 2, 2024 through December 31, 2024	January 1, 2024 through October 1, 2024	Year ended December 31, 2023
Revenues:
Technology	$233	$95	$—
Other	250	750	1,198
Elimination of management services provided to Technology	(27)	(81)	(81)
Consolidated Revenues	$456	$764	$1,117

Interest Expense:
Technology	$90	$564	$1,039
Other	1,240	1,069	328
Consolidated Interest Expense	$1,330	$1,633	$1,367

Interest Income:
Technology	$—	$7	$14
Other	198	326	129
Consolidated Interest Income	$198	$333	$143

Depreciation and Amortization Expense:
Technology	$5,455	$146	$8
Other	—	—	—
Consolidated Depreciation and Amortization Expense	$5,455	$146	$8

Net Loss:
Technology	$(8,758)	$(16,652)	$(10,617)
Other	(61,335)	(11,546)	(20,367)
Consolidated Net Loss	$(70,093)	$(28,198)	$(30,984)

Capital Expenditures:
Technology	$266	$736	$645
Other	—	—	—
Consolidated Capital Expenditures	$266	$736	$645

All long-lived assets are located entirely in the United States of America (USA). Segment assets are not reviewed by the CODM and therefore are not disclosed.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
Note 21. Subsequent Events
In connection with the preparation of the consolidated financial statements and related disclosures for the period ended December 31, 2024, management has evaluated events through April 14, 2025, which is the date the consolidated financial statements were available to be issued. Events occurring after December 31, 2024 are:
The Company sold 422,999 of Accelsius Series A Units for aggregate proceeds of approximately $5,150. This amount will be reflected in non-controlling interests in the consolidated statements of changes in stockholders’ equity (deficit) in future periods.
As part of the term loan agreement with AeroFlexx, AeroFlexx did not raise equity financing up to the target amount by January 1, 2025 as discussed in Note 3. Investments. Therefore, on January 2, 2025, $7,250 of outstanding principal and accrued interest was subject to mandatory conversion. Using the price per unit of $6.83, the Company obtained 1,060,747 Class D preferred units through the mandatory conversion. Based on the increase of Class D preferred units, the Company’s updated ownership percentage in AeroFlexx is 38%.
On January 7, 2025, the VWAP Completion Event, as discussed in Note 10. Earnout Shares, occurred and 344,828 Sponsor Earnout Shares vested and were no longer subject to contingencies.
As part of the Company’s SEPA with Yorkville, on January 7, 2025, the Company sold 50,000 shares of Common Stock to Yorkville for aggregate proceeds of approximately $633. On January 22, 2025, the Company issued and sold 4,617 Common Shares for aggregate proceeds of approximately $57. On January 30, 2025, the Company issued and sold 19,376 Common Shares for aggregate proceeds of approximately $235. The remaining shares that could be sold to Yorkville are 4,209,314.
The Board determined that as of January 8, 2025, the creation of Refinity, a consolidated subsidiary of the Company, satisfied the vesting condition applicable to Milestone 2 of the Company Earnout Shares. As such, 2,000,000 shares of common stock were issued on February 4, 2025 as a result of the satisfaction of the Milestone.
On January 22, 2025, Refinity entered into a framework agreement with a third party for research services focusing on the further development and optimization of licensed technology, as well as the enhancement and improvement of plastic recycling through pyrolysis. As part of this agreement, Refinity has agreed to pay a minimum fee of €5,000 during the period beginning May 1, 2025, and ending April 30, 2027, with the stipulation that €2,000 be paid in the first 12-month period and €3,000 in the second 12-month period.
On February 1, 2025, the Company entered into a consulting agreement with a third party for services in respect of public relations and investor communications. The agreement includes monthly compensation of 2,500 shares of the Company’s common stock issued each month services are provided. The initial term of the agreement is for one year and may be terminated by either party upon seven days’ notice.
On February 3, 2025, and February 27, 2025, two of the Company’s Series 1 Promissory Notes, discussed in Note 5. Borrowings, matured in an aggregate amount of $300 and were paid as they became due.
On February 3, 2025, the Company issued 85,471 shares of Common Stock for financial advisory and investment banking services rendered.
On February 26, 2025, the Company entered into two Nonqualified Stock Option Agreements, which granted 140,000 nonqualified option rights (the “Option”) to two individuals, pursuant to the terms of the Plan. According to the Nonqualified Stock Option Agreements, and subject to the terms and conditions of the Nonqualified Stock Option Agreements and the Plan, upon vesting of the Options, the holders will have the option to purchase Common Stock of the Company, at an exercise price of $8.84 per share (which is equal to the Fair Market Value of the stock on the grant date). The Options have a term of ten years and will vest and become exercisable with respect to 25% of the shares of Common Stock underlying the Option on February 26, 2026 and 75% of the shares of Common Stock underlying the Option in eight substantially equal installments on each three-month anniversary thereafter.

Innventure, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except share or per share data)
On March 19, 2025, the Company distributed 21,808 shares of Series B Preferred Stock to represent $218 in cumulative dividends for Series B Preferred Stock, covering the period from the initial issue date, as defined in the Certificate of Designation, to December 31, 2024, as a payment in kind at the specified rate. This action follows the terms outlined in the Certificate of Designation dated October 2, 2024, with a record date for the dividend set for March 5, 2025. Approved by the Board of Directors, this dividend payment is in accordance with the Investment Agreement dated September 27, 2024.
On March 20, 2025, the Company converted and repaid the $14,000 aggregate principal of Related party notes, as discussed in Note 5. Borrowings. The Company issued 1,732,554 of Series C Preferred Stock and paid $375 to the respective parties to settle the Related party notes. Additionally, the Company issued 578,294 of Series C Preferred Stock to settle outstanding debt for AeroFlexx.
On March 24, 2025, the Company entered into the Series C Purchase Agreements with certain purchasers (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers an aggregate of up to 275,000 shares of Series C Preferred Stock in a private placement, at a price of $10.00 per share of Series C Preferred Stock, resulting in an aggregate purchase price of approximately $2,750 before deducting fees and other estimated offering expenses. These shares are issued with an 8.0% annual cumulative dividend, a mandatory conversion to Common Stock five years after issuance, and an optional conversion, at the election of the holder, at any time prior to the Maturity Date upon the effectiveness of a registration statement by the Company registering the underlying shares of Common Stock issuable upon conversion. In connection with the Series C Purchase Agreements, the Company received an aggregate amount of $1,500 in advanced funds. In consideration of these funds, the Company issued 150,000 shares of Series C Preferred Stock to the respective parties.
On March 24, 2025, the Company issued an aggregate of 300,000 shares of Series C Preferred Stock for financial advisory and merchant banking services rendered.
On March 25, 2025, the Company entered into a securities purchase agreement related to the issuance and sale of convertible debentures (“Convertible Debentures”) with an aggregate principal amount of up to $30,000. These Convertible Debentures will be convertible into shares of the Company’s Common Stock (as converted, the “Conversion Shares”). On the first business day after certain closing conditions are met, including the timely filing of this Form 10-K, the Company will issue $20,000 in aggregate principal amount of Convertible Debentures (the “First Closing Date”). Additionally, the Company will issue an additional $10,000 in aggregate principal amount of Convertible Debentures after both (i) the registration statement filed with the SEC registering the resale of the Conversion Shares is declared effective by the SEC, and (ii) the Company receives stockholder approval. The Convertible Debentures will not bear interest unless an event of default occurs, in which case they will bear interest at an annual rate of 18%. They will mature 15 months after the First Closing Date and can be converted into shares of the Company’s Common Stock at a conversion price to be determined. These Convertible Debentures were issued at an original issue discount of 10%. In connection with this agreement, the Company agreed to issue warrants to purchase up to 300,000 shares of Common Stock to the WTI Lenders. These warrants serve as consideration for the WTI Lenders’ consent to the transaction. The warrants have an exercise price of $0.01 per share and are exercisable until March 31, 2035, with additional customary rights and protections.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Cash and cash equivalents	$6,965	$11,119
Accounts receivable, net	901	283
Due from related parties	4,188	4,536
Inventories, net	6,620	5,178
Prepaid expenses and other current assets	2,455	3,170
Total Current Assets	21,129	24,286
Restricted cash	5,000	—
Investments	32,424	28,734
Property, plant and equipment, net	1,972	1,414
Intangible assets, net	171,345	182,153
Goodwill	323,463	667,936
Other assets	652	766
Total Assets	$555,985	$905,289
Liabilities and Stockholders’ Deficit
Accounts payable	$3,710	$3,248
Accrued employee benefits	10,603	9,273
Accrued expenses	2,594	2,478
Contract liabilities	690	—
Related party notes payable - current	—	14,000
Notes payable - current	27,502	625
Embedded derivative liability	1,796	—
Patent installment payable - current	700	1,225
Obligation to issue equity	52	4,158
Warrant liability	22,996	34,023
Income taxes payable	292	—
Related party convertible promissory notes - current	1,002	—
Other current liabilities	380	317
Total Current Liabilities	72,317	69,347
Notes payable, net of current portion	11,304	13,654
Term convertible notes, net of current portion	2,451	—
Related party convertible promissory notes, net of current portion	3,000	—
Earnout liability	4,370	14,752
Stock-based compensation liability	474	1,160
Patent installment payable, net of current portion	12,375	12,375
Deferred income taxes	23,458	27,353
Other liabilities	176	355
Total Liabilities	129,925	138,996
Commitments and Contingencies (Note 16)
Stockholders’ Equity
Preferred stock, $0.0001 par value, 25,000,000 shares authorized;
Series B Preferred Stock, $0.0001 par value, 3,000,000 shares designated, 33,144 and 1,102,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Series C Preferred Stock, $0.0001 par value, 5,000,000 shares designated, 150,000 and — shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Common Stock, $0.0001 par value, 250,000,000 shares authorized, 55,221,494 and 44,597,154 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	6	4
Additional paid-in capital	525,346	502,865
Accumulated other comprehensive (loss) gain	(1,289)	909
Accumulated deficit	(305,512)	(78,262)
Total Innventure, Inc., Stockholders’ Equity	218,551	425,516
Non-controlling interest	207,509	340,777
Total Stockholders’ Equity	426,060	766,293
Total Liabilities and Stockholders’ Equity	$555,985	$905,289

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited) (in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Revenue	$476	$223	$700	$447

Operating Expenses
Cost of sales	2,861	—	3,045	—
General and administrative	18,569	8,379	38,245	16,283
Sales and marketing	2,208	1,366	4,304	2,549
Research and development	6,068	1,764	12,321	3,433
Goodwill impairment	113,344	—	346,557	—
Total Operating Expenses	143,050	11,509	404,472	22,265

Loss from Operations	(142,574)	(11,286)	(403,772)	(21,818)

Non-operating (Expense) and Income
Interest expense, net	(2,647)	(43)	(4,185)	(448)
Net gain (loss) on investments	—	(790)	—	4,399
Net gain (loss) on investments – due to related parties	—	26	—	(160)
Change in fair value of financial liabilities	7,176	—	23,605	(478)
Equity method investment (loss) income	(1,924)	779	(8,680)	784
Realized gain on conversion of available for sale investment	—	—	1,507	—
Loss on extinguishment of debt	(3,462)	—	(3,462)	—
Loss on extinguishment of related party debt	—	—	(3,538)	—
Loss on conversion of promissory notes	—	—	—	(1,119)
Miscellaneous other expense	(64)	—	(43)	—
Total Non-operating (Expense) Income	(921)	(28)	5,204	2,978
Loss before income taxes	(143,495)	(11,314)	(398,568)	(18,840)
Income tax benefit	(2,220)	—	(3,619)	—
Net Loss	(141,275)	(11,314)	(394,949)	(18,840)
Less: net loss attributable to Non-redeemable non-controlling interest	(57,048)	(4,026)	(167,725)	(6,333)
Net Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	(84,227)	(7,288)	(227,224)	(12,507)

Basic and diluted loss per share	$(1.60)		$(4.60)
Basic and diluted weighted average common shares	52,546,491		49,417,092

Other comprehensive income, net of taxes:
Unrealized gain (loss) on available for sale debt securities - related party	189	—	(691)	—
Reclassification of realized gain on conversion of available for sale investments	—	—	(1,507)	—
Total other comprehensive income, net of taxes	189	—	(2,198)	—

Total comprehensive loss, net of taxes	(141,086)	(11,314)	(397,147)	(18,840)
Less: comprehensive loss attributable to Non-redeemable non-controlling interest	(57,048)	(4,026)	(167,725)	(6,333)
Net Comprehensive Loss Attributable to Innventure, Inc. Stockholders / Innventure LLC Unitholders	$(84,038)	$(7,288)	$(229,422)	$(12,507)

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Unitholders’ Deficit (Predecessor)
(Unaudited) (in thousands, except share and per share amounts)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Non- Controlling Interest	Total (Deficit) Equity
December 31, 2023	$38,122	$3,323	$1,950	$844	$(64,284)	$1,559	$(18,486)
Net loss	—	—	—	—	(5,219)	(2,307)	(7,526)
Units issued to non-controlling interest	—	—	—	—	—	3,503	3,503
Issuance of preferred units, net of issuance costs	7,566	—	—	—	—	—	7,566
Unit-based compensation	—	—	—	51	—	345	396
Issuance of units to non-controlling interest in exchange of convertible promissory notes	—	—	—	—	—	8,443	8,443
Accretion of redeemable units to redemption value	—	—	—	—	(4,415)	—	(4,415)
March 31, 2024	$45,688	$3,323	$1,950	$895	$(73,918)	$11,543	$(10,519)
Net loss	—	—	—	—	(7,288)	(4,026)	(11,314)
Units issued to non-controlling interest	—	—	—	—	—	7,348	7,348
Issuance of preferred units, net of issuance costs	2,852	—	—	—	—	—	2,852
Unit-based compensation	—	—	—	45	—	248	293
Accretion of redeemable units to redemption value	—	—	—	—	(362)	—	(362)
June 30, 2024	$48,540	$3,323	$1,950	$940	$(81,568)	$15,113	$(11,702)

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Mezzanine and Stockholders’ Equity (Deficit) (Successor)
(Unaudited) (in thousands, except share and per share amounts)

	Stockholders’ Equity											Mezzanine Equity
	Series B Preferred Stock		Series C Preferred Stock		Common Stock							Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated OCI	Non- Controlling Interest	Total Stockholders’ Equity	Shares	Amount
December 31, 2024	1,102,000	$—	—	$—	44,597,154	$4	$502,865	$(78,262)	$909	$340,777	$766,293	—	$—
Net loss	—	—	—	—	—	—	—	(142,997)	—	(110,677)	(253,674)	—	—
Series B Preferred Stock buyback	(5,000)	—	—	—	—	—	(50)	—	—	—	(50)	—	—
Series B Preferred Stock issued for paid-in-kind dividends	21,808	—	—	—	—	—	218	—	—	—	218	—	—
Issuance of common shares, net of issuance costs	—	—	—	—	161,964	—	1,927	—	—	—	1,927	—	—
Vesting of earnout shares	—	—	—	—	2,344,682	1	873	—	—	—	874	—	—
Other comprehensive gain, net of taxes	—	—	—	—	—	—	—	—	(2,387)	—	(2,387)	—	—
Conversion of related party notes	—	—	—	—	—	—	—	—	—	—	—	2,310,848	23,109
Issuance of Series C Preferred Stock, net	—	—	—	—	—	—	—	—	—	—	—	575,000	5,663
Non-controlling interest issued and related transfers	—	—	—	—	—	—	(26,303)	—	—	33,249	6,946	—	—
Distributions to Stockholders	—	—	—	—	—	—	—	(26)	—	—	(26)	—	—
Stock-based compensation	—	—	—	—	—	—	4,943	—	—	898	5,841	—	—
Accrued preferred dividends	—	—	—	—	—	—	(217)	—	—	—	(217)	—	(44)
March 31, 2025	1,118,808	$—	—	$—	47,103,800	$5	$484,256	$(221,285)	$(1,478)	$264,247	$525,745	2,885,848	$28,728
Net loss	—	—	—	—	—	—	—	(84,227)	—	(57,048)	(141,275)	—	—
Issuance of common shares, net of issuance costs	—	—	—	—	481,325	—	2,625	—	—	—	2,625	—	—
Other comprehensive gain, net of taxes	—	—	—	—	—	—	—	—	189	—	189	—	—
Non-controlling interest issued and related transfers	—	—	—	—	—	—	1,036	—	—	(602)	434	—	—
Stock-based compensation	—	—	—	—	—	—	8,494	—	—	912	9,406	—	—
Accrued preferred dividends	—	—	—	—	—	—	198	—	—	—	198	—	12
Conversion to Common Stock	(1,085,664)	—	—	—	7,636,369	1	27,269	—	—	—	27,270	(2,735,848)	(27,272)
Transfer of Series C Preferred Stock from Mezzanine equity to Stockholders’ equity	—	—	150,000	—	—	—	1,468	—	—	—	1,468	(150,000)	(1,468)
June 30, 2025	33,144	$—	150,000	$—	55,221,494	$6	$525,346	$(305,512)	$(1,289)	$207,509	$426,060	$—	$—

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited) (in thousands, except share and per share amounts)

	Successor	Predecessor
	Six months ended June 30, 2025	Six months ended June 30, 2024
Cash Flows Used in Operating Activities
Net loss	$(394,949)	$(18,840)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Stock-based compensation	15,247	689
Interest income on debt securities - related party	(195)	—
Change in fair value of financial liabilities	(23,605)	478
Change in fair value of payables due to related parties	—	160
Non-cash interest expense on notes payable	2,560	352
Net gain on investments	—	(4,399)
Equity method investment gain (loss)	8,680	(784)
Realized gain on conversion of available for sale investments	(1,507)	—
Loss on extinguishment of debt	3,462	—
Loss on extinguishment of related party debt	3,538	—
Loss on conversion of promissory notes	—	1,119
Deferred income taxes	(3,897)	—
Depreciation and amortization	11,182	69
Goodwill impairment	346,557	—
Payment of patent installment	(525)	—
Other costs	165	123
Changes in operating assets and liabilities:
Accounts receivable	(618)	—
Prepaid expenses and other current assets	(3,312)	(965)
Inventory	(1,442)	(662)
Accounts payable	315	3,181
Accrued employee benefits	1,330	2,803
Accrued expenses	42	357
Stock-based compensation liability	(686)	—
Income taxes payable	292	—
Other current liabilities	(78)	(72)
Contract liabilities	690	—
Net Cash Used in Operating Activities	(36,754)	(16,391)

Cash Flows Used in Investing Activities
Investment in available-for-sale debt securities - equity method investee	(2,708)	—
Loans to equity method investee	—	(5,035)
Acquisition of property, plant and equipment	(932)	(706)
Proceeds from sale of investments	—	1,364
Net Cash Used in Investing Activities	(3,640)	(4,377)

Cash Flows Provided by Financing Activities
Proceeds from issuance of equity, net of issuance costs	3,675	10,037
Proceeds from the issuance of equity to non-controlling interest, net of issuance costs	5,367	10,827
Proceeds from the issuance of related party convertible promissory notes	3,999	—
Proceeds from the issuance of term convertible notes	2,451	—
Proceeds from issuance of debt securities, net of issuance costs	27,000	—
Payment of debts	(1,176)	(590)
Distributions to stockholders and other	(76)	—
Net Cash Flows Provided by Financing Activities	41,240	20,274

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	846	(494)
Cash, Cash Equivalents and Restricted Cash Beginning of period	11,119	2,575
Cash, Cash Equivalents and Restricted Cash End of period	$11,965	$2,081

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited) (in thousands, except share and per share amounts)

	Successor	Predecessor
	Six months ended June 30, 2025	Six months ended June 30, 2024
Supplemental Cash Flow Information
Cash paid for interest	$1,825	$99
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	—	4,777
Issuance of units to non-controlling interest in exchange of convertible promissory notes	—	7,324
Conversion of working capital loans to equity method investee into investments in debt securities - related party	4,375	—
Extinguishment of debt with Series C Preferred Stock	14,000	—
Contribution of Series C Preferred Stock to equity method investee	5,783	—
Conversion of AFX available-for-sale term loan into equity method investments	8,757	—
Issuance of common stock as repayment of convertible debt	2,533	—
Issuance of stock in exchange for services	4,095	—
Conversion of preferred stock into common stock	36,910	—
Transfer of Series C Preferred Stock from Mezzanine to Stockholders’ equity	1,468	—
Embedded derivative in association with Convertible Debentures	1,774	—
Equity reallocation between non-controlling interest and additional paid-in capital	25,268	—

See accompanying notes to condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Note 1. Nature of Business
Unless the context otherwise requires, references herein to “Innventure”, “we”, “us”, “our” and “the Company” refer to the business and operations of Innventure LLC and its consolidated subsidiaries (the “Predecessor”) for all periods prior to the Closing (as defined below) and to the business and operations of Innventure, Inc., and its consolidated subsidiaries (the “Successor”) for all periods after Closing. All balance sheet amounts presented are for Successor periods.
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions that we acquire or license from technology innovators, which are typically MNCs. As owner-operators, our goal is to take what we believe to be breakthrough technologies from evaluation to scaled commercialization utilizing an approach designed to help mitigate risk in collaboration with the MNCs (our channel partner(s)), as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. We define “disruptive” as innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. Innventure, Inc., is headquartered in Orlando, Florida.
Business Combination
As further discussed in our 2024 Annual Report, on October 2, 2024 (the “Closing Date” or “Closing”), Learn CW Investment Corporation (“Learn CW”), a Cayman Islands exempted company, and Innventure LLC, a Delaware limited liability company, consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement previously entered into on October 24, 2023. Following the Closing, both Learn CW and Innventure LLC became subsidiaries of Learn SPAC HoldCo, Inc. (“Holdco”), a Delaware corporation and direct, wholly-owned subsidiary of Learn CW prior to Closing. Holdco changed its name to “Innventure, Inc.” and became a publicly traded company. Holdco was determined to be the accounting acquirer. Innventure, Inc., and its subsidiaries are the successor to Innventure LLC following the Business Combination.
The information provided in this Quarterly Report on Form 10-Q reflects two distinct periods, the period up to the Closing Date labeled as the Predecessor and the period including and after that date labeled as the Successor. The Business Combination was accounted for using the acquisition method of accounting and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the Closing Date, the accompanying condensed consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are therefore, not comparable.
Note 2. Accounting Policies
Basis of Presentation
These condensed consolidated financial statements are unaudited and should be read in conjunction with the Company’s most recent annual audited consolidated financial statements and notes thereto. These condensed consolidated financial statements have been prepared in accordance with the instructions for the Securities and Exchange Commission’s (“SEC’s”) Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to rules and regulations of the SEC, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of results of operations and financial position, have been included.
We use the same accounting policies in preparing quarterly and annual financial statements.
During the six months ended June 30, 2025 (Successor), we identified an error and recorded an immaterial out of period adjustment of $12,448 to correct an overstatement of Additional paid-in capital, an immaterial out of period adjustment of $4,468 to correct understatement of Net loss attributable to Innventure, Inc. stockholders

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
and an immaterial out of period adjustment of $16,915 to correct an understatement of Non-controlling interest. The impact of the adjustments are not material to the condensed consolidated financial statements for any interim or annual periods prior to June 30, 2025 nor the current financial period. The out of period adjustment to Additional paid-in capital is included in the Non-controlling interest issued and related transfers within the condensed consolidated statements of changes in mezzanine and stockholders’ equity (deficit) and the adjustment related to Net loss attributable to Innventure, Inc. within Comprehensive loss attributable to Non-redeemable non-controlling interest on the condensed consolidated statements of operations and comprehensive income (loss).
Reclassifications
Certain amounts reported previously have been reclassified to conform to the current year presentation with no effect on total stockholders’ deficit, or net loss as previously reported.
Going Concern
As of June 30, 2025, the Company had cash balance of $6,965, a restricted cash balance of $5,000, accumulated deficit of $305,512 and a working capital deficit of $51,188. During the three and six months ended June 30, 2025 (Successor), the Company incurred a net loss of $141,275 and $394,949, respectively. We have experienced recurring losses from operations and negative cash flows from operating activities. In addition, we continue to have an ongoing need to raise significant additional cash from outside sources to sustain our operations and fund our growth plans.
In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date of the condensed consolidated financial statements included in Item 1. of this Form 10-Q. If we are unable to obtain adequate capital from public or private equity or debt financing (including the SEPA), or otherwise generate sufficient revenues from our Operating Companies to support our cost structure within the normal operating cycle of a twelve (12) month period, we may have to implement cost reduction measures or adjust the timing or scope of certain operations at Innventure or certain Innventure Companies, in part or in full, to help manage liquidity. If we raise additional funds through the issuance of additional debt or equity securities, it could result in substantial dilution to our existing stockholders and increased fixed payment obligations, and these securities may have rights senior to those of our common stock, $0.0001 par value per share (“Common Stock”). See “Item 1A. Risk Factors—Risks Related to Innventure’s Business—There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.” in our 2024 Annual Report.
We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If subsequent capital raises or revenues from operations at the Innventure Companies are insufficient to bridge financial and liquidity shortfalls (or both), there would likely be a material adverse effect on our business and financial condition that would materially adversely affect our ability to continue as a going concern.
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying condensed consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will improve our operating results.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Recently Adopted Accounting Pronouncements
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which enhances prior reportable segment disclosure requirements in part by requiring entities to disclose significant expenses related to their reportable segments. The amendments in ASU 2023-07 are effective on a retrospective basis for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company has made the required disclosures related to this ASU within Note 17. Business Segment Data.
Recently Issued But Not Yet Adopted Accounting Standards
In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). This standard modifies the disclosure or presentation requirements of a variety of topics and aligns requirements with the SEC’s existing disclosure requirements. ASU 2023-06 is effective on the date each amendment is removed from Regulation S-X or Regulation S-K with early adoption prohibited. The Company will monitor the removal of various requirements from the current regulations in order to determine when to adopt the related amendments but does not anticipate the adoption of the new guidance will have a material impact on the Company’s condensed consolidated financial statements. The Company will continue to evaluate the impact of this guidance on its condensed consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU are effective for annual periods beginning after December 15, 2024 on a prospective basis. The Company is currently evaluating the impact that the adoption of this accounting standard will have on its condensed consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). In January 2025, the FASB issued Clarifying the Effective Date (“ASU 2025-01”) to add some clarity around the effective date of the guidance. ASU 2024-03 requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new standard is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively, to financial statements issued after the effective date, or retrospectively, to all prior periods presented. The Company is currently evaluating the impact that the adoption of this accounting standard will have on its condensed consolidated financial statements.
In May 2025, the FASB issued ASU 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer, which reduces the diversity in practice and improves the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The amendments in this ASU are effective for annual reporting periods (including interim reporting periods within annual reporting periods) beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this accounting standard will have on its condensed consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for the application of the current expected credit loss (“CECL”) model to current accounts receivable and contract assets. The amendments in this ASU are effective for the fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. If elected, the amendments in this ASU should be applied prospectively. The Company is currently evaluating the impact ASU 2025-05 will have on its condensed consolidated financial statements.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Note 3. Investments

	June 30, 2025	December 31, 2024
Equity-method investments	$23,407	$17,547
Investment in debt securities - AFS	9,017	11,187
Total Investments	$32,424	$28,734

Equity-method investments
ESG Fund
The Innventus ESG Fund I, L.P. (the “ESG Fund”) is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s general partnership interest in the ESG Fund is substantially illiquid. While the ESG Fund’s holdings are accounted for at fair value, the equity-method investment in the ESG Fund is adjusted to reflect the fair value of the underlying investments of the ESG Fund as of June 30, 2025 and December 31, 2024. The fair value of the underlying investments in the ESG Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
AeroFlexx
The Company held a 37% and 34% equity method investment interest in AeroFlexx as of June 30, 2025 and December 31, 2024, respectively.
Investment in debt securities - Available for Sale (“AFS”)
On July 1, 2024, the Company entered into a loan agreement with AeroFlexx under which the Company will lend up to $10,000 to AeroFlexx.
The term loans and any unpaid accrued interest are required to be repaid by the maturity date, which is the earlier of (i) December 31, 2026 or (ii) the date of the sale, transfer or other disposition of all AeroFlexx’s assets or AeroFlexx’s stock. After any full or partial repayment of the term loans, AeroFlexx may borrow additional funds up to the $10,000 limit until the maturity date. The loans bear interest at the applicable federal rate published by the Internal Revenue Service and is adjusted on a quarterly basis.
The Company has an option to convert the outstanding principal amount of the term loans and any unpaid accrued interest into shares or units in connection with the next issuance of equity securities by AeroFlexx, at a price equal to 100% of the price per share or unit and on the same terms and conditions as applicable to such issuance.
During 2024, the Company lent AeroFlexx the entire $10,000 principal balance under this agreement. As of January 1, 2025, AeroFlexx was unable to raise any additional equity financing; therefore, the outstanding principal and unpaid accrued interest with an amount equal to the equity deficit of $7,250 was automatically converted into Class D preferred units of AeroFlexx at the price of $6.83 per share in accordance with the loan agreement. Upon conversion, a realized gain of $1,507 was recognized for the six months ended June 30, 2025 (Successor) and is included in non-operating income in the condensed consolidated statements of operations and comprehensive income (loss).
During the three months ended June 30, 2025 (Successor), $371 was drawn down by AeroFlexx under the term loan. During the six months ended June 30, 2025 (Successor), $4,375 was reclassified from Due from related parties under the term loan and $2,708 was drawn down by AeroFlexx under the term loan. The total balance drawn as of June 30, 2025 was $10,000.
The Company accounted for the loans as an investment in debt securities and classified them as available for sale debt securities. Based on the AFS classification, the Company records this investment at fair value at each reporting date and as such recorded the changes in fair value of these loans (including the adjustment to fair value at inception date) in Other comprehensive income (“OCI”).

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
As the contractual maturity of the loan is December 31, 2026, it is included in the non-current line item Investments of the condensed consolidated balance sheets. The increase of $189 and decrease of $691 in fair value of this investment in debt securities for the three and six months ended June 30, 2025 (Successor), respectively, is included as Unrealized gain (loss) on available for sale debt securities - related party in the condensed consolidated statements of operations and comprehensive income (loss).
Additionally, the Company’s carrying amount and maximum exposure relating to AeroFlexx advances and other receivables were $3,897 and $4,472 as of June 30, 2025 and December 31, 2024, included in Due from related parties on the condensed consolidated balance sheets.
Note 4. Fair Value
The following tables present the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024:

June 30, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Investment in debt security - AFS	$—	$—	$9,017	$9,017

Liabilities:
Earnout liability	$—	$—	$4,370	$4,370
2024 WTI Warrant liability	—	—	12,450	12,450
2025 WTI Warrant liability	—	—	3,400	3,400
Private placement warrant liability	—	7,146	—	7,146
Embedded derivative liability - Convertible Debentures	—	—	1,796	1,796

December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Investment in debt security - AFS	$—	$—	$11,187	$11,187

Liabilities:
Earnout liability	$—	$—	$14,752	$14,752
2024 WTI Warrant liability	—	—	17,230	17,230
Private placement warrant liability	—	16,793	—	16,793

Gains and losses for such assets and liabilities categorized within the Level 3 table set forth may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Changes in the estimated fair value of Level 3 financial assets and liabilities that are measured on a recurring basis for the six months ended June 30, 2025 (Successor) and the six months ended June 30, 2024 (Predecessor), respectively, are as follows:

	Embedded derivative liability - convertible promissory notes	Investment in debt securities - AFS	Earnout liability	2024 WTI Warrant liability	2025 WTI Warrant liability	Embedded derivative liability - Convertible Debentures
Balance as of January 1, 2024 (Predecessor)	$1,994	$—	$—	$—	$—	$—
Settlement	(2,472)	—	—	—	—	—
Change in fair value	478	—	—	—	—	—
Balance as of June 30, 2024 (Predecessor)	$—	$—	$—	$—	$—	$—

Balance as of January 1, 2025 (Successor)	$—	$11,187	$14,752	$17,230	$—	$—
Additions	—	7,278	—	—	3,090	1,774
Settlement	—	(8,757)	(873)	—	—	—
Change in fair value	—	(691)	(9,509)	(4,780)	310	22
Balance as of June 30, 2025 (Successor)	$—	$9,017	$4,370	$12,450	$3,400	$1,796

There were no transfers in or out of levels during the three and six months ended June 30, 2025 (Successor) nor for the three and six months ended June 30, 2024 (Predecessor).
The following table summarizes the significant unobservable inputs (Level 3):

Principal Valuation Techniques	Unobservable Inputs	June 30, 2025	December 31, 2024
Investment in debt securities - AFS:
Black-Scholes model	Volatility		120%
	Time to liquidity		2 years
	Discount for lack of marketability		31.00%
	Weighted average cost of capital		45.00%
	Risk-free rate		4.23%
Discounted Cash Flows	AeroFlexx yield	13.31%
Earnout Shares:
Geometric Brownian Motion	Term	6.3 years	6.8 years
	Stock price	$4.80	$13.85
	Volatility	56.00%	56.00%
	Risk-free rate	3.87%	4.42%
	Revenue risk premium	28.20%	36.10%
	Revenue volatility	152.00%	176.00%
2024 WTI Warrants:
Geometric Brownian Motion	Stock price	$4.80	$13.85
	Stock price volatility	56.00%	56.00%
	Credit spread	25.60%	18.80%
2025 WTI Warrants:
Geometric Brownian Motion	Stock price	$4.80
	Stock price volatility	56.00%
	Credit spread	25.60%
Embedded derivative liability - Convertible Debentures:
Discounted Cash Flows	Debt Yield	40.60%

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
As further discussed and defined in Note 5. Borrowings, the Company issued Convertible Debentures (as defined below) which contain certain features which qualify as embedded derivates requiring bifurcation. The fair value of the embedded derivative liability is determined utilizing a “with and without” method, in which the fair value is calculated as the difference in the fair value of the entire hybrid instrument and the fair value of the instrument excluding the bifurcated derivative features. The initial fair value of the embedded derivative was determined using a discounted cash flow model as of April 14, 2025 and May 15, 2025 which is reflective of the dates of the Convertible Debenture issuances. The model uses a significant assumption of a debt yield of 44.5% for the April 14, 2025 issuance and 42.6% for the May 15, 2025 issuance.
As further discussed in Note 3. Investments, outstanding principal and accrued interest of $7,250 for the investment in debt securities - AFS was automatically converted into Class D preferred units in accordance with the loan agreement. Prior to the conversion, the fair value was estimated using a Black Scholes model. Post conversion, the fair value is estimated using a discounted cash flow model by discounting the contractual debt cash flows at a rate incorporating the credit risk of AeroFlexx.
The initial fair value of the 2025 WTI Warrants (as defined and further described below) was determined using a Monte Carlo valuation model in which the future stock price is simulated assuming a Geometric Brownian Motion in a risk-neutral framework. The model utilizes significant assumptions including stock price, stock price volatility and credit spread. Specifically, the initial valuation as of the April 14, 2025 issuance date considered a stock price of $3.65, stock price volatility of 57.00%, and credit spread of 27.70%. The credit spread relates to estimated counterparty credit risk of Innventure being able to make payments related to the WTI Lenders’ put right, in which the WTI Lenders may exchange the 2025 WTI Warrants for a total cash payment of $3,000 after the 10-year anniversary of issuance. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve.
For further information on the Earnout Shares (as defined below), 2024 WTI Warrants (as defined below), and 2025 WTI Warrants, refer to Note 9. Earnout Shares and Note 10. Warrants.
Note 5. Borrowings

	Maturities	June 30, 2025	Interest Rates	December 31, 2024	Interest Rates
Series 1 promissory notes	2025 - 2026	$425	15%	$725	12% - 15%
Related party notes	—	—	—	14,000	8% - 15.99%
Convertible debentures	2026	28,172	—%	—
Term convertible notes	2026	2,451	3.94%	—
Related party convertible notes	2025 - 2026	4,002	3.94% - 15%	—
WTI Facility	2028	20,000	13.50%	20,000	13.50%
Total Notes Payable		55,050		34,725
Less: unamortized debt discount		(9,791)		(6,446)
Less: current portion of related party notes payable		—		(14,000)
Less: current portion of related party convertible notes		(1,002)		—
Less: current portion of notes payable		(27,502)		(625)
Total Long-term Notes		$16,755		$13,654

The Company’s debt is carried on a historical cost basis net of unamortized discounts and premiums. Costs associated with acquiring debt are presented in the condensed consolidated balance sheets as a direct deduction from the carrying amount of the debt as a debt discount. Discounts on debt are amortized over the contractual life of the related debt instrument using the effective interest method (unless otherwise specified below) and are included in Interest expense, net in the condensed consolidated statements of operations and comprehensive income (loss).

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
The Company’s notes payable, excluding debt issuance costs, mature as follows:

Year Ending December 31,	Amount
2025 (remaining 6 months)	$13,011
2026	29,234
2027	8,244
2028	4,561
Total Debt	$55,050

Series 1 Promissory Notes
In 2018, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $35,000 (the “Series 1 promissory notes”). From 2018 to 2021, the Company issued promissory notes with a total principal amount of $4,936. The notes require monthly interest payments, have an original maturity period of 36-48 months, and bear interest at 9%-12% per annum. The notes contain two term extension options, at the Company’s election, which can extend the notes’ maturity period to 60 months in total. If the Company elects its first term extension option, the note will bear interest at 12% for months 36 through 48. If the Company elects its second term extension option, the notes will bear interest at 15% for months 48 through 60.
Extensions on Series 1 promissory notes were as follows:

		Three months ended		Six months ended
	Interest Rate	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Principal amount of 1st extension promissory notes	12%	$—	$—	$—	$122
Principal amount of 2nd extension promissory notes	15%	$—	$—	$122	$300

Interest expense on Series 1 promissory notes was as follows:

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Interest attributable to contractual interest	$16	$44	$48	$99

Related Party Notes
The Company entered into unsecured promissory notes with two related parties, the first on August 20, 2024, for a principal amount of $10,000, and the second on August 22, 2024, for a principal amount of $2,000. The Company entered into amended and restated agreements to amend the terms of these unsecured promissory notes on October 1, 2024. As per the original agreements, the note with the first party contained a loan fee of $1,000 which was payable with the repayment of the principal amount of the note and the note with the second party contained interest at the rate of 11.50% per annum.
As per the amended note with the first party, the maturity date was extended to the earlier of (i) January 31, 2025 and (ii) the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under the note and otherwise meet its expected working capital needs as determined by the Company in its reasonable discretion. The loan fee of $1,000, required under the original agreement, became due on or around the amendment date and interest will accrue at the rate of 15.99% per annum until paid. The amendment was accounted for as a troubled debt restructuring as the Company was provided a concession through a decrease in the effective interest rate. However, no gain or loss was recognized as a result.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
As per the amended note with the second party, the maturity date was extended to January 31, 2025 and the interest rate was increased to 13.50% per annum. Additionally, $1,000 of the principal amount became due on or around the amendment date.
Interest expense on the related party notes was as follows:

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Total interest expense	$—	$—	$419	$—

In addition to the related party notes above, the Company also had a related party note for $1,000 through an unsecured promissory note with an additional related party dated May 2, 2024. As per the terms of the executed agreement, the principal amount became due on December 21, 2024 and interest will accrue at the rate of 8.00% per annum. Upon maturity, the Company is required to repay the outstanding principal amount of $1,000 and a loan fee equal to approximately $63.
On March 20, 2025, in connection with the issuance of Series C Preferred Stock (as defined below), the Company extinguished the outstanding amount of related party notes. The Company recognized a loss of $— and $3,538 in Loss on extinguishment of related party debt on the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2025 (Successor), respectively.
WTI Facility
On October 22, 2024, the Company entered into a term loan with WTI Fund X, Inc. and WTI Fund XI, Inc., (collectively, “WTI Lenders”). The terms of the loan provides for a term loan facility in the aggregate principal amount of up to $50,000 (the “WTI Facility”). The total aggregate principal was available in three separate tranches subject to the Company meeting certain conditions. The Company received $20,000 (the “First Tranche”) on November 15, 2024. The First Tranche, principal and interest, shall be repaid over a period of 30 months in equal, monthly installments, commencing after an initial 12-month period of interest-only monthly payments, resulting in a total term of 42 months. The interest rate on the outstanding principal amounts under the WTI Facility for the three and six months ended June 30, 2025 (Successor) was 13.50%.
Borrowings under the WTI Facility will accrue interest at a rate per annum equal to the greater of (i) the “prime rate” of interest, as published by The Wall Street Journal on the date that the WTI Lenders prepare the promissory notes for the borrowings under such tranche, plus 5% and (ii) 13.50% and will amortize, after an interest-only period of twelve months in the case of the First Tranche in equal monthly installments over a period of thirty months. Obligations are secured by a lien on the majority of the assets of Innventure LLC and Innventure, Inc.
In connection with the WTI Facility, the Company issued the 2024 WTI Warrants to the WTI Lenders (as further defined and described in Note 10. Warrants). The Company accounted for each of the 2024 WTI Warrants as detachable warrants at their fair value. The fair value of the 2024 WTI Warrants was recorded as a liability and as a discount to the WTI Facility on the condensed consolidated balance sheets. The Company is amortizing the discount over the term of the WTI Facility using the straight-line method.
On March 21, 2025, in connection with the issuance of the first tranche of Convertible Debentures (as further described below) to Yorkville, the Company and Innventure LLC entered into a consent (the “Consent”) with WTI Fund X, LLC and WTI Fund XI, LLC (the “WTI Holders”) and the WTI Lenders, modifying the WTI Facility. Specifically, under the Consent, the Company and the WTI Lenders and WTI Holders agreed (i) that from and after the date that the Company receives the initial proceeds from the Convertible Debentures and until such time as such obligations have been paid in full, the Company must maintain at least $5,000 of cash on deposit; (ii) that effective on the date that the Company receives the initial proceeds from the Convertible Debentures, the 2025 WTI Warrants will become payable to the WTI Lenders and their affiliates; and (iii) to certain additional consent provisions. Such provisions from the Consent became effective on April 14, 2025 when the Company received proceeds from the Convertible Debentures. The modification of the WTI Facility was

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
accounted for as an extinguishment of debt though the WTI Facility remains outstanding, resulting in a loss on extinguishment of $3,462 recorded on the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2025 (Successor). The legal requirement to maintain at least $5,000 of cash on deposit is presented as Restricted cash on the condensed consolidated balance sheets.
Interest expense on this facility was as follows:

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Interest attributable to contractual interest	$683	$—	$1,358	$—
Interest attributable to amortization of issuance costs and discounts	348	—	856	—
Total interest expense	$1,031	$—	$2,214	$—

Convertible Debentures
On March 25, 2025, the Company entered into a securities purchase agreement (“Securities Purchase Agreement”) with Yorkville related to the issuance and sale of convertible debentures (“Convertible Debentures”) with an aggregate principal amount of up to $30,000. These Convertible Debentures are convertible into shares of Common Stock (as converted, the “Conversion Shares”). The Convertible Debentures contain certain features which qualify as embedded derivatives requiring bifurcation. Therefore, the bifurcated features are accounted for separately as a compound embedded derivative and included within Embedded derivative liability on the condensed consolidated balance sheets. The host contract, which represents the Convertible Debentures excluding the embedded derivative liability is included in Notes payable - current on the condensed consolidated balance sheets. The Company issued the aggregate principal amount of Convertible Debentures in two tranches tied to separate reporting and filing requirements.
On April 14, 2025, the Company issued the first tranche of the Convertible Debentures with a principal amount of $20,000 in accordance with the Securities Purchase Agreement. The first tranche resulted in gross proceeds to the Company of approximately $18,000, representing an original issue discount of 10% and is scheduled to be repaid in twelve monthly payments with a 5% payment premium due to the lender with each payment. Also on April 14, 2025, the Company issued two warrants (the “2025 WTI Warrants”) to purchase, at a price of $0.01 per share (subject to certain limitations and adjustment), up to an aggregate total of 495,074 shares of Common Stock, as of the date of issuance and June 30, 2025 (subject to future adjustments to the number and type of shares pursuant to the 2025 WTI Warrants), to the WTI Holders. Each of the 2025 WTI Warrants is exercisable through March 31, 2035. For further information on the 2025 WTI Warrants, refer to Note 10. Warrants.
On May 15, 2025, the Company issued the second tranche of Convertible Debentures with a principal amount of $10,000 in accordance with the Securities Purchase Agreement. The second tranche resulted in gross proceeds to the Company of approximately $9,000, representing an original issue discount of 10% and is scheduled to be repaid in eleven monthly payments with a 5% payment premium due to the lender with each payment. There is no contractual interest associated with amounts outstanding for the Convertible Debentures for the three and six months ended June 30, 2025 (Successor).
On June 4, 2025, the Company entered into an amendment to the Securities Purchase Agreement. The amendment changed the share conversion price to the lessor of: a) $10.00 per share of Common Stock, subject to downward assessment on two reset dates (October 14, 2025, and January 14, 2026) or b) the greater of (i) the average volume-weighted average price (“VWAP”) for the ten trading days prior to the two reset dates and (ii) $2.00, subject to adjustments for stock splits or combinations.
During the three and six months ended June 30, 2025 (Successor), the Company issued 473,825 shares of its Common Stock pursuant to the SEPA in payment of $2,335 of principal and $117 of payment premium of the Convertible Debentures. For further information on this conversion, see Note 11. Stockholders’ Equity. During

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
the three and six months ended June 30, 2025 (Successor), the Company made cash payments toward the outstanding loan balance totaling $834 of principal and $42 of payment premium.
Interest expense on this facility was as follows:

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Interest attributable to amortization of issuance costs	1,701	—	1,701	—
Total interest expense	$1,701	$—	$1,701	$—

Term Convertible Notes
Accelsius entered into unsecured convertible notes with various other parties (the “Term Convertible Notes”) for a total principal amount of $7,750. As of June 30, 2025, $2,750 of agreements were executed and $2,450 of proceeds had been received. The Term Convertible Notes have a stated maturity date of December 31, 2026 and bear interest at the annual applicable federal rate published by the Internal Revenue Service.
The Term Convertible Notes, which are subordinated to the WTI Facility, are convertible at the option of the lenders, starting January 2, 2026, for all amounts due under the notes at the time of conversion, into Accelsius’ Series A Units at a price per unit equal to $12.175. For as long as any portion of the WTI Facility remains outstanding, the lenders will not demand payment related to this Term Convertible Notes, unless they convert the debt into equity.
The interest expense on the Term Convertible Notes was $1 for the three and six months ended June 30, 2025 (Successor).
Related Party Convertible Notes
On June 26, 2025, Accelsius entered into an unsecured Convertible Promissory Note (“CPN”) with a related party lender. The maximum principal amount under the CPN is $3,000, issuable in three equal draws, upon the request of Accelsius and subject to the related party’s sole discretion. Accelsius received the first draw amounting to $1,000 on June 27, 2025. The CPN has a stated interest rate of 15% and Accelsius is required to pay a loan fee (“Loan Fee”) of $35 upon maturity, repayment or conversion of this note.
The CPN is convertible at the option of the related party lender for all amounts due under the Convertible Note, including the Loan Fee, into either preferred units of Accelsius at a price equal to 80% of the next funding round price if Accelsius raises at least $5,000 from unaffiliated investors, or into common units of Accelsius, if no such funding round occurs before the maturity date, with unit pricing of common units determined by an independent valuation firm.
The CPN has a maturity date of December 31, 2025; is subordinated to the WTI Facility and the Convertible Debentures; and each of the WTI Lenders and Yorkville have been granted certain rights under the CPN. The CPN related party lender will not demand payment of this note, for so long as any portion of the WTI Facility or Convertible Debentures remains outstanding. Furthermore, pursuant to a Side Letter, dated June 26, 2025, by and among the Company, Innventure LLC, Accelsius and the related party, until such time as the CPN is either repaid in full or converted into equity of Accelsius, the Company will not seek repayment of any portion of that certain Loan and Security Agreement between Innventure LLC and Accelsius, dated as of March 30, 2023 (subject to certain exceptions).
Accelsius also entered into unsecured convertible notes (“Related Party Term Convertible Notes”, together with the CPN, the “Related Party Convertible Notes”) with certain investors deemed to be Related Parties (as defined in the Company’s Related Party Transactions Policy) for a total principal amount of $4,250. Proceeds of $3,000 from the Related Party Term Convertible Notes were received as of June 30, 2025. The Related Party Term Convertible Notes have a stated maturity date of December 31, 2026 and bear interest at the annual applicable federal rate published by the Internal Revenue Service.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
The Related Party Term Convertible Notes, which are are subordinated to the WTI Facility, are convertible at the option of the lenders, starting January 2, 2026, for all amounts due under the notes at the time of conversion, into Accelsius’ Series A Units at a price per unit equal to $12.175. For as long as any portion of the WTI Facility remains outstanding, the Related Party Term Convertible Notes lenders will not demand payment related to the Related Party Term Convertible Notes, unless they convert the debt into equity.
The interest expense on Related Party Convertible Notes, including the amortization of the loan fee, was $3 for the three and six months ended June 30, 2025 (Successor).
Note 6. Inventories, net

	June 30, 2025	December 31, 2024
Raw materials	$3,560	$2,974
Work in process	26	50
Finished goods	3,034	2,154
Total inventories	$6,620	$5,178

Note 7. Property, Plant and Equipment

	June 30, 2025	December 31, 2024
Leasehold improvements	$887	$548
Machinery & equipment	1,524	664
Computers & office equipment	14	14
Construction in progress	—	266
Property, plant and equipment, gross	2,425	1,492
Less: Accumulated depreciation	(453)	(78)
Property, plant and equipment, net	$1,972	$1,414

Note 8. Goodwill and Intangible Assets
Goodwill

Balance as of December 31, 2024	$667,936
Impairment	(346,557)
Other	2,084
Balance as of June 30, 2025	$323,463

In addition to annual impairment testing of goodwill, which is performed in the fourth quarter of each fiscal year, the Company continuously monitors for events and circumstances that could negatively impact the key assumptions used in determining fair value and therefore would require interim impairment testing, including long-term revenue growth projections, profitability, discount rates, volatility in the Company’s market capitalization and general industry, market and macroeconomic conditions. During the three and six months ended June 30, 2025 (Successor), the Company recorded $113,344 and $346,557 non-deductible, non-cash goodwill impairment charges, respectively, within the condensed consolidated statements of operations and comprehensive income (loss) due to sustained decreases in the Company’s publicly quoted share price and market capitalization, which were, at least in part, sensitive to the general downward volatility experienced in the stock market in late February 2025 through April 2025. The Company’s stock price had not yet recovered as of June 30, 2025.
The Company’s June 30, 2025 and March 31, 2025 goodwill impairment testing was performed using the income approach via a discounted cash flow model. The income approach estimates fair value by converting future cash flows to a current amount on the measurement date after taking into consideration marketplace conditions. Assumptions including discount rate and estimated future cash flows had a significant impact to the estimated fair value of the reporting unit. These fair values are Level 3 assets in the fair value hierarchy.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
In the event there are further adverse changes in the Company’s projected cash flows or further changes in key assumptions, including but not limited to an increase in the discount rate and further decline in the Company’s stock price, the Company may be required to record additional non-cash impairment charges to goodwill. Such non-cash charges could have a material adverse effect on the Company’s condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated balance sheets in the reporting period of the charge.
Other intangible assets, net

	June 30, 2025				December 31, 2024
Intangible Asset	Weighted-Average Amortization Period Remaining (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	15.3	17,800	(833)	16,967	17,800	$(277)	$17,523
Customer relationships	2.3	4,600	(1,149)	3,451	4,600	$(382)	$4,218
Developed technology	8.5	165,100	(14,198)	150,902	165,100	$(4,718)	$160,382
Other finite-lived intangible assets	2.4	30	(5)	25	30	—	$30
Total intangible assets		$187,530	$(16,185)	$171,345	$187,530	$(5,377)	$182,153

Amortization expense of $5,405 and $10,808 was recognized for the three and six months ended June 30, 2025 (Successor), respectively, and is recorded within Cost of sales, General and administrative and Research and development on the condensed consolidated statements of operations and comprehensive income (loss).
Estimated future amortization expense is as follows:

Amortization Expense
2025 (excluding the first six months of fiscal year 2025)	$10,808
2026	21,616
2027	21,234
2028	20,073
2029	18,853
2030 and thereafter	78,761
Total	$171,345

Note 9. Earnout Shares
As further discussed in our 2024 Annual Report, upon Closing of the Business Combination, 5,000,000 “Company Earnout Shares” were contingently issuable and 344,828 “Sponsor Earnout Shares” were issued subject to clawback provisions. The Company Earnout Shares and the Sponsor Earnout Shares are collectively referred to as the “Earnout Shares” and are subject to certain vesting provisions.
On January 7, 2025, a total of 344,828 Sponsor Earnout Shares fully vested and were no longer subject to contingencies as the Company’s public stock price had surpassed $11.50 for twenty consecutive days, thereby fulfilling the vesting provision for the Sponsor Earnout Shares. These vesting conditions were not effective on the Company Earnout Shares until 6 months following the Business Combination.
On January 8, 2025, the Company’s Board of Directors formally recognized the creation of the Refinity subsidiary, thereby meeting the milestone two conditions for the Company Earnout Shares. As such, 2,000,000 shares of Common Stock were issued on February 4, 2025 as a result of the satisfaction of the milestone.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
The Earnout Shares related to milestone three are liability classified and were fair valued at $4,370 and $14,752 as of June 30, 2025 and December 31, 2024, respectively. The Company recognized a gain of $3,100 and $9,509 in Change in fair value of financial liabilities on the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2025 (Successor), respectively.
Note 10. Warrants

	Number of Public Warrants	Number of Private Warrants	Number of 2024 WTI Warrants	Number of 2025 WTI Warrants
Outstanding, December 31, 2024 (Successor)	11,240,688	7,146,000	2	—
Exercised	—	—	—	—
Issued	—	—	—	2
Outstanding, June 30, 2025 (Successor)	11,240,688	7,146,000	2	2

There were no warrants outstanding during the three and six months ended June 30, 2024 (Predecessor).
Public Warrants
The Company’s equity-classified public warrants expire on October 2, 2029 or earlier upon redemption or liquidation and are exercisable for $11.50 per share.
Private Placement Warrants
The Company’s liability-classified private placement warrants are measured at fair value based on the price of the public warrants (Level 2 fair value measurement). The private placement warrants will expire on October 2, 2029 or earlier upon redemption or liquidation and are exercisable for $11.50 per share. As of June 30, 2025 (Successor) and December 31, 2024 (Predecessor), the fair value of the private placement warrants is $7,146 and $16,793, respectively, and is presented as a current liability in the condensed consolidated balance sheets. For the three and six months ended June 30, 2025 (Successor), the Company recognized a gain of $3,507 and $9,647, respectively, in Change in fair value of financial liabilities on the condensed consolidated statements of operations and comprehensive income (loss).
WTI Warrants
On October 22, 2024, in connection with the WTI Facility, the Company issued warrants (the “2024 WTI Warrants”) to the WTI Lenders. The 2024 WTI Warrants are considered freestanding financial instruments and are recorded at fair value on the condensed consolidated balance sheets as a warrant liability in the amount of $12,450 and $17,230 as of June 30, 2025 (Successor) and December 31, 2024 (Predecessor), respectively. For the three and six months ended June 30, 2025 (Successor), the Company recognized a gain of $900 and $4,780, respectively, in change in fair value of financial liabilities on the condensed consolidated statements of operations and comprehensive income (loss). The 2024 WTI Warrants expire on March 31, 2035. See Note 4. Fair Value for details on the valuation.
On April 14, 2025, the Company issued the 2025 WTI Warrants to purchase, at a price of $0.01 per share (subject to certain limitations and adjustment), up to an aggregate total of 495,074 shares of Common Stock, as of the date of issuance and June 30, 2025 (subject to future adjustments to the number and type of shares pursuant to the 2025 WTI Warrants), to the WTI Holders. Each of the 2025 WTI Warrants is exercisable through March 31, 2035, with additional customary rights and protections. The 2025 WTI Warrants were issued to the WTI Holders in conjunction with the first issuance of the Convertible Debentures. The 2025 WTI Warrants serve as consideration for certain provisions under the Consent. The Company recognized the related warrant liability at fair value at an amount of $3,090 at the time of issuance. The 2025 WTI Warrants are recorded at fair value on the condensed consolidated balance sheets in the amount of $3,400 as of June 30, 2025 (Successor). For the

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
three and six months ended June 30, 2025 (Successor), the Company recognized a loss of $310, in the change in fair value of financial liabilities on the condensed consolidated statements of operations and comprehensive income (loss). The 2025 WTI Warrants expire on March 31, 2035. See Note 4. Fair Value for details on the valuation.
Note 11. Stockholders’ Equity
For periods prior to the Business Combination on October 2, 2024, the Predecessor had Class B Preferred Units, Class B-1 Preferred Units, Class A Units and Class C Units issued and outstanding. In connection with the Business Combination, the Successor acquired all membership interests that were in existence for the Predecessor.
Preferred Stock
The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share.
Series B Preferred Stock
As of June 30, 2025, 3,000,000 shares of the authorized preferred stock are designated as Series B preferred stock, $0.0001 par value per share (“Series B Preferred Stock”).
Series B Preferred Stock is entitled to an 8% annual rate dividend. On March 19, 2025, the Company distributed 21,808 shares of Series B Preferred Stock to represent $218 in cumulative dividends for Series B Preferred Stock, covering the period from the initial issue date, as defined in the certificate of designation of Series B Preferred Stock, to December 31, 2024, as a payment in kind at the specified rate. During the three and six months ended June 30, 2025 (Successor), the holders of Series B Preferred Stock exercised their conversion right and converted 1,085,664 shares of Series B Preferred Stock for 2,164,673 shares of Common Stock. Upon conversion, all the converted Series B Preferred Stock shares were canceled and retired.
As a result, the Company had a total of 33,144 shares of Series B Preferred Stock issued and outstanding as of June 30, 2025. As of June 30, 2025, the Company accrued $20 for the 8% dividend in the Obligation to issue equity on the condensed consolidated balance sheets.
Series C Preferred Stock
As of June 30, 2025, 5,000,000 shares of the authorized preferred stock are designated as series C preferred stock, $0.0001 par value per share (the “Series C Preferred Stock”). On March 24, 2025, Innventure issued 2,885,848 shares of Series C Preferred Stock at the original issue price for a total amount of $28,858. The consideration received by the Company was in the form of cash, services rendered and the cancellation of related party debt. During the three and six months ended June 30, 2025 (Successor), the holders of Series C Preferred Stock exercised their conversion right and converted 2,735,848 shares of Series C Preferred Stock for 5,471,696 shares of Common Stock. Upon conversion, all the converted Series C Preferred Stock shares were canceled and retired.
The Series C Preferred Stock is subject to similar terms and conditions as the Series B Preferred Stock. The Company had a total of 150,000 shares of Series C Preferred Stock issued and outstanding as of June 30, 2025. As of June 30, 2025, the Company accrued $32 for the 8% dividend in the Obligation to issue equity on the condensed consolidated balance sheets.
Common Stock
The Company is authorized to issue 250,000,000 shares of Common Stock with a par value of $0.0001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share. As of June 30, 2025 there were 55,221,494 shares of Common Stock issued and outstanding.
Standby Equity Purchase Agreement
In October 2023, we entered into the SEPA with Yorkville. This agreement became effective concurrently with the Business Combination.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $75,000 of Common Stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on the Closing and continuing for a term of 3 years.
The SEPA will automatically terminate on the earlier to occur of (i) November 01, 2027 and (ii) the date on which Yorkville shall have made payment of advances pursuant to the SEPA for Common Stock equal to the commitment amount of $75,000.
Pursuant to the SEPA, the Company issued 473,825 shares of Common Stock to the investors as repayments under the Convertible Debentures referenced in Note 5. Borrowings during the three and six months ended June 30, 2025 (Successor).
For the three and six months ended June 30, 2025 (Successor), in addition to the Common Stock issuances pursuant to the SEPA made in repayment towards the Convertible Debentures noted above, the Company sold nil and 73,993 shares of Common Stock under the SEPA, raising $— and $931 in cash proceeds, respectively, which is classified within Issuance of common shares, net of issuance costs in the condensed consolidated statements of changes in mezzanine and stockholders’ equity (deficit). As of June 30, 2025, the maximum remaining availability under the SEPA is approximately $70,000.
Service Provider Shares
In December 2023, the Company entered into an agreement to receive financial advisory services in exchange for equity. Upon Closing of the Business Combination, the Company became liable for $441 of Common Stock divided by the conversion price of $10.87, resulting in 40,552 shares. In connection with the closing of the WTI Facility mentioned in Note 5. Borrowings, the Company became liable for $500 worth of Common Stock calculated as the VWAP of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding November 15, 2024, $11.13, for a total of 44,919 shares. On February 3, 2025, the Company has issued the aggregate 85,471 shares of Common Stock for services rendered.
In October 2023, the Company entered into an agreement to receive financial advisory services in exchange for equity. Upon Closing of the Business Combination, the Company was obligated to pay a success fee in cash in an amount of $600 and equity success fee in $3,000 of Series C Preferred Stock at $10.00 per share. On March 24, 2025, the Company issued the 300,000 shares of Series C Preferred Stock for services rendered.
Note 12. Stock-based Compensation
2024 Equity and Incentive Compensation Plan
Restricted Stock Units
On June 25, 2025, the Company issued 111,525 restricted stock units (“RSUs”) to five directors pursuant to the Innventure Non-Management Director Compensation Plan . The RSUs had a grant date fair value of $600 based on a fair value per unit of $5.38. The fair value of RSUs is determined based on the closing market price of the Company’s Common Stock at the date of the grant.
During the three and six months ended June 30, 2025 (Successor), the Company recognized compensation costs related to the RSUs of $6,979 and $10,895, respectively, in the condensed consolidated statements of operations and comprehensive income (loss). As of June 30, 2025, the Company had $12,946 in stock-based compensation expense remaining to be recognized over approximately 1.4 years.
Stock Options
On February 26, 2025, the Company issued 140,000 stock options to two independent contractors. The stock options were granted with an exercise price of $8.84. Using the Black-Scholes option pricing model, the estimated grant date fair value of stock options was $4.97 per option based on an expected volatility of 56%, an expected option term of approximately 5.9 years, and risk-free rate of return of 4.06%. The stock options have a maximum contractual life of 10 years from the grant date.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
During the three and six months ended June 30, 2025 (Successor), the Company recognized compensation costs related to the stock options of $1,515 and $2,541, respectively, in the condensed consolidated statements of operations and comprehensive income (loss). As of June 30, 2025, the Company had $4,217 in compensation expense remaining to be recognized over approximately 1.6 years.
Stock Appreciation Rights
In 2024, the Company issued 30,000 cash-settled stock appreciation rights (“SARs”) which were recognized at their fair value as of the date of the grant. These SARs entitle participants to cash equal to the value of the appreciation in Accelsius’ stock price over the base price established of $12.175. These cash-settled SARs are liability classified and are revalued at each reporting period. The SARs were valued as of June 30, 2025 using the Black-Scholes option-pricing model based on an expected volatility of 80%, an expected term of approximately 1.5 years, and risk-free rate of return of 4%. The Company recognized a decrease in compensation expense in the amount of $244 and $693 in relation to the change in fair value of the cash-settled SARs for the three and six months ended June 30, 2025 (Successor), respectively.
On June 25, 2025, the SARs agreements were amended. Under these amendments, any payments by the Company to the participants shall be made in the form of shares of Common Stock and the maximum number of shares of Common Stock that may be issued pursuant to the SAR Agreements shall be 4,000,000.
Subsidiary Equity Plan
Accelsius Subsidiary Equity Plan
During the three and six months ended June 30, 2025 (Successor), there were 133,000 Class C units granted under the Accelsius Subsidiary Equity Plan, with a grant date fair value per share of $20.75. During the three and six months ended June 30, 2024 (Predecessor), there were nil and 110,000 Class C units granted, respectively, with a grant date fair value per unit of $— and $4.41, respectively.
The Company recognized compensation costs related to the Accelsius Subsidiary Equity Plan of $912 and $1,810 for the three and six months ended June 30, 2025 (Successor) and $248 and $593 for the three and six months ended June 30, 2024 (Predecessor), respectively, in the condensed consolidated statements of operations and comprehensive income (loss). As of June 30, 2025, the Company had $8,457 in unit-based compensation expense remaining to be recognized over approximately 2.21 years.
Note 13. Income Taxes
During the three and six months ended June 30, 2025 (Successor), the Company recognized income tax benefits of $2,220 and $3,619, respectively. During the three and six months ended June 30, 2024 (Predecessor), no income tax provision or expense was recorded.
For interim tax reporting, the Company estimated one single effective tax rate for tax jurisdictions not subject to a valuation allowance, which is applied to the year-to-date pre-tax book loss. Tax effects of significant unusual or infrequently occurring items are excluded from the estimated annual effective tax rate calculation and recognized in the interim period in which they occur. The effective tax rate for the three and six months ended June 30, 2025 (Successor) was a benefit of 1.58% and 0.92%, respectively, driven primarily by the impact of the goodwill impairment, which is not deductible for tax purposes.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. We are currently assessing its impact on our consolidated financial statements.
Note 14. Net Loss Per Share
The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common shares and participating securities based upon their

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common shares and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of Series B Preferred Stock, Series C Preferred Stock, 2024 WTI Warrants and 2025 WTI Warrants, which are determined to be participating securities, do not have a contractual obligation to fund losses, undistributed net losses are not allocated to them for purposes of the loss per share calculation.
Given the historical structure of the Predecessor, the Company determined that the calculation of earnings per membership unit results in values that are not a valuable metric to users of these consolidated financial statements. Therefore, earnings per share (“EPS”) information is omitted for the Predecessor periods. Presented in the table below is a reconciliation of the numerator and denominator for the EPS calculations for the three and six months ended June 30, 2025 (Successor):

	Three months ended June 30, 2025	Six months ended June 30, 2025
Numerator:
Net loss attributable to Innventure, Inc., shareholders	$(84,227)	$(227,224)
Less: Cumulative earnings to participating securities	37	42
Undistributed loss for participating securities	(84,264)	(227,266)
Less: Undistributed loss attributable to participating securities	—	—
Net loss attributable to common shareholders, basic and diluted	$(84,264)	$(227,266)

Denominator:
Weighted average number of units outstanding, basic and diluted	52,546,491	49,417,092
Net loss per share attributable to common shareholders, basic and diluted	$(1.60)	$(4.60)

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive.
The following table presents the potential Common Stock outstanding that was excluded from the computation of diluted net loss per share of Common Stock for the periods presented because including them would have been antidilutive:

	Three months ended June 30, 2025	Six months ended June 30, 2025
Public warrants	11,240,688	11,240,688
Private placement warrants	7,146,000	7,146,000
2024 WTI Warrants	1,000,000	1,000,000
Convertible Debentures	2,817,200	2,817,200
2025 WTI Warrants	495,074	495,074
Series B Preferred Stock	41,762	26,516
Series C Preferred Stock	189,000	194,062
Share options	1,596,702	1,596,702
RSUs	2,148,001	2,148,001
SARs	320,000	320,000

Note 15. Related Party Transactions
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates, including short-term notes with three separate related parties which were settled on March 20, 2025. In addition, the Company issued a convertible note to the ESG Fund pursuant to the Amended and Restated Series I Convertible Note Purchase Agreement, dated as of June 2, 2023, by and among Accelsius, ESG Fund, and the other parties

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
thereto, which was converted during the three months ended March 31, 2024. During the three months ended June 30, 2025 (Successor), the Company entered into the Related Party Convertible Notes with various related parties, including other lenders.
Transactions with Directors
As more fully described in Note 12. Stock-based Compensation, the Company issued various equity awards to related parties throughout 2024. On December 9, 2024, the Company issued 1,246,722 RSUs with a grant date fair value of $15,210 and 590,163 stock options with a grant date fair value of $3,913 to a cumulative of eight directors. On December 31, 2024, the Company issued 200,000 SARs with a grant date fair value of $7,820 to four directors and former directors. On March 22, 2024, the Company issued 100,000 Class C Units with a grant date fair value of $441 to one director under the Accelsius Subsidiary Equity Plan. Additionally, on June 25, 2025, the Company issued 111,525 RSUs with a grant date fair value of $600 to five directors pursuant to the Innventure Non-Management Director Compensation Plan.
Transactions with the ESG Fund
As more fully described in Note 2. Accounting Policies in our 2024 Annual Report, the Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the ESG Fund. Management fees earned from the ESG Fund were $195 and $391 for the three and six months ended June 30, 2025 (Successor), respectively, and $196 and $393 for the three and six months ended June 30, 2024 (Predecessor), respectively, which is recorded as Revenue in the condensed consolidated statements of operations and comprehensive income (loss).
In March 2021, the Company entered into a purchase option agreement with the ESG Fund to sell 145,161 shares of PureCycle Technologies, Inc. (“PCT”) common stock with an exercise price of $1. The option period would have expired on July 22, 2024 and the Company measured the derivative liability at fair value, as further described in Note 4. Fair Value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the ESG Fund was derecognized as a result of the Business Combination.
Transactions with AeroFlexx
On March 24, 2025, the Company issued 578,294 shares of Series C Preferred Stock to settle AeroFlexx’s debt with a related party. The Company considers the stock issuance to be an investment in AeroFlexx of $5,783 which was recorded in Investments on the condensed consolidated balance sheets.
Note 16. Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 prepayment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of June 30, 2025 (Successor) and December 31, 2024 (Predecessor), there was no principal outstanding under the guaranty.
Patent Agreement Contingent Fees
In 2022, the Company entered into two agreements with an MNC to purchase in-process research and development consisting of patents, technology, and knowledge transfer related to cooling technology for critical electronic equipment in a transaction that was determined to be an asset acquisition.
On June 30, 2025, Accelsius entered into an amended and restated agreement with a certain MNC. The amended agreement modifies several terms and notably (a) eliminates revenue-based royalty payments, (b) extends the due dates for fixed installment payments, (c) modifies and reduces the buy-out fee payable to the MNC in lieu of future installment payments upon certain events such as an assignment of the agreement or a capital event

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
(including a change of control or initial public offering), at the option of either the MNC or Accelsius, and (d) eliminates Accelsius’s ability to unilaterally terminate the agreement upon the occurrence of certain events (other than a material breach) and provides the MNC with certain limited information rights related to the equity ownership of Accelsius.
Under the terms of the agreements, the Company is required to make fixed installment payments, as disclosed below, for each year of the agreement through December 31, 2040.

Years Ending December 31,	Amount
2025 (excluding the first six months of fiscal year 2025)	$700
2026	825
2027	825
2028	825
2029	825
Thereafter	9,075
Total	$13,075

License and Royalty Commitments
On December 12, 2024, the Company entered into a license agreement with a third party to obtain exclusive rights to use certain know-how, patents, and data relating to processes for the gasification of plastic waste (the “Gasification Technology”). Ownership of the Gasification Technology will transfer to the Company for a fee of $500 contingent upon achievement of a commercial milestone, which is not yet probable.
The Company is committed to pay a semi-annual fee of $65 until ownership transfers or the Gasification Technology is no longer licensed, which is accrued on a monthly basis. During the three and six months ended June 30, 2025 (Successor), $65 and $33, respectively, related to the Gasification Technology was recognized within General and administrative expense in the condensed consolidated statements of operations and comprehensive income (loss).
The Company is committed to pay annual royalties based on Refinity-related gross sales and licensing revenue starting in 2025. For the three and six months ended June 30, 2025 (Successor), no royalty payments were made to the third party.
Framework Agreement
On January 22, 2025, Refinity entered into the Framework Agreement (“Framework Agreement”) with a third party to obtain research services focusing on the further development and optimization of the Gasification Technology.
Refinity agreed to pay a minimum fee of €2,000 for the period beginning January 22, 2025 and ending April 30, 2026 (“Year 1”), and €3,000 for the period beginning May 1, 2026 and ending April 30, 2027 (“Year 2”); provided that, if the third party is unable to provide all of the services contemplated to be provided during Year 1 due to its resource constrains, any unused portion of the minimum fee for Year 1 will be deferred to Year 2 and added to the Year 2 minimum fee. Expenses for services from contracts under the Framework Agreement are recognized as incurred and are applied to the minimum fee. During the three and six months ended June 30, 2025 (Successor), Refinity incurred €425 and €516, respectively, of service expenses toward the Year 1 minimum fee. After currency conversion, Refinity incurred $526 and $619, respectively, toward the Year 1 minimum fee during the three and six months ended June 30, 2025 (Successor). Additionally, during the three and six months ended June 30, 2025 (Successor), Refinity made payments of $302 on costs incurred as a part of the Year 1 minimum fee.
Note 17. Business Segment Data
The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) of the Company. The CODM makes operating decisions, allocates resources and assesses performance based on review of historical and potential future product sales, operating expenses, and net income (loss).

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
Based on the information utilized by the CODM to operate the Company, there is one operating segment and reportable segment, Technology. The Technology segment includes the business activities of Accelsius, a consolidated subsidiary focused on development and manufacture of data center cooling products. Other components of the Company’s consolidated information primarily include operations relating to the original platform business, service activities, Refinity, and equity method investment activities (“Other”).
The following table presents information about the Company’s Technology segment for the three and six months ended June 30, 2025 (Successor) and the three and six months ended June 30, 2024 (Predecessor). The information includes the significant expense categories and amounts regularly provided to the CODM for the reportable segment, which may reflect a different presentation than amounts presented elsewhere in the condensed consolidated financial statements. Inter-segment transactions are not eliminated from segment results when management considers those transactions in assessing the results of the Technology segment.

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Revenue	$254	$—	$255	$—
Interest income	—	—	4	—

Cost of sales	$2,861	$—	$3,045	$—
Employee costs	3,517	2,701	7,804	5,330
Facilities, equipment & supplies	80	181	461	399
General and administrative	840	143	3,235	286
Outside services	501	175	809	412
Research and development	3,678	690	8,023	1,343
Sales and marketing	148	194	432	357
Depreciation expense *	156	64	301	69
Interest expense	190	55	317	491
Income tax expense (benefit)	(2,645)	—	(4,104)	—
Goodwill impairment	113,344	—	346,557	—
Other **	91	106	195	1,750
Total Expenses	$122,761	$4,309	$367,075	$10,437

Net Loss	$(122,507)	$(4,309)	$(366,816)	$(10,437)

*	Represents depreciation expense not already included in Cost of sales.
**	Other - change in fair value of financial liabilities, loss on conversion of promissory notes, travel and other miscellaneous expenses.
The following table reconciles the reportable segment to amounts reflected in our condensed consolidated financial statements.

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Revenues:
Technology	$254	$—	$255	$—
Other	249	250	499	501
Elimination of management services provided to Technology	(27)	(27)	(54)	(54)
Consolidated Revenues	$476	$223	$700	$447

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)

	Three months ended		Six months ended
	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)	June 30, 2025 (Successor)	June 30, 2024 (Predecessor)
Interest Expense:
Technology	$190	$55	$317	$491
Other	2,747	44	4,382	99
Consolidated Interest Expense	$2,937	$99	$4,699	$590

Interest Income:
Technology	$—	$—	$4	$—
Other	290	56	510	142
Consolidated Interest Income	$290	$56	$514	$142

Depreciation and Amortization Expense:
Technology	$5,629	$64	$11,177	$69
Other	5	—	5	—
Consolidated Depreciation and Amortization Expense	$5,634	$64	$11,182	$69

Net Loss:
Technology	$(122,508)	$(4,309)	$(366,817)	$(10,437)
Other	(18,767)	(7,005)	(28,132)	(8,403)
Consolidated Net Loss	$(141,275)	$(11,314)	$(394,949)	$(18,840)

Capital Expenditures:
Technology	$15	$66	$932	$706
Other	—	—	—	—
Consolidated Capital Expenditures	$15	$66	$932	$706

All long-lived assets are located entirely in the United States. Segment assets are not reviewed by the CODM and therefore are not disclosed.
Note 18. Subsequent Events
In connection with the preparation of the condensed consolidated financial statements and related disclosures for the period ended June 30, 2025, management has evaluated events through August 14, 2025, which is the date the condensed consolidated financial statements were available to be issued. Events occurring after June 30, 2025 are:
In July and August 2025, pursuant to the SEPA, the Company issued a total of 471,812 shares of Common Stock to Yorkville as repayments towards the Convertible Debentures referenced in Note 5. Borrowings. The repayments totaled $2,500, comprised of a principal amount of $2,381 and an $119 payment premium on the Convertible Debentures.
On July 1, 2025, the Company entered into a Term Convertible Note with a related party for a principal amount of $5,000, on substantially the same terms and conditions as the Term Convertible Notes referenced in Note 5. Borrowings, including the maturity and interest rate.
On July 19, 2025, the Company amended and restated the Accelsius Subsidiary Equity Plan. The Class C units available to be issued under the Accelsius Subsidiary Equity Plan was increased to 4,565,000.
On July 21, 2025, the Company authorized the issuance of an additional 915,000 Class C Units under the Accelsius Subsidiary Equity Plan.

Innventure, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited) (in thousands, except share or per share data)
In July and August 2025, the Company issued an aggregate 5,000 shares of Common Stock to a third party for services in respect of public relations and investor communications.
On August 12, 2025, Accelsius entered into unsecured convertible promissory notes with two parties, for an aggregate principal amount of $2,100. The unsecured convertible promissory notes bear interest at the rate of 6.5% per annum on the principal amount and is repayable on demand by the lenders on or after the two-year anniversary of the issuance date. However, the unsecured convertible promissory notes are subordinated in right of payment to the prior payment in full in cash or conversion, as applicable, of the WTI Facility, the Convertible Debentures, the Term Convertible Notes, the Related Party Convertible Notes and the indebtedness of Accelsius owed to Innventure LLC (together, the “Senior Indebtedness”) referenced in Note 5. Borrowings. Although the Company has the right to prepay these notes at any time without premium or penalty, the lenders will not demand repayment, and the Company will not repay the amounts due under these notes as long as any portion of the Senior Indebtedness remains outstanding.
The unsecured convertible promissory notes are automatically convertible, after the first future preferred equity issuance by Accelsius, raising at least $5,000 in gross cash proceeds from unaffiliated investors (the “Next Funding Round”), into the units of the same series sold in the Next Funding Round at a price per unit equal to 80% of the price per unit in such Next Funding Round. Concurrently with the conversion, the Company will issue warrants to the lenders exercisable for Accelsius’ units of the same series sold in the Next Funding Round. These warrants will be exercisable for 0.5 units for every 1 unit that is issued as part of the conversion. The exercise price for the warrants will be set at 120% of the price the units in the Next Funding Round are sold.
On August 14, 2025, the Board approved the accelerated vesting of 46,875 unvested Class C units, which were granted to a related party in 2024 pursuant to the Accelsius Subsidiary Equity Plan. The Company recognized the remaining stock-based compensation expense of $189 based on the acceleration.